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As filed with the Securities and Exchange Commission on February 5, 2018

Registration Statement No. 333-[    •    ]

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Heritage Commerce Corp
(Exact Name of Registrant as Specified in its Charter)

California (State or Other Jurisdiction of Incorporation or Organization)	6022 (Primary Standard Industrial Classification Code Number)	77-0469558 (I.R.S. Employer Identification Number)

150 Almaden Boulevard
San Jose, California 95113
(408) 947-6900
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Lawrence D. McGovern
Executive Vice President
Chief Financial Officer
150 Almaden Boulevard
San Jose, California 95113
(408) 947-6900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Mark A. Bonenfant, Esq. Buchalter A Professional Corporation 1000 Wilshire Boulevard, Suite 1500 Los Angeles, CA 90017 (213) 891-0700	David J. Gershon, Esq. Sheppard, Mullin, Richter & Hampton LLP Four Embarcadero Center, 17th Floor San Francisco, CA 94111 (415) 434-3947

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the merger described herein, and consummation of the merger.

           If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer", "accelerated filer", "small reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

           If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

  Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

  Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

Calculation of Registration Fee

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, no par value	1,982,818 shares	N/A	$32,777,844	$4,081

(1)
Based upon an estimate of the maximum number of the shares of common stock of Heritage Commerce Corp to be issued pursuant to the Agreement and Plan of Merger and Reorganization, dated as of December 20, 2017, among Heritage Commerce Corp, Heritage Bank of Commerce and Tri-Valley Bank based on (a) 39,062,712 shares of Tri-Valley Bank common stock outstanding, (b) 1,485,715 shares of Tri-Valley Bank common stock that may be issued upon the exercise of outstanding stock options, (c) 100% of the outstanding shares of Tri-Valley Bank common stock being cancelled and exchanged for shares of Heritage Commerce Corp common stock, and (d) an exchange ratio 0.0489 shares of Heritage Commerce Corp common stock for each share of Tri-Valley Bank common stock being exchanged for shares of Heritage Commerce Corp common stock. Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)
The proposed maximum aggregate offering price of the registrant's common stock was calculated based upon the market value of the shares of Tri-Valley Bank common stock (the securities to be cancelled in the merger) in accordance with Rules 457(c) and 457(f) under the Securities Act of 1933, as follows: the product of (i) $0.77, which is the average high and low prices reported for Tri-Valley Bank common stock on the OTC Market Group's OTC Pink market on January 29, 2018, which is within five business days prior to the date of filing this Registration Statement multiplied by (ii) 42,568,629 the estimated maximum number of the shares of Tri-Valley Bank common stock that may be exchanged for the merger consideration (including outstanding options and warrants exercisable for Tri-Valley Bank's common stock, on an as-converted basis).

           The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to the shares of Heritage Commerce Corp common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION DATED FEBRUARY 5, 2018

TRI-VALLEY BANK

To the Shareholders of Tri-Valley Bank:

          On December 20, 2017, Heritage Commerce Corp, which we refer to as Heritage, and its wholly owned subsidiary, Heritage Bank of Commerce, which we refer to as HBC, entered into an agreement and plan of reorganization and merger, which we refer to as the merger agreement, to acquire Tri-Valley Bank. If the required shareholder and regulatory approvals are obtained, all closing conditions are satisfied or waived and the merger is subsequently completed, Tri-Valley Bank will be merged with and into HBC, with HBC as the surviving bank, which we refer to as the merger.

          You are cordially invited to attend a special shareholders' meeting of Tri-Valley Bank, to be held at [    •    ] a.m., Pacific Time, on [    •    ], 2018 at 3160 Crow Canyon Rd., San Ramon, California 94583 in the fourth floor conference room. At the Tri-Valley Bank special shareholders' meeting, the Tri-Valley Bank shareholders will be asked to consider and vote upon a proposal to approve the merger agreement. Tri-Valley Bank cannot complete the proposed merger unless shareholders holding at least a majority of the Tri-Valley Bank shares of common stock vote to approve the merger agreement. This letter is accompanied by the attached proxy statement/prospectus, which the Tri-Valley Bank board of directors is providing to solicit your proxy to vote for the approval of the merger agreement.

          In the merger, each share of Tri-Valley Bank common stock (other than dissenting shares) will be converted into the right to receive 0.0489 shares of Heritage common stock, which we refer to as the per share exchange ratio, and each outstanding option to purchase shares of Tri-Valley Bank common stock, will be cancelled and the holder of the option will be entitled to receive cash equal to the excess over the exercise price per share, if any, of 0.0489 multiplied by the volume weighted average of the closing price for Heritage common stock for the twenty consecutive trading days ending on the fifth trading day immediately prior to the merger closing date. Based on the 20-day volume weighted average share price of Heritage common stock of $15.76 on December 19, 2017, the last trading date before the transaction was announced the total aggregate consideration for the merger is $31.6 million, inclusive of $0.6 million payable in cash to option holders, or an implied value of $0.77 per Tri-Valley Bank share. Tri-Valley Bank shareholders will receive cash in lieu of any fractional shares of Heritage common stock, without interest.

          Based on the closing price per share of Heritage common stock on [    •    ] [    •    ], 2018 (the most recent day for which information was available prior to the printing and mailing of this proxy statement/prospectus) the implied value of the merger consideration payable to holders of Tri-Valley Bank common stock was $[    •    ] per share. The value of the merger consideration will fluctuate based on the market price of Heritage common stock prior to the closing of the merger. Consequently, the value of the merger consideration will not be known at the time you vote on the proposal to approve the merger agreement.

          We expect the merger to be generally tax free to Tri-Valley Bank common stock shareholders for U.S. federal income tax purposes, except for cash received by Tri-Valley Bank shareholders in lieu of fractional Heritage shares and for Tri-Valley Bank shareholders who exercise their dissenters' rights with respect to the merger. In addition, the cash received for options or warrants will be taxable to the holders of such options and warrants.

          You should obtain current stock price quotations for Heritage common stock and Tri-Valley Bank common stock. Tri-Valley Bank common stock is traded on the OTC Market Group's OTC Pink market under the symbol "TRVB" and Heritage common stock is traded on the NASDAQ Global Select Market under the symbol "HTBK."

          Based on our reasons for the merger described in the accompanying document, our board of directors believes that the merger consideration is fair to the Tri-Valley Bank shareholders and in your best interests. Accordingly, the Tri-Valley Bank board of directors unanimously recommends that you vote "FOR" the approval of the merger agreement. The accompanying proxy statement/prospectus gives you detailed information about the Tri-Valley Bank special shareholders' meeting, the merger, the merger agreement and related matters. In addition to being a proxy statement of Tri-Valley Bank, this proxy statement/prospectus is the prospectus of Heritage for the shares of its common stock that will be issued to the Tri-Valley Bank shareholders in connection with the merger.

          Your vote is very important. To ensure your representation at the Tri-Valley Bank special shareholders' meeting, please complete, sign, date and return your proxy card in the enclosed envelope or submit your proxy by telephone or through the Internet pursuant to the instructions provided on the enclosed proxy card. Whether or not you expect to attend the Tri-Valley Bank special shareholders' meeting, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person at the Tri-Valley Bank special shareholders' meeting.

          You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the "Risk Factors" section beginning on page 19 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

Sincerely,
Arnold T. Grisham Chairman of the Board, President and Chief Executive Officer

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the Heritage common stock in connection with the merger or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

          The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

          The information contained in this proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies. The information contained in this proxy statement/prospectus regarding Tri-Valley Bank has been furnished by Tri-Valley Bank, and the information contained in this proxy statement/prospectus regarding Heritage has been furnished by Heritage.

          This proxy statement/prospectus is dated [    •    ] [    •    ], 2018 and is first being mailed to Tri-Valley Bank shareholders on or about [    •    ] [    •    ], 2018.

Tri-Valley Bank

3160 Crow Canyon Rd., Suite 160
San Ramon, California 94583
(925) 791-4365

Notice of Special Shareholders' Meeting
[    •    ],[    •    ] [    •    ], 2018

To the Shareholders of Tri-Valley Bank:

        Notice is hereby given that, pursuant to its bylaws and the call of its board of directors, the special shareholders' meeting of Tri-Valley Bank will be held at 3160 Crow Canyon Rd., San Ramon, California 94583 in the fourth floor conference room on [    •    ],[    •    ] [    •    ], 2018 at [    •    ] a.m., for the purpose of considering and voting upon the following matters:

        1.     Approval of the Merger Agreement and Merger.    To approve the Agreement and Plan of Merger and Reorganization, dated December 20, 2017, attached as Appendix A to the attached proxy statement/prospectus, providing for the merger of Tri-Valley Bank with and into Heritage Bank of Commerce, a wholly-owned subsidiary of Heritage Commerce Corp, and the transactions contemplated by the merger agreement, which we refer to as the merger proposal.

        2.     Adjournment.    To approve one or more adjournments of the special shareholders' meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal, which is referred to as the adjournment proposal.

        The board of directors of Tri-Valley Bank has fixed the close of business on [    •    ] [    •    ], 2018 as the record date for determining the shareholders entitled to notice of, and the right to vote at, the special shareholders' meeting.

        The merger is more fully described in the attached proxy statement/prospectus and in the merger agreement. The affirmative vote of shareholders holding at least a majority of the outstanding common stock of Tri-Valley Bank as of the record date is required to approve the merger and merger agreement. The affirmative vote of shareholders represented in person or by proxy at the special shareholders' meeting is required to approve the adjournment proposal.

        The directors and executive officers of Tri-Valley Bank owning an aggregate of 52.06% of the common stock as of the record date have agreed to vote their shares in favor of the merger.

        The Tri-Valley Bank board of directors has approved the merger agreement and the transactions contemplated therein and determined that the merger is in the best interests of Tri-Valley Bank and its shareholders, and unanimously recommends that shareholders vote "FOR" approval of the merger agreement and "FOR" approval of the proposal to adjourn the Tri-Valley Bank special shareholders' meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Tri-Valley Bank special shareholders' meeting to approve the merger agreement.

        Holders of Tri-Valley Bank common stock have the right to dissent from the merger and assert dissenters' rights, provided the requirements of California law governing dissenters' rights are followed. A copy of the provisions of the California General Corporation Law, which govern dissenters' rights, is attached as Appendix C to the accompanying proxy statement/prospectus.

        Your vote is very important.    Whether or not you plan to attend the special shareholders' meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope or submit your proxy by telephone or through the Internet pursuant to the instructions provided on the enclosed proxy card.

By Order of the Board of Directors
Daljit Hundal Corporate Secretary
Dated: [•] [•], 2018

REFERENCES TO ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about Heritage Commerce Corp documents that are not included in or delivered with this document. Tri-Valley Bank shareholders can obtain these documents through the website of the Securities and Exchange Commission, which we refer to as the SEC, at http://www.sec.gov, or by requesting them, free of charge, in writing or by telephone from Heritage Commerce Corp as follows:

Heritage Commerce Corp
150 Almaden Boulevard
San Jose, California 95113
Attention: Corporate Secretary
(408) 947-6900

        To obtain timely delivery of these documents, you must request the information no later than [    •    ] [    •    ], 2018 in order to receive them before the Tri-Valley Bank special shareholders' meeting.

 Tri-Valley Bank Shareholders

        If you are a Tri-Valley Bank shareholder and have questions about the issuance of shares of Heritage Commerce Corp common stock in connection with the merger or the Tri-Valley Bank special shareholders' meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the Tri-Valley Bank proxy solicitation, you may contact Marshall Griffin, at the following address or by telephone:

Tri-Valley Bank
3160 Crow Canyon Rd., Suite 160
San Ramon, California 94583
Attention: Marshall Griffin
(925) 791-4364

i

 List of Appendices

Agreement and Plan of Merger and Reorganization, dated December 20, 2017, by and among Heritage Commerce Corp, Heritage Bank of Commerce and Tri-Valley Bank	Appendix A
Fairness Opinion of FIG Partners	Appendix B
Excerpt from Chapter 13 of the California Corporations Code	Appendix C

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

        This question and answer summary highlights selected information contained in other sections of this proxy statement/prospectus. To understand the merger more fully, you should carefully read this entire proxy statement/prospectus, including all appendices. References in this Q&A section to "you" and "your" refer to holders of common stock of Tri-Valley Bank who are being asked to cast votes on the matters described herein. Additional important information is also contained in documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 87.

Q:  What am I being asked to vote on?

A:
Heritage Commerce Corp, which we refer to as Heritage, Heritage Bank of Commerce, which we refer to as HBC, and Tri-Valley Bank have entered into a merger agreement, pursuant to which Tri-Valley Bank will merge with and into HBC, a wholly owned subsidiary of Heritage, with HBC continuing as the surviving corporation, in a transaction which we refer to as the merger. As a result of the merger, each share of Tri-Valley common stock will be converted into the right to receive 0.0489 shares of Heritage common stock.

  Tri-Valley Bank shareholders are being asked to vote on the following proposals:

  •
  to approve the merger and to approve and adopt the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus, which is referred to as the merger proposal; and

  •
  to approve one or more adjournments of the special shareholders' meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal, which is referred to as the adjournment proposal.

  Shareholder approval of the Tri-Valley Bank merger proposal is required for completion of the merger. Tri-Valley Bank will transact no other business at the special shareholders' meeting.

Q:  What vote is required to approve each proposal at the special shareholders' meeting?

A:
Merger proposal: The affirmative vote of a majority of the issued and outstanding shares of Tri-Valley Bank common stock entitled to vote is required to approve the merger proposal.

  Adjournment proposal: Assuming a quorum is present, the affirmative vote of a majority of the shares of Tri-Valley Bank common stock represented (in person or by proxy) at the special shareholders' meeting and entitled to vote on the proposal is required to approve the adjournment proposal.

Q:  What does the Tri-Valley Bank board of directors recommend?

A:
After careful consideration, the Tri-Valley Bank board of directors unanimously recommends that shareholders vote "FOR" the merger proposal and "FOR" the adjournment proposal (if necessary or appropriate).

  You are urged to vote in favor of the merger by signing and returning the enclosed proxy as promptly as possible, or voting your proxy by phone or internet as promptly as possible, whether or not you plan to attend the special shareholders' meeting in person. If you submit a proxy and then decide to attend the meeting in person, you need not vote at the meeting unless you wish to change your proxy voting instructions. The proxy may be revoked at any time prior to its exercise.

Q:  Why am I receiving this proxy statement/prospectus?

A.
Tri-Valley Bank is sending these materials to its shareholders to help them decide how to vote their shares of Tri-Valley Bank common stock with respect to the merger and other matters to be considered at the special shareholders' meeting.

  The merger cannot be completed unless Tri-Valley Bank shareholders approve the merger and approve and adopt the merger agreement. At the special shareholders' meeting, Tri-Valley Bank shareholders will vote on the proposals necessary to complete the merger. Information about the special shareholders' meeting, the merger and the other business to be considered by shareholders at the meeting is contained in this proxy statement/prospectus.

  This proxy statement/prospectus constitutes both a proxy statement of Tri-Valley Bank and a prospectus of Heritage. It is a proxy statement because the board of directors of Tri-Valley Bank is soliciting proxies using this proxy statement/prospectus from its shareholders. It is a prospectus because Heritage, in connection with the merger, is offering shares of its common stock in exchange for outstanding shares of Tri-Valley Bank common stock in the merger.

Q:  Who is eligible to vote?

A:
Holders of Tri-Valley Bank common stock are eligible to vote their shares at the Tri-Valley Bank special shareholders' meeting if they were holders of record of those shares at the close of business on [    •    ] [    •    ], 2018 (the "record date").

Q:  What will happen if Tri-Valley Bank shareholders approve the merger?

A:
If the Tri-Valley Bank shareholders approve the merger, and other conditions set forth in the merger agreement are fulfilled, Tri-Valley Bank will merge with and into HBC. Tri-Valley Bank will cease to exist as a separate entity. Branch offices of Tri-Valley Bank will become branch offices of HBC.

  The directors and executive officers of Tri-Valley Bank owning an aggregate of 52.06% of the common stock outstanding as of the record date have agreed to vote their shares in favor of the merger. Any unexercised options or warrants held by these individuals as of the record date will not be eligible to vote with respect to the merger. The directors that hold options and warrants have agreed not to exercise their stock options and warrants prior to the effective date of the merger.

Q:  What will I receive in exchange for my Tri-Valley Bank shares in the merger?

A:
In the merger, each share of Tri-Valley Bank common stock will be converted into the right to receive 0.0489 shares of Heritage common stock, which we refer to as the per share exchange ratio. A Tri-Valley Bank shareholder will receive any whole shares of Heritage common stock such holder is entitled to receive and cash in lieu of any fractional shares of Heritage common stock, without interest.

Q:  Is the exchange ratio subject to adjustment based on changes in the price of Heritage and/or Tri-Valley Bank common stock?

A:
No. The exchange ratio of 0.0489 shares of Heritage common stock for each share of Tri-Valley Bank common stock is fixed and no adjustments to the exchange ratio will be made based on changes in the price of either Heritage or Tri-Valley Bank common stock prior to the completion of the merger. As a result of any such changes in stock price, the aggregate market value of the shares of Heritage common stock that a Tri-Valley Bank shareholder is entitled to receive at the time that the merger is completed could vary significantly from the value of such shares on the date of this proxy statement/prospectus, the date of the Tri-Valley Bank special shareholders' meeting or the date on which Tri-Valley Bank shareholders actually receive shares of Heritage common stock in the merger.

Q:  Will Tri-Valley Bank shareholders be able to trade the Heritage common stock that they receive in the merger?

A:
The Heritage common stock issued in the merger to Tri-Valley Bank shareholders will be listed on the NASDAQ Capital Global Select Market under the symbol "HTBK." Unless you are deemed an "affiliate" of Heritage, you may sell or transfer the shares of Heritage common stock you receive in the merger without restriction.

Q:  What happens to Tri-Valley Bank stock options in the merger?

A:
Each outstanding option to purchase shares of Tri-Valley Bank common stock, whether or not then vested and whether or not then exercisable, will be cancelled and the holder of the option will be entitled to receive, subject to any required tax withholding, an amount in cash, without interest, from Heritage equal to the excess over the exercise price per share, if any, of the per share exchange ratio multiplied by the volume weighted average of the closing price for shares of Heritage common stock as quoted on the NASDAQ Global Select Market for the twenty consecutive trading days ending on the fifth trading day immediately prior to the merger closing date.

Q:  What happens to Tri-Valley Bank warrants in the merger?

A:
A warrant to purchase 2,020,202 shares of Tri-Valley Bank common stock, held by one of Tri-Valley Bank's directors, will be cancelled and the holder of the warrant will be entitled to receive, subject to any required tax withholding, an amount in cash, without interest, from Heritage equal to $888,889, representing the excess of $0.77 over the exercise price of $0.33 per share.

Q:  What risks should I consider before I vote on the merger?

A:
Certain risks that you should consider in deciding how to vote on the merger are described in the section of this proxy statement/prospectus entitled "Risk Factors." You are urged to read that section, as well as the rest of this proxy statement/prospectus, before deciding how to vote.

Q:  What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special shareholders' meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible.

Q:  What happens if I do not return my proxy card?

A:
If you fail to execute and return your proxy card, it will have the same effect as voting against the merger, unless you vote in person at the meeting.

Q:  How do I vote?

A:
Holders of a valid proxy card should indicate on their proxy card how they want to vote. Sign and mail your proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the Tri-Valley Bank special shareholders' meeting. Alternatively, you may attend the meeting and vote in person.

  Giving a proxy means that a Tri-Valley Bank shareholder authorizes the persons named in the enclosed proxy card to vote its shares at the special shareholders' meeting in the manner it directs.

  •
  If you sign and send in your proxy card and do not indicate how you want to vote, your shares will be voted in favor of the merger and in favor of the adjournment proposal.

  •
  If you do not sign and send in your proxy card or you abstain from voting, it will have the same effect as voting your shares against the merger proposal and the adjournment proposal.

  •
  You may vote by phone using the toll-free number on your proxy card.

  •
  You may vote on the Internet by visiting the website shown on your proxy card.

  •
  You may attend the meeting and vote your shares in person, rather than voting by proxy.

Q:  If my shares are held in "street name" by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:
If your shares are held in "street name" in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Tri-Valley Bank or by voting in person at the special shareholders' meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee.

  Under the rules of the stock exchanges and other self-regulatory agencies, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the rules of the stock exchanges and other self-regulatory agencies determines to be "non-routine" without specific instructions from the beneficial owner. All proposals to be voted on at the special shareholders' meeting are "non-routine" matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

Q:  What if I abstain from voting or fail to instruct my broker?

A:
If you are a holder of Tri-Valley Bank common stock and you abstain from voting or fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, referred to as a broker non-vote, then the abstention or broker non-votes will be counted towards a quorum at the special shareholders' meeting, but it will have the same effect as a vote against approval of the merger proposal.

  Abstentions and broker non-votes of shares of Tri-Valley Bank common stock will not have any effect on the adjournment proposal, if the number of affirmative votes cast for the proposal is a majority of the votes cast and such votes constitute a majority of the quorum required to transact business at the special shareholders' meeting. However, if the number of affirmative votes cast for the adjournment proposal is a majority of the votes cast, but such votes do not constitute a majority of the quorum required to transact business at the special shareholders' meeting, then abstentions and broker non-votes will have the same effect as a vote against the merger proposal.

Q:  What will happen if I return my proxy or voting instruction card without indicating how to vote?

A:
If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, common stock represented by your proxy will be voted as recommended by the Tri-Valley Bank board of directors with respect to that proposal, including "FOR" the merger proposal, in which case you will be prohibited from asserting dissenters' rights, and "FOR" the adjournment Proposal.

Q:  May I change my vote after I have delivered my proxy or voting instruction card?

A:
You may change your vote at any time before your proxy is voted at the Tri-Valley Bank special shareholders' meeting. You may do this in one of the following ways:

•
by sending a notice of revocation to the corporate secretary of Tri-Valley Bank;

•
by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card; or

•
by sending a completed proxy card bearing a later date than your original proxy card.

  If you choose any of these methods, you must take the described action such that the notice, Internet vote or proxy card, as applicable, is received no later than the beginning of the special shareholders' meeting.

  You may also change your vote by attending the special shareholders' meeting and voting in person.

  If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q:  How do Tri-Valley Bank's directors plan to vote on the merger?

A:
The directors and executive officers of Tri-Valley Bank owning an aggregate of 52.06% of the common stock outstanding as of the record date have agreed to vote their shares in favor of the merger proposal.

Q:  What are the material United States federal income tax consequences of the merger to Tri-Valley Bank shareholders?

  The merger is intended to qualify, as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code. Based on the qualification of the merger as a "reorganization," Tri-Valley Bank shareholders generally will not recognize any gain or loss in connection with the merger, except with respect to the cash received instead of a fractional share of Heritage common stock. Tri-Valley Bank shareholders who exercise their dissenters' rights with respect to the merger generally will recognize taxable gain or loss.

  Tax matters are very complicated, and the tax consequences of the merger to a particular shareholder will depend in part on such shareholder's circumstances. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax consequences.

Q:  What happens if the merger is not completed?

A:
If the merger is not completed, Tri-Valley Bank shareholders will not receive any consideration for their shares of Tri-Valley Bank common stock in connection with the merger. Instead, Tri-Valley Bank will remain an independent bank and its common stock will continue to be quoted on the OTC Market Group's OTC Pink market. Under specified circumstances Tri-Valley Bank may be required to pay Heritage a fee with respect to the termination of the merger agreement, as described under the section entitled "The Merger Agreement—Termination; Termination Fee" beginning on page 73.

Q:  What do I do if I do not agree with the merger? Do I have dissenter's rights?

A:
If you do not agree with the merger, and if you do not vote in favor of it, and if you take certain other actions required by California law, you will have dissenter's rights under California law. Exercise of these rights will result in Tri-Valley Bank purchasing your shares at their "fair market value" as of the date of, and immediately prior to, the first public announcement of the merger as determined in accordance with California law. Please read the section entitled "The Merger—Dissenters' Rights of Tri-Valley Bank's Shareholders" beginning on page 56 and Appendix C for additional information.

Q:  Should I send in my certificates to Tri-Valley Bank or Heritage now?

A:
Please do not send in your Tri-Valley Bank stock certificates with your proxy to Tri-Valley Bank or Heritage. After the merger, an exchange agent designated by Heritage will send you instructions for exchanging your Tri-Valley Bank stock certificates for the merger consideration.

Q:  Who can help answer my other questions?

A:
If you want to ask any additional questions about the merger, you should contact Arnold Grisham, the President, Chairman and Chief Executive Officer of Tri-Valley Bank, 3160 Crow Canyon Rd., Suite 160, San Ramon, California, 94583, telephone (925) 791-4365.

SUMMARY

        This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer before you decide how to vote with respect to each of the proposals. In addition, we incorporate by reference important business and financial information about Heritage into this proxy statement/prospectus. For a description of this information and where you may obtain the information incorporated by reference into this proxy statement/prospectus without charge see "Where You Can Find More Information" beginning on page 87. Each item in this summary includes a page reference directing you to a more complete description of that item.

        Unless the context otherwise requires, throughout this proxy statement/prospectus, we refer to the proposed merger of Tri-Valley Bank with and into HBC as the "merger," and the agreement and plan of merger and reorganization, dated as of December 20, 2017, by and among Heritage, HBC and Tri-Valley Bank as the "merger agreement."

General

        This proxy statement/prospectus relates to the proposed merger of Tri-Valley Bank with and into HBC, a wholly owned subsidiary of Heritage. Unless the context otherwise requires, references to Heritage refer to Heritage and HBC on a consolidated basis.

        After the merger, the combination of Tri-Valley Bank and HBC would result in a community banking operation that would extend through the south and east of the San Francisco Bay area.

Parties to the Merger (pages 76 (Heritage) and 78 (Tri-Valley Bank))

  Heritage Commerce Corp
  150 Almaden Boulevard
  San Jose, California 95113
  (408) 947-6900

        Heritage is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is subject to the supervision and regulation by the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve. Heritage provides a wide range of banking services through HBC, its wholly-owned subsidiary. HBC is a California state-chartered bank headquartered in San Jose, California and has been conducting business since 1994. HBC is a multi-community independent bank that offers a full range of commercial banking services to small and medium-sized businesses and their owners, managers and employees. It operates through 11 full service branch offices located entirely in the southern and eastern regions of the general San Francisco Bay area of California in the counties of Santa Clara, Alameda, Contra Costa and San Benito. Its market includes the headquarters of a number of technology based companies in the region commonly known as "Silicon Valley." HBC is subject to supervision and regulation by the California Department of Business Oversight, the Federal Reserve and to a lesser extent by the Federal Deposit Insurance Corporation, which we refer to as the "FDIC". HBC's deposit accounts are insured up to applicable limits by the FDIC under its Deposit Insurance Fund. As of December 31, 2017, Heritage had consolidated total assets of approximately $2.84 billion, total loans of approximately $1.58 billion, total deposits of approximately $2.48 billion and shareholders' equity of approximately $271.4 million.

        On January 10, 2018 Heritage and HBC, entered into an agreement and plan of merger and reorganization with United American Bank, a California state-chartered commercial bank ("United American Bank"), pursuant to which Heritage will acquire United American Bank by merging United American Bank with and into HBC (the "UAB Merger"). HBC will survive the UAB Merger and will continue the commercial banking operations of the combined bank following the UAB Merger.

        United American Bank is a full-service California state-chartered commercial bank with branches in San Mateo, Redwood City, and Half Moon Bay, California and serves businesses and individuals primarily in the county of San Mateo, California. As of December 31, 2017, United American Bank had approximately $330.3 million in total assets, $225.9 million in net loans and $269.1 million in deposits. ATBancorp, a bank holding company headquartered in Dubuque, Iowa, which wholly-owns two separate bank subsidiaries, and owns approximately 83% of United American Bank's common stock and all of its preferred stock. ATBancorp is a party to the agreement and has agreed to vote all of its shares of United American Bank in favor of the transaction.

        Under the terms of the UAB Merger, shareholders of United American Bank will receive a fixed exchange ratio of 2.1644 shares of Heritage common stock for each share of United American Bank common stock and each common stock equivalent underlying the United American Bank Series D Preferred Stock and Series E Preferred Stock. Shareholders of the United American Bank Series A Preferred Stock and the Series B Preferred stock will receive $1,000 per share in cash. Based on Heritage's closing price of $15.65 per share of Heritage common stock on January 9, 2018, the penultimate trading date before the transaction was announced, the aggregate merger consideration to be received by holders of United American Bank common stock and common stock equivalents is valued at approximately $44.2 million or $33.87 for each of the United American Bank shares of common stock and common stock equivalents and the total transaction value (including the cash out of the Series A Preferred Stock and Series B Preferred Stock) is approximately $53.3 million. The exchange ratio is fixed and the aggregate and per share values of the merger consideration will fluctuate between the date of the agreement and the date that the merger is completed.

        As of December 31, 2017, on a pro forma consolidated basis following the mergers with Tri-Valley Bank and United American Bank with Heritage, the combined company will have approximately $3.3 billion in total assets, $1.9 billion in total loans, and $2.9 billion in total deposits.

        As of December 31, 2017, on a pro forma basis, the holders of United American Bank common shares, the Series D Preferred Stock and the Series E Preferred Stock will own approximately 6.6% of the issued and outstanding Heritage common stock following the Heritage merger with Tri-Valley Bank and United American Bank. On a pro forma basis, ATBancorp will own approximately 5.4% of the issued and outstanding Heritage common stock following the Heritage merger with Tri-Valley Bank and United American Bank.

        Please read the section entitled "Information Regarding Heritage" for additional information about Heritage beginning on page 76.

  Tri-Valley Bank
  3160 Crow Canyon Rd., Suite 160
  San Ramon, California 94583
  (925) 791-4365

        Tri-Valley Bank is a full service commercial bank headquartered in San Ramon, California, and serves businesses, non-profits, entrepreneurs and professionals primarily in California's Tri-Valley area, specifically the cities and communities of Pleasanton, Livermore, Dublin, San Ramon and Danville in the counties of Contra Costa and Alameda. As of December 31, 2017, Tri-Valley Bank had approximately $145.5 million in assets, $122.6 million in net loans and $126.6 million in deposits.

        Tri-Valley Bank currently operates two full service branches located in San Ramon and Livermore, California.

        Please read the section entitled "Information Regarding Tri-Valley Bank" for additional information beginning on page 78.

Tri-Valley Bank Special Shareholders' Meeting (page 26)

        The Tri-Valley Bank special shareholders' meeting will be held at [    •    ] a.m., Pacific Time, on [    •    ],[    •    ] [    •    ], 2018, at 3160 Crow Canyon Rd., San Ramon, California 94583 in the fourth floor conference room. At the special shareholders' meeting, shareholders will be asked to approve the merger proposal and the adjournment proposal.

        The Tri-Valley Bank board of directors has fixed the close of business on [    •    ] [    •    ], 2018 as the record date for determining the holders of common stock entitled to receive notice of and to vote at the special shareholders' meeting. Only holders of record of common stock at the close of business on the record date will be entitled to notice of and to vote at the special shareholders' meeting and any adjournment or postponement thereof. As of the record date, there were [    •    ] shares of Tri-Valley Bank common stock outstanding and entitled to vote at the special shareholders' meeting held by [    •    ] holders of record. Each share of common stock entitles the holder to one vote on each proposal to be considered at the special shareholders' meeting. As of the record date, neither Heritage nor HBC beneficially held any shares of Tri-Valley Bank's common stock.

        A majority of the outstanding shares of common stock entitled to vote at the special shareholders' meeting must be present, in person or by proxy, in order to constitute a quorum.

        Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of Tri-Valley Bank common stock entitled to vote on the proposal. Assuming a quorum is present, approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Tri-Valley Bank common stock represented (in person or by proxy) at the special shareholders' meeting and entitled to vote on the proposal.

        The directors and executive officers of Tri-Valley Bank owning an aggregate of 52.06% of the common stock outstanding as of the record date have agreed to vote their shares in favor of the merger proposal.

The Merger (page 30)

        The terms and conditions of the merger are contained in the merger agreement, which is attached to this proxy statement/prospectus as Appendix A, which is incorporated by reference into this proxy statement/prospectus. We encourage you to read the entire merger agreement. It is the legal document that governs the merger. Under the terms of the merger agreement, Tri-Valley Bank will merge with and into HBC, with HBC as the surviving corporation. The parties expect to complete the merger in the second quarter of 2018.

Merger Consideration (page 30)

        In the merger, each share of Tri-Valley Bank common stock, no par value per share, owned by a Tri-Valley Bank shareholder will be converted into the right to receive 0.0489 shares of Heritage common stock, no par value per share. A Tri-Valley Bank shareholder will receive cash in lieu of any fractional shares of Heritage common stock such holder is entitled to receive, without interest.

        Based on the 20-day volume weighted average share price of Heritage common stock of $15.76 per share on December 19, 2017, the last trading day before the announcement of the merger, the implied value of the merger consideration was $0.77 per share. Based on the closing share price of Heritage common stock of $[    •    ] on [    •    ] [    •    ], 2018, the most recent day for which information was available prior to the printing and mailing of this proxy statement/prospectus, the implied value of the merger consideration was $[    •    ] per share. The share price of Heritage common stock will fluctuate and, accordingly, the value of the merger consideration you receive may be different than either of these amounts.

Treatment of Tri-Valley Bank Stock Options (page 31)

        Each outstanding option to purchase shares of Tri-Valley Bank common stock, whether or not then vested and whether or not then exercisable, will be cancelled and the holder of the option will be entitled to receive, subject to any required tax withholding, an amount in cash, without interest, from Tri-Valley Bank equal to the excess over the exercise price per share, if any, of the per share exchange ratio multiplied by the volume weighted average of the closing price for shares of Heritage common stock as quoted on the NASDAQ Global Select Market for the twenty consecutive trading days ending on the fifth trading day immediately prior to the merger closing date.

Treatment of Tri-Valley Bank Warrants (page 31)

        A warrant to purchase 2,020,202 shares of Tri-Valley Bank common stock, held by one of Tri-Valley Bank's directors, will be cancelled and the holder of the warrant will be entitled to receive, subject to any required tax withholding, an amount in cash, without interest, from Heritage equal to, $888,889, representing the excess of $0.77 over the exercise price of $0.33 per share.

Reasons for the Merger and Recommendations of the Tri-Valley Bank Board of Directors (page 34)

        After careful consideration, the Tri-Valley Bank board of directors unanimously recommends that Tri-Valley Bank shareholders vote "FOR" the merger proposal and "FOR" the adjournment proposal (if necessary or appropriate).

        For a more complete description of Tri-Valley Bank's reasons for the merger and the recommendation of the Tri-Valley Bank board of directors, see "The Merger—Reasons for the Merger and Recommendation of the Tri-Valley Bank Board of Directors" beginning on page 34.

Opinion of Tri-Bank's Financial Advisor (page 36)

        On December 20, 2017, FIG Partners, LLC, which we refer to as FIG Partners, Tri-Valley Bank's financial advisor in connection with the merger, rendered an oral opinion to the Tri-Valley Bank board of directors, which was confirmed in a written opinion dated the same date, to the effect that, as of such date and subject to and based on the qualifications, limitations and assumptions set forth in its written opinion, the per share exchange ratio in the proposed merger was fair, from a financial point of view, to the common shareholders of Tri-Valley Bank.

        The full text of FIG Partners' opinion, dated December 20, 2017, is attached as Appendix B to this proxy statement/prospectus. You should read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by FIG Partners in rendering its opinion.

        FIG Partners' opinion is addressed to the Tri-Valley Bank board of directors and the opinion is not a recommendation as to how any shareholder of Tri-Valley Bank should vote with respect to the merger or any other matter or as to any action that a shareholder should take with respect to the merger.

        The opinion addresses only the fairness, from a financial point of view, of the per share exchange merger consideration in the proposed merger to the common shareholders of Tri-Valley Bank, and does not address the underlying business decision of Tri-Valley Bank to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Tri-Valley Bank.

Interests of Tri-Valley Bank Directors and Executive Officers in the Merger (page 50)

        Certain of Tri-Valley Bank's executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Tri-Valley Bank's shareholders. The merger would constitute a "change of control" for purposes of the employment agreements between Tri-Valley

Bank and each of its executive officers and severance payments would be due to Tri-Valley Bank executive officers under their respective employment agreements if the executive does not continue employment with Heritage, or if the executive is terminated (except for cause) by Heritage as a result of the change in control. The Tri-Valley Bank executive officers hold shares of restricted stock that will fully vest upon completion of the merger. In addition, each of Tri-Valley Bank's executive officers and directors holds stock options that will fully vest on the change of control treatment of which is described above under "Treatment of Tri-Valley Bank Stock Options, Restricted Stock and Warrants." Stephen S. Taylor, one of the Tri-Valley Bank directors, beneficially owns a warrant to purchase 2,020,202 shares of Tri-Valley Bank common stock with an exercise price of $0.33 per share. The warrant expires on April 23, 2019, and by its terms Mr. Taylor has the right to have his warrant assumed by Heritage. Mr. Taylor has agreed with Tri-Valley Bank not to exercise the warrant prior to the closing of the merger as required by the terms of the merger. Tri-Valley Bank will pay Mr. Taylor $50,000 for relinquishing his right to have the warrant assumed by Heritage and at the close of the merger, Mr. Taylor will be entitled to receive, subject to any required tax withholding, an amount in cash, without interest, from Heritage equal to $888,889, representing the excess of $0.77 over the exercise price per share. The members of the Tri-Valley Bank board of directors were aware of and considered these interests, among other matters, when they approved the merger agreement and unanimously recommended that Tri-Valley Bank shareholders approve the merger proposal.

Regulatory Approvals Required for the Merger (page 48)

        Completion of the merger is subject to various regulatory approvals, including approvals from the California Department of Business Oversight and the Federal Reserve. Notifications and/or applications requesting approval for the merger or for the merger agreement may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. Heritage and Tri-Valley Bank have filed, or are in the process of filing all notices and applications to obtain the necessary regulatory approvals. Although Heritage, HBC and Tri-Valley Bank currently believe they should be able to obtain all required regulatory approvals, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on the combined company after the completion of the merger.

Conditions to the Merger (page 71)

        Tri-Valley Bank and Heritage must meet a number of conditions (unless waived) to complete the merger. For a discussion of the conditions that must be satisfied (or waived) to complete the merger see "The Merger Agreement—Conditions to the Parties' Obligations" beginning on page 71.

No Solicitation and Change in Recommendation (page 68)

        Under the terms of the merger agreement, Tri-Valley Bank has agreed not to solicit, initiate or encourage, induce, or facilitate any inquiries, offers or proposals with respect to, or engage or participate in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data to, any person relating to, any acquisition proposal. Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances, in response to an unsolicited bona fide written acquisition proposal received prior to the special shareholders' meeting which, in the good faith judgment of the Tri-Valley Bank board of directors, constitutes a proposal which is superior to the merger with Heritage, and the Tri-Valley Bank board of directors determines in good faith (and after consultation with its legal counsel) that failure to take such actions would or more likely than not result in a violation of its fiduciary duties under applicable law, Tri-Valley Bank may furnish information regarding Tri-Valley Bank and participate in discussions and negotiations with such third party.

Termination; Termination Fee (page 73)

        Heritage and Tri-Valley Bank may mutually agree at any time to terminate the merger agreement without completing the merger, even if the Tri-Valley Bank shareholders have approved the merger proposal.

        The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as provided in the merger agreement.

        Tri-Valley Bank may be required to pay Heritage a termination fee of $1.5 million if the merger agreement is terminated by Heritage or Tri-Valley Bank under the circumstances provided in the merger agreement. See the "Merger Agreement—Termination; Termination Fee" beginning on page 73.

Material United States Federal Income Tax Consequences of the Merger (page 45)

        The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. Based on the qualification of the merger as a "reorganization" under the Internal Revenue Code, a shareholder of Tri-Valley Bank generally will not recognize any gain or loss upon the receipt of Heritage common stock in exchange for Tri-Valley Bank common stock in the merger, except with respect to cash received in lieu of a fractional share of Heritage common stock. Tri-Valley Bank shareholders who exercise their dissenters' rights with respect to the merger generally will recognize taxable gain or loss.

        Tax matters are very complicated and the tax consequences of the merger to each Tri-Valley Bank shareholder may depend on such shareholder's particular facts and circumstances. Tri-Valley Bank shareholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger. For a more detailed discussion of the material United States federal income tax consequences of the transaction, please see the section entitled "The Merger—Material United States Federal Income Tax Consequences" beginning on page 45.

Comparison of Shareholders' Rights (page 80)

        The rights of Tri-Valley Bank shareholders who continue as Heritage shareholders after the merger will be governed by the articles of incorporation and bylaws of Heritage rather than by the articles of incorporation and bylaws of Tri-Valley Bank. For a complete discussion of the comparison of shareholders' rights, see the section entitled, "Comparison of Shareholders' Rights" beginning on page 80.

Risk Factors (page 19)

        Before voting at the Tri-Valley Bank special shareholders' meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled "Risk Factors" beginning on page 19 or described in Heritage's Annual Report on Form 10-K for the year ended on December 31, 2016 and other reports filed with the SEC, which are incorporated by reference into this proxy statement/prospectus.

Accounting Treatment of the Merger (page 48)

        Heritage will account for the merger as a purchase under the acquisition method of accounting as required by accounting principles generally accepted in the United States of America. Under this method of accounting, the tangible and identifiable intangible assets and liabilities of the company acquired are recorded at their respective fair value as of completion of the merger, and are added to those of the acquiring company. In addition, any excess or deficiency of the difference between the total acquisition cost as compared to the net sum of these assets and liabilities will result in goodwill or a bargain purchase price being recorded. Financial statements of the acquiring company issued after the merger takes place reflect these values, but are not restated retroactively to reflect the historical financial position or results of operations of the company that was acquired.

Dissenters' Rights of Tri-Valley Bank Shareholders (page 56)

        In the event Tri-Valley Bank's shareholders approve the merger and you have not voted in favor of the merger and you do not wish to accept the merger consideration offered for your shares, you have the right to dissent from the merger and receive the fair market value of your shares determined as of the date of and immediately prior to the first public announcement of the merger under the provisions of Chapter 13 of the California Corporations Code.

SELECTED CONSOLIDATED FINANCIAL DATA OF HERITAGE

        The following table summarizes consolidated financial results of Heritage for the periods and at the dates indicated and should be read in conjunction with Heritage consolidated financial statements and the notes to the consolidated financial statements contained in reports that Heritage has previously filed with the SEC. Historical financial information for Heritage can be found in its Annual Report on Form 10-K for the year ended December 31, 2016. See "Where You Can Find More Information" beginning on page 87 for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the year ended December 31, 2017 are unaudited. While management of Heritage believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the period indicated, the final audited financial amounts may differ from the amounts set forth below.

SELECTED FINANCIAL DATA

	AT OR FOR YEAR ENDED DECEMBER 31,
	2017	2016	2015	2014	2013	2012
	(Dollars in thousands, except per share data)
	(unaudited)
INCOME STATEMENT DATA:
Interest income	$106,911	$94,431	$78,743	$59,256	$52,786	$52,565
Interest expense	5,387	3,211	2,422	2,153	2,600	4,187

Net interest income before provision for loan losses	101,524	91,220	76,321	57,103	50,186	48,378
Provision (credit) for loan losses	(103)	1,237	32	(338)	(816)	2,784

Net interest income after provision for loan losses	101,627	89,983	76,289	57,441	51,002	45,594
Noninterest income	9,612	11,625	8,985	7,746	7,214	8,865
Noninterest expense	60,738	57,639	58,673	44,222	40,470	39,061

Income before income taxes	50,501	43,969	26,601	20,965	17,746	15,398
Income tax expense	26,548	16,588	10,104	7,538	6,206	5,489

Net income	23,953	27,381	16,497	13,427	11,540	9,909
Dividends and discount accretion on preferred stock	—	(1,512)	(1,792)	(1,008)	(336)	(1,206)

Net income available to shareholders	23,953	25,869	14,705	12,419	11,204	8,703
Less: undistributed earnings allocated to Series C Preferred Stock	—	(1,278)	(912)	(1,342)	(1,687)	(1,527)

Distributed and undistributed earnings allocated to common shareholders	$23,943	$24,591	$13,793	$11,077	$9,517	$7,176

PER COMMON SHARE DATA:
Basic net income(1)	$0.63	$0.72	$0.48	$0.42	$0.36	$0.27
Diluted net income(2)	$0.62	$0.72	$0.48	$0.42	$0.36	$0.27
Book value per common share(3)	$7.10	$6.85	$7.03	$6.22	$5.84	$5.71
Tangible book value per common share(4)	$5.76	$5.46	$5.35	$5.60	$5.78	$5.63
Pro forma book value per common share assuming Series C
Preferred Stock was converted into common stock(5)	$—	$—	$6.51	$5.74	$5.43	$5.32
Pro forma tangible book value per share, assuming Series C
Preferred Stock was converted into common stock(6)	$—	$—	$5.07	$5.23	$5.38	$5.25
Dividend payout ratio(7)	63.62%	49.77%	65.09%	42.88%	16.60%	N/A
Weighted average number of shares outstanding—basic	38,095,250	33,933,806	28,567,213	26,390,615	26,338,161	26,303,245
Weighted average number of shares outstanding—diluted	38,610,815	34,219,121	28,786,078	26,526,282	26,386,452	26,329,336
Common shares outstanding at period end	38,200,883	37,941,007	32,113,479	26,503,505	26,350,938	26,322,147
Pro forma common shares outstanding at period end, assuming Series C
Preferred Stock was converted into common stock(8)	—	—	37,714,479	32,104,505	31,951,938	31,923,147

	AT OR FOR YEAR ENDED DECEMBER 31,
	2017	2016	2015	2014	2013	2012
	(Dollars in thousands, except per share data)
	(unaudited)
BALANCE SHEET DATA:
Securities (available-for-sale and held-to-maturity)	$790,193	$630,599	$494,390	$301,697	$376,021	$419,384
Net loans	$1,563,211	$1,483,518	$1,339,790	$1,070,264	$895,749	$793,286
Allowance for loan losses	$19,456	$19,089	$18,926	$18,379	$19,164	$19,027
Goodwill and other intangible assets	$51,253	$52,614	$54,182	$16,320	$1,527	$2,000
Total assets	$2,843,577	$2,570,880	$2,361,579	$1,617,103	$1,491,632	$1,693,312
Total deposits	$2,482,989	$2,262,140	$2,062,775	$1,388,386	$1,286,221	$1,479,368
Subordinated debt	$39,183	$—	$—	$—	$—	$9,279
Short-term borrowings	$—	$—	$3,000	$—	$—	$—
Total shareholders' equity	$271,364	$259,850	$245,436	$184,358	$173,396	$169,741
SELECTED PERFORMANCE RATIOS:(9)
Return on average assets	0.87%	1.13%	0.86%	0.88%	0.81%	0.73%
Return on average tangible assets	0.89%	1.15%	0.88%	0.88%	0.81%	0.73%
Return on average equity	8.91%	10.71%	8.04%	7.44%	6.77%	5.75%
Return on average tangible equity	11.04%	13.55%	9.41%	7.60%	6.84%	5.83%
Net interest margin (fully tax equivalent)	3.99%	4.12%	4.41%	4.10%	3.84%	3.88%
Efficiency ratio	54.65%	56.04%	68.78%	68.19%	70.51%	68.24%
Average net loans (excludes loans held-for-sale) as a percentage of average deposits	62.66%	66.25%	70.82%	74.54%	67.26%	67.98%
Average total shareholders' equity as a percentage of average total assets	9.76%	10.54%	10.73%	11.85%	11.90%	12.72%
SELECTED ASSET QUALITY DATA:
Net charge-offs (recoveries) to average loans	(0.03)%	0.08%	(0.04)%	0.05%	(0.11)%	0.57%
Allowance for loan losses to total loans	1.23%	1.27%	1.39%	1.69%	2.09%	2.34%
Nonperforming loans to total loans	0.16%	0.20%	0.47%	0.54%	1.29%	2.24%
Nonperforming assets	$2,485	$3,288	$6,742	$6,551	$12,393	$19,464
HERITAGE COMMERCE CORP CAPITAL RATIOS:
Total risk-based	14.3%	12.5%	12.5%	13.9%	15.3%	16.2%
Tier 1 risk-based	11.4%	11.5%	11.4%	12.6%	14.0%	15.0%
Common equity Tier 1 risk-based capital	11.4%	11.5%	10.4%	N/A	N/A	N/A
Leverage	7.9%	8.5%	8.6%	10.6%	11.2%	11.5%

Notes:

(1)
Represents distributed and undistributed earnings allocated to common shareholders, divided by the average number of shares of common stock outstanding for the respective period.

(2)
Represents shareholders' equity minus preferred stock divided by the number of shares of common stock outstanding at December 31, 2015, 2014, 2013, and 2012. The preferred stock is no longer outstanding as of the third quarter of 2016.

(3)
Represents shareholders' equity minus preferred stock, minus goodwill and other intangible assets divided by the number of shares of common stock outstanding at December 31, 2015, 2014, 2013, and 2012. The preferred stock is no longer outstanding as of the third quarter of 2016.

(4)
Represents shareholders' equity minus preferred stock divided by the number of shares of common stock outstanding at December 31, 2015, 2014, 2013, and 2012, assuming 21,004 shares of Series C Preferred Stock were converted into 5,601,000 shares of common stock. The preferred stock is no longer outstanding as of the third quarter of 2016.

(5)
Represents shareholders' equity minus preferred stock, minus goodwill and other intangible assets divided by the number of shares of common stock outstanding at December 31, 2015, 2014, 2013, and 2012, assuming 21,004 shares of Series C Preferred Stock were converted into 5,601,000 shares of common stock. The Series C Preferred Stock is no longer outstanding as of the third quarter of 2016.

(6)
Percentage is calculated based on dividends paid on common stock and Series C Preferred Stock for the year ended December 31, 2015, 2014, 2013, and 2012 (on an as converted basis) divided by net income. The Series C Preferred Stock is no longer outstanding as of the third quarter of 2016.

(7)
Assumes 21,004 shares of Series C Preferred Stock were converted into 5,601,000 shares of common stock at December 31, 2015, 2014, 2013, and 2012. The Series C Preferred Stock is no longer outstanding as of the third quarter of 2016.

(8)
Average balances used in this table are based on daily averages.

(9)
Average loans and total loans exclude loans held-for-sale.

SELECTED FINANCIAL DATA OF TRI-VALLEY BANK

        The following table presents selected historical financial information, including per share information, for Tri-Valley Bank. The selected historical financial data is derived from Tri-Valley Bank's unaudited financial statements as of and for the year ended December 31, 2017 and from Tri-Valley Bank's audited financial statements as of and for the years ended December 31, 2016, 2015 and 2014.

	At or For the Year Ended December 31,
(In thousands, except per share data)	2017	2016	2015	2014
	(unaudited)
Summary of Operations:
Interest Income	$5,880	$4,657	$3,865	$3,542
Interest Expense	467	326	263	244

Net Interest Income	5,413	4,331	3,602	3,298
Provision for Loan Losses	—	—	19	—
Noninterest Income	138	139	149	447
Noninterest Expense	4,558	4,215	3,691	3,985

Income (Loss) Before Income Taxes	992	256	42	(240)
Income Taxes (Benefits)	(937)	(3,613)	1	1

Net Income (Loss)	$1,929	$3,869	$41	$(241)

Per Share and Other Data:
Weighted Average Shares—Basic	38,950,465	38,950,465	34,243,067	25,716,468
Weighted Average Shares—Diluted	42,256,384	38,969,361	38,584,903	26,672,420
Common Shares Outstanding at Period End	39,062,712	39,080,961	38,584,903	30,040,941
Net Income (Loss)—Basic(1)	$0.05	$0.10	$0.00	$(0.01)
Net Income (Loss)—Diluted(2)	$0.05	$0.10	$0.00	$(0.01)
Book Value Per Share(3)	$0.48	$0.43	$0.33	$0.31
Balance Sheet Summary:
Investments, available-for-sale	$5,532	$6,137	$7,044	$8,302
Loans, net of Deferred Costs	124,589	110,534	94,235	76,146
Allowance for Loan Losses	(1,957)	(1,591)	(1,478)	(1,430)
Total Assets	145,533	134,604	112,956	95,317
Total Deposits	126,639	117,857	100,176	82,265
Borrowings	—	—	—	3,500
Total Shareholders' Equity	18,725	16,614	12,639	9,396
Financial Ratios:
Return on Average Assets	1.34%	3.11%	0.04%	–0.24%
Return on Average Equity	10.42%	28.47%	0.38%	–2.94%
Net Interest Margin	3.94%	3.52%	3.55%	3.39%
Operating efficiency ratio	81.45%	94.06%	98.4%	109.16%
Shareholders' Equity to Assets	12.87%	12.34%	11.19%	9.86%
Credit Quality:
Allowance to Loans, Net of Deferred Costs	1.57%	1.44%	1.57%	1.88%
Non-performing Loans to Total Loans	0.00%	0.00%	0.02%	0.08%
Non-performing Assets to Total Assets	0.95%	1.17%	1.58%	1.87%
Allowance to Non-performing Loans	N/A	N/A	6,718%	2,466%
Regulatory Capital Ratios:
Tier 1 Common Equity Capital Ratio	11.46%	12.19%	13.94%	N/A
Tier 1 Leverage Ratio	9.65%	10.31%	11.85%	9.79%
Tier 1 Risk-Based Capital Ratio	11.46%	12.19%	13.94%	12.91%
Total Risk-Based Capital Ratio	12.72%	13.46%	15.20%	14.17%

(1)
Represents net income (loss) divided by the average number of shares of common stock outstanding for the respective period.

(2)
Represents net income (loss) divided by the average number of shares of common stock outstanding and common stock equivalents outstanding for the respective period.

(3)
Represents shareholders' equity divided by the number of shares of common stock outstanding at the end of the period indicated.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains various statements that may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, Rule 3b-6 promulgated thereunder and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements about Heritage's expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These forward-looking statements often can be, but are not always, identified by the use of words such as "assume," "expect," "intend," "plan," "project," "believe," "estimate," "predict," "anticipate," "may," "might," "should," "could," "goal," "potential" and similar expressions. Heritage bases these forward-looking statements on its current expectations and projections about future events, our assumptions regarding these events and our knowledge of facts at the time the statements are made. These statements include statements relating to its projected growth, anticipated future financial performance, and management's long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition.

        These forward looking statements are subject to various risks and uncertainties that may be outside Heritage's control and its actual results could differ materially from its projected results. Risks and uncertainties that could cause its financial performance to differ materially from our goals, plans, expectations and projections expressed in forward-looking statements including those set forth in Heritage's filings with the SEC, and the following listed below:

  •
  current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of declines in property values, high unemployment rates and overall slowdowns in economic growth should these events occur;

  •
  effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Open Market Committee of the Federal Reserve Board;

  •
  changes in inflation, interest rates, and market liquidity which may impact interest margins and impact funding sources or the valuation of certain assets and liabilities;

  •
  volatility in credit and equity markets and its effect on the global economy;

  •
  changes in the competitive environment among financial or bank holding companies and other financial service providers;

  •
  changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits;

  •
  the ability to develop and promote customer acceptance of new products and services in a timely manner;

  •
  risks associated with concentrations in real estate related loans;

  •
  an oversupply of inventory and deterioration in values of California commercial real estate;

  •
  a prolonged slowdown in construction activity;

  •
  other than temporary impairment charges to our securities portfolio;

  •
  changes in the level of nonperforming assets and charge offs and other credit quality measures, and their impact on the adequacy of the Heritage's allowance for loan losses and the Heritage's provision for loan losses;

  •
  the ability to raise capital or incur debt on reasonable terms;

  •
  statutory limits on HBC's ability to pay dividends to Heritage or the ability of Heritage to pay dividends to its shareholders;

  •
  changes in capital management policies, including those regarding business combinations, dividends, and share repurchases, among others;

  •
  operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent;

  •
  the ability to keep pace with technological changes, including our ability to identify and address cyber-security risks such as data security breaches, "denial of service" attacks, "hacking" and identity theft;

  •
  inability of Heritage's framework to manage risks associated with its business, including operational risk and credit risk;

  •
  risks of loss of funding of Small Business Administration or SBA loan programs, or changes in those programs;

  •
  effect and uncertain impact on the Company of the enactment of the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated by supervisory and oversight agencies implementing any new legislation;

  •
  significant changes in applicable laws and regulations, including those concerning taxes, banking and securities;

  •
  effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

  •
  costs and effects of legal and regulatory developments, including resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews;

  •
  availability of and competition for acquisition opportunities;

  •
  risks resulting from domestic terrorism;

  •
  risks of natural disasters and other events beyond our control;

  •
  the ability to complete the Tri-Valley Bank merger and United American Bank merger including by obtaining regulatory approvals; and

  •
  the successful integration of Tri-Valley Bank and United American Bank by HBC and achievement of expected beneficial synergies and operating efficiencies within expected time frames.

        Forward-looking statements speak only as of the date they are made. Heritage does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events. You should consider any forward looking statements in light of this explanation, and we caution you about relying on forward-looking statements.

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption entitled "Cautionary Note Regarding Forward-Looking Statements," Tri-Valley Bank shareholders should carefully consider the following risk factors in deciding whether to vote for approval of the merger and approval and adoption of the merger agreement. See "Where You Can Find More Information" beginning on page 87.

Because the exchange ratio of 0.0489 is fixed and will not adjust in the event of changes in the price of either Heritage's or Tri-Valley Bank's common stock, the value of the merger consideration is subject to change.

        The merger agreement provides that each share of Tri-Valley Bank common stock will be converted into the right to receive 0.0489 shares of Heritage common stock upon completion of the merger. The exchange ratio is fixed. No adjustments to this exchange ratio will be made based on changes in the price of either Tri-Valley Bank common stock or Heritage common stock prior to the completion of the merger. Changes in stock prices may result from a variety of factors, including, among others, general market and economic conditions, changes in Heritage and/or Tri-Valley Bank's respective businesses, operations and prospects, market assessment of the likelihood that the merger will be completed as anticipated or at all, and regulatory considerations. Many of these factors are uncertain and beyond Heritage's or Tri-Valley Bank's control.

        As a result of any change in stock prices, the market value of the shares of Heritage common stock that a Tri-Valley Bank shareholder will receive at the time that the merger is completed could vary significantly from the value of such shares on the date of this proxy statement/prospectus, the date of the Tri-Valley Bank special shareholders' meeting, or the date on which such Tri-Valley Bank shareholders actually receive their shares of Heritage common stock. For example, based on the range of closing prices of Heritage common stock during the period from December 19, 2017 the last trading day before Heritage and Tri-Valley Bank announced that they had entered into the merger agreement, through [    •    ] [    •    ], 2018, the latest practicable date before the printing of this proxy statement/prospectus, the exchange ratio represented a market value ranging from a low of $[    •    ] to a high of $[    •    ] for each share of Tri-Valley Bank common stock. Accordingly, at the time of the Tri-Valley Bank special shareholders' meeting, the Tri-Valley Bank shareholders, will not know or be able to calculate the exact market value of the consideration the Tri-Valley Bank shareholders will receive upon completion of the merger. Tri-Valley Bank shareholders should obtain current market quotations for shares of Heritage common stock before voting their shares at the Tri-Valley Bank special shareholders' meeting.

Tri-Valley Bank shareholders will experience dilution as a result of the merger; Tri-Valley Bank shareholders will exercise less influence over the management of Heritage.

        In connection with the merger, Tri-Valley Bank shareholders will receive 0.0489 shares of Heritage common stock in exchange for each share of Tri-Valley Bank common stock (except with respect to fractional shares) pursuant to the terms of the merger agreement. As a consequence, following the merger, the shareholders of Tri-Valley Bank will experience dilution in their ownership percentage and voting power in Heritage, compared with their ownership percentage and voting power in Tri-Valley Bank prior to the merger. If the merger is consummated and based upon the exchange ratio of 0.0489, current Tri-Valley Bank common stock shareholders will own approximately 4.8% of Heritage's common stock, on a fully diluted basis.

        Tri-Valley Bank shareholders currently have the right to vote in the election of directors of Tri-Valley Bank and other matters affecting Tri-Valley Bank. Because each Tri-Valley Bank shareholder who receives shares of Heritage common stock will become a shareholder of Heritage with a percentage ownership of Heritage that is smaller than such shareholder's percentage ownership of

Tri-Valley Bank, Tri-Valley Bank shareholders will have less influence on the management and policies of Heritage than they now have on the management and polices of Tri-Valley Bank.

The market price for Heritage common stock may be affected by factors different from those that historically have affected Tri-Valley Bank.

        Upon completion of the merger, holders of Tri-Valley Bank common stock will become holders of Heritage common stock. Heritage's business differs from that of Tri-Valley Bank, and accordingly the results of operations of Heritage will be affected by some factors that are different from those currently affecting the results of operations of Tri-Valley Bank. For a discussion of the business of Heritage and some important factors to consider in connection with its business, see the section entitled "Information Regarding Heritage" beginning on page 76 and the documents incorporated by reference in this proxy statement/prospectus and referred to under the section entitled "Where You Can Find More Information" beginning on page 87.

Heritage may fail to realize the anticipated benefits of the merger of Tri-Valley Bank and United American Bank.

        The success of the merger will depend on, among other things, Heritage's ability to combine the businesses of Heritage, Tri-Valley Bank and United American Bank. If Heritage is not able to successfully achieve this objective, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

        Heritage, Tri-Valley Bank and United American Bank have operated and, until the consummation of the mergers, will continue to operate independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of Heritage, Tri-Valley Bank and United American Bank or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of Tri-Valley Bank and United American Bank could choose to discontinue their relationships with the combined company post-merger, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of Heritage, Tri-Valley Bank and United American Bank during the pre-merger period and for an undetermined time after the consummation of the merger.

Heritage, HBC, Tri-Valley Bank and United American Bank will be subject to business uncertainties and contractual restrictions while the merger is pending that could adversely affect their respective businesses.

        The parties' efforts to complete the merger could cause substantial disruptions in Heritage's, Tri-Valley Bank's and/or United American Bank's respective businesses, which could have an adverse effect on their respective financial results. Among other things, uncertainty as to whether the mergers will be completed may affect the ability of each of the parties to recruit prospective employees or to retain and motivate existing employees. Employee retention may be particularly challenging while the merger is pending because employees may experience uncertainty about their future roles with the combined company.

        Uncertainty as to the future could adversely affect Heritage's, Tri-Valley Bank's and/or United American Bank's respective businesses, reputation and relationships with potential depositors, borrowers and vendors. For example, vendors, customers and others who deal with Heritage, HBC, Tri-Valley Bank or United American Bank could defer decisions concerning working with such company, or seek to change existing business relationships with such company. Further, a substantial amount of the attention of management and employees of each company is being directed toward the completion of the mergers and thus is being diverted from such company's day-to-day operations because matters related to the merger (including integration planning) require substantial commitments of time and resources.

        In addition, the merger agreement restricts Tri-Valley Bank and United American Bank from taking certain actions without Heritage's consent while the merger is pending. These restrictions may, among other matters, prevent Tri-Valley Bank or United American Bank from pursuing otherwise attractive business opportunities, selling assets, changing the capital structure, entering into other transactions or making other changes to its business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on Tri-Valley Bank's and United American Bank's business, financial condition and results of operations.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

        Before the transactions contemplated in the merger agreement may be completed, various approvals must be obtained from the bank regulatory and other governmental authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on Heritage following the merger. The regulatory approvals may not be received at any time, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. It is a condition to closing the merger that no regulatory approval shall contain or shall have resulted in, or reasonably be expected to result in the imposition of, any burdensome condition on the combined company following the merger.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

        The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: approval of the merger agreement by Tri-Valley Bank shareholders, receipt of requisite regulatory approvals subject to certain limitations set forth in the merger agreement, absence of orders prohibiting completion of the merger, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the shares of Heritage common stock to be issued to Tri-Valley Bank shareholders for listing on the NASDAQ Global Select Market, the continued accuracy of the representations and warranties by both parties, the absence of a material adverse effect on either Heritage or Tri-Valley Bank, the satisfaction of certain financial tests by Tri-Valley Bank and the performance by both parties of their covenants and agreements. These conditions to the closing of the merger may not be fulfilled and, accordingly, the merger may not be completed. In addition, if the merger is not completed by October 1, 2018, either Heritage or Tri-Valley Bank may choose not to proceed with the merger, and the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval. In addition, Heritage and Tri-Valley Bank may elect to terminate the merger agreement in certain other circumstances. If the merger agreement is terminated under certain circumstances, Tri-Valley Bank may be required to pay a termination fee of $1.5 million to Heritage. See "The Merger Agreement—Termination; Termination Fee" beginning on page 73 for a fuller description of these circumstances.

Failure to complete the merger could negatively impact Heritage's, HBC's and/or Tri-Valley Bank's respective businesses, financial condition, results of operations and/or stock prices.

        If the merger agreement is terminated and the merger is not completed, the ongoing businesses of Heritage, HBC and Tri-Valley Bank may be adversely affected. The market price of Heritage's and Tri-Valley Bank's common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed. In addition, Heritage and Tri-Valley Bank may experience negative reactions to the termination of the merger from customers, depositors, investors, vendors and others with whom they deal, and neither Heritage nor Tri-Valley Bank would realize any of the anticipated benefits of having completed the merger. The expenses of each of Heritage and Tri-Valley Bank incurred in connection with the merger, such as legal and accounting fees, must be paid even if the merger is not completed and may not be recovered from the other party.

        Further, if the merger agreement is terminated and Tri-Valley Bank's board of directors seeks another merger or business combination, Tri-Valley Bank shareholders cannot be certain that Tri-Valley Bank will be able to find a party willing to pay the equivalent or greater consideration than that which Heritage has agreed to pay in the merger.

Tri-Valley Bank directors and officers may have interests in the merger different from the interests of other Tri-Valley Bank shareholders.

        The interests of some of the directors and executive officers of Tri-Valley Bank may be different from those of other Tri-Valley Bank shareholders, and directors and officers of Tri-Valley Bank may be participants in arrangements that are different from, or are in addition to, those of other Tri-Valley Bank shareholders. The merger would constitute a "change of control" for purposes of the Tri-Valley Bank executive employment contracts and severance payments would be due Tri-Valley Bank executive officers if the executive does not continue employment with Heritage or if the executive is terminated (except for cause) by Heritage as a result of the change in control. In addition, the Tri-Valley Bank executive officers hold shares of restricted stock that will fully vest upon completion of the merger. Each of Tri-Valley Bank's executive officers and directors hold stock options that will fully vest on the change of control. Stephen S. Taylor, one of the Tri-Valley Bank directors, beneficially owns a warrant to purchase 2,020,202 shares of Tri-Valley Bank common stock with an exercise price of $0.33 per share. The warrant expires on April 23, 2019, and by its terms Mr. Taylor has the right to have his warrant assumed by Heritage. Mr. Taylor has agreed with Tri-Valley Bank not to exercise the warrant prior to the closing of the merger as required by the terms of the merger. Tri-Valley Bank will pay Mr. Taylor $50,000 for relinquishing his right to have the warrant assumed by Heritage. At the close of the merger, Mr. Taylor will be entitled to receive, subject to any required tax withholding, an amount in cash, without interest, from Heritage equal to $888,889, representing the excess of $0.77 over the exercise price of $0.33 per share. These interests are described in more detail under the section entitled "The Merger—Interests of Tri-Valley Bank Directors and Executive Officers in the Merger" beginning on page 50.

Shares of Heritage common stock to be received by Tri-Valley Bank shareholders as a result of the merger will have rights different from the shares of Tri-Valley Bank common stock.

        Upon completion of the merger, the rights of former Tri-Valley Bank shareholders will be governed by the articles of incorporation and bylaws of Heritage. The rights associated with Tri-Valley Bank common stock are different from the rights associated with Heritage common stock, although both companies are organized under California law. Please see the section entitled "Comparison of Shareholders' Rights" beginning on page 80 for a discussion of the different rights associated with Heritage common stock.

The merger agreement contains provisions that may discourage other companies from trying to acquire Tri-Valley Bank for greater merger consideration.

        The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to Tri-Valley Bank that might result in greater value to Tri-Valley Bank's shareholders than the merger with Heritage. These provisions include a general prohibition on Tri-Valley Bank from soliciting, or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. The members of the board of directors of Tri-Valley Bank have entered into shareholder agreements to vote their shares of

Tri-Valley Bank common stock in favor of the merger proposal and against any alternative transaction. Tri-Valley Bank also has an unqualified obligation to submit the merger proposal to a vote by its shareholders, even if Tri-Valley Bank receives a proposal that its board of directors believes is superior to the merger unless the merger agreement is validly terminated. The directors and executive officers that are party to the shareholder agreements described in this paragraph beneficially own and are entitled to vote in the aggregate approximately 52.06% of the outstanding shares of Tri-Valley Bank common stock as of the record date. In addition, Tri-Valley Bank may be required to pay Heritage a termination fee of $1.5 million in certain circumstances involving acquisition proposals for competing transactions. For further information, see the sections entitled "The Merger—Shareholder Agreements" beginning on page 53 and "The Merger Agreement—Termination; Termination Fee" beginning on page 73.

The combined company expects to incur substantial expenses related to the mergers.

        The combined company expects to incur substantial expenses in connection with consummation of the merger and combining the business, operations, networks, systems, technologies, policies and procedures of Heritage, Tri-Valley Bank and United American Bank. Although Heritage, Tri-Valley Bank and United American Bank have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of the combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the mergers could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the consummation of the mergers. As a result of these expenses, both Heritage, Tri-Valley Bank and United American Bank expect to take charges against their earnings before and after the completion of the mergers. The charges taken in connection with the mergers are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.

The opinion of Tri-Valley Bank's financial advisor provided to Tri-Valley Bank's Board of Directors prior to the signing of the merger agreement will not reflect changes in circumstances since such opinion was rendered.

        Tri-Valley Bank received a written opinion from its financial advisor, FIG Partners, on December 20, 2017, to the effect that, as of such date and subject to the qualifications, limitations and assumptions set forth in its written opinion, the per share exchange ratio in the proposed merger was fair, from a financial point of view, to the common shareholders of Tri-Valley Bank. Subsequent changes in the operations and prospects of Tri-Valley Bank or Heritage, general market and economic conditions and other factors that may be beyond the control of Tri-Valley Bank or Heritage may significantly alter the value of Tri-Valley Bank or the price of the shares of Heritage common stock or Tri-Valley Bank common stock by the time the merger is completed. The opinion does not speak as of the date of this proxy statement/prospectus, as of the time the merger will be completed or as of any date other than the date of such opinion. The merger agreement does not require that the opinion be updated as a condition to the merger, and Tri-Valley Bank does not intend to request that the opinion be updated. For a description of the opinion that Tri-Valley Bank received from its financial advisor, please refer to the sections entitled "The Merger—Opinion of Tri-Valley Bank's Financial Advisor" beginning on page 36.

COMPARATIVE MARKET PRICES AND DIVIDENDS

Heritage

        Heritage common stock is listed for trading on the NASDAQ Global Select Market under the symbol HTBK. As of [    •    ] [    •    ], 2018, there were [    •    ] shares of Heritage common stock outstanding, which were held by approximately [    •    ] holders of record.

        The following table shows the high and low sales prices for the common stock and payment of dividends for each quarter during calendar 2017 and 2016 as reported by NASDAQ.

Heritage Common Stock Prices

	Stock Price
					Dividend Per Share
Quarter	High		Low
Year ended December 31, 2018:
First quarter (through February [•], 2018)	$	.	$	.	$0.11
Year ended December 31, 2017:
Fourth quarter		$16.35		$14.28	$0.10
Third quarter		$14.23		$12.92	$0.10
Second quarter		$14.78		$13.02	$0.10
First quarter		$14.48		$13.20	$0.10
Year ended December 31, 2016:
Fourth quarter		$14.46		$10.71	$0.09
Third quarter		$11.90		$10.20	$0.09
Second quarter		$10.97		$9.80	$0.09
First quarter		$11.55		$9.04	$0.09

  Dividend Policy

        The decision whether to pay dividends and the amount, if any, to be paid is made on a quarterly basis by the Heritage board of directors in light of conditions then existing, including factors such as its results of operations, financial condition, business conditions and regulatory capital requirements.

        It is Federal Reserve policy that bank holding companies should generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. It is also Federal Reserve policy that bank holding companies not maintain dividend levels that undermine the holding company's ability to be a source of strength to its banking subsidiaries. Additionally, in consideration of the current financial and economic environment, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy and has discouraged payment ratios that are at maximum allowable levels unless both asset quality and capital are very strong. Under the federal Prompt Corrective Action regulations, the Federal Reserve or the FDIC may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as undercapitalized.

        As a holding company, Heritage's ability to pay cash dividends is affected by the ability of HBC to pay cash dividends. The ability of HBC to pay cash dividends in the future and the amount of any such cash dividends is and could be in the future further influenced by bank regulatory requirements and approvals and capital guidelines.

        Heritage has outstanding subordinated debt that is senior to Heritage shares of common stock. As a result, Heritage must make payments on the subordinated debt before any dividends can be paid on its common stock.

        On [    •    ] [    •    ], 2018, the closing price of a Heritage share reported on NASDAQ was $[    •    ].

Tri-Valley Bank

        Tri-Valley Bank common stock is listed for trading on the OTC Market Group's OTC Pink market under the symbol TRVB. Trading in shares of the common stock of Tri-Valley Bank has not been extensive and such trades cannot be characterized as constituting an active trading market.

        As of [    •    ] [    •    ], 2018, there were [    •    ] shares of Tri-Valley Bank common stock outstanding, which were held by approximately [    •    ] holders of record.

        The following table shows the high and low sales prices for the common stock for each quarter during calendar 2017 and 2016 as reported by the OTC Market Group.

Tri-Valley Bank Common Stock Prices

	Stock Price
					Dividend Per Share
Quarter	High		Low
Year ended December 31, 2018:
First quarter (through February [•], 2018)	$		$		$—
Year ended December 31, 2017:
Fourth quarter		$0.75		$0.63	$—
Third quarter		$0.75		$0.55	$—
Second quarter		$0.85		$0.60	$—
First quarter		$0.69		$0.50	$—
Year ended December 31, 2016:
Fourth quarter		$0.85		$0.45	$—
Third quarter		$0.85		$0.45	$—
Second quarter		$0.70		$0.49	$—
First quarter		$0.75		$0.51	$—

        On [    •    ] [    •    ], 2018, the closing price of a Tri-Valley Bank share of common stock reported on the OTC Market Group's OTC Pink market was $[    •    ].

        As a California state-chartered bank, the ability of Tri-Valley Bank to pay dividends is subject to restrictions set forth in the California Financial Code. Subject to compliance with such restrictions, shareholders are entitled to receive dividends when and if declared by the board of directors of Tri-Valley Bank. Tri-Valley Bank has not declared or issued any cash dividends on its common stock since its organization in 2005. The board of directors' policy is to retain capital to support future growth, and therefore Tri-Valley Bank does not anticipate paying dividends in the foreseeable future.

        Pursuant to the terms of the merger agreement, Tri-Valley Bank has agreed, that prior to the effective time of the merger, without the prior written consent of Heritage, that it will not make, declare, pay or set aside for payment any dividend in respect of any shares of its capital stock.

TRI-VALLEY BANK SPECIAL SHAREHOLDERS' MEETING

Date, Time and Place

        The special shareholders' meeting of Tri-Valley Bank shareholders will be held at 3160 Crow Canyon Rd., San Ramon, California, 94583 in the fourth floor conference room at [    •    ] a.m., Pacific Time, on [    •    ] [    •    ], 2018. On or about [    •    ] [    •    ], 2018, Tri-Valley Bank commenced mailing this proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the Tri-Valley Bank special shareholders' meeting.

Purpose of Special Shareholders' Meeting

        At the Tri-Valley Bank special shareholders' meeting, Tri-Valley Bank shareholders will be asked to:

  •
  approve the merger and approve and adopt the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus, which is referred to as the merger proposal; and

  •
  approve one or more adjournments of the Tri-Valley Bank special shareholders' meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal, which is referred to as the adjournment proposal.

Recommendation of the Tri-Valley Bank Board of Directors

        The Tri-Valley Bank board of directors unanimously recommends that you vote "FOR" the merger proposal and "FOR" the adjournment proposal (if necessary or appropriate). See "The Merger—Reasons for the Merger and Recommendation of the Tri-Valley Bank Board of Directors" beginning on page 34.

        As of the record date, directors and executive officers of Tri-Valley Bank owned and were entitled to vote [    •    ] shares of Tri-Valley Bank common stock, representing approximately 52.06% of the shares of Tri-Valley Bank common stock outstanding on that date. The members of the board of directors and executive officers of Tri-Valley Bank have each entered into a shareholder agreement with respect to the merger and have agreed to vote their shares of Tri-Valley Bank common stock in favor of the merger proposal. For further information, see "The Merger—Shareholder Agreements" beginning on page 53. As of the record date, Heritage beneficially held no shares of Tri-Valley Bank common stock.

Record Date and Quorum

        The Tri-Valley Bank board of directors has fixed the close of business on [    •    ] [    •    ], 2018 as the record date for determining the holders of Tri-Valley Bank common stock entitled to receive notice of and to vote at the special shareholders' meeting.

        As of the Tri-Valley Bank record date, there were [    •    ] shares of Tri-Valley Bank common stock outstanding and entitled to vote at the Tri-Valley Bank special shareholders' meeting held by [    •    ] holders of record. Each share of Tri-Valley Bank common stock entitles the holder to one vote at the Tri-Valley Bank special shareholders' meeting on each proposal to be considered at the Tri-Valley Bank special shareholders' meeting.

        A majority of the shares entitled to vote, represented either in person or by a properly executed proxy, will constitute a quorum at the special shareholders' meeting. Votes cast will be counted by the inspectors of election at the special shareholders' meeting. The inspectors will treat abstentions and "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but they are not treated as shares voted on any proposal. Broker non-votes are shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable rules of the stock exchange or other self-regulatory organization of which the broker or nominee is a member.

Required Vote

  Required Vote to Approve the Merger Proposal

        The affirmative vote of a majority of the issued and outstanding shares of Tri-Valley Bank common stock entitled to vote is required to approve the merger proposal.

  Required Vote to approve the Adjournment Proposal

        Assuming a quorum is present, the affirmative vote of a majority of the shares of Tri-Valley Bank common stock represented (in person or by proxy) at the Tri-Valley Bank special shareholders' meeting and entitled to vote on the proposal is required to approve the adjournment proposal.

Treatment of Abstentions; Failure to Vote

        For purposes of the Tri-Valley Bank special shareholders' meeting, an abstention occurs when a Tri-Valley Bank shareholder attends the Tri-Valley Bank special shareholders' meeting, either in person or by proxy, but abstains from voting.

  •
  For the merger proposal, an abstention or a failure to vote will have the same effect as a vote cast "AGAINST" this proposal.

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  For the adjournment proposal, abstentions will have no effect on such proposals, unless there are insufficient votes in favor of these proposals, such that the affirmative votes constitute less than a majority of the required quorum. In such cases, abstentions will have the same effect as a vote "AGAINST" this proposal.

Voting on Proxies; Incomplete Proxies

        Giving a proxy means that a Tri-Valley Bank shareholder authorizes the persons named in the enclosed proxy card to vote its shares at the special shareholders' meeting in the manner it directs. A Tri-Valley Bank shareholder may vote by proxy or in person at the special shareholders' meeting. If you hold your shares of common stock in your name as a shareholder of record, to submit a proxy, you, as a shareholder, may use one of the following methods:

  •
  By telephone: Use any touch-tone telephone to vote your proxy 24 hours a day, seven days a week. Follow the instructions on your proxy card in order to vote by telephone.

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  Through the Internet: Use the Internet to vote your proxy 24 hours a day, seven days a week. Follow the instructions on your proxy card in order to vote through the internet.

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  By mail: Complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

        Tri-Valley Bank requests that Tri-Valley Bank shareholders vote by telephone, over the Internet or by completing, signing and dating the accompanying proxy and returning it to Tri-Valley Bank as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Tri-Valley Bank common stock represented by it will be voted at the Tri-Valley Bank special shareholders' meeting in accordance with the instructions contained on the proxy card.

        If any proxy is returned without indication as to how to vote, the shares of Tri-Valley Bank common stock represented by the proxy will be voted as recommended by the Tri-Valley Bank board of directors, including "FOR" the merger proposal and "FOR" the adjournment proposal, in which case you will be prohibited from asserting dissenters' rights. In addition, your proxy confers discretionary authority to the proxy holders may use their discretion to vote on any other matters to be voted upon at the special shareholders' meeting that were not known to the Tri-Valley Bank board of directors a reasonable time before the date of this proxy document.

        If a Tri-Valley Bank shareholder's shares are held in "street name" by a broker, bank or other nominee, the shareholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

        Every Tri-Valley Bank shareholder's vote is important. Accordingly, each Tri-Valley Bank shareholder should complete, sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not the Tri-Valley Bank shareholder plans to attend the special shareholders' meeting in person.

Shares Held in Street Name

        If you are a Tri-Valley Bank shareholder and your shares are held in "street name" through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to Tri-Valley Bank or by voting in person at the special shareholders' meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of Tri-Valley Bank common stock on behalf of their customers may not give a proxy to Tri-Valley Bank to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are a Tri-Valley Bank shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

  •
  your broker, bank or other nominee may not vote your shares on the merger proposal, which broker non-votes will have the same effect as a vote "AGAINST" this proposal; and

  •
  your broker, bank or other nominee may not vote your shares on the adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal, unless there are insufficient votes in favor of this proposal, such that the affirmative votes constitute less than a majority of the required quorum. In such cases, abstentions will have the same effect as a vote "AGAINST" this proposal.

Revocability of Proxies and Changes to a Tri-Valley Bank Shareholder's Vote

        Tri-Valley Bank shareholders have the power to change their votes at any time before their shares of Tri-Valley Bank common stock are voted at the special shareholders' meeting by:

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  sending a notice of revocation to Tri-Valley Bank, Attention: Corporate Secretary, 3160 Crow Canyon Rd., Suite 160, San Ramon, California 94583, stating that you would like to revoke your proxy;

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  logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

  •
  sending a completed proxy card bearing a later date than your original proxy card; or

  •
  attending the Tri-Valley Bank special shareholders' meeting and voting in person.

        If you choose any of the first three methods, you must take the described action no later than the beginning of the Tri-Valley Bank special shareholders' meeting. If you choose to send a completed proxy card bearing a later date than your original proxy card or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the Tri-Valley Bank special shareholders' meeting. If you have instructed a bank, broker or other nominee to vote your shares of Tri-Valley Bank common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Solicitation of Proxies

        The cost of solicitation of proxies from Tri-Valley Bank shareholders will be borne by Tri-Valley Bank. Tri-Valley Bank will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, Tri-Valley Bank's directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Attending the Tri-Valley Bank Special Shareholders' Meeting

        All Tri-Valley Bank shareholders as of the record date, or their duly appointed proxies, may attend the special shareholders' meeting.

        If you hold your shares of Tri-Valley Bank common stock in your name as a shareholder of record and you wish to attend the Tri-Valley Bank special shareholders' meeting, please bring your proxy and evidence of your stock ownership, such as your most recent account statement, to the Tri-Valley Bank special shareholders' meeting. You must also bring valid photo identification.

        If your shares of Tri-Valley Bank common stock are held in "street name" in a stock brokerage account or by a bank or nominee and you wish to attend the Tri-Valley Bank special shareholders' meeting, you need to bring a copy of a bank or brokerage statement to the Tri-Valley Bank special shareholders' meeting reflecting your stock ownership as of the record date. You must also bring valid photo identification.

Merger Proposal

        As discussed throughout this proxy statement/prospectus, Tri-Valley Bank is asking its shareholders to approve the merger proposal. You should carefully read this proxy statement/prospectus in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. In particular, you are directed to the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus.

        The Tri-Valley Bank board of directors recommends that you vote "FOR" the merger proposal.

        Each of the directors and executive officers of Tri-Valley Bank has entered into a shareholder agreement with Heritage and HBC, pursuant to which they have agreed to vote "FOR" the merger proposal. For more information regarding the shareholder agreements, please see the section entitled "The Merger—Shareholder Agreements" beginning on page 53.

Adjournment Proposal

        The special shareholders' meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special shareholders' meeting to approve the merger proposal.

        If the number of shares of Tri-Valley Bank common stock present or represented and voting in favor of the merger proposal is insufficient to approve the merger proposal, Tri-Valley Bank intends to move to adjourn the special shareholders' meeting in order to enable the Tri-Valley Bank board of directors to solicit additional proxies for approval of the proposal. In that event Tri-Valley Bank will ask its shareholders to vote only upon the adjournment proposal, and not the merger proposal.

        In the adjournment proposal, Tri-Valley Bank is asking its shareholders to authorize the holder of any proxy solicited by the Tri-Valley Bank board of directors to vote in favor of granting discretionary authority to the proxy holders, to adjourn the special shareholders' meeting to another time and place for the purpose of soliciting additional proxies. If the Tri-Valley Bank shareholders approve the adjournment proposal, Tri-Valley Bank could adjourn the special shareholders' meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Tri-Valley Bank shareholders who have previously voted.

        The Tri-Valley Bank board of directors recommends that you vote "FOR" the adjournment proposal.

Tri-Valley Bank 2018 Annual Meeting

        As a result of the pending merger with Heritage, the Tri-Valley Bank board of directors does not plan to hold its 2018 annual meeting of shareholders. Tri-Valley's bylaws provide that annual meetings shall be held in May of each year, unless the Tri-Valley Bank board of directors selects a different date, and the 2017 annual meeting was held on May 25, 2017. If the merger is consummated during 2018, as anticipated, Tri-Valley Bank shareholders will become Heritage shareholders and Tri-Valley Bank will cease to exist as a corporation, so no annual meeting of Tri-Valley Bank shareholders would be necessary. If, for any reason, completion of the merger is delayed, or the merger agreement is terminated, the Tri-Valley Bank board of directors would then determine whether to call for an annual meeting of Tri-Valley Bank shareholders for 2018, in order to remain in compliance with the bylaws of Tri-Valley Bank and applicable law.

THE MERGER

        The following is a discussion of the merger and the material terms of the merger agreement between Heritage, HBC, and Tri-Valley Bank. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This section is not intended to provide you with any factual information about Heritage or Tri-Valley Bank. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings of Heritage with the SEC, as described in the section entitled "Where You Can Find More Information" beginning on page 87.

Terms of the Merger

  Transaction Structure

        Heritage's and Tri-Valley Bank's boards of directors have approved the merger agreement. In addition, Tri-Valley Bank's board of directors unanimously recommend that the Tri-Valley Bank shareholders approve the merger proposal. No approval of Heritage's shareholders is required to complete the merger. The merger agreement provides for the acquisition of Tri-Valley Bank by Heritage through the merger of Tri-Valley Bank with and into HBC, a bank chartered under the laws of California and the wholly-owned bank subsidiary of Heritage, with HBC continuing as the surviving corporation.

  Merger Consideration

        In the merger each share of Tri-Valley Bank common stock owned by a Tri-Valley Bank shareholder will be converted into the right to receive 0.0489 shares of Heritage common stock. A Tri-Valley Bank shareholder will receive cash in lieu of any fractional shares of Heritage common stock such holder is entitled to receive, without interest.

        Based on the 20-day volume weighted average share price of Heritage common stock of $15.76 per share on December 19, 2017, the last trading day before the announcement of the merger, the value of the merger consideration was $0.77 per share. Based on the closing share price of Heritage common stock of $[    •    ] on [    •    ] [    •    ], 2018, the most recent day for which information was available prior to the printing and mailing of this proxy statement/prospectus, the value of the merger consideration was $[    •    ] per share. The share price of Heritage common stock will fluctuate and accordingly, the value of the merger consideration you receive may be different than either of these amounts.

  Treatment of Tri-Valley Bank Stock Options and Warrants

        Each outstanding option to purchase shares of Tri-Valley Bank common stock, whether or not vested and whether or not then exercisable, will be cancelled and the holder of the option will be entitled to receive, subject to any required tax withholding, an amount in cash, without interest, from Tri-Valley Bank equal to the excess over the exercise price per share, if any, of the per share exchange ratio multiplied by the volume weighted average of the closing price for shares of Heritage common stock as quoted on the NASDAQ Global Select Market for the twenty consecutive trading days ending on the fifth trading day immediately prior to the merger closing date.

        A warrant to purchase 2,020,202 shares of Tri-Valley Bank common stock, held by one of Tri-Valley Bank's directors will be cancelled and the holder of the warrant will be entitled to receive, subject to any required tax withholding, an amount in cash, without interest, from Heritage equal to $888,889, representing the excess of $0.77 over the exercise price of $0.33 per share.

Background of the Merger

        As part of their ongoing consideration and evaluation of their respective long-term prospects and strategies, each of Heritage's and Tri-Valley Bank's board of directors and senior management have regularly reviewed and assessed their respective business strategies and objectives, including potential strategic opportunities, all with the goal of enhancing value for their respective shareholders. These potential strategic opportunities, from time to time, have included, among other things, the consideration of potential business combination transactions. The strategic considerations have focused on, among other things, the business and regulatory environment facing financial institutions generally and Heritage and Tri-Valley Bank, respectively, in particular, as well as conditions and ongoing consolidation in the financial services industry. Consistent with this approach, Tri-Valley Bank's board of directors met with several investment banking firms in the Spring of 2017 to discuss the bank's strategic alternatives, including representatives of FIG Partners at a board meeting held on May 9, 2017.

        On June 7, 2017, without deciding whether to pursue a strategic transaction or remain independent, the Tri-Valley Bank board of directors retained FIG to act as an independent financial advisor to Tri-Valley Bank and the Tri-Valley Bank board of directors to assist the board in its consideration of alternative strategies to enhance long-term shareholder value, including a potential merger or sale of the bank. The board of directors selected FIG Partners based on the firm's experience in advising community banks in merger transactions.

        In connection with the foregoing, the Tri-Valley Bank board of directors also formed an M&A committee to evaluate potential merger opportunities consisting of David Beretta, Louis M. Cosso, Daljit Hundal and Mark E. Lefanowicz (chair) and Stephen S. Taylor. The members of the M&A Committee were selected based on their experience with prior merger and acquisition transactions in the financial industry and their status as independent (non-employee) directors.

        During the third quarter of 2017, at the direction of the M&A Committee, FIG Partners contacted 11 potential acquirers to gauge market interest in a potential transaction involving Tri-Valley Bank. Of the entities contacted, eight executed nondisclosure agreements and conducted limited due diligence on

Tri-Valley Bank. Of these, four potential acquirers including Heritage submitted nonbinding indications of interest in September 2017. Heritage proposed an all-stock transaction with an implied value of approximately $0.75 cents per share and an aggregate value of $31.3 million, assuming the exercise of all warrants and the cancelation of stock options in exchange for cash payments, or approximately $29.3 million based on the number of shares of Tri-Valley Bank common stock outstanding. Heritage's proposal was subject to the completion of Heritage's due diligence and required that Tri-Valley Bank agree to 60-day exclusivity period in order to allow Heritage the opportunity to negotiate a definitive merger agreement with Tri-Valley Bank and to complete its due diligence. The three other parties proposed stock or mixed stock and cash transactions with lower implied valuations than Heritage's proposal.

        On September 19, 2017, the M&A Committee reviewed the four proposals with FIG and its legal counsel from Sheppard, Mullin, Richter and Hampton LLP, which we refer to as Sheppard Mullin, and, unanimously voted to recommend that the full Tri-Valley Bank board of directors approve Heritage's nonbinding indication of interest to continue discussions with Heritage exclusively. On September 21, 2017, the Tri-Valley Bank board of directors considered the four proposals at a regular meeting. At the meeting, M&A Committee reported its activities to the board of directors and recommended that the board approved the bank's entry into the nonbinding indication of interest with Heritage. Representatives of FIG advised the board regarding the financial aspects of the four proposals. FIG also reviewed financial aspects of the bank remaining independent and continuing to grow its business in accordance with Tri-Valley Bank's business plan. A representative of Sheppard Mullin advised Tri-Valley Bank's board of directors concerning its fiduciary duties and Heritage's proposed nonbinding indication of interest. After discussion, Tri-Valley Bank board of directors approved Heritage's indication of interest, subject to the negotiation of several nonfinancial terms. On October 3, 2017, Tri-Valley Bank executed Heritage's nonbinding indication of interest and entered into an exclusivity agreement with Heritage in which Tri-Valley Bank agreed not to discuss an alternative strategic transaction with any other party before December 2, 2017.

        During September and October 2017, Heritage continued its due diligence of Tri-Valley Bank both on-site at Tri-Valley Bank's headquarters and through an online data room, as well as through conversations with Tri-Valley Bank's management and advisors. On October 27, 2017, Heritage's legal counsel, Buchalter, A Professional Corporation, which we refer to as Buchalter, delivered an initial draft of the definitive merger agreement. On October 31, 2017, the M&A Committee reviewed the draft with FIG and a representative of Sheppard Mullin. The draft merger agreement included a fixed exchange ratio of 0.0529 shares of Heritage common stock, which implied a value of $0.80 per share based on the trading price of Heritage common stock on that date. The draft also included several financial tests among the conditions to Heritage's obligation to complete the transaction, including a requirement that Tri-Valley Bank maintain a minimum level of shareholders equity. During the month of November, Tri-Valley Bank and Heritage and their advisors negotiated the terms of the definitive agreement and exchanged revised drafts of the merger agreement, with Tri-Valley Bank's M&A Committee leading and making key decisions in negotiations with Heritage while periodically reporting to the full board of directors.

        During November, the parties' negotiations included discussions of the possibility that new lower federal tax rates, if implemented, would lower the value of Tri-Valley Bank's deferred tax asset and, in turn, Tri-Valley Bank's shareholder's equity, likely to a level below the minimum required as a closing condition. On December 1, 2017, as a result of further due diligence findings and the potential impact of tax reform on Tri-Valley Bank's shareholders' equity, Heritage proposed a revised fixed exchange of ratio of 0.0517 shares of Heritage common stock, which would be subject to potential reduction to the extent that Tri-Valley Bank's shareholders' equity at closing was less than the minimum required as a result of the proposed tax reform. On December 4, 2017, Buchalter, Heritage's legal counsel, delivered to Tri-Valley Bank's counsel a revised draft of the merger agreement reflecting this change.

        On December 13, 2017, the Tri-Valley Bank board of directors convened a special meeting to consider the draft of the merger agreement. FIG reviewed the financial aspects of the transaction.

        On December 14, 2017, the Tri-Valley Bank board of directors convened another special meeting to consider the draft of the merger agreement. Sheppard Mullin, Tri-Valley Bank's legal counsel, provided a detailed overview of the merger agreement and related exhibits including voting agreements and non-competition/non-solicitation agreements and advised the board concerning its fiduciary duties. At that meeting, FIG reviewed the financial aspects of the proposed merger, which provided for a fixed exchange ratio of 0.0517 shares, which implied a value of $0.82 per share based on the closing price of Heritage common stock reported on Nasdaq the previous day, but if Tri-Valley Bank's federal tax rate were lowered to 21% as a result of potential tax reform, FIG Partners estimated that the resulting decrease in Tri-Valley Bank's shareholders equity could cause the exchange ratio to decrease to an estimated 0.0479 with an implied value of $0.76 per share of Tri-Valley common stock. Among other factors, the Board considered that even if the exchange ratio decreased to 0.0479, the proposed merger agreement with Heritage still had a higher implied value than any of the other three offers the bank received. Four of the bank's directors opposed the approval of the merger agreement as presented and indicated that they would not sign their voting and non-competition/non-solicitation agreements in support of the transaction contemplated by the merger agreement.

        During the following days, Tri-Valley Bank and Heritage continued negotiations surrounding the exchange ratio. On December 18, 2017, Heritage's Chief Executive Officer, attended a special meeting of the Tri-Valley Bank board of directors to discuss the merger. In the course of the discussion the board of directors proposed increasing the fixed exchange ratio to an implied value of $0.77 per share based on the 20-day weighted closing price of Heritage's common stock while both eliminating any potential adjust to the exchange ratio and revising the measurement of Tri-Valley Bank's shareholders' equity for purposes of the merger agreement's shareholder equity test exclude any impact of a lower tax rate. Heritage's Chief Executive Officer said that he would take the proposal back to his board and advise Tri-Valley later that day. Subsequently, Heritage's Chief Executive Officer informed the Tri-Valley Chairman of the Board that Heritage would be agreeable to the proposal as outlined for $0.77 per share subject to Heritage board approval. Later that day, Buchalter, Heritage's counsel, delivered a revised draft of the merger agreement to Tri-Valley Bank's counsel, which included an increased fixed exchange ratio of 0.0489 shares of Heritage common stock, which had an implied value of $0.77 per share based on the 20-day volume weighted average closing price of Heritage's common stock of $15.76 on December 19, 2017.

        The Tri-Valley Bank board of directors met again on December 20, 2017. Prior to the meeting, Mr. Beretta submitted his resignation, stating that he could be unable to comply with his non-competition agreement and shareholder agreement. Tri-Valley Bank's legal counsel, provided a detailed overview of the changes to the merger agreement since last reviewed with the board. At that meeting, FIG reviewed the financial aspects of the proposed merger and rendered an opinion to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by FIG Partners as set forth in such opinion, the merger consideration to be received by the holders of Tri-Valley Bank common stock in the proposed merger was fair, from a financial point of view, to such holders. The Tri-Valley Bank board of directors then unanimously approved the merger agreement and other related documents.

        On December 20, 2017, the Heritage board of directors met with its management, financial advisors and legal counsel, who reviewed with the board the terms of the merger agreement, the strategic rationale for the transaction, financial considerations that were material to the transaction, and the board's fiduciary duties. The board of directors then unanimously adopted a joint resolution of the boards of directors of Heritage and HBC approving the merger and directing Mr. Kaczmarek to execute the merger agreement.

        At the conclusion of the respective board meetings on December 20, 2017, and pursuant to the resolutions adopted by each of Heritage's and Tri-Valley Bank's board of directors, Heritage and Tri-Valley Bank executed the merger agreement and all related documents, dated as of December 20, 2017.

        After closing of the stock markets on December 20, 2017, both companies issued a joint press release announcing the execution of the merger agreement and the terms of the proposed merger. At the time of announcement, the transaction had a value of approximately $31.6 million or $0.77 per common share of Tri-Valley Bank based on the 20-day volume weighted average share price of Heritage common stock of $15.76 on December 19, 2017.

Reasons for the Merger and Recommendation of the Tri-Valley Bank Board of Directors

        In unanimously approving the merger agreement, the merger and other transactions contemplated in the merger agreement as being in the best interests of Tri-Valley Bank and its shareholders and recommending that Tri-Valley Bank shareholders vote "FOR" the merger agreement, the Tri-Valley Bank board of directors consulted with Tri-Valley Bank management, as well as its independent financial and legal advisors, and considered a number of factors, including the following material factors:

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  Its knowledge of Tri-Valley Bank's business, operations, financial condition, asset quality, earnings, capital and prospects both as an independent organization, as a possible acquirer executing its strategic plan and as a part of a combined company with Heritage, as well as under various other alternative scenarios;

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  Its understanding of Heritage's business, operations, regulatory and financial condition, asset quality, earnings, capital and prospects taking into account presentations by senior management of the results of due diligence review and information from FIG Partners and Sheppard Mullin;

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  Its belief that the merger will provide Tri-Valley Bank's shareholders with an investment in a commercial banking franchise with a sufficiently diversified revenue stream, strong capital ratios, a strong funding base and good future prospects that has the potential to deliver a higher value to Tri-Valley Bank's shareholders than alternatives to the merger;

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  The complementary nature of the cultures and product mix of Tri-Valley Bank and Heritage;

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  The expanded possibilities, including organic growth and future acquisitions and other strategic transactions, that would be available to the combined company, given its larger size, asset base, capital, market capitalization and trading liquidity and footprint;

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  The fact that the value of the merger consideration for holders of Tri-Valley Bank common stock at the time of execution of the merger agreement at $0.77 per share based on the 20-day volume weighted average share price of Heritage common stock of $15.76 on December 19, 2017, the last trading day before the merger was announced, represents a premium of approximately 22.22% over the $0.63 last reported trading price of Tri-Valley Bank common stock on the OTC Market Group's OTC Pink market on December 19, 2017, and the board's review of similar transactions and belief that the transaction is likely to provide greater future value to Tri-Valley Bank's shareholders that Tri-Valley Bank on a stand-alone basis;

  •
  The financial analyses of FIG Partners and the written opinion of FIG Partners, Tri-Valley Bank's financial advisor, dated as of December 20, 2017, delivered to the Tri-Valley Bank board of directors to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of Tri-Valley Bank common stock;

  •
  The effects of the merger on other Tri-Valley Bank employees which would increase the retention of Tri-Valley Bank customers and the likelihood of success of the combined companies;

  •
  The board's understanding of the current and prospective environment in which Tri-Valley Bank and Heritage operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on Tri-Valley Bank both with and without the proposed transaction;

  •
  The payment by Heritage of a quarterly dividend of $0.10 per share on its common stock, and the expectation such dividend will be continued and possibly increased in the future;

  •
  The merger is consistent with Tri-Valley Bank's strategic plan, including improving customer attraction, retention and service;

  •
  The ability of Heritage and HBC to complete the merger from a financial and regulatory perspective;

  •
  The equity interest in the combined company that Tri-Valley Bank's existing shareholders will receive in the merger, which allows such shareholders to continue to participate in the future success of the combined company;

  •
  The board's understanding that the merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and, as such, the merger generally is intended to result in favorable U.S. federal income tax consequences to all of the parties, including Tri-Valley Bank's shareholders; and

  •
  The board's review with its independent legal advisor, Sheppard Mullin, of the material terms of the merger agreement, including the board's ability, under certain circumstances, to withdraw its recommendation to Tri-Valley Bank's shareholders, to accept a superior acquisition proposal and terminate the merger agreement in certain circumstances, subject to the potential payment by Tri-Valley Bank of a termination fee of $1.5 million to Heritage, which the board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement.

        The Tri-Valley Bank board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

  •
  The potential risk of diverting management attention and resources from the operation of Tri-Valley Bank's business and towards the completion of the merger;

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  The restrictions on the conduct of Tri-Valley Bank's business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Tri-Valley Bank from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Tri-Valley Bank absent the pending merger;

  •
  The merger-related costs;

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  The fact that the interests of certain of Tri-Valley Bank's directors and executive officers may be different from, or in addition to, the interests of Tri-Valley Bank's other shareholders as described under the heading "—Interests of Tri-Valley Bank's Directors and Executive Officers in the Merger" beginning on page 50;

  •
  The fact that, because 100% of the merger consideration consists of a fixed exchange ratio of 0.0489 shares of Heritage common stock, the market value of the shares of Heritage common stock that Tri-Valley Bank shareholders will receive in the Merger is unknown and Tri-Valley

    Bank shareholders could be adversely affected by a decrease in the trading price of Heritage common stock during the pendency of the merger;

  •
  The fact that, while Tri-Valley Bank expects that the merger will be consummated, there can be no assurance that all conditions to the parties' obligations to complete the merger agreement will be satisfied, including the risk that necessary regulatory or Tri-Valley Bank shareholder approval might not be obtained and, as a result, the merger may not be consummated;

  •
  The risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger; and

  •
  The fact that Tri-Valley Bank would be obligated to pay to Heritage a termination fee of $1.5 million if the merger agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with Tri-Valley Bank from pursuing such a transaction.

        The foregoing discussion of the information and factors considered by the Tri-Valley Bank board of directors is not intended to be exhaustive, but includes the material factors considered by the Tri-Valley Bank board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Tri-Valley Bank board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Tri-Valley Bank board of directors considered all these factors as a whole, including discussions with, and questioning of Tri-Valley Bank's management and Tri-Valley Bank's independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

        Tri-Valley Bank's board of directors unanimously approved the merger agreement and unanimously recommends that Tri-Valley Bank's shareholders vote "FOR" the approval of the Tri-Valley Bank merger proposal.

        This summary of the reasoning of Tri-Valley Bank's board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Note Statement Regarding Forward-Looking Statements" beginning on page 17.

        Each of the directors and executive officers of Tri-Valley Bank has entered into a shareholder agreement with Heritage, pursuant to which they have agreed to vote "FOR" the merger proposal. For more information regarding the shareholder agreements, see the section entitled "The Merger—Shareholder Agreements" beginning on page 53.

Opinion of Tri-Valley Bank's Financial Advisor

        FIG Partners delivered to the board of directors of Tri-Valley Bank its opinion dated December 20, 2017 that, based upon and subject to the various considerations set forth in its written opinion, the merger consideration to be paid by Heritage to the shareholders of Tri-Valley Bank is fair from a financial point of view. In requesting FIG Partners' advice and opinion, no limitations were imposed by Tri-Valley Bank upon FIG Partners with respect to the investigations made or procedures followed by it in rendering its opinion. The full text of the opinion of FIG Partners, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix B. Tri-Valley Bank shareholders should read this opinion in its entirety.

        FIG Partners is a nationally recognized investment banking firm and, as part of its investment banking business, it is regularly engaged in the valuation of financial institutions in connection with mergers and acquisitions, private placements and for other corporate purposes. As a specialist in securities of financial institutions, FIG Partners has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. Tri-Valley Bank's board of directors selected FIG Partners to act as its financial advisor in connection with the merger on the basis of the firm's reputation and expertise in transactions such as the merger.

        FIG Partners will receive a fee from Tri-Valley Bank for performing its financial advisory services in connection with the merger and in rendering a written opinion to Tri-Valley's board of directors as to the fairness, from a financial point of view, to Tri-Valley Bank shareholders of the merger consideration paid by Heritage; a portion of such fee is contingent upon the consummation of the merger. Further, Tri-Valley Bank has agreed to indemnify FIG Partners against any claims or liabilities arising out of FIG Partners' engagement by Tri-Valley Bank. This opinion has been reviewed by FIG Partners' compliance officer and Fairness Committee consistent with internal policy. Apart from this transaction, FIG Partners has not had a material relationship with Tri-Valley Bank or Heritage for which FIG Partners has received compensation during the prior two years.

        FIG Partners' opinion is directed only to the fairness, from a financial point of view, of the merger consideration to be received and as such, does not constitute a recommendation to any Tri-Valley Bank shareholder as to how the shareholder should vote at the Tri-Valley Bank shareholder meeting. The summary of the opinion of FIG Partners set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

        The following is a summary of the analyses performed by FIG Partners in connection with its fairness opinion. Certain analyses were presented to the board of directors of Tri-Valley Bank by FIG Partners. The summary set forth below does not purport to be a complete description of either the analyses performed by FIG Partners in rendering its opinion or the presentation delivered by FIG Partners to the board of directors of Tri-Valley Bank, but rather it provides a summary of the material analyses performed and presented by FIG Partners.

        The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, FIG Partners did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. FIG Partners may have given various analyses more or less weight than other analyses. Accordingly, FIG Partners believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors considered and deemed relevant, could create an incomplete view of the process underlying the analyses set forth in its report to the board of directors of Tri-Valley Bank and its fairness opinion.

        In performing its analyses, FIG Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Tri-Valley Bank and Heritage. The analyses performed by FIG Partners are not necessarily indicative of actual realizable values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of FIG Partners' analysis of the fairness to the Tri-Valley Bank shareholders of the merger consideration to be received, from a financial point of view. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. FIG Partners' opinion does not address the relative merits of the merger as compared to any other business combination in which Tri-Valley Bank might engage. In addition, as described above, FIG Partners' opinion was one of many factors taken into consideration by the board of directors of Tri-Valley Bank in making its determination to approve the merger agreement.

        During the course of its engagement, and as a basis for arriving at its opinion, FIG Partners reviewed and analyzed various materials bearing upon the financial and operating conditions of

Tri-Valley Bank and Heritage and material prepared in connection with the merger, including, among other things, the following:

  •
  reviewed the final draft of the merger agreement as of December 19, 2017;

  •
  reviewed certain historical publicly available business and financial information concerning Tri-Valley Bank including, among other things, quarterly and annual reports filed by Tri-Valley Bank with the FDIC;

  •
  reviewed certain historical publicly available business and financial information concerning the Heritage including, among other things, quarterly and annual reports filed with the SEC, the Federal Reserve and the FDIC;

  •
  reviewed certain internal financial statements and other financial and operating data concerning Tri-Valley Bank and Heritage as well as analyzed pro forma regulatory capital levels;

  •
  utilized earnings per share estimates for Tri-Valley Bank as provided by the senior management of Tri-Valley Bank;

  •
  utilized publicly available median analyst earnings per share estimates for Heritage for the years ending December 31, 2017 and 2018, and an estimated long-term annual earnings per share growth rate for the years thereafter;

  •
  used in its analyses certain assumptions related to transaction expenses, purchase accounting adjustment as well as certain cost savings. With respect to these estimates, the senior management of Tri-Valley Bank and Heritage confirmed to us that they reflected the best currently available estimates of the senior management of Tri-Valley Bank and Heritage;

  •
  reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that FIG Partners considered and deemed relevant;

  •
  reviewed trading activity in Tri-Valley Bank's and Heritage's common stock over the last twelve months relative to price and volume;

  •
  reviewed Tri-Valley Bank's and Heritage's financial performance and current valuation metrics relative to other publicly traded banks which were deemed similar to Tri-Valley Bank and Heritage; and

  •
  performed such other analyses and considered such other factors as FIG Partners deemed relevant and appropriate.

        FIG Partners also took into account its experience in other transactions, as well as its knowledge of the commercial banking industry and its general experience in securities valuations.

        In rendering its opinion, FIG Partners assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the financials and other materials provided by, or discussed with, us by Tri-Valley Bank and Heritage or publicly available. In that regard, FIG Partners assumed that the financial analysis provided to, or discussed with, FIG Partners by Tri-Valley Bank or made available by Heritage or derived there from, including, without limitation, the synergies and other financial forecasts have been reasonably prepared on a basis reflecting the best currently available information and judgments of Tri-Valley Bank and Heritage. FIG Partners is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and assumed that such allowances for Tri-Valley Bank and Heritage are in the aggregate adequate to cover such losses. FIG Partners was not retained to and did not conduct a physical inspection of any of the properties or facilities of Tri-Valley Bank and Heritage. In addition, FIG Partners did not review individual credit files nor did FIG Partners make an independent evaluation or appraisal of the assets and liabilities of Tri-Valley Bank and Heritage or any of their respective subsidiaries, nor was FIG Partners furnished with any such evaluations or appraisals.

Contribution Analysis

        FIG Partners analyzed the relative contribution of Tri-Valley Bank and Heritage to the pro forma balance sheet and income of the combined entity, assuming approximately 100% of the merger consideration consists of Heritage common stock. This analysis excluded purchase accounting adjustments. To perform this analysis, FIG Partners used historical balance sheet and net income data for both companies as of September 30, 2017. The results of FIG Partners' analysis are set forth in the following table, which also compares the results of the analysis with the implied pro forma ownership percentages of Tri-Valley Bank and Heritage respective shareholders in the combined company:

	Heritage	Tri-Valley Bank
Pro Forma Shares Outstanding(1)	95.2%	4.8%
Total Assets	95.1%	4.9%
Total Loans	92.7%	7.3%
Total Deposits	95.1%	4.9%
Tangible Common Equity(2)	91.6%	8.4%
Net Income (trailing four quarters)(3)	97.6%	2.4%
Market Capitalization(1)(4)	96.0%	4.0%

(1)
Based on 39,062,712 shares outstanding, including restricted stock that vest at closing

(2)
Common equity less goodwill and other intangible assets

(3)
Tri-Valley Bank's net income adjusted for non-recurring items

(4)
Based on Heritage's stock price of $15.51 and Tri-Valley Bank's stock price of $0.63 as of the last trade on December 19, 2017, which was the last trading day before the transaction was announced.

Tri-Valley Bank's Public Trading Metrics

        FIG Partners compared Tri-Valley Bank's current trading valuation metrics to a group of nationally publicly traded comparable companies to assess the relative value of Tri-Valley Bank's stock.

        The peer group includes commercial banking companies located nationally that have total assets between $100 million and $200 million and NPA/Assets of less than 1.5% (the "Comparable Companies—National"). This group consisted of the following 19 companies:

Comparable Companies	State
JTNB Bancorp Inc.	PA
Security Bancorp	TN
Virginia Bank Bankshares Inc.	VA
Lewis & Clark Bank	OR
Mercersburg Financial Corp.	PA
First National Bank of Groton	NY
First Bank of Ohio	OH
Solera National Bancorp Inc.	CO
Metro Phoenix Bank	AZ
Pandora Bancshares Inc.	OH
Absecon Bancorp	NJ
Clarion County Community Bank	PA
Ohana Pacific Bank	HI
Mountain-Valley Bankshares Inc.	WV
UNB Corp.	PA
CBC Holding Company	GA
Community 1st Bank	ID
Crazy Woman Creek Bancorp	WY
Town Center Bank	IL

        FIG Partners calculated the medians and averages of the following relevant current valuation ratios on the Comparable Companies—National: the percentage of the stock price to tangible book value and the multiple of stock price to the last twelve months earnings. The results of this analysis are as follows:

	Last Twelve Months of Earnings Per Share (x)	Tangible Book Value (%)
Tri-Valley Bank	35.9	121.4
Companies—National Median	15.3	90.9
Companies—National Average	19.9	91.0

        FIG Partners compared Tri-Valley Bank's current trading valuation metrics to a group of selected publicly traded comparable companies to assess the relative value of Tri-Valley Bank's stock.

        The peer group includes commercial banking companies located in California that have total assets between $100 million and $300 million and NPAs/Assets less than 1.5% (the "Comparable Companies—Midwest"). This group consisted of the following eight companies:

Comparable Companies	State
Community Bank of the Bay	CA
Community Bancorp of Santa Maria	CA
Pacific Alliance Bank	CA
Pacific Valley Bank	CA
Americas United Bank	CA
Northern CA National Bank	CA
Partners Bank of California	CA
Friendly Hills Bank	CA

        FIG Partners calculated the medians and averages of the following relevant current valuation ratios on the Comparable Companies—Midwest: the percentage of the stock price to tangible book value and the multiple of stock price to the last twelve months earnings. The results of this analysis are as follows:

	Last Twelve Months of Earnings Per Share (x)	Tangible Book Value (%)
Tri-Valley Bank	35.9	121.4
Companies—CA Median	18.1	112.5
Companies—CA Average	18.0	114.3

Comparable Transaction Analysis

        FIG Partners reviewed two groups of comparable merger transactions. The first group consisted of transactions announced between January 1, 2017 and December 19, 2017 that involved target banks headquartered in the U.S. with total assets between $100 million and $250 million, and NPAs/Assets of less than 2.5%, (the "Comparable Transactions—National"). All forms of consideration types were included where 100% of the entity was acquired, the group was limited to targets that were either bank holding companies, commercial banks, or savings banks/thrifts and transactions in which pricing was disclosed. This group consisted of the following 20 transactions:

Date Announced	Acquiror	Acquiror State	Target	Target State
12/18/17	Equity Bancshares Inc.	KS	Adams Diary Bancshares Inc.	MO
12/01/17	Guaranty Federal Bancshares Inc.	MO	Hometown Bancshares Inc.	MO
08/07/17	Investar Holding Corp.	LA	BOJ Bancshares Inc.	TX
08/02/17	Atlantic Community Bancshares Inc.	PA	BBN Financial Corporation	CT
08/01/17	PB Financial Corp		CB Financial Corp	NC
07/21/17	Delmar Bancorp	MD	Liberty Bell Bank	NJ
07/19/17	Guaranty Bancorp	CO	Castle Rock Bank Holding Co.	CO
06/27/17	Entegra Financial	NC	Chattahoochee Bank of Georgia	GA
06/26/17	Meridian Bancorp Inc.	MA	Meetinghouse Bancorp Inc.	MA
06/01/17	Charter Financial Corp.	GA	Resurgens Bancorp	GA
05/31/17	Peoples's Utah Bancorp	UT	Town & County Bank Inc.	UT
05/23/17	Horizon Bancorp	IN	Lafayette Community Bancorp	IN
04/26/17	Mid-America Financial Corp.	KS	Morgan Financial Corp.	CO
04/24/17	National Commerce Corp.	AL	Patriot Bank	FL
04/12/17	First Community Corp.	SC	Cornerstone Bancorp	SC
03/29/17	First Bank	NJ	Bucks County Bank	PA
03/22/17	United Bancshares Inc.	OH	Benchmark Bancorp Inc.	OH
03/15/17	Kinderhook Bank Corp.	NY	Patriot Federal Bank	NY
02/17/17	West Town Bancorp Inc.	NC	Sound Banking Co.	NC
01/11/17	South Missouri Bancorp Inc.	MO	Tammcorp Inc.	MO

        The second group consisted of transactions announced between November 8, 2016 and December 19, 2017 that involved target banks headquartered in the West (MT, WY, CO, UT, AZ, NV, WA, OR, CA, AK, & HI,) with total assets between $100 million and $500 million (the "Comparable Transactions—West"). All forms of consideration types were included where 100% of the entity was acquired. The group was limited to targets that were either bank holding companies, commercial banks, or savings banks/thrifts and transactions in which pricing was disclosed. This group consisted of the following ten transactions:

Date Announced	Acquiror	Acquiror State	Target	Target State
12/15/17	Amalgamated Bank	NY	New Resource Bancorp	CA
11/07/17	Suncrest Bank	CA	CBBC Bancorp	CA
07/31/17	Bank of Marin Bancorp	CA	Bank of Napa	CA
06/15/17	First Foundation Inc.	CA	Community 1st Bancorp	CA
05/02/17	Seacoast Commerce Banc	CA	Capital Bank	CA
04/27/17	Central Valley Community Bancorp	CA	Folsom Lake Bank	CA
04/24/17	Sierra Bancorp	CA	OCB Bancorp	CA
04/11/17	Washington Federal Inc.	WA	Anchor Bancorp	CA
03/23/17	Northwest Bancorp	WA	CenterPointe Community Bank	OR
12/15/17	BayCom Corp.	CA	First ULB Corp.	CA

        FIG Partners calculated the medians of the following relevant transaction ratios in the Comparable Transactions—National, and Comparable Transactions—West, the multiple of the offer value to the acquired company's tangible book value; the multiple of the offer value to the acquired company's last twelve months net income; and the tangible book value premium to core deposits. FIG Partners compared these multiples with the corresponding multiples for the merger, valuing the total consideration that would be received pursuant to the merger agreement at approximately $29.6 million, or $0.76 per Tri-Valley Bank share based upon a fixed exchange ratio of 0.0489 and the share price of Heritage common stock of $15.51 on December 19, 2017, the last trading date before the transaction was announced. In calculating the multiples for the merger, FIG Partners used Tri-Valley Bank's tangible book value, last twelve months net income, and total core deposits as of September 30, 2017. The results of this analysis are as follows:

			Comparable Transactions—National
	Tri-Valley Bank Amount ($000)(1)
Dollars in thousands		Transaction Multiple	Median Multiple	Minimum Multiple	Maximum Multiple
Valuation Metric
Tangible Common Equity(2)	$20,404	152.3%	148.4%	71.6%	185.6%
LTM Core Earnings(3)	$731	42.5x	23.1x	5.8x	34.6x
Core Deposits(4)	$89,341	12.0%	6.8%	–1.4%	18.6%

(1)
Tri-Valley Bank September 30, 2017 data

(2)
Adjusted for unpaid, un-accrued preferred stock dividends

(3)
Adjusted for loss on sale of OREO ($207,000) and assumed normalized tax-rate on pre-tax adjusted earnings

(4)
Excludes certificates of deposits greater than $100,000

			Comparable Transactions—West
Dollars in thousands	Tri-Valley Bank Amount ($000)(1)	Transaction Multiple	Median Multiple	Minimum Multiple	Maximum Multiple
Valuation Metric
Tangible Common Equity(2)	$20,404	152.3%	174.5%	99.2%	202.1%
LTM Net Income(3)	$731	42.5x	23.0x	13.3x	31.0x
Core Deposits(4)	$89,341	12.0%	8.4%	–0.2%	16.5%

(1)
Tri-Valley Bank September 30, 2017 data

(2)
Adjusted for unpaid, un-accrued preferred stock dividends

(3)
Adjusted for loss on sale of OREO ($207,000) and assumed normalized tax-rate on pre-tax adjusted earnings

(4)
Excludes certificates of deposits greater than $100,000

        The Comparable Transactions—National group suggested a range of value of $0.37 to $0.97, with a median of $0.77 on a tangible common equity basis and a range of value of $0.49 to $0.95 with a median of $0.68 on a core deposit basis. The Comparable Transactions—West group suggested a range of value of $0.52 to $1.06, with a median of $0.91 on a tangible common equity basis and a range of value of $0.52 to $0.90, with a median of $0.71 on a core deposit basis. FIG Partners noted that the merger consideration of $0.76 per share was within the range of values suggested by the comparable transaction analysis.

Discounted Cash Flow Analysis

        FIG Partners estimated the value of Tri-Valley Bank common stock by calculating the present value of Tri-Valley Bank's projected future earnings stream and projected future equity. Tri-Valley Bank provided FIG Partners with the internal budget for 2017 with a net gain of $3.9 million and, based on discussions with Tri-Valley Bank management, projections were modeled for years ending 2018, 2019, 2020 and 2021 assuming modest growth and slightly improving profitability.

 Tri-Valley Bank Projections

Dollars in thousands, except per share amounts	2017E	2018E	2019E	2020E	2021E
Total assets	$158,545	$181,511	$206,539	$216,935	$228,324
Net income available to common shareholders	$3,934	$1,024	$1,181	$1,766	$1,863
Tangible equity	$20,704	$21,728	$22,909	$24,675	$26,538
Tangible book value per share	$0.51	$0.54	$0.56	$0.61	$0.65
Return on average assets	2.81%	0.60%	0.61%	0.83%	0.84%
Return on average equity	19.14%	4.83%	5.29%	7.42%	7.28%

        FIG Partners applied a price to tangible book value multiple at ratios ranging from 150% to 190% of Tri-Valley Bank's estimated tangible book value in 2021 and price to earnings multiple at ratios ranging 18 to 22 times Tri-Valley Bank's 2021 estimated earnings to derive two unique terminal values. The present value of these terminal amounts were then calculated based on a range of discount rates of 12% to 14%. The discount rates selected by FIG Partners were intended to reflect different assumptions regarding the required rates of return for holders of Tri-Valley Bank common stock. The two analyses and the underlying assumptions yielded a range of values for Tri-Valley Bank stock.

		Price / Tangible Book Value Terminal Multiples—Sensitivity Table(1)
		1.50 x	1.60x	1.70x	1.80x	1.90x
	12.0%	$0.61	$0.65	$0.69	$0.73	$0.77
	12.5%	$0.59	$0.63	$0.67	$0.71	$0.75
Discount Rate	13.0%	$0.58	$0.62	$0.66	$0.70	$0.74
	13.5%	$0.57	$0.61	$0.65	$0.69	$0.73
	14.0%	$0.56	$0.60	$0.64	$0.67	$0.71

		Price / Earnings Acquisition Multiples—Sensitivity Table(1)
		18.0 x	19.0 x	20.0 x	21.0 x	22.0 x
	12.0%	$0.51	$0.54	$0.57	$0.60	$0.62
	12.5%	$0.50	$0.53	$0.56	$0.58	$0.61
Discount Rate	13.0%	$0.49	$0.52	$0.55	$0.57	$0.60
	13.5%	$0.48	$0.51	$0.54	$0.56	$0.59
	14.0%	$0.47	$0.50	$0.53	$0.55	$0.58

(1)
Based on Tri-Valley Bank shares outstanding of 39,080,961 as of September 30, 2017

        FIG Partners assigned the greatest significance to the terminal values represented by 170% of 2021 estimated tangible book value and 20 times 2021 estimated earnings. The consideration of $0.76 to be received by Tri-Valley Bank is substantially above the indicated range on a tangible book value basis using a terminal multiple of 170% and using a price to earnings multiple of 20.0 times. When taking into account the full range of discount rates and multiples, the consideration paid to Tri-Valley Bank exceeds the indicated range.

Pro Forma Financial Impact

        FIG Partners analyzed certain potential pro forma effects of the merger, based on the following assumptions: (i) the merger closes in the second calendar quarter of 2018, and; (ii) each share of the outstanding Tri-Valley Bank common stock is converted into the number of shares of Heritage stock resulting from an exchange ratio of 0.0489 equal to the Exchange. FIG Partners also incorporated the following assumptions, as provided by or based on discussion with the respective senior managements of Tri-Valley Bank and Heritage: (a) purchase accounting adjustments consisting of (i) a credit mark on loans and (ii) a core deposit intangible asset; (b) estimated annual cost savings; (c) estimated, pre-tax, one-time transaction costs; and (d) an annual pre-tax opportunity cost of cash. The analysis indicated that the merger could be accretive to the combined company's estimated earnings per share in 2018 (excluding one-time transaction expenses) and dilutive to estimated tangible book value per share at close. In connection with this analyses, FIG Partners considered and discussed with the board of directors and senior management of Tri-Valley Bank how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Comparable Company Analysis—Combined Company

        FIG Partners used publicly available information to compare selected financial information for the Heritage in combination with Tri-Valley Bank to two groups of financial institutions selected by FIG Partners, using financial information as of the most recent quarter and market data available on December 19, 2017. The first peer group consisted of 16 publicly-traded U.S. banks institutions with total assets between $2.0 billion and $4.0 billion. The U.S. peer group consisted of the following companies:

Comparable Companies	State
First of Long Island Corp	NY
QCR Holdings Inc	IL
Horizon Bancorp	IN
Guaranty Bancorp	CO
Byrn Mawr Bank Corp.	PA
Byline Bancorp	IL
Mercantile Bank Corp.	MI
Stock Yards Bancorp	KY
MidWestOne Financial Grp Inc.	IA
German American Bancorp Inc.	IN
Arrow Financial Corp.	NY
National Commerce Corp	AL
Veritex Holdings Inc.	TX
Peoples Financial Services	PA
Sierra Bancorp	CA
West Bancorp	IA

	Last Twelve Months of Earnings Per Share (x)	Tangible Book Value (%)
Heritage	20.5	269.5
Companies—National Median	19.8	220.2
Companies—National Average	19.4	221.8

        The second group consisted of 11 Western U.S. publicly traded financial institutions with total assets between $1.0 billion and $5.0 billion. The West peer group consisted of the following companies:

Comparable Companies	State
TriCo Bancshares	CA
First Foundation Inc.	CA
Heritage Financial Corp.	WA
Preferred Bank	CA
Bank of Marin Bancorp	CA
Sierra Bancorp	CA
RBB Bancorp	CA
Central Valley Community Bncp	CA
Bank of Commerce Holdings	CA
Pacific Mercantile Bancorp	CA
Riverview Bancorp Inc.	WA

	Last Twelve Months of Earnings Per Share (x)	Tangible Book Value (%)
Heritage	20.5	269.5
Companies—West Median	19.7	186.9
Companies—West Average	19.5	204.4

        As described above, based upon the foregoing analyses and all other factors considered and deemed relevant as well as other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, FIG Partners determined that the merger consideration to be paid to the Tri-Valley Bank shareholders was fair, from a financial point of view. FIG Partners' opinion and presentation to Tri-Valley Bank's board of directors were among the many factors taken into consideration by Tri-Valley Bank's board in making its determination to approve the merger, and to recommend that Tri-Valley Bank shareholders approve the merger.

Material United States Federal Income Tax Consequences of the Merger

        The following is a general description of the anticipated material U.S. federal income tax consequences of the merger. This discussion is based upon the Internal Revenue Code, the United States federal income tax regulations promulgated or proposed thereunder (the "Treasury Regulations"), judicial authorities and published positions of the Internal Revenue Service, all as currently in effect and all of which are subject to change. Accordingly, the U.S. federal income tax consequences of the merger to the holders of Tri-Valley Bank common stock could differ from those described below.

        Except as specifically stated herein, this discussion is limited to U.S. holders (as defined below) that hold shares of Tri-Valley Bank common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code for U.S. federal income tax purposes. This discussion does not address the tax consequences applicable to Tri-Valley Bank shareholders that are not U.S. holders, nor does it address all of the tax consequences that may be relevant to particular U.S. holders that are subject to special treatment under U.S. federal income tax laws, including, without limitation, financial institutions, insurance companies, partnerships and other pass-through entities, tax-exempt organizations, regulated investment companies, real estate investment trusts, dealers in securities or currencies, U.S. persons whose functional currency is not the U.S. dollar, traders in securities that elect to use a mark-to-market method of accounting, persons that hold Tri-Valley Bank common stock as part of a straddle, hedge, constructive sale or conversion transaction, certain former citizens and long-term residents of the United States, U.S. persons owning 5% or more of Tri-Valley Bank common stock or who are affiliates of Tri-Valley Bank and U.S. holders that acquired their shares of Tri-Valley Bank common stock through the exercise of an employee stock option or otherwise as compensation.

        If a partnership or other entity taxed as a partnership holds Tri-Valley Bank common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships holding Tri-Valley Bank common stock and partners in such partnerships should consult with their tax advisors about the tax consequences of the merger to them.

        This discussion neither addresses the tax consequences of the merger under state, local or foreign tax laws nor any U.S. federal tax consequences other than income tax, including, but not limited to, U.S. federal gift tax and estate tax consequences. This discussion also does not address the tax consequences of any transaction other than the merger.

        For purposes of this section, the term "U.S. holder" means a beneficial owner of Tri-Valley Bank common stock that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or a political subdivision thereof, (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source, or (iv) a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or that has validly elected under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

  Tax Consequences of the Merger

        The merger has been structured to qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code for U.S. federal income tax purposes. Buchalter, A Professional Corporation, counsel to Heritage, and Sheppard Mullin Richter & Hampton LLP, counsel to Tri-Valley Bank, have each agreed to deliver an opinion, dated the closing date of the merger, to the effect that the merger will be treated as a "reorganization" for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code. The opinions will assume that the merger will be completed according to the terms of the merger agreement without waiver or modification of any provision thereof. The opinions will rely on the facts as stated in the merger agreement, the Registration Statement on Form S-4 filed by Heritage in connection with the merger (of which this proxy statement/prospectus is a part) and certain other documents. In rendering the opinions, counsel will rely on the representations of Tri-Valley Bank, Heritage, and HBC, to be delivered at the time of closing (and counsel will assume that any representation that is qualified by belief, knowledge or materiality is true, correct and complete without such qualification). If any assumption or representation is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected. The opinions will be based on statutory, regulatory and judicial authority existing as of the date of the opinion.

        An opinion of counsel represents such counsel's best legal judgment, but is not binding on the Internal Revenue Service or on any court. Neither Tri-Valley Bank, Heritage nor HBC intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the opinions.

        Based on representations to be contained in representation letters of officers of Tri-Valley Bank, Heritage, and HBC all of which must continue to be true and accurate in all material respects as of the effective time of the merger, and subject to the other matters set forth above, it is the respective opinions of Buchalter and Sheppard Mullin that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Based upon the foregoing, it is the opinion of Buchalter and Sheppard Mullin that the material U.S. federal income tax consequences of the merger will be as described below.

  Tax Consequences of the Merger for Tri-Valley Bank

        Except as described below under "—Cash in Lieu of Fractional Shares of Heritage," a U.S. holder that exchanges all of its shares of Tri-Valley Bank common stock for shares of Heritage common stock pursuant to the merger will not recognize gain or loss in connection with such exchange.

        A U.S. holder's aggregate tax basis in the Heritage common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below under "—Cash in Lieu of Fractional Shares of Heritage," will equal such U.S. holder's aggregate tax basis in the Tri-Valley Bank common stock surrendered by such U.S. holder in the merger. The holding period for the shares of Heritage common stock received by such U.S. holder in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below under "—Cash in Lieu of Fractional Shares of Heritage," will include the holding period for the shares of Tri-Valley Bank common stock exchanged therefor. If a U.S. holder acquired different blocks of Tri-Valley Bank common stock at different times or different prices, such holder's tax basis and holding periods may be determined with reference to each block of Tri-Valley Bank common stock.

  Cash in Lieu of Fractional Shares of Heritage

        A U.S. holder that receives cash instead of a fractional share of Heritage common stock will be treated as having received the fractional share of Heritage common stock pursuant to the merger and then having exchanged the fractional share of Heritage common stock for cash in a redemption by Heritage. This deemed redemption will be treated as a sale or exchange and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the portion of the basis of the shares of Tri-Valley Bank common stock allocable to such fractional interest. Such gain or loss will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder's holding period for the Tri-Valley Bank common stock exchanged by such U.S. holder is greater than one year as of the effective time of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax on "net investment income" as provided in Section 1411 of the Internal Revenue Code.

        Notwithstanding the previous paragraph, if the receipt of the cash is deemed to be essentially equivalent to the distribution of a dividend to the U.S. holder, the gain would be treated as dividend income. A dividend from Heritage would generally be treated as a "qualified dividend" and, as such, taxed at the same rates applicable to long-term capital gains.

  Dissenting Shareholders

        A dissenting U.S. holder who exchanges all of the holder's shares of Tri-Valley Bank common stock for cash generally will recognize capital gain or loss equal to the difference between (i) the amount of cash received by the holder and (ii) the holder's adjusted tax basis in the Tri-Valley Bank common stock exchanged therefor. Such gain or loss generally will constitute capital gain or loss and, if the holder held the shares for more than one year at the effective time of the exchange, will be long-term capital gain or loss. Long-term capital gains of non-corporate U.S. holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax on "net investment income" as provided in Section 1411 of the Internal Revenue Code.

  Information Reporting and Backup Withholding

        Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a current rate of 24% (for 2018) of the cash payable to the U.S. holder, unless the U.S. holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security number) and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

        THE FOREGOING IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO TRI-VALLEY BANK SHAREHOLDERS. TRI-VALLEY BANK SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER TO THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL (INCLUDING THE ALTERNATIVE MINIMUM TAX), STATE, LOCAL OR FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

Accounting Treatment of the Merger

        The merger will be accounted for under the acquisition method of accounting under generally accepted accounting principals. Under this method, Tri-Valley Bank's assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of HBC. Any excess between the purchase price for Tri-Valley Bank and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with FASB Accounting Standards Codification (ASC) Topic 350, "Intangibles—Goodwill and Other," the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Heritage in connection with the merger will be amortized to expense. The financial statements of Heritage after the merger will reflect the results attributable to the acquired operations of Tri-Valley Bank beginning on the date of completion of the merger.

Sale or Transfer of Heritage Common Stock

        The shares of Heritage common stock that you receive as a result of the merger will be registered under the Securities Act of 1933 as amended, or the Securities Act. You may freely trade, sell or transfer these shares of Heritage common stock if you are not considered an "affiliate" of Heritage, as that term is defined in the federal securities laws. Generally, an "affiliate" of Heritage is any person or entity directly or indirectly controlling or who is controlled by Heritage. Heritage's affiliates generally include directors, certain executive officers and holders of 10% or more of Heritage's common stock.

Regulatory Approvals Required for the Merger

        Completion of the merger is subject to the receipt of all approvals required to complete the transactions contemplated by the merger agreement from the Federal Reserve and the California Department of Business Oversight and the expiration of any applicable statutory waiting periods, in each case subject to the condition that none of the approvals shall contain any "burdensome condition". The merger agreement defines a "burdensome condition" to mean any condition that would, or would be reasonably likely to, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that a party would not have entered into the merger agreement had such conditions, restrictions or requirements been known at the date of execution of the merger agreement. Each of Heritage and Tri-Valley Bank have agreed to take all actions that are necessary, proper and advisable in connection with obtaining all regulatory approvals, and have agreed to fully cooperate with the other in the preparation and filing of the applications and other documents necessary to complete the transactions contemplated by the merger. Heritage, HBC and Tri-Valley Bank have filed, or are in the process of filing, applications and notifications to obtain these regulatory approvals.

        Although the parties currently believe they should be able to obtain all required regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to the combined company after the completion of the merger or will contain a burdensome condition.

  Federal Reserve Application Under the Bank Merger Act

        Because HBC is a state member bank regulated by the Federal Reserve, prior approval of the merger of Tri-Valley Bank with and into HBC is required from the Federal Reserve, pursuant to Section 18(c) of the Federal Deposit Insurance Act, which we refer to as the Bank Merger Act (12 U.S.C. Section 1828(c)). In evaluating an application filed under the Bank Merger Act, the Federal Reserve is required to take into consideration (i) the competitive impact of the proposed transactions, (ii) financial and managerial resources and future prospects of the banks party to the merger, (iii) the convenience and needs of the communities served by the banks and their compliance with the Community Reinvestment Act, (iv) the banks' effectiveness in combating money-laundering activities, and (v) the extent to which the proposed transactions would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review under the Bank Merger Act, the Federal Reserve provides an opportunity for public comment on the application for the merger and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

        Transactions approved by the Federal Reserve under the Bank Merger Act generally may not be completed until thirty days after the approval of the Federal Reserve is received, during which time the Department of Justice may challenge the transaction on antitrust grounds. With the approval of the Federal Reserve and the concurrence of the Department of Justice, the waiting period may be reduced to no less than fifteen days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the Department of Justice could analyze the merger's effect on competition differently than the Federal Reserve, and thus it is possible that the Department of Justice could reach a different conclusion than the Federal Reserve does regarding the merger's effects on competition. A determination by the Department of Justice not to object to the merger may not prevent the filing of antitrust actions by private persons or the state attorney general.

  California Department of Business Oversight Applications

        The prior approval of the California Department of Business Oversight will be required under Section 4880 et seq. of the California Financial Code to merge Tri-Valley Bank with and into HBC. In reviewing the merger of Tri-Valley Bank with and into HBC, the Department of Business Oversight will consider (i) the competitive impact of the merger, (ii) the adequacy of the surviving depository corporation's shareholders' equity and financial condition, (iii) whether the directors and executive officers of the surviving depository institution will be satisfactory, (iv) whether the surviving depository corporation will afford reasonable promise of successful operation and whether it is reasonable to believe that the surviving depository corporation will be operated in a safe and sound manner and in compliance with all applicable laws, and (v) whether the merger is fair, just and equitable to the disappearing depository corporations and the surviving depository corporations.

  Additional Regulatory Approvals, Notices and Filings

        Additional notifications, filings and/or applications will be submitted to various other federal and state regulatory authorities and self-regulatory organizations in connection with the merger.

        Although Heritage and Tri-Valley Bank expect to obtain the required regulatory approvals, there can be no assurances as to if, or when, these regulatory approvals will be obtained, the terms and conditions on which the approvals may be granted, or whether there will be litigation challenging such approvals. There can likewise be no assurances that U.S. or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of any such challenge.

Management and Board of Directors of Heritage After the Merger

        Upon completion of the merger, the composition of the board of directors of the combined company will be the same as the current board of Heritage. The Heritage board of directors currently consists of nine directors and, upon the completion of the merger, they will continue as the members of the board of directors.

        The current executives and senior officers of Heritage and HBC will continue in their current positions. Information about the current Heritage directors and executive officers can be found in the documents listed under the section entitled "Where You Can Find More Information" beginning on page 87.

Interests of Tri-Valley Bank Directors and Executive Officers in the Merger

        In considering the recommendation of the Tri-Valley Bank board of directors with respect to the merger, Tri-Valley Bank shareholders should be aware that the executive officers and directors of Tri-Valley Bank have certain interests in the merger that may be different from, or in addition to, the interests of Tri-Valley Bank shareholders generally. The Tri-Valley Bank board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby and making its recommendation that Tri-Valley Bank shareholders vote to approve the merger proposal. These interests are described in further detail below.

  Stock Ownership

        The directors and executive officers of Tri-Valley Bank beneficially owned (excluding options and warrants) as of the record date, a total of 20,336,488 shares of Tri-Valley Bank common stock, representing approximately 52.06% of the total outstanding shares of Tri-Valley Bank common stock. Each of the directors and executive officers of Tri-Valley Bank has entered into a shareholder agreement with Heritage pursuant to which, among other things, the directors and executive officers have agreed to vote any shares they beneficially own in favor of the merger proposal. The directors and executive officers of Tri-Valley Bank will receive the same per share exchange ratio as the other shareholders of Tri-Valley Bank.

  Stock Options

        Each outstanding option to purchase shares of Tri-Valley Bank common stock, including options held by executive officers and directors, whether or not then vested and whether or not then exercisable, will be cancelled and the holder of the option will be entitled to receive, subject to any required tax withholding, an amount in cash, without interest, from Tri-Valley Bank equal to the product of the total number of shares of Tri-Valley Bank common stock subject to the option, times the excess of the exercise price per share, if any, of the per share exchange ratio multiplied by the volume weighted average of the closing prices for shares of Heritage common stock as quoted on the

NASDAQ Global Select Market for the twenty consecutive trading days ending on the fifth trading day immediately before the closing date, which we refer to as the stock option consideration.

        The directors and executive officers of Tri-Valley Bank hold options to purchase an aggregate of 1,485,715 shares of common stock of Tri-Valley Bank which are exercisable or will become exercisable at the effective time of the merger. Each of these option holders has executed an option holder agreement with Heritage pursuant to which the option holders have agreed not to exercise their options prior to the effective time of the merger and providing that their options will terminate at the effective time of the merger in consideration for payment at the effective time of the merger of an amount in cash equal to the stock option consideration. The form of option holder agreement is included as Annex E to the merger agreement attached to this proxy statement/prospectus as Appendix A.

        The following table sets forth the amount of the cash payment the executive officers of Tri-Valley Bank will receive in exchange for the cancelation of their in-the-money stock options, assuming the closing share price of Heritage common stock of $15.51 on December 19, 2017, the last trading day before the announcement of the merger, and is calculated based on the difference between the per share exchange ratio and the exercise price of the options.

Executive Officer	Options Vested At December 20, 2017	Options that Will Vest as a Result of Merger	Total Options	Total Cash Payment Upon Merger
Marshall Griffin	—	—	—	$—
Arnold T. Grisham	535,715	—	535,715	$218,807
Glen E. Lezama	250,000	—	250,000	$102,110

        The following table sets forth the amount of the cash payment each non-employee director of Tri-Valley will receive in exchange for the cancelation of his options, assuming the closing share price of Heritage common stock of $15.51 on December 19, 2017, the last trading day before the announcement of the merger, and is calculated based on the difference between the per share exchange ratio and the exercise price of the options.

Director	Options Vested At December 20, 2017	Options that Will Vest as a Result of Merger	Total Options	Total Cash Payment Upon Merger
Louis M. Cosso	66,667	33,333	100,000	$31,344
Daljit Hundal	66,667	33,333	100,000	$31,344
Mark E. Lefanowicz	66,667	33,333	100,000	$31,344
Regina Liang Muehlhauser	16,667	33,333	50,000	$10,922
Robert A. Obana	66,667	33,333	100,000	$28,844
Guy Rounsaville, Jr.	66,667	33,333	100,000	$31,344
James DeLano	50,000	—	50,000	$20,422
Robert Dimino	50,000	—	50,000	$20,422
Stephen S. Taylor	—	—	—	—
Brian K. Solsrud	—	—	—	—

  Restricted Stock

        Each executive officer of Tri-Valley Bank holds restricted shares of Tri-Valley Bank common stock that have not vested as of the date of this proxy statement/prospectus. Under the terms of their restricted stock agreements and the Tri-Valley Bank equity plan, these shares of restricted stock will fully vest as a result of the merger, subject to any tax withholding, and the holders of the restricted stock will receive the same consideration as the other shareholders of Tri-Valley Bank. The following table sets forth the number of unvested shares of restricted stock held by executive officers that will become vested as a result of the merger and the value of such shares, assuming the closing share price of Heritage common stock of $15.51 on December 19, 2017:

	Number of shares of Unrestricted Stock	Value as of December 19, 2017
Marshall Griffin	150,000	$113,766
Arnold T. Grisham	240,000	$182,025
Glen E. Lezama	150,000	$113,766

  Warrant

        Stephen S. Taylor, one of Tri-Valley Bank's directors, beneficially owns a warrant to purchase 2,020,202 shares of Tri-Valley Bank common stock with an exercise price of $0.33 per share. The warrant expires on April 23, 2019, and by its terms Mr. Taylor has the right to have his warrant assumed by Heritage. Mr. Taylor has agreed with Heritage not to exercise the warrant prior to the closing of the merger as required by the merger terms. At the close of the merger, Mr. Taylor will be entitled to receive, subject to any required tax withholding, an amount in cash, without interest, from Heritage equal to $888,889, representing the excess of $0.77 over the exercise price per share. In addition, Tri-Valley Bank will pay Mr. Taylor $50,000 for relinquishing his right to have the warrant assumed by Heritage.

  Change in Control Payments under Employment Agreements

        Tri-Valley Bank's three executive officers, Marshall Griffin, Arnold T. Grisham and Glen E. Lezama, have entered into contracts with Tri-Valley Bank that provide severance payments on a change of control. Each employment agreement provides that if within two years of a change in control, the executive's employment is terminated by the Tri-Valley Bank (or its successor), or the executive terminates the employment agreement for a "good reason," the executive is entitled to a sum equal to twelve months salary, plus accrued and unpaid salary and any incentive compensation earned but yet paid up through the date of termination. In the event any payments made to the executive would be nondeductible by reason of Section 280G of the Internal Revenue Code, the amounts payable to the executive will be reduced to the largest amount that could be paid without any portion being nondeductible by reason of Section 280G. The merger will constitute a change of control for purposes of the employment agreements. The forgoing severance payments are conditioned upon the executive executing and delivering to Tri-Valley Bank (or its successor) a release of claims agreement.

  Summary of Payments to Executive Officers

        The following table summarizes certain payments to be received by the executive officers of Tri-Valley Bank as a result of the consummation of the transactions under the merger agreement. These estimated amounts are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus. Some of these assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by an executive officer may differ from the amounts set forth below.

Name(1)	Cash(2)	Stock Options(3)	Restricted Stock(4)	Total
Marshall Griffin	$160,000	$—	$113,766	$273,766
Arnold T. Grisham	$225,000	$218,807	$182,025	$625,832
Glen E. Lezana	$170,000	$102,110	$113,766	$385,876

(1)
If applicable, values computed assuming the closing share price of Heritage common stock of $15.51 on December 19, 2017, the last trading day before the announcement of the merger, and is calculated based on the difference between the per share exchange ratio and the exercise price of the options.

(2)
Represents estimated amount payable under employment agreements with respect to termination of executive following a change in control. It is not anticipated that any of these amounts will be reduced, as required by Section 280G of the Internal Revenue Code as excess parachute payments.

(3)
Represents amount payable to executive with respect to options that will accelerate as a result of the merger.

(4)
Represents the value of the shares of restricted stock that will be accelerated and assumes that the closing value of Heritage common stock is $15.51 per share, which was the closing price of Heritage common stock on December 19, 2017, the last day of trading before the announcement of the merger.

        The cash amounts to be paid to the executive officers described in the table and footnotes above will be paid in a lump sum by Tri-Valley Bank immediately prior to the effective time of the merger.

  Insurance

        Pursuant to the merger agreement, Heritage is required to maintain in effect the current policies of directors' and officers' liability insurance maintained by Tri-Valley Bank (or comparable coverage) for a period of six years from the effective date of the merger with respect to possible claims against directors and/or executive officers of Tri-Valley Bank arising from facts or events which occurred prior the effective time of the merger.

  Indemnification

        Heritage agreed to indemnify the directors and officers of Tri-Valley Bank, against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of Tri-Valley Bank or a subsidiary thereof to the fullest extent that the indemnified party would be entitled under the articles of incorporation and bylaws of Tri-Valley Bank as in effect on the date of the merger agreement and to the extent permitted by applicable law.

Shareholder Agreements

        In connection with entering into the merger agreement and as an inducement to the willingness of Heritage and HBC to enter into the merger agreement, each of the Tri-Valley Bank directors and executive officers executed and delivered to Heritage a shareholder agreement, which we refer to collectively as the shareholder agreements. Each director and executive officer entered into the shareholder agreement in his or her capacity as the record or beneficial owner of shares and/or stock options of Tri-Valley Bank and not in his or her capacity as a director or executive officer of Tri-Valley Bank. The following summary of the shareholder agreements is subject to, and qualified in its entirety by reference to, the full text of the shareholder agreements attached as Annex A to the merger agreement included this proxy statement/prospectus as Appendix A.

        Pursuant to the shareholder agreements, each director and executive officer agreed to vote his or her shares of Tri-Valley Bank common stock:

  •
  in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement;

  •
  against any action or agreement that could be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement under the merger agreement; and

  •
  except with the prior written consent of Heritage, vote against the following actions (other than the merger and the transactions contemplated by the merger agreement): (i) any extraordinary corporate transactions, such as a merger, consolidation or other business combination; (ii) any sale, lease or transfer of a material amount of the assets; (iii) any change in the majority of the Tri-Valley Bank board of directors; (iv) any material change in the present capitalization; (v) any amendment of the articles of incorporation or bylaws; (vi) any other material change in the corporate structure or business; or (vii) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially adversely affect the merger.

        Each director, in his or her capacity as a shareholder, also agreed not to enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with the above clauses.

        Until the earlier of the termination of the merger agreement or the effective time of the merger, each director agreed not to, directly or indirectly:

  •
  sell, transfer, exchange, pledge, assign, hypothecate, encumber, tender or otherwise dispose of, or enforce or permit execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with Tri-Valley Bank or any other person;

  •
  enter into any contract, option or other agreement, arrangement or understanding with respect to the transfer of, directly or indirectly, any of the shares or any securities convertible into or exercisable for shares, any other capital stock of Tri-Valley Bank or any interest in any of the foregoing with any person;

  •
  enter into swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the shares;

  •
  take any action that would make any of the shareholder's representations or warranties contained in the shareholder agreement untrue or incorrect in any material respect or have the effect of preventing or disabling the shareholder from performing the shareholder's obligations under the shareholder agreement; or

  •
  deposit any Tri-Valley Bank shares in a voting trust or grant any proxy (other than to the proxy holders identified by the Tri-Valley Bank board for the special shareholders' meeting to approve the merger) or enter into any voting agreement with respect to the shares.

        Each director and executive officer, in his or her capacity as a shareholder, has further agreed to not directly or indirectly initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or reasonably would be expected to lead to an acquisition proposal, or participate in any discussion or negotiations regarding any acquisition proposal, or furnish, or otherwise afford access, to any person (other than Heritage) to any information or data with respect to Tri-Valley Bank or otherwise relating to an acquisition proposal.

        Mr. Taylor also agreed not to exercise the warrant he holds that is exercisable into 2,020,202 shares of Tri-Valley Bank Common Stock.

        The obligations of the shareholders will terminate upon the earlier of the consummation of the merger, or if the merger is not consummated, upon the termination of the merger agreement.

Non-Solicitation and Confidentiality Agreements

        In order for Heritage and HBC to have the full benefit of ownership of Tri-Valley Bank and the business it conducts, including its goodwill, following the effective time of the merger each Tri-Valley Bank director and executive officer has entered into a non-solicitation and confidentiality agreement with Heritage. The following summary is subject to, and qualified in its entirety in reference to, the full text of the agreements attached as Annex B and Annex C to the merger agreement included in this proxy statement/prospectus as Appendix A. The agreements provide that, each director and executing officer will not:

  •
  take any affirmative action, directly or indirectly, to hire, contact or solicit with respect to hiring, any person who was an employee of Tri-Valley Bank at the effective time of the merger and who becomes an employee of Heritage, HBC or any of their respective subsidiaries in connection with the merger, or induce or otherwise counsel, advise or knowingly encourage any such person to leave the employ of Heritage, HBC or any of their respective subsidiaries, and

  •
  not directly or indirectly (i) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any person having a business relationship with Tri-Valley Bank at the effective time of the merger and who continues to have a business relationship with HBC or Heritage on or after the effective time, to discontinue, reduce or restrict such relationship, or (ii) solicit or target the deposits, loans or other products and services from or to persons who were depositors, borrowers or customers of Tri-Valley Bank at the effective of the merger, except for general solicitations that are directed to the general public and not directed specifically to persons who were depositors, borrowers or customers of Tri-Valley Bank.

        General advertising or general solicitation through newspapers or other media of general circulation that is not specifically directed at employees of Tri-Valley Bank, Heritage, HBC or their respective affiliates or subsidiaries is not prohibited by the agreement.

        The non-solicitation and confidentiality agreements also provide that, other than for the benefit of Tri-Valley Bank, Heritage, HBC or their respective affiliates or subsidiaries, the Tri-Valley Bank directors and executives shall (i) not use confidential information, (ii) not disclose trade secrets, or any part of any confidential information, to any other person, and (iii) upon the request of Heritage or HBC, deliver all documents, reports, drawings, designs, plans, proposals and other tangible evidence of confidential information possessed at the effective time of the merger or thereafter acquired by the director to Heritage and HBC.

        The Tri-Valley Bank directors and executive officers also agreed to hold any and all information regarding the merger and the merger agreement in strict confidence, and not to divulge any information to any third person, until such time as the merger had been publicly announced by Tri-Valley Bank, Heritage and HBC, at which time he or she could divulge only such information as has been publicly disclosed. Each director and executive officer agreed for a two year period from the effective time of the merger to support and refrain from (i) disparaging the goodwill and reputation of

Heritage, HBC and Tri-Valley Bank, and (ii) harming the customer and client relationships of Tri-Valley Bank as of the effective time of the merger.

        Each director also agreed for a two year period from the effective time of the merger without the prior written consent of Heritage (which may be withheld in Heritage's sole and absolute discretion), with a few specific exceptions, he or she would not, directly or indirectly, own, manage, operate, control, engage in or have any interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, or consultant, provided that the director is not be prohibited from holding or making a passive investment (or in the case of some directors not to exceed 10%) of the outstanding shares in any class of security or the total outstanding equity of any such company that engages, in any manner, in the provision of commercial banking services in the specified restrictive areas (as defined in the agreement).

        The term of the non-solicitation and confidentiality agreements ends on the second anniversary of the effective time of the merger.

Dissenters' Rights of Tri-Valley Bank's Shareholders

        Dissenters' rights will be available to the Tri-Valley Bank shareholders in accordance with Chapter 13 of the California Corporations Code. The required procedure set forth in Chapter 13 of the California Corporations Code must be followed exactly or any dissenters' rights may be lost.

        The information set forth below is a general summary of dissenters' rights as they apply to Tri-Valley Bank shareholders and is qualified in its entirety by reference to Chapter 13 of the California Corporations Code which is attached to this proxy statement/prospectus as Appendix C.

  Fair Market Value of Shares

        If the merger is approved, Tri-Valley Bank shareholders who dissent from the merger by complying with the procedures set forth in Chapter 13 of the California Corporations Code will be entitled to receive an amount equal to the fair market value of their shares immediately prior to the first public announcement of the merger on December 19, 2017, excluding any change in such value as a consequence of the proposed merger.

  Voting Procedure

        In order to be entitled to exercise dissenters' rights, the shares of Tri-Valley Bank capital stock which are outstanding on the record date and entitled to vote at the special shareholders' meeting must not have been voted "FOR" the merger by the holder of such shares. Thus, any Tri-Valley Bank shareholder who wishes to dissent and executes and returns a proxy in the accompanying form or votes at the special shareholders' meeting must not vote "FOR" the merger. If the shareholder returns a proxy without voting instructions or with instructions to vote "FOR" the merger, or votes in person at the special shareholders' meeting "FOR" the merger, his or her shares will be counted as votes in favor of the merger and the shareholder will lose any dissenters' rights.

  Written Demand

        Furthermore, in order to preserve his or her dissenters' rights, a Tri-Valley Bank shareholder must make a written demand upon Tri-Valley Bank for the purchase of dissenting shares and payment to the shareholder of their fair market value, specifying the number of shares held of record by the shareholder and a statement of what the shareholder claims to be the fair market value of those shares as of December 19, 2017. The demand must be addressed to Tri-Valley Bank, 3160 Crow Canyon Rd., Suite 160, San Ramon, California 94583; Attention: Corporate Secretary, and the demand must be received by Tri-Valley Bank not later than thirty days after the date on which the written notice of approval, described below, is sent to shareholders who have not voted "FOR" approval of the merger. A vote "AGAINST" the merger does not constitute the written demand.

  Notice of Approval

        If the merger is approved by the Tri-Valley Bank shareholders, Tri-Valley Bank will have ten days after the approval to send to those shareholders who have not voted "FOR" approval of the merger a written notice of the approval accompanied by a copy of sections 1300 through 1304 of the California Corporations Code, a statement of the price determined by Tri-Valley Bank to represent the fair market value of the dissenting shares as of December 19, 2017, and a brief description of the procedure to be followed if a shareholder desires to exercise dissenters' rights. The statement of price determined by Tri-Valley Bank to represent the fair market value of dissenting shares, as set forth in the notice of approval, will constitute an offer by Tri-Valley Bank to purchase the dissenting shares at the stated price if the merger becomes effective and the dissenting shares do not otherwise lose their status as such.

  Surrender of Certificates

        Within thirty days after the date on which the notice of the approval of the merger is mailed, the dissenting shareholder must surrender to Tri-Valley Bank, at the office designated in the notice of approval, both the written demand and the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of Tri-Valley Bank capital stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

  Agreement on Price and Payment

        If Tri-Valley Bank and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement between Tri-Valley Bank and the dissenting shareholder. Payment of the fair market value of the dissenting shares will be made within thirty days after the amount thereof has been agreed upon or thirty days after any statutory or contractual conditions to the merger have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.

  Disagreement on Price and Court Determination

        If Tri-Valley Bank denies that the shares surrendered are dissenting shares, or Tri-Valley Bank and the dissenting shareholder fail to agree upon a fair market value of the shares of Tri-Valley Bank capital stock, then the dissenting shareholder of Tri-Valley Bank must, within six months after the notice of approval is mailed, file a complaint at the Superior Court of the proper county requesting the court to make the determination or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenters' rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, the fair market value.

  Withdrawal of Demand

        A dissenting shareholder may not withdraw his or her dissent or demand for payment unless Tri-Valley Bank consents to the withdrawal.

 THE MERGER AGREEMENT

        The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to, and incorporated by reference into, this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety before making any decisions regarding the merger.

Effects of the Merger

        The merger agreement provides for the merger of Tri-Valley Bank with and into HBC, a wholly-owned subsidiary of Heritage, with HBC surviving the merger. The merger agreement provides that the articles of incorporation and the bylaws of HBC as in effect immediately prior to the merger will be the articles of incorporation and bylaws of the surviving corporation. Each share of Tri-Valley Bank common stock issued and outstanding (other than shares with respect to which dissenters' rights have been perfected) will be converted into the right to receive 0.0489 shares of Heritage common stock. Each share of Heritage common stock outstanding immediately before the merger closes will remain outstanding after the effectiveness of the merger.

        As a result of the merger, there will no longer be any publicly held shares of Tri-Valley Bank common stock. Tri-Valley Bank shareholders will only participate in the surviving corporation's future earnings and potential growth through their ownership of Heritage common stock. All of the other incidents of direct ownership of Tri-Valley Bank common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Tri-Valley Bank, will be extinguished upon completion of the merger. All of the property, rights, privileges and powers of HBC and Tri-Valley Bank will vest in the surviving corporation, and all claims, obligations, liabilities, debts and duties of HBC and Tri-Valley Bank will become the claims, obligations, liabilities, debts and duties of the surviving corporation.

Effective Time of the Merger

        The merger agreement provides that the merger will be consummated no later than five business days after the satisfaction or waiver of all the closing conditions, including the receipt of all regulatory and shareholder approvals and after the expiration of all regulatory waiting periods. The merger will be consummated legally at the time the agreement of merger has been duly filed with the California Department of Business Oversight and the Secretary of State of the State of California. As of the date of this proxy statement/prospectus, the parties expect that the merger will be effective in the second or early third quarter of 2018. However, there can be no assurance as to when or if the merger will occur.

        If the merger is not completed by the close of business on October 1, 2018, the merger agreement may be terminated by either Tri-Valley Bank or Heritage, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement.

Letter of Transmittal; Exchange Agent; and Exchange Procedure

        Following the effectiveness of the merger, a letter of transmittal form will be sent by an exchange agent containing instructions for endorsing and surrendering the Tri-Valley Bank stock certificates or book entry shares. Heritage has appointed EQ Shareowner Services as its exchange agent for the purpose of exchanging the merger consideration for Tri-Valley Bank stock certificates or book-entry shares. Tri-Valley Bank shareholders must follow the instructions on the letter of transmittal to send in their Tri-Valley Bank stock certificates in exchange for new Heritage stock certificates or book-entry shares.

        Tri-Valley Bank shareholders will not receive any dividends or other distributions of any kind which are declared payable to shareholders of record of Heritage common stock after the effective time of the merger until such shareholder properly surrenders his, her or its Tri-Valley Bank stock certificates. Upon proper surrender, such shareholder will be paid, without interest, any dividends or other distributions with respect to the shares of Heritage common stock as to which the record date and payment date occurred on or after the effective time of the merger and on or before the date on which the shareholder surrendered his, her or its Tri-Valley Bank stock certificates.

        Neither Tri-Valley Bank nor Heritage will be liable to Tri-Valley Bank shareholders for such shares (or dividends or distributions thereon) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        In order for Tri-Valley Bank shareholder stock certificate surrender or book-entry shares to be accepted by the exchange agent, the letter of transmittal must be properly completed and signed and accompanied by the applicable Tri-Valley Bank stock certificates or instruments of transfer as described in the letter of transmittal. If a shareholder is unable to locate his, her or its stock certificate, the shareholder must follow instructions in the letter of transmittal regarding lost stock certificates.

        Following the completion of the merger and upon surrender of all of the certificates or book-entry shares representing former shares of Tri-Valley Bank common stock registered in the shareholder's name, or a satisfactory indemnity, if any, of certificates that are lost, stolen or destroyed, together with a properly completed letter of transmittal form, the exchange agent will mail to the shareholder the Heritage shares of common stock and any cash in lieu of fractional shares to which such shareholder is entitled, less the amount of any required withholding taxes. Tri-Valley Bank shareholders will not receive interest on any cash.

Representations and Warranties

        The merger agreement contains representations and warranties made by Tri-Valley Bank to Heritage relating to a number of matters, including the following:

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  corporate organization, qualification to do business, corporate power, and subsidiaries;

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  capitalization;

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  requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

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  absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement or completing the merger;

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  required regulatory consents necessary in connection with the merger;

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  conformity with generally accepted accounting principles of Tri-Valley Bank's financial statements;

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  internal controls;

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  absence of undisclosed liabilities;

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  allowance for loan losses;

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  off-balance sheet arrangements;

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  absence of certain changes or events since December 31, 2016;

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  taxes and tax returns;

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  government authorizations;

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  compliance with applicable law;

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  regulatory matters;

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  existing or contemplated cease-and-desist order or other orders, written agreements, memoranda of understanding or similar communications, commitment letters, directives, extraordinary supervisory letters, or board resolutions with or required by regulators or other government entities;

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  legal proceedings;

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  employee compensation and benefits matters;

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  labor and employment matters;

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  environmental matters;

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  loan portfolio;

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  risk management instruments;

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  title to securities held by Tri-Valley Bank;

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  properties and assets;

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  intellectual property;

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  information technology, security and privacy matters;

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  material contracts;

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  insurance;

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  fairness opinion from financial advisor;

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  broker's fees payable in connection with the merger;

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  affiliate transactions;

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  accuracy of Tri-Valley Bank information provided in this proxy statement/prospectus; and

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  inapplicability of takeover laws.

        The merger agreement also contains representations and warranties made by Heritage to Tri-Valley Bank relating to a number of matters, including the following:

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  corporate organization, qualification to do business, corporate power, and subsidiaries;

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  capitalization;

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  requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

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  absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement or completing the merger;

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  required regulatory consents necessary in connection with the merger;

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  proper filing of documents with regulatory agencies and the SEC and the accuracy of information contained in the documents filed with the SEC, and Sarbanes-Oxley certifications;

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  conformity with generally accepted accounting principles and SEC requirements of Heritage's financial statements filed with the SEC;

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  taxes and tax returns;

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  regulatory matters;

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  community reinvestment act;

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  legal proceedings;

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  labor matters;

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  broker's fees payable in connection with the merger; and

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  accuracy of Heritage information provided in this proxy statement/prospectus.

        Certain of the representations and warranties by Tri-Valley Bank and Heritage are qualified as to "materiality" or "material adverse effect."

        "Material Adverse Effect" means for Tri-Valley Bank and Heritage (and its subsidiaries), any effect, event fact, development, condition, change, occurrence or circumstance that, individually or in the aggregate, (a) is, or is reasonably expected to be, materially adverse to the business, condition, capitalization, assets, liabilities, operations, or financial performance, of such party taken as a whole, or (b) prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of such party to perform its obligations under the merger agreement or to consummate the merger or the other transactions contemplated by the merger agreement on a timely basis; provided, however, that such a material adverse effect shall not be deemed to include an effect on such a party arising out of relating to or resulting from, (i) changes generally affecting the economy, financial or securities markets, (ii) the announcement of the merger and the other transactions contemplated by the merger agreement, (iii) any outbreak or escalation of war or hostilities or any act of terrorism, (iv) changes in the trading price or trading volume of the such party's common stock in and of itself, but not including the underlying changes thereof, (v) general conditions in the financial industry, including changes in laws, regulations rules, GAAP or regulatory accounting requirements or (vi) any changes made or actions taken or not taken by a party at the request or with the consent of the other; provided further, however, that any effect referred to in clauses (i), (iii) or (v) immediately above shall be taken into account in determining whether a material adverse effect has occurred or is reasonably expected to occur to the extent that such effect has a disproportionate effect on the referenced party, taken as a whole, compared to other participants in the financial industry in which such party conducts its business.

        Certain of the representations and warranties are made to the "knowledge" of a party. The term "knowledge" means facts and other information which as of the date of the merger agreement, the president, chief executive officer, the chief financial officer, the chief operating officer or the chief credit officer of a party knows as a result of the performance of his or her duties, or that any such officer of a bank or bank holding company reasonably should know in the normal course of his or her duties, and includes such diligent inquiry as is reasonable under the circumstances.

Covenants and Agreements

  Conduct of Businesses Prior to the Completion of the Merger

        Tri-Valley Bank has agreed that, prior to the effective time of the merger, it will generally conduct its business, and in the ordinary course of business consistent with past practices. In addition, Tri-Valley Bank has agreed to, perform its material obligations under all of its material contracts, use reasonable best efforts to preserve it business organization intact, keep available the services of its current officers and employees, and maintain its relations and goodwill with all suppliers, customers, depositors, borrowers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with Tri-Valley Bank, maintain and keep its properties in as good repair and condition as presently maintained (except due to ordinary wear and tear), maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it, maintain its allowance for loan loss in accordance with past practices and methodologies and generally accepted accounting principles, charge off all loans and other assets, or portions thereof, deemed uncollectible or classified as "loss" in accordance with generally accepted accounting principles and applicable law or as directed by a governmental entity, and maintain loan classification policies and procedures in accordance with industry best practices consistent with past practice. Further, Tri-Valley Bank agreed it will take no action that would adversely affect or delay the ability of Heritage or Tri-Valley Bank to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated by the merger agreement or to perform its obligations and agreements under the merger agreement.

        In addition to the general covenants above, Tri-Valley Bank has agreed that prior to the effective time of the merger, subject to specified exceptions, it will not without the written consent of Heritage (at its sole and absolute discretion):

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  declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, or property) in respect of any capital stock or other equity or voting interests;

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  split, combine, or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock or other equity or voting interests;

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  purchase, redeem, or otherwise acquire (except upon the forfeiture of outstanding restricted stock or the exercise or fulfillment of Tri-Valley Bank stock options) any shares of capital stock or any other securities of Tri-Valley Bank or any of its subsidiaries or any options, warrants, calls, or rights to acquire any such shares or other securities;

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  take any action that would result in any change of any term of any debt security of Tri-Valley Bank or any of its subsidiaries;

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  issue, deliver, sell, pledge, or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into or exchangeable for or any options, warrants, calls, or rights to acquire or receive, any such shares, interests, or securities or any stock appreciation rights, phantom stock awards, or other rights that are linked in any way to the price of the Tri-Valley Bank common stock or the value of Tri-Valley Bank or any part thereof other than the issuance of shares of Tri-Valley Bank common stock upon the exercise of an outstanding Tri-Valley Bank stock option or warrants that are outstanding as of the date of the merger agreement;

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  enter into any contract with respect to the voting of its capital stock;

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  amend or propose to amend its articles of incorporation or bylaws;

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  permit the commencement of any construction of new structures or facilities upon, or purchase or lease or sublease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of Tri-Valley Bank or any of its subsidiaries;

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  terminate any lease or sublease of real property or fail to exercise any right to renew any lease or sublease of real property;

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  acquire direct or indirect control over any other business entity or make any other investment either by purchase of securities, contributions to capital, property transfers or purchase of any property or assets, except in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a loan in the ordinary course of business and with respect to loans made to third parties who are not affiliates of Tri-Valley Bank;

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  make or commit to make any capital expenditures, or incur any obligations or liabilities in connection therewith, not in excess of $50,000 individually or $100,000 in the aggregate;

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  sell, lease, sublease, transfer, mortgage, encumber or otherwise dispose of any of its properties, leasehold interests or other assets, except sales of loans, loan participations and sales of investment securities in the ordinary course of business to third parties who are not affiliates of Tri-Valley Bank, the disposition of assets which are inoperable or that are replaced in the ordinary course of business, or sales of other real estate owned at a price that is not less than its carrying value;

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  make material changes to the credit policies and collateral eligibility requirements and standards, except as required by law or any governmental entity;

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  introduce any marketing campaigns or any new sales compensation or incentive programs other than in the ordinary course of business;

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  create or incur any indebtedness for borrowed money other than acceptance of deposits, sales, certificates of deposit, issuance of commercial paper and entering into repurchase agreements each in the ordinary course of business;

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  assume, guarantee, or endorse the obligations of any other individual or business entity, in connection with presentation of items for collection in the ordinary course of business;

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  enter into any derivatives contract or any structured finance transaction;

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  enter into any settlement with respect to any legal action to which Tri-Valley Bank becomes a party after the date of the merger agreement of any amount exceeding $50,000 in excess amounts contributed by insurance or that would impose any material restriction on the business of Tri-Valley Bank;

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  waive, release, transfer any material right;

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  commence any legal action except in the ordinary course of business;

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  enter into a new material line of business;

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  implement or adopt any change in its interest rate and other risk management policies, procedures or practices, fail to comply in any material respect with its existing policies or practices with respect to managing its exposure to interest rate and other risks, or fail to use reasonable efforts to avoid any material increase in its aggregate exposure to interest rate risk;

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  change its investment, underwriting, or asset liability management, hedging or other banking or operating policies or practices, except in each case as required by any applicable law or a governmental entity;

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  materially change its investment securities portfolio other than in the ordinary course of business;

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  acquire, invest or dispose of any debt security, mortgage-backed security or equity investment other than Federal funds or other United States Government Securities, except in the ordinary course of business;

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  materially increase the rate of interest paid on interest-bearing deposits except in a manner consistent with past practices and otherwise consistent with economic and competitive conditions in Tri-Valley Bank's market area;

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  make, renew or otherwise modify any loan, in a manner that is inconsistent with the ordinary course of business or inconsistent with lending policies and procedures in effect as of the date of the merger agreement, or take any action that would result in any discretionary release of collateral or guarantees, or otherwise restructure such loans, except for any new credit originated or to be originated in an amount in excess of $1,000,000 and for any renewal, modification, extension or amendment of any classified loan in excess of $500,000, provided, however, that prior to committing to transaction, Tri-Valley Bank must provide HBC with a copy of the loan underwriting analysis and credit memo and shall consult with HBC respecting such credit and the basis of Tri-Valley Bank's credit decision, and must consider any comments provided within two business days by HBC;

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  make or commit to make any loan to, or enter into any loan transaction with, any director, officer, employee or any affiliate of Tri-Valley Bank;

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  enter into any loan securitization or create any special purpose funding entity;

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  make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business);

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  enter into any transaction with, a director, officer, employee or any affiliate of Tri-Valley Bank other banking deposits in the ordinary course of business at publicly posted rates;

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  enter into, modify, amend, sell or acquire any contract for participation with any person in any loan or purchase or sell any loan;

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  reduce any material accrual or reserve (including the allowance for loan loss), other than as required by general accepted accounting principles or change the methodology by which such accounts generally have been maintained in accordance with past practices;

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  enter into, cancel, fail to renew or terminate any material contract, or waive, release, or assign any rights or claims thereunder other than as permitted under the merger agreement or to replace any existing contractual arrangement on substantially the same terms;

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  adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of Tri-Valley Bank;

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  hire any new employee at the level of having title of vice president or more senior, hire any new employee at an annual rate of compensation in excess of $70,000, promote any employee except in order to fill a position vacated after the date of the merger agreement, or engage any independent contractor whose engagement may not be terminated by Tri-Valley Bank without penalty on thirty days' notice or less, except that Tri-Valley Bank may hire at-will employees to fill vacancies that may from time to time arise in the ordinary course of business;

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  except as disclosed to Heritage at the time of the merger agreement or as required under applicable law or any contract or Tri-Valley Bank employee plan, (i) enter into or amend or renew (other than an automatic renewal provisions any employment, consulting, severance, change of control, bonus, salary continuation or similar agreements with any current or former director, officer or employee, (ii) pay to any employee, officer, director, or independent contractor of Tri-Valley Bank any compensation bonus or benefit not provided for under any outstanding contract or Tri-Valley Bank employee plan, (iii) grant any awards under any

    Tri-Valley Bank employee plan (iv) take any action to fund any future payment of or in any other way secure the payment of compensation or benefits under any contract or Tri-Valley Bank employee plan, or (v) take any action to accelerate the vesting or payment of any compensation or benefit under any contract, stock option, share of restricted stock, or Tri-Valley Bank employee plan (except as permitted under the terms of the merger agreement);

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  enter into or establish or fail to satisfy any disclosed contractual provisions;

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  enter into, establish, adopt, amend or terminate (except as required by applicable law or to satisfy disclosure contractual obligations), any pension, retirement, stock option, or similar compensation or employee benefit plan, contract or arrangement;

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  fail to accrue a material reserve in its books and records and financial statements in accordance with past practice for taxes, settle or compromise any legal action relating to any tax, make, change, or revoke any tax election, file or amend any material tax return, or prepare any tax return in a manner materially inconsistent with the past practices;

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  change its fiscal year, revalue any of its assets, or make any changes in financial or tax accounting methods, principles, or practices or systems of internal controls, except as required by generally accepted accounting principles or the merger agreement;

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  take any action that would cause the merger agreement or any transaction contemplated by the merger agreement to be subject to any state takeover laws;

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  take or failed to take any action that is intended or may reasonably be expected to result in any of the representations and warranties in the merger agreement being or becoming untrue in any material respect, any of the conditions to the merger not being satisfied, that would reasonably be expected to materially and adversely impair or delay the transaction contemplated by the merger agreement, or result in a material violation of any provision of the merger agreement;

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  take or fail to take any action that would or is reasonably likely to prevent or impede the merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; or

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  authorize, commit, resolve, or agree to take any of the foregoing actions.

        Heritage and HBC has agreed that prior to the effective time of the merger, subject to specified exceptions, it will not, and will not permit its subsidiaries to, without the written consent of Tri-Valley Bank:

  •
  take any action or fail to take any action which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated by the merger agreement;

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  take or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the merger;

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  take any action that would prevent or impede or could reasonably be expected to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code;

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  take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in the merger agreement not being satisfied or unduly delayed, except as may be required by applicable law;

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  conduct its business other than in the ordinary and usual course consistent with past practice;

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  fail to use commercially reasonable efforts to preserve its business organization and preserve for itself and Tri-Valley Bank the goodwill of the customers of HCC and HBC and others with whom business relations exist; or

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  authorize, commit, resolve, or agree to take any of the foregoing actions.

  Regulatory Matters

        Heritage and Tri-Valley Bank have agreed to promptly prepare this proxy statement/prospectus and Heritage agreed to promptly file with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part. Heritage and Tri-Valley Bank have each agreed to use their commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Heritage and Tri-Valley Bank have each agreed to furnish all information concerning themselves, their affiliates and the holders of their capital stock to the other and provide such other assistance and cooperation as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and this proxy statement/prospectus.

        Heritage and Tri-Valley Bank have each agreed to cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, waivers, approvals and authorizations of all third parties and any governmental entity that are necessary or advisable to consummate the transactions contemplated by the merger agreement.

  Shareholder Approval

        The Tri-Valley Bank board of directors has unanimously resolved to recommend to the Tri-Valley Bank shareholders that they adopt and approve the merger agreement (subject to certain exceptions if, following the receipt of a superior proposal (as defined below), such recommendation would result in a violation of the board's fiduciary duties under applicable law), and to submit to the Tri-Valley Bank shareholders the merger agreement, to include the recommendation that Tri-Valley Bank shareholders adopt and approve the merger agreement attached to this proxy statement/prospectus, and use reasonable best efforts to obtain from its shareholders a vote adopting the merger agreement. Tri-Valley Bank has an unqualified obligation to submit the merger agreement to its shareholders at its shareholder meeting unless the merger agreement is validly terminated.

  NASDAQ Listing

        Heritage has agreed to use its reasonable commercial efforts to cause the shares of Heritage common stock to be issued in the merger to be approved for listing on the NASDAQ Capital Market, subject to official notice of issuance, prior to or at the effective time of the merger.

  Access to Information; Cooperation

        Prior to the effectiveness of the merger Tri-Valley Bank has agreed to:

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  make its books and records available to Heritage for ongoing review;

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  provide Heritage copies of board reports and agendas and letters and communications sent to Tri-Valley Bank shareholders;

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  allow Heritage and its representatives to discuss Tri-Valley Bank's business affairs with its chief financial officer, chief credit officer and controller;

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  provide Heritage with monthly and year-end financial statements and internal management reports; and

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  cooperate, and cause its independent auditor to cooperate, with Heritage regarding the inclusion of financial information and other correspondence that may be required in connection with applicable regulatory filings.

        Each party agreed to give prompt notice to the other parties of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any material adverse effect with respect to such party, (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement, or (iii) lead to litigation or regulatory action that would delay or prevent the consummation of the transactions contemplated by the merger agreement.

        Each party agreed to use all reasonable efforts to take all actions proper or advisable under applicable law to consummate the merger and use its reasonable efforts to consummate the merger and the transactions contemplated by the merger agreement.

  Employee Matters

        Employees of Tri-Valley Bank who become employees of Heritage or HBC, referred to as continuing employees, will be offered salary or wage levels at least equal to the salary or wage levels to which such employees were entitled to immediately prior to the merger closing date. As soon as administratively practicable after the effective time of the merger, Heritage will take all reasonable action so that continuing employees will be entitled to participate in each employee benefit plan, program or arrangement of Heritage and HBC of general applicability, referred to as the Heritage benefit plans, to the same extent as similarly-situated employees of Heritage and HBC, except that coverage will be continued under corresponding benefit plans of Tri-Valley Bank (to the extent such Tri-Valley Bank plans have not been terminated) until such employees are permitted to participate in the Heritage benefit plans. Continuing employees will not have the opportunity to participate in the HBC 2005 amended and restated supplemental executive retirement plan, referred to as the SERP. Heritage and HBC will use reasonable efforts to ensure that from the merger closing date through the next open enrollment date for a Heritage or HBC group health, dental, and vision, continuing employees will continue to be covered by Tri-Valley Bank's group health, dental, and vision plans. The prior service of a continuing employee with Tri-Valley Banks will be recognized for purposes of eligibility, participation, vesting and benefit accrual under Heritage employee benefit plans to the same extent that such service was recognized immediately prior to the effective time of the merger under a corresponding Tri-Valley Bank benefit plan in which such continuing employee was eligible to participate, except that that such recognition of service shall not (i) operate to duplicate any benefits of a continuing employee with respect to the same period of service, (ii) apply for purposes of any retiree medical plans, (iii) apply for purposes of the Heritage employee stock ownership plan, (iv) apply for any benefit accrual under the SERP, or (v) apply for purposes of any plan, program or arrangement under which similarly situated employees of Heritage and HBC do not receive credit for prior service or that is grandfathered or frozen, either with respect to the level of benefits or participation.

        If any continuing employee becomes eligible to participate in any health or dental benefit plan, Heritage or HBC, as applicable, will request from the appropriate sponsor or provider that (i) any pre-existing condition limitations or eligibility waiting periods under such plan be waived with respect to such continuing employee and his or her covered dependents to the extent such limitation would have been waived or satisfied under a Tri-Valley Bank employee benefit plan in which such continuing employee participated immediately prior to the effective time of the merger, and (ii) recognize any health expenses incurred by such continuing employee and his or her covered dependents in the year that includes the merger closing date (or, if later, the year in which such continuing employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such plan.

        After the effective time of the merger, Heritage and HBC will provide a severance benefit to each person who was an employee of Tri-Valley Bank immediately before the effective time (except for any employee who is a party to any written agreement relating to severance) and whose employment is terminated involuntarily, other than for "cause" (as defined below), by Heritage or HBC as of the effective time or with regard to a continuing employee within six months after the effective time. The severance benefit will consist of a lump sum payment equal to such employee's regularly scheduled base salary or base wages at the time of termination of employment for a period equal to (i) thirty days multiplied by (ii) the number of full years of continuous service completed by such employee with Tri-Valley Bank (but not less than sixty days or more than 365 days), subject to applicable tax withholding. "Cause" means the employee's personal dishonesty or misconduct, breach of fiduciary duty involving personal profit, failure to comply with any legal directive of Heritage or HBC, as applicable, failure to perform required duties, the violation of any law (other than traffic violations or similar minor offenses that do not harm the reputation of Heritage or HBC) or any legal order issued by a governmental entity.

        On or after the effective time of the merger, Heritage, in its sole discretion, may elect to terminate the Tri-Valley Bank 401(k) Plan or to discontinue contributions to the Tri-Valley Bank 401(k) plan, to cause Tri-Valley Bank to terminate the 401(k) Plan, or to merge the Tri-Valley Bank 401(k) Plan with and into the Heritage Bank of Commerce 401(k) Plan.

        The merger agreement specifies that none of its provisions should be interpreted or construed to confer upon any employee of Tri-Valley Bank who continues to be employed by the surviving corporation after the effective time with any right with respect to continuance of employment by or other service with the surviving corporation or any of its subsidiaries. Nor does the merger agreement interfere in any way with the right of the surviving corporation and its subsidiaries to terminate the employment or other association of any person at any time. The terms of the merger agreement do not constitute an amendment of, or interfere in any way with the right of the surviving corporation and its subsidiaries to amend, terminate or otherwise discontinue, any or all Heritage employee plans and any other plans, practices or policies of the surviving corporation or any of its subsidiaries in effect from time to time.

        No provision in the merger agreement creates any right to employment or continued employment or to a particular term or condition of employment with the surviving corporation or any of its subsidiaries nor does the merger agreement create any third party beneficiary right in any person.

  No Solicitation and Change in Recommendation

        Tri-Valley Bank has agreed to (and agreed to cause its representatives to), cease and terminate any existing activities, discussions or negotiations with any person (other than Heritage) with respect to an Acquisition Proposal (as defined below). Tri-Valley Bank has also agreed not, and to cause each of its representatives not to, directly or indirectly:

  •
  solicit, initiate, encourage, induce, or facilitate any inquiries, offers or the making or announcement of any proposal or other action designed to facilitate any inquires or proposals that constitutes or may reasonably be expected to lead to an Acquisition Proposal;

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  furnish any information regarding Tri-Valley Bank or provide any access to the properties, books and records of Tri-Valley Bank to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that may reasonably be expected to lead to an Acquisition Proposal;

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  initiate, engage or participate in discussions or negotiations with any person with respect to any Acquisition Proposal or that may reasonably be expected to lead to an Acquisition Proposal; or

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  approve, endorse, or recommend, or enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal constituting or related to or intended to, or that may reasonably be expected to lead to, an Acquisition Proposal, or that is intended or that may reasonably be expected to result in the abandonment, termination or failure to consummate the merger (except a confidentiality agreement).

        However, if at any time prior to obtaining the approval of the shareholders of Tri-Valley Bank to adopt the merger agreement, Tri-Valley Bank receives a bona fide, unsolicited written Acquisition Proposal, Tri-Valley Bank may furnish nonpublic information regarding Tri-Valley Bank or enter into negotiations or discussions if and only if:

  •
  the Tri-Valley Bank board of directors concludes in good faith (after consultation with its financial advisor and its outside legal counsel) that the Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal (as defined below);

  •
  neither Tri-Valley Bank nor any of its representatives has violated the non-solicitation provisions under the merger agreement; and

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  the Tri-Valley Bank board of directors concludes in good faith (after consultation with its outside legal counsel) that such action is required or is reasonably likely required in order for the Tri-Valley Bank board of directors to comply with its fiduciary obligations under applicable law.

        Prior to furnishing any material nonpublic information to a person who has made an Acquisition Proposal, Tri-Valley Bank must receive from such person an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the confidentiality agreement between Heritage and Tri-Valley Bank is on Heritage. Tri-Valley Bank has agreed to notify Heritage within 24 hours after receipt of (i) any inquiry or indication of interest that may lead to an Acquisition Proposal, (ii) an Acquisition Proposal (including any modification of or any amendment to an Acquisition Proposal), or (iii) any request for nonpublic information relating to Tri-Valley Bank by any person that has made, or to the knowledge of Tri-Valley Bank, may be considering making, an Acquisition Proposal, and provide details about the person submitting any of the foregoing, and the terms of any such Acquisition Proposal, inquiry, indication or request. Tri-Valley Bank also agreed to keep Heritage fully informed on a current basis of any additional information requested or provided by Tri-Valley Bank and any changes in the status and any changes or modifications in the terms of any such Acquisition Proposal, inquiry, indication or request.

        Under the merger agreement the Tri-Valley Bank board of directors may not do any of the following, which we refer to as a "change in recommendation":

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  withdraw, modify, amend or qualify in a manner adverse to Heritage the recommendation that the Tri-Valley Bank shareholders approve and adopt the merger agreement;

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  adopt a resolution to withdraw, amend or qualify its recommendation in a manner adverse to Heritage;

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  take any other action that is or becomes disclosed publicly and which can reasonably be interpreted to indicate that the Tri-Valley Bank board of directors (or any committee thereof) does not support the merger and the merger agreement or does not believe that the merger and the merger agreement are in the best interests of the Tri-Valley Bank shareholders;

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  publicly announce its intention to withdraw, modify, amend or qualify its recommendation in a manner adverse to Heritage;

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  fail to reaffirm without qualification its recommendation, or fail to state publicly without qualification that the merger and the merger agreement are in the best interests of the Tri-Valley

    Bank shareholders, within five business days after Heritage requests in writing that such action be taken;

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  fail to announce publicly, within ten business days after a tender offer or exchange offer relating to securities of Tri-Valley Bank shall have been commenced, that the Tri-Valley Bank board of directors recommends rejection of such tender offer or exchange offer;

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  fail to issue, within ten business days after an Acquisition Proposal is publicly announced, a press release announcing its opposition to such Acquisition Proposal;

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  approve, endorse or recommend any Acquisition Proposal; or

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  resolve or propose to take any of the foregoing actions.

        Prior to its shareholders adopting the merger agreement, Tri-Valley Bank may effect a change its recommendation that its shareholders vote in favor of adopting the merger agreement if (i) Tri-Valley Bank has complied with the obligations with respect to the Tri-Valley Bank shareholders' meeting and the non-solicitation of competing Acquisition Proposals described in the merger agreement, (ii) the Tri-Valley Bank board of directors receives an unsolicited bona fide, written Acquisition Proposal from any person that is not withdrawn, and (iii) a majority of the entire Tri-Valley Bank board of directors determine in good faith (after consultation with its independent financial advisors and legal counsel), that such Acquisition Proposal constitutes a Superior Proposal.

        However, Tri-Valley Bank may only change its recommendation to shareholders if:

  •
  the Tri-Valley Bank board of directors determines in good faith (after consultation with its outside legal counsel) that the failure of the Tri-Valley Bank board of directors to take such action would be or would more likely than not result in a violation of its fiduciary duties to the shareholders of Tri-Valley Bank under applicable law;

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  Tri-Valley Bank provides Heritage prior written notice at least three business days prior to taking such action, which notice states that the Tri-Valley Bank board of directors has received a Superior Proposal and, absent any revision to the terms and conditions of the merger agreement, the Tri-Valley Bank board of directors has resolved to change its recommendation to shareholders to vote to adopt the merger agreement, which notice must specify the basis for the change of recommendation, including the material terms of the Superior Proposal (including the proposed documents and agreements);

  •
  during such three business day period, Tri-Valley Bank negotiates in good faith with Heritage (if it desires to negotiate) to enable Heritage to make an offer that is at least as favorable to the shareholders of Tri-Valley Bank so that such Acquisition Proposal would cease to constitute a Superior Proposal; and

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  at the end of such three business day period, a majority of the entire Tri-Valley Bank board of directors, after taking into account any modifications to the terms of the merger agreement and the merger agreed to by Heritage, continues to believe (after consultation with its financial and legal advisors) that such Acquisition Proposal constitutes a Superior Proposal and the failure to accept the Acquisition Proposal would or would more likely than not result in a violation of its fiduciary duties to the shareholders of Tri-Valley Bank under applicable law.

        The merger agreement provides that any amendment or modification to the financial or other material terms of such Acquisition Proposal will constitute a new Acquisition Proposal giving rise to a new three business day response period for Heritage, consequently extending the periods referenced above.

        "Acquisition Proposal" means any proposal, offer, indication of interest or inquiry from any person or group for, whether in one transaction or a series of related transactions, or relating to any (i) merger, consolidation, share exchange or business combination involving more than 10% of the total voting power of any class of the capital stock of Tri-Valley Bank, (ii) sale, lease, exchange, mortgage, transfer or other disposition, directly or indirectly, by merger, consolidation, combination, reorganization, share exchange or any similar transaction, of any assets of Tri-Valley Bank and its subsidiaries representing 10% or more of the consolidated assets of Tri-Valley Bank and its subsidiaries (including equity securities of the subsidiaries), measured either by book value or fair market value, (iii) issuance, sale or other disposition by Tri-Valley Bank of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the votes associated with the outstanding voting of any class of equity securities of Tri-Valley Bank, (iv) tender offer or exchange offer in which any person or "group" (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 10% or more of the outstanding Tri-Valley Bank common stock or any class of equity securities of Tri-Valley Bank, (v) recapitalization, liquidation, dissolution or other similar type of transaction with respect to Tri-Valley Bank which would result in any person or group acquiring 10% or more of the fair market value of the assets (including capital stock of its subsidiaries) of Tri-Valley Bank and its subsidiaries taken as a whole, or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions.

        "Superior Proposal" means bona fide, unsolicited written Acquisition Proposal that (i) is obtained not in breach of the merger agreement, on terms that the Tri-Valley Bank board of directors determines in its good faith judgment (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation and after taking into account all the terms and conditions of the Acquisition Proposal and the merger agreement (including any proposal by Heritage to adjust the terms and conditions of this Agreement)), including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the person making such proposal to obtain financing for such Acquisition Proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal, including the identity of the person making such proposal, and the merger agreement are more favorable from a financial point of view to its shareholders than the merger, (ii) is reasonably likely to receive all necessary regulatory approvals and be consummated, and (iii) does not contain any condition to closing or similar contingency related to the ability of the person making such proposal to obtain financing unless financing required to consummate the transaction contemplated by such offer is committed or is reasonably capable of being obtained by such person. For purposes of this definition, the term "Acquisition Proposal" shall have the meaning set forth in the above definition of Acquisition Proposal, except that all references to 10% shall be deemed references to 100%.

Conditions to the Merger

  Conditions to Each Party's Obligations

        The obligations of Heritage, HBC and Tri-Valley Bank to complete the merger are subject to certain mutual conditions, including, but not limited to the following:

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  approval of the merger agreement and the merger by a majority of the issued and outstanding shares of Tri-Valley Bank common stock entitled to vote;

  •
  receipt of the regulatory approvals (without the imposition of burdensome conditions), required in connection with the merger;

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  absence of any statute, rule, regulation or order, being in effect and prohibiting completion of the merger;

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  the registration statement having become effective regarding the shares of Heritage common stock to be issued upon completion of the merger; and

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  approval for listing the shares of Heritage on the NASDAQ Global Select Market.

  Conditions to Obligations of Heritage

        The obligations of Heritage and HBC to complete the merger are also subject to the fulfillment by Tri-Valley Bank or waiver by Heritage and HBC of certain conditions, including but not limited to the following:

  •
  Tri-Valley Bank's representations and warranties being and remaining true and correct, other than, in most cases, those failing to be true and correct that would not reasonably be expected to result in a material adverse effect on Tri-Valley Bank;

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  Tri-Valley Bank performing, in all material respects, all of its required obligations contained in the merger agreement which are required to be performed before the closing;

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  delivery of all required third party estoppel letters and consents;

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  delivery of shareholder agreements, non-solicitation agreements, stock option holder agreements and releases from certain key employees of Tri-Valley Bank;

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  delivery of an executed statement that Tri-Valley Bank meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.1897-2(h)(1), relating to the Foreign Investment in Real Property Tax Act of 1980;

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  receipt of non-disturbance agreements for all properties leased by Tri-Valley Bank, except where failure to deliver such agreement would have a material adverse effect on HBC;

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  receipt of director resignations from all of the directors of Tri-Valley Bank;

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  the absence of any regulatory order or action affecting Tri-Valley Bank to which Heritage or HBC would be subject as a result of the merger;

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  non-occurrence of an event or circumstance that would have a material adverse effect on Tri-Valley Bank;

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  delivery of closing financial statements by Tri-Valley Bank;

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  Tri-Valley Bank's closing shareholders' equity (as defined and adjusted) shall be not less than $21 million;

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  Tri-Valley Bank's non-performing assets shall not be more than $1,5000,000;

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  Tri-Valley Bank's interest-bearing deposits shall be at least $102,884,000 and the balance of noninterest—bearing deposits shall be at least $23,746,000;

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  Heritage shall have received documentation evidencing that that Tri-Valley Bank's current information technology services agreements will terminate at the end of its initial term;

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  holders of not in excess of ten percent of the outstanding shares of Tri-Valley Bank common stock exercise their dissenters' rights; and

  •
  receipt by Heritage of an opinion of Buchalter, A Professional Corporation, as to certain tax matters.

  Conditions to Obligations of Tri-Valley Bank

        In addition, Tri-Valley Bank's obligation to complete the merger is also subject to the fulfillment by Heritage or waiver by Tri-Valley Bank of certain conditions, including but not limited to the following:

  •
  Heritage and HBC's representations and warranties being and remaining true and correct, other than in most cases, those failing to be true and correct that would not reasonably be expected to result in a material adverse effect on Heritage;

  •
  Heritage performing, in all material respects, all of their respective required obligations contained in the merger agreement which are required to be performed before the closing;

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  non-occurrence of an event or circumstance that would have a material adverse effect on Heritage; and

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  receipt by Tri-Valley Bank of an opinion of Sheppard Mullin Richter & Hampton LLP as to certain tax matters.

  Termination; Termination Fee

        Heritage and Tri-Valley Bank may mutually agree at any time to terminate the merger agreement without completing the merger, even if the Tri-Valley Bank shareholders have approved the merger and approved and adopted the merger agreement.

        The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger, as follows:

  •
  by either Heritage or Tri-Valley Bank, if the merger has not closed on or before October 1, 2018, except that if a party that has failed to perform any obligation required to be performed by such party was the primary cause of, or resulted in the failure of the merger to be consummated the party is not entitled to terminate the merger agreement for this reason;

  •
  by either Heritage or Tri-Valley Bank, if a required governmental approval is denied by final, non-appealable action, or if a governmental entity has issued a final, non-appealable order enjoining or otherwise prohibiting the closing of the merger, unless such denial or order is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party;

  •
  by Heritage, if any requisite regulatory approval includes, or will not be issued without, the imposition of a burdensome condition;

  •
  by either Heritage or Tri-Valley Bank, if there is a breach by the other party that would, individually or in the aggregate with other breaches by such party, result in the failure of a closing condition, unless the breach is cured within thirty days following written notice of the breach, and the terminating party is not otherwise in material breach of the merger agreement;

  •
  by either Heritage or Tri-Valley Bank, if (i) the Tri-Valley Bank shareholders have not approved the merger at the Tri-Valley Bank special shareholders' meeting (or any adjournment or postponement thereof), except that in the case of Tri-Valley Bank it fails to comply with its obligation to call a shareholders' meeting, to prepare and mail to its shareholders this proxy statement/prospectus, to include in this proxy statement/prospectus its recommendation that its shareholders vote in favor of the approval of the merger or one or more Tri-Valley Bank directors breach their shareholder agreement it will not be entitled to terminate the merger agreement for this reason;

  •
  by Heritage, if (i) the Tri-Valley Bank board of directors effects a change in recommendation (see page 68), or (ii) fails to comply with its obligations and covenants relating to the non-solicitation of competing Acquisition Proposals and in responding to unsolicited Acquisition Proposals, or (iii) fails to comply with its obligation to call a shareholders' meeting, to prepare and mail to its shareholders this proxy statement/prospectus, to include in this proxy statement/prospectus its recommendation that its shareholders vote in favor of the approval of the merger, or to refrain from soliciting alternative Acquisition Proposals;

  •
  by Tri-Valley Bank, if prior to the receipt of the vote of the Tri-Valley Bank shareholders approving the merger and the merger agreement, Tri-Valley Bank (i) receives an unsolicited bona fide written competing Acquisition Proposal from any person that is not withdrawn, and a majority of the entire Tri-Valley Bank board of directors determines in good faith (after consideration with its independent financial advisors and a legal counsel) that such competing Acquisition Proposal constitutes a Superior Proposal and after consultation with its legal counsel that failure to take action on the competing Acquisition Proposal would or would more likely than not result in a violation of its fiduciary duties, (ii) has complied with its obligations and covenants relating to the non-solicitation of competing Acquisition Proposals and in responding to unsolicited Acquisition Proposals, (iii) has complied with its obligation to call a shareholders' meeting, to prepare and mail to its shareholders this proxy statement/prospectus, to include in this proxy statement/prospectus its recommendation that its shareholders vote in favor of the approval of the merger, or to refrain from soliciting alternative Acquisition Proposals, (iv) pays Heritage a termination fee and (v) simultaneously or substantially simultaneously with such termination Tri-Valley Bank enters into an agreement to effect the Superior Proposal; except that before Tri-Valley Bank can terminate the merger agreement under these circumstances it must:

  •
  give Heritage at least three business days prior notice providing a copy of the proposed agreement to effect the Superior Proposal and the person who has submitted the Superior Proposal;

  •
  during such three business day period negotiate in good faith with Heritage (if Heritage desires to negotiate) to enable Heritage to make an offer that is at least as favorable to the shareholders of Tri-Valley Bank so that such competing Acquisition Proposal would cease to constitute a Superior Proposal; and

  •
  at the end of such three business day period, a majority of the entire Tri-Valley Bank board of directors, after taking into account any modifications to the terms of the merger agreement and the merger, continues to believe (after consultation with its financial advisors and legal counsel) that such competing Acquisition Proposal constitutes a Superior Proposal and, that failure to accept the competing Acquisition Proposal would or would more likely than not result in a violation of its fiduciary duties under applicable law.

        Tri-Valley Bank must pay Heritage $1.5 million, which we refer to as the termination fee, if:

  •
  Heritage terminates the merger agreement because the Tri-Valley Bank board of directors (i) has or adopts a resolution to withdraw, modify, amend or qualified its recommendation to approve the merger, (ii) taken a publicly disclosed action reasonably indicating that the Tri-Valley Bank board of directors does not support the merger, (iii) within five days request by Heritage failed to publicly reaffirm its support for the merger, (iv) failed to recommend that Tri-Valley Bank shareholders reject a tender offer or exchange offer or any other Acquisition Proposal within ten business days after it has been publicly disclosed or otherwise commenced, (v) approved, endorsed, or recommended any Acquisition Proposal, (vi) failed to comply with its obligations and covenants relating to the call and holding of a shareholders' meeting, to prepare and mail its shareholders this proxy statement/prospectus, to include in this proxy statement/prospectus its recommendation that its shareholders vote in favor of the adoption of the merger agreement, or (vii) failed to comply with its obligations and covenants relating to the non-solicitation of competing Acquisition Proposals and in responding to unsolicited Acquisition Proposals;

  •
  Tri-Valley Bank terminates the merger agreement to enter into a Superior Proposal under the circumstances discussed above; or

  •
  Tri-Valley Bank or Heritage terminates the merger agreement because the merger was not consummated by October 1, 2018, or the Tri-Valley Bank shareholders do not approve the merger agreement or Heritage terminates the merger agreement because Tri-Valley Bank has breached the merger agreement in such a way as would prevent certain closing conditions from being obtained and would give Heritage the right to terminate the merger agreement; if (i) prior to termination any person has announced, disclosed or otherwise made known an Acquisition Proposal to the Tri-Valley Bank shareholders, senior management or board of directors and not withdrawn, and (ii) within twelve months of such termination Tri-Valley Bank consummates or enters into a definitive agreement, letter of intent, agreement in principle or similar contract with respect to an Acquisition Proposal.

        The termination fee is to compensate Heritage for entering into the merger agreement, taking actions to consummate the transactions contemplated by the merger agreement and incurring the costs and expenses related to the merger and other losses and expenses, including foregoing the pursuit of other opportunities by Heritage. The payment of the termination fee is Heritage's sole and exclusive remedy with respect to termination of the merger agreement, subject to a willful material breach by Tri-Valley Bank or an action for fraud.

  Effect of Termination

        If the merger agreement is validly terminated, the agreement will become void and have no effect without any liability on the part of Heritage or Tri-Valley Bank unless there is a willful material breach of the merger agreement by either party or either party commits fraud. However, the provisions of the merger agreement relating to confidentiality obligations of the parties, the termination fee and certain other technical provisions will continue in effect notwithstanding termination of the merger agreement.

  Amendments, Extensions and Waivers

        The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of matters presented in connection with the merger by the shareholders of Tri-Valley Bank, except that after any approval of the transactions contemplated by the merger agreement by Tri-Valley Bank's shareholders, there may not be any amendment of the merger agreement without further approval of such shareholders if required by applicable law.

        At any time prior to the effective time of the merger, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement, or (iii) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any extension or waiver must be in writing.

  Fees and Expenses

        The termination fee, as described elsewhere in this proxy statement/prospectus, all fees and expenses incurred in connection with the merger, the merger agreement, and the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

        Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: REPRESENTATIONS, WARRANTIES AND COVENANTS IN THE MERGER AGREEMENT ARE NOT INTENDED TO FUNCTION AS PUBLIC DISCLOSURES

        The merger agreement and the summary of its terms in this proxy statement/prospectus have been included only to provide you with information about the terms and conditions of the merger agreement. The terms and information in the merger agreement are not intended to provide any other public disclosure of factual information about Heritage, Tri-Valley Bank or any of their respective subsidiaries, affiliates or businesses. The representations, warranties and covenants contained in the merger agreement are made by Heritage and Tri-Valley Bank only for purposes of the merger agreement and as of specific dates and were qualified and subject to certain limitations and exceptions agreed to by Heritage and Tri-Valley Bank in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. Shareholders of Tri-Valley Bank and Heritage are not third-party beneficiaries under the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to shareholders and reports and documents filed with the SEC, and, in some cases, they may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement or other public disclosures made by Heritage or Tri-Valley Bank. The representations and warranties contained in the merger agreement do not survive the effective time. Moreover, information concerning the subject matter of the representations, warranties and covenants, which do not purport to be accurate as of the date of this proxy/prospectus, may have changed since the date of the merger agreement, and subsequent developments or new information may not be fully reflected in public disclosures of Heritage or Tri-Valley Bank.

        For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Heritage or Tri-Valley Bank or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus. Please see the section entitled "Where You Can Find More Information" beginning on page 87.

 INFORMATION REGARDING HERITAGE

        Heritage is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is subject to the supervision and regulation by the Federal Reserve. As of December 31, 2017, Heritage had consolidated total assets of approximately $2.84 billion, total loans of approximately $1.58 billion, total deposits of approximately $2.48 billion and shareholders' equity of approximately $271.4 million. Heritage had 278 full-time equivalent employees as of December 31, 2017.

        Heritage provides a wide range of banking services through HBC, its wholly-owned subsidiary. HBC is a California state-chartered bank headquartered in San Jose, California and has been conducting business since 1994. HBC is a multi-community independent bank that offers a full range of commercial banking services to small and medium-sized businesses and their owners, managers and employees. It operates through 11 full service branch offices located entirely in the southern and eastern regions of the general San Francisco Bay area of California in the counties of Santa Clara, Alameda, Contra Costa and San Benito. Its market includes the headquarters of a number of technology based companies in the region commonly known as "Silicon Valley."

        HBC lending activities are diversified and include commercial, real estate, construction and land development, consumer, and Small Business Administration loans. HBC generally lends in markets where it has a physical presence through its branch offices. HBC attracts deposits throughout its market area with a customer-oriented product mix, competitive pricing and convenient locations. HBC offers a wide range of deposit products for business banking and retail markets, and a multitude of other products and services to complement our lending and deposit services. Through HBC's corporate finance division and Bay View Funding, Heritage offers asset-based loans and business-essential working capital factor financing, respectively, to various industries throughout the United States.

        On January 10, 2018 Heritage and HBC, entered into an agreement and plan of merger and reorganization with United American Bank, a California state-chartered commercial bank ("United American Bank"), pursuant to which Heritage will acquire United American Bank by merging United American Bank with and into HBC (the "UAB Merger"). HBC will survive the UAB Merger and will continue the commercial banking operations of the combined bank following the UAB Merger.

        United American Bank is a full-service California state-chartered commercial bank with branches in San Mateo, Redwood City, and Half Moon Bay, California and serves businesses and individuals primarily in the county of San Mateo in Northern California. As of December 31, 2017, United American Bank had approximately $330.3 million in total assets, $225.9 million in net loans and $296.1 million in deposits. ATBancorp, a bank holding company headquartered in Dubuque, Iowa, which wholly-owns two separate bank subsidiaries, and owns approximately 83% of United American Bank's common stock and all of its preferred stock. ATBancorp is a party to the Agreement and has agreed to vote all of its shares of United American Bank in favor of the transaction.

        Under the terms of the UAB Merger, shareholders of United American Bank will receive a fixed exchange ratio of 2.1644 shares of Heritage common stock for each share of United American Bank common stock and each common stock equivalent underlying the United American Bank Series D Preferred Stock and Series E Preferred Stock. Shareholders of the United American Bank Series A Preferred Stock and the Series B Preferred stock will receive $1,000 per share in cash. Based on Heritage's closing price of $15.65 per share of Heritage common stock on January 9, 2018, the penultimate trading date before the transaction was announced, the aggregate merger consideration to be received by holders of United American Bank common stock and common stock equivalents is valued at approximately $44.2 million or $33.87 for each of the United American Bank shares of common stock and common stock equivalents and the total transaction value (including the cash out of the Series A Preferred Stock and Series B Preferred Stock) is approximately $53.3 million. The exchange ratio is fixed and the aggregate and per share values of the merger consideration will fluctuate between the date of the Agreement and the date that the merger is completed.

        As of December 31, 2017, on a pro forma consolidated basis following the mergers with Tri-Valley Bank and United American Bank with Heritage the combined company, will have approximately $3.3 billion in total assets, $1.9 billion in total loans, and $2.9 billion in total deposits.

        As of December 31, 2017, on a pro forma basis, the holders of United American Bank common shares, the Series D Preferred Stock and the Series E Preferred Stock will own approximately 6.6% of the issued and outstanding Heritage common stock following the Heritage merger with Tri-Valley Bank and United American Bank. On a pro forma basis, ATBancorp will own approximately 5.4% of the issued and outstanding Heritage common stock following the Heritage merger with Tri-Valley Bank and United American Bank.

        HBC is subject to supervision and regulation by the California Department of Business Oversight, the Federal Reserve and to a lesser extent by the FDIC, as its deposit insurer. HBC's deposit accounts are insured up to applicable limits by the FDIC under its Deposit Insurance Fund.

        Heritage's principal executive office is located at 150 Almaden Boulevard, San Jose, California, 95113, and our telephone number is (408) 947-6900. Its website can be found at www.heritagecommercecorp.com. The contents of its website are not incorporated into this proxy/

prospectus. Additional information about the Company is included in documents incorporated by reference in this prospectus supplement. See "Where You Can Find More Information" beginning on page 87.

INFORMATION REGARDING TRI-VALLEY BANK

        Tri-Valley Bank is a full service commercial bank headquartered in San Ramon, California. The bank primarily serves businesses, non-profits, entrepreneurs and professionals primarily in California's Tri-Valley area, specifically the cities and communities of Pleasanton, Livermore, Dublin, San Ramon, Danville and Oakland in the counties of Contra Costs and Alameda. At December 31, 2017, Tri-Valley Bank had approximately $145.5 million in assets, $122.6 million in net loans and $126.6 million in deposits. Tri-Valley Bank currently operates two full service branches located in San Ramon and Livermore, California.

        Tri-Valley Bank commenced operations on September 25, 2005. The bank is a California state-chartered commercial bank and its deposits are insured to the fullest extent allowable by the FDIC.

        The bank offers a full complement of lending products, including commercial lines of credit and term loans, project finance loans, equipment loans, real estate term and construction loans. It also provides home equity financing and other consumer lines-of-credit.

        Tri-Valley Bank offers a full complement of deposit products, including demand deposit accounts, interest-bearing checking accounts, regular savings accounts, money market accounts and certificates of deposit, as well as treasury management services including on-line banking, electronic bill payment, wire transfers, direct deposits, and automatic transfers.

        The banking environment in California generally, and in its business area in particular, is highly competitive and is dominated by a relatively small number of major banks. Major statewide and regional financial institutions with offices in Tri-Valley Bank's service area include Bank of America, Wells Fargo Bank, JP Morgan Chase Bank, Citibank, Rabobank and Bank of the West. Tri-Valley Bank primarily competes with other regional or smaller banks, including HBC, California Bank of Commerce and Bay Commercial Bank.

        Existing and future state and federal legislation significantly affects and will affect Tri-Valley Bank's cost of doing business, its range of permissible activities, and the competitive balance among major, regional and independent banks, and other financial institutions. Tri-Valley Bank cannot predict the impact these matters may have on commercial banking in general or on its business in particular.

        Tri-Valley Bank employs Arnold T. Grisham as its President, Chairman and Chief Executive Officer; Marshall Griffin as its Senior Vice President and Chief Financial Officer and Glen E. Lezama as its Executive Vice President and Chief Credit Officer. As of December 31, 2017, the bank had 22 employees.

BENEFICIAL OWNERSHIP OF TRI-VALLEY BANK MANAGEMENT

        The following table sets forth information as of the record date, pertaining to beneficial ownership of Tri-Valley Bank's common stock by members of the board of directors, executive officers, and all directors and executive officers of Tri-Valley Bank as a group. This information has been obtained from Tri-Valley Bank, or from information furnished directly by the individual or entity to Tri-Valley Bank. As of the record date, the following persons were known to management to beneficially own, directly or indirectly, more than ten percent or more of Tri-Valley Bank's issued and outstanding shares of common stock. The information is based on Tri-Valley Bank's records and information provided to the Bank by the named beneficial owners.

Beneficial Owner	Shares Beneficially Owned		Percent Beneficially Owned
Stephen S. Taylor	9,068,987	(1)	22.07%
Brian K. Solsrud and Gregory A. Solsrud	6,292,754	(2)	16.11%

(1)
Includes 2,020,202 shares that Mr. Taylor has the right to purchase at the price of $0.33 per share pursuant to a warrant.

(2)
Includes 2,445,532 shares held by Brian K. Solsrud and 3,847,222 shares held by Gregory A. Solsrud. Brian and Gregory are brothers.

        For purposes of the following table, shares issuable pursuant to stock options which may be exercised within 60 days of the record date are deemed to be issued and outstanding and have been treated as outstanding in determining the amount and nature of beneficial ownership and in calculating the percentage of ownership of those individuals possessing such interest, but not for any other individuals.

Beneficial Owner(1)	Relationship with Bank	Beneficial Ownership(2)		Exercisable Options and Warrants(3)	Percent of Class(2)
Louis M. Cosso	Director and Vice Chairman of the Board	919,480	(4)	83,334	2.35%
James DeLano	Director	1,400,251	(5)	50,000	3.58%
Robert A. Dimino	Director	569,750	(6)	50,000	1.46%
Marshall Griffin	Senior Vice President, Chief Financial Officer	307,963	(7)	0	0.79%
Arnold T. Grisham	Chairman of the Board, President, CEO	1,292,172	(8)	535,715	3.26%
Daljit Hundal	Director and Board Secretary	495,390	(9)	83,334	1.27%
Mark E. Lefanowicz	Director	1,776,623	(10)	83,334	4.54%
Glen E. Lezama	Executive Vice President, Chief Credit Officer	686,895	(11)	250,000	1.75%
Regina Liang Muehlhauser	Director	158,334	(12)	33,334	0.40%
Robert E. Obana	Director	154,762	(13)	83,334	0.40%
Guy Rounsaville, Jr.	Director	569,048	(14)	83,334	1.45%
Brian K. Solsrud	Director	6,292,754	(15)	0	16.11%
Stephen S. Taylor	Director	9,068,987	(16)	2,020,202	22.07%
All directors and executive officers as a group (13 in number)		23,692,409		3,355,921	55.85%

(1)
The address for all persons is c/o Tri-Valley Bank, 3160 Crow Canyon Rd., Suite 160, San Ramon, California, 94583.

(2)
Includes shares beneficially owned (including options exercisable within 60 days of the record date, as shown in the "Exercisable Options and Warrants" column), both directly and indirectly together with associates. Subject to applicable community property laws and shared voting and investment power with a spouse, the persons listed have sole voting and investment power with respect to such shares unless otherwise noted.

(3)
Indicates number of shares subject to options and warrants currently exercisable or exercisable within 60 days.

(4)
Includes 540,900 shares held jointly with Mr. Cosso's spouse, 252,396 shares held in IRA accounts for Mr. Cosso and his spouse, 42,850 shares held in Louis M. Cosso's Separate Property Trust, and options to purchase 83,334 shares.

(5)
Includes 290,715 shares held in Mr. DeLano's IRA, 997,393 shares held jointly with Mr. DeLano's spouse, 62,143 shares held in the name of Bishop Ranch Veterinary Pension Trust, and options to purchase 50,000 shares.

(6)
Includes 515,750 shares held in the Dimino 2003 Trust, 4,000 held jointly with spouse, and options to purchase 50,000 shares.

(7)
Includes 122,475 shares held individually, 27,500 shares held in Mr. Griffin's spouses IRA, 7,988 shares held in Mr. Griffin's IRA, and 150,000 restricted stock rights.

(8)
Includes 411,000 shares held in Mr. Grisham's IRA, as amended, 240,000 shares of restricted stock rights, 3,000 shares held for Mr. Grisham's grandchildren, 102,457 shares held in the Grisham Trust, and options to purchase 535,715 shares.

(9)
Includes 44,000 shares held in the name of Hundal Enterprises Profit Sharing Plan, 7,100 shares held jointly with Mr. Hundal's spouse, 358,956 shares held in the name of Mr. Hundal's privately owned companies, 2,000 shares held by Mr. Hundal's children, and options to purchase 83,334 shares.

(10)
Includes 1,264,718 shares held in the Lefanowicz Family Trust, 428,571 shares held in Mr. Lefanowicz' IRA, and options to purchase 83,334 shares.

(11)
Includes 110,000 shares held in Mr. Lezama's IRA, and 150,000 restricted stock rights, 176,895 shares held individually, and options to purchase 250,000 shares.

(12)
Includes 125,000 shares held in the Muehlhauser Family Trust, and options to purchase 33,334 shares.

(13)
Includes 71,428 shares held individually by Mr. Obana, and options to purchase 83,334 shares.

(14)
Includes 485,714 shares held individually by Mr. Rounsaville, and options to purchase 83,334 shares.

(15)
Includes 2,445,532 shares held individually by Mr. Solsrud, and 3,847,222 shares held by his brother, Gregory A. Solsrud.

(16)
Includes 7,048,785 shares and warrants to purchase 2,020,202 shares held in Mr. Taylor's IRA.

COMPARISON OF SHAREHOLDERS' RIGHTS

General

        Tri-Valley Bank is incorporated under the laws of the State of California and the rights of Tri-Valley Bank shareholders are governed by the laws of the State of California, Tri-Valley Bank's articles of incorporation, and Tri-Valley Bank's bylaws. As a result of the merger, Tri-Valley Bank shareholders will receive shares of Heritage common stock and will become Heritage shareholders. Heritage is incorporated under the laws of the State of California and the rights of Heritage shareholders are governed by the laws of the State of California, Heritage's articles of incorporation, and Heritage's bylaws. Thus, following the merger, the rights of Tri-Valley Bank shareholders who become Heritage shareholders in the merger will continue to be governed by the laws of the State of California, but will no longer be governed by Tri-Valley Bank's articles of incorporation and bylaws and instead will be governed by the Heritage articles of incorporation and bylaws.

        Further, as a California state banking corporation, in addition to being subject to the General Corporation Law of the State of California, Tri-Valley Bank is also subject to the California Financial Code.

Comparison of Shareholders' Rights

        Set forth below is a summary comparison of material differences between the rights of Heritage shareholders under the Heritage articles of incorporation and the Heritage bylaws (right column), and the rights of Tri-Valley Bank shareholders under the Tri-Valley Bank articles of incorporation and Tri-Valley Bank bylaws (left column). The summary set forth below is not intended to provide a comprehensive discussion of each company's governing documents. This summary is qualified in its entirety by reference to the full text of the Heritage articles of incorporation and Heritage bylaws currently in effect, and the Tri-Valley Bank articles of incorporation and Tri-Valley Bank bylaws currently in effect, copies of which are available, without charge, by following the instructions in the section entitled "References to Additional Information".

Tri-Valley Bank	Heritage
Authorized Capital Stock

The authorized capital stock of Tri-Valley Bank consists of 5,000,000 shares of common stock, no par value, and 100,000,000 shares of preferred stock. Shares of Tri-Valley Bank preferred stock may be divided into series from time to time by the board of directors of Tri-Valley Bank, and the board of directors may determine or alter the number, rights, preferences, privileges and restrictions granted to and imposed upon any unissued shares of preferred stock.
The authorized capital stock of Heritage consists of 60,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock. Shares of Heritage preferred stock may be divided into series from time to time by the board of directors of Heritage, and the board of directors may determine or alter the number, rights, preferences, privileges and restrictions granted to and imposed upon any unissued shares of preferred stock.
Number of Directors

Tri-Valley Bank's articles of incorporation state that number of directors comprising the board of directors will be from eight to fifteen, with the exact number to be determined from time to time by resolution of the board of directors. There are currently ten members of the Tri-Valley Bank board of directors.
Heritage's bylaws state that the number of directors comprising the board of directors will be from nine to fifteen, with the exact number to be determined from time to time by resolution of the board of directors. There are currently nine members of the Heritage board of directors.
Election of Directors

Tri-Valley Bank's bylaws provide that directors shall be elected annually by the shareholders at the annual meeting of the shareholders. If, for any reason, the annual meeting or an adjournment thereof is not held or the directors are not elected thereat, then the directors may be elected at any special meeting of the shareholders called and held for that purpose. The term of office of the directors shall begin immediately after their election and continue until their respective successors are elected and qualified.
Heritage's bylaws provide that directors shall be elected annually by the shareholders at the annual meeting of the shareholders. If, for any reason, the annual meeting or an adjournment thereof is not held or the directors are not elected thereat, then the directors may be elected at any special meeting of the shareholders called and held for that purpose. The term of office of the directors shall begin immediately after their election and continue until their respective successors are elected and qualified.

Tri-Valley Bank	Heritage
Nomination of Director Candidates by Shareholders

Tri-Valley Bank's bylaws permit shareholders who are entitled to vote in the meeting of shareholders to nominate a director for election if written notice is delivered to the president of the corporation not less than 21 or more than 60 days prior to any meeting of shareholders called for election of directors. If less than 21 day notice of the meeting is given to shareholders, such notice of intention to nominate must be mailed or delivered to the president of the corporation not later than the close of business on the 10th day following the day on which the notice of meeting was mailed.
Heritage's bylaws permit shareholders of record who are entitled to vote in the meeting of shareholders to nominate a director for election if written notice is delivered to the corporate secretary not later than 90 nor earlier than 120 days prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 after such anniversary date of the annual meeting, notice by the shareholder must be delivered not earlier than the close of business 120 days prior to such annual meeting and not later than the close of business on the later of 90 days prior to such annual meeting or 10 days following the day on which public announcement of the date of such meeting).
Removal of Directors

Under Tri-Valley Bank's bylaws, any director may be removed if the director is declared of unsound mind by order of court or convicted of a felony, otherwise with or without cause, by a vote of the holders of a majority of shares entitled to vote for the election of directors. However, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors.
Under Heritage's bylaws, any director may be removed, with or without cause, at any meeting of shareholders called expressly for such purpose by a vote of the holders of a majority of shares entitled to vote for the election of directors. However, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then voted at an election of the entire board of directors.
Shareholder Action Without a Meeting

Under California corporate law unless otherwise provided in the articles of incorporation, any action required or permitted to be taken at any annual or special shareholders' meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing is signed by the number of shareholders whose affirmative vote would be required to take such action at a meeting at which all shares entitled to vote thereon were present and voted, except that unanimous written consent is required for election of directors to non-vacant positions.
Heritage's amended articles of incorporation require that any action that requires shareholder approval must be taken at an annual or special meeting of shareholders and may not be taken by written consent.

Tri-Valley Bank	Heritage
Special Shareholders' Meetings

A special shareholders' meeting of Tri-Valley Bank shareholders may be called by the board of directors, the chairman of the board of directors, the president, or Tri-Valley Bank shareholders who together hold not less than ten percent of the outstanding shares of Tri-Valley Bank stock that would be entitled to vote at such a meeting.
A special shareholders' meeting of Heritage may be called by the board of directors, the chairman of the board of directors, the president, or of the Heritage shareholders who together hold not less than ten percent of the outstanding shares of Heritage stock that would be entitled to vote at such a meeting.
Advance Notice of Shareholder Proposals
Tri-Valley Bank does not have an advance notice provision for the submission of shareholder proposals at its annual meeting of shareholders.
Heritage's bylaws permit shareholders who are entitled to vote in the annual meeting of shareholders to submit a proposal for consideration at the meeting if written notice is delivered to the corporate secretary not later than 90 nor earlier than 120 days prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 after such anniversary date of the annual meeting, notice by the shareholder must be delivered not earlier than the close of business 120 days prior to such annual meeting and not later than the close of business on the later of 90 days prior to such annual meeting or 10 days following the day on which public announcement of the date of such meeting).
Limitation or Liability and Indemnification of Directors and Officers

Tri-Valley Bank's articles of incorporation authorizes Tri-Valley Bank to indemnify its directors, officers, and agents, through bylaw provisions, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code to the fullest extent permitted by applicable law.
Heritage's amended articles of incorporation authorizes Heritage to indemnify its agents, as defined in Section 317, through bylaw provisions, agreements with such agents, vote of shareholders or disinterested directors or otherwise, or any combination of the foregoing, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the limits set forth in Section 204 with respect to actions for breach of duty to the corporation and its shareholders.

Tri-Valley Bank	Heritage
Tri-Valley Bank's bylaws provide that Tri-Valley Bank will indemnify any person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Tri-Valley Bank or is or was serving at the request of Tri-Valley Bank as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, to the fullest extent permitted by law. Tri-Valley Bank has entered into separate indemnification agreements with its directors and officers for such purpose.	Heritage's bylaws provide that Heritage will indemnify its directors, officers and employees, and of its subsidiaries, who was or is made a party or is threatened to be made a party to or is otherwise involved in a proceeding against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any such proceeding arising by reason of the fact that any such person is or was an agent of the corporation. Heritage has entered into separate indemnification agreements with its directors and executive officers for such purpose.
Vacancies

Tri-Valley Bank's bylaws provide that a vacancy on the board of directors, not including a vacancy created by the removal of a director, may be filled by a majority of the remaining directors, even though less than a quorum, or by a sole remaining director. Any director so elected may hold office for the remainder of the full term of the director in which the vacancy occurred until such director's successor is elected at an annual or special shareholders' meeting. The shareholders may elect a director at any time to fill any vacancy not filled by the board of directors. Any such election by written consent other than to fill a vacancy created by removal requires the consent of a majority of the outstanding shares entitled to vote.
Heritage's bylaws provide that a vacancy on the board of directors may be filled by a majority of the remaining directors, even though less than a quorum, or by a sole remaining director. Any director so elected may hold office for the remainder of the full term of the director in which the vacancy occurred until such director's successor is elected at an annual or special shareholders' meeting. The shareholders may elect a director at any time at meeting of shareholders to fill any vacancy not filled by the board of directors. Any such election requires the consent of a majority of the outstanding shares entitled to vote.

Tri-Valley Bank	Heritage
Voting Rights

Each Tri-Valley Bank shareholder entitled to vote is entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. In the election of directors, each shareholder may cumulate votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit. No shareholder is entitled to cumulate votes in favor of any candidate or candidates unless such candidate's or candidates' names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate the shareholder's votes. If any one shareholder has given such notice, this fact shall be announced to all shareholders and proxies present, who may then cumulate their votes for candidates in nomination. In any election of directors, the candidates receiving the highest number of votes of the shares entitled to be voted for them, up to the number of directors to be elected by such shares, are elected.
Each Heritage shareholder entitled to vote is entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. In the election of directors, each shareholder may cumulate votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit. No shareholder is entitled to cumulate votes in favor of any candidate or candidates unless such candidate's or candidates' names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate the shareholder's votes. If any one shareholder has given such notice, this fact shall be announced to all shareholders and proxies present, who may then cumulate their votes for candidates in nomination. In any election of directors, the candidates receiving the highest number of votes of the shares entitled to be voted for them, up to the number of directors to be elected by such shares, are elected.
Amendments to Articles of Incorporation and Bylaws

Tri-Valley Bank's articles of incorporation may be amended in any manner allowed under California law. Tri-Valley Bank's bylaws may be amended by the board of directors or by the shareholders, except that only shareholders may amend or repeal any bylaw that specifies or changes the number of directors.
Heritage's amended articles of incorporation may be amended in any manner allowed under California law. Heritage's bylaws may be amended by the board of directors or by the shareholders, except that only shareholders may amend or repeal any bylaw that specifies or changes the number of directors.
Dividends

Tri-Valley Bank's articles of incorporation do not provide for any cumulative or other dividend on shares of common stock, but do not restrict the right of the board of directors, in establishing the rights, preferences and privileges of a series of preferred shares, to establish a divided rate and whether dividends on such shares will be cumulative.
Heritage's amended articles of incorporation do not provide for any cumulative or other dividend on shares of common stock, but do state that the board of directors may, in regards to undesignated preferred shares, determine the divided rate and whether dividends on the shares will be cumulative.

Tri-Valley Bank	Heritage
Under the California Financial Code, Tri-Valley Bank is permitted to pay a dividend in the following circumstances: (i) without the consent of either the Department of Business Oversight or Tri-Valley Bank shareholders, in an amount not exceeding the lesser of (a) the retained earnings of Tri-Valley Bank or (b) the net income of Tri-Valley Bank for its last three fiscal years; (ii) with the prior approval of the Department of Business Oversight, in an amount not exceeding the greatest of (a) the retained earnings of Tri-Valley Bank, (b) the net income of Tri-Valley Bank for its last fiscal year or (c) the net income for Tri-Valley Bank for its current fiscal year; and (iii) with the prior approval of the Department of Business Oversight and Tri-Valley Bank shareholders in connection with a reduction of its contributed capital.	The California General Corporation Law prohibits Heritage from making distributions, including dividends, to holders of its common stock or preferred stock unless either of the following tests are satisfied: (i) the amount of retained earnings immediately prior to the distribution equals or exceeds the sum of (A) the amount of the proposed distribution plus (B) any cumulative dividends in arrears on all shares having a preference with respect to the payment of dividends over the class or series to which the applicable distribution is being made; or (ii) immediately after the distribution, the value of Heritage's consolidated assets would equal or exceed the sum of its total liabilities, plus the amounts that would be payable to satisfy the preferential rights of other shareholders upon a dissolution that are superior to the rights of the shareholders receiving the distribution.

Under federal law, Tri-Valley Bank is prohibited from paying any dividends if after making such payment it would fail to meet any of its minimum regulatory capital requirements. Furthermore, federal and state bank regulators also have the authority to prohibit the payment of dividends by a bank when it determines such payments to be an unsafe or unsound banking practice.
Liquidation Preferences

Tri-Valley Bank's articles of incorporation do not provide for any liquidation preferences on shares of common stock, but do provide that the board of directors may, in regards to undesignated preferred shares, determine preferences and privileges, including liquidation preferences, for such preferred shares.
Heritage's amended articles of incorporation do not provide for any liquidation preferences on shares of common stock, but do provide that the board of directors may, in regards to undesignated preferred shares, determine preferences and privileges, including liquidation preferences, for such preferred shares.
Redemption

Tri-Valley Bank's articles of incorporation and applicable certificates of determination do not provide for any redemption on shares of common stock, but do provide that the board of directors may, in regards to undesignated preferred shares, determine preferences and privileges, including redemption preferences, for such preferred shares.
Heritage's amended articles of incorporation do not provide for any redemption on shares of common stock, but do provide that the board of directors may, in regards to undesignated preferred shares, determine preferences and privileges, including redemption preferences, for such preferred shares.

LEGAL MATTERS

        The validity of the shares of Heritage common stock to be issued in the merger has been reviewed by the firm of Buchalter, A Professional Corporation, Los Angeles, California. Such review should not be construed as constituting an opinion as to the merits of the offering made hereby, the accuracy or adequacy of the disclosures contained herein, or the suitability of Heritage common stock for any of Tri-Valley Bank's shareholders.

EXPERTS

        The consolidated financial statements of Heritage as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, have been incorporated by reference in this proxy statement/prospectus from Heritage's Annual Report on Form 10-K for the year ended December 31, 2016, in reliance on the report from Crowe Horwath LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        Heritage is subject to the informational requirements of the Securities Exchange Act of 1934, as amended which we refer to as the Exchange Act. In accordance with the Exchange Act, Heritage files reports, proxy statements and other information with the Securities and Exchange Commission which we refer to as the SEC. You may read and copy these documents and other information at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also retrieve these materials at the SEC's Internet website at http://www.sec.gov. In addition, Heritage has a website containing additional information about Heritage at http://www.heritage commercecorp.com. The information on Heritage's website is not a part of this proxy statement/prospectus.

        Heritage has filed a registration statement on Form S-4, including exhibits, with the SEC pursuant to the Securities Act covering the shares of Heritage common stock issuable in the merger. This proxy statement/prospectus does not contain all the information contained in the registration statement. Any additional information may be obtained from the SEC's principal office in Washington, D.C. or through the SEC's Internet website. Statements contained in this proxy statement/prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

        The SEC allows us to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this proxy statement/prospectus and any information filed with the SEC by us after the date of this prospectus supplement until the date of the Tri-Valley Bank special shareholders' meeting which will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC (other than information in such documents that is not deemed to be filed) of Heritage:

  •
  Annual Report on Form 10-K for the year ended December 31, 2016, filed March 3, 2017;

  •
  Portions of the Definitive Proxy Statement on Schedule 14A for the 2017 annual meeting of shareholders filed April 19, 2016 incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on May 5, 2017;

  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed on August 4, 2017;

  •
  Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed November 3, 2017;

  •
  Current Reports on Form 8-K filed February 15, 2017, March 28, 2017, May 9, 2017, May 26, 2017, May 30, 2017, June 19, 2017, June 27, 2017, October 27, 2017, December 21, 2017, January 11, 2018 and January 29, 2018;

  •
  The description of Heritage common stock contained in the Registration Statement on Form 8-A, dated March 5, 1998, which registers its common stock under Section 12 of the Securities Exchange Act of 1934, together with any amendments or report filed with the SEC for the purpose of updating the description.

        We also incorporate by reference any future filings (other than any information contained in such filings that is deemed "furnished" in accordance with SEC rules) with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the date of the Tri-Valley Bank special shareholders' meeting.

        You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning Heritage at the following address and telephone number:

Heritage Commerce Corp
150 Almaden Boulevard
San Jose, California 95113
(408) 947-6900
Attention: Corporate Secretary

        You should rely only on the information contained or incorporated by reference in this document. Heritage has not authorized anyone else to provide you with information that is different from that which is contained in this document. Moreover, Heritage is not making an offer to sell or soliciting an offer to buy any securities other than the Heritage common stock to be issued by Heritage in the merger, and neither Heritage nor Tri-Valley Bank is making an offer of such securities in any state where the offer is not permitted. Information contained herein regarding Tri-Valley Bank was provided by Tri-Valley Bank for inclusion in this document. The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

Appendix A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

HERITAGE COMMERCE CORP

HERITAGE BANK OF COMMERCE

and

TRI-VALLEY BANK

dated as of

December 20, 2017

A-i

A-ii

A-iii

Index of Defined Terms

Defined Term	Section
"Acceptable Confidentiality Agreement"	8.14
"Acquisition Proposal"	8.14
"Advisors"	5.16
"Affiliate"	8.14
"Agreement"	Preamble
"ALLL"	3.04(d)
"Book-Entry Shares"	2.01(f)
"Burdensome Condition"	5.07(c)
"business day"	8.14
"Cause"	5.11(e)
"Certificate"	2.01(f)
"CFC"	1.01
"CGCL"	1.01
"Change In Control Payments"	8.14
"Change in Recommendation"	5.06(d)
"Charter Documents"	8.14
"Claim"	5.12(a)
"Closing Balance Sheet Date"	5.17
"Closing Date"	1.02
"Closing Financial Statements"	5.17
"Closing"	1.02
"COBRA"	8.14
"Code"	2.06
"Confidentiality Agreement"	8.14
"Contemplated Transactions"	3.03(a)
"Continuing Employees"	5.11(a)
"Contract"	8.14
"CRA"	3.08(b)
"DBO"	1.01
"Derivatives Contract"	3.17
"DIF"	3.01(a)
"Director Non-Solicitation and Confidentiality Agreement(s)"	Recitals
"Dissenting Shareholder"	2.04
"Dissenting Shares"	2.04
"DOL"	3.12(b)
"DTA Shortfall"	8.14
"EDGAR"	4.04(a)
"Effect"	8.14
"Effective Time"	1.02
"End Date"	7.01(b)
"Environmental Laws"	8.14
"ERISA Affiliate"	3.12
"ERISA"	8.14
"Exchange Act"	3.04(e)
"Exchange Agent"	2.02
"Exchange Fund"	2.02
"Executive Non-Solicitation and Confidentiality Agreement(s)	Recitals
"FDIC"	3.01(a)
"FRB"	3.03(c)
"GAAP"	8.14

A-iv

Defined Term	Section
"Governmental Authorization"	8.14
"Governmental Entity"	8.14
"Hazardous Substance"	8.14
"HBC"	Preamble
"HCC Average Closing Price"	8.14
"HCC Benefit Plans"	5.11(a)
"HCC Board"	4.03(a)
"HCC Common Stock"	4.02
"HCC Disclosure Schedule"	8.14
"HCC Equity Plans"	8.14
"HCC Material Adverse Effect"	8.14
"HCC Preferred Stock"	4.02
"HCC Reports"	4.05(b)
"HCC SEC Reports"	4.04(a)
"HCC Stock Options"	4.02
"HCC"	Preamble
"Indemnified Party" and "Indemnified Parties"	5.12(a)
"Intellectual Property"	8.14
"IRS"	8.14
"IT Systems"	8.14
"Key Employee(s)"	8.14
"knowledge"	8.14
"Law" or "Laws"	8.14
"Leased Real Estate"	8.14
"Legal Action"	8.14
"Letter of Transmittal"	2.03(a)
"liability" (or "liabilities")	8.14
"License Agreement"	8.14
"Lien"	8.14
"Loan Data"	3.15(n)
"Loan Documentation"	3.15(b)
"Loan Property"	8.14
"Loan"	8.14
"Material Contract"	3.21(a)
"Merger Consideration"	2.01(d)
"Merger"	1.01
"NASDAQ"	3.03(c)
"Notice of Superior Proposal"	5.06(e)
"Obligor"	3.15(b)
"Operating Loss"	3.29
"Option Consideration"	2.05(a)
"Order"	8.14
"ordinary course of business"	8.14
"OREO"	3.18(a)
"party" ("parties")	Preamble
"Per Share Exchange Ratio"	2.01(d)
"Permitted Liens"	8.14
"person"	8.14
"Pre-Closing Period"	5.01(a)
"Professional Expenses"	8.14
"Proxy Statement/Prospectus"	3.03(c)
"Real Property Lease"	8.14

A-v

Defined Term	Section
"Registration Statement"	3.03(c)
"Regulatory Actions"	6.02(o)
"Reorganization"	2.06
"Representatives"	8.14
"Requisite Regulatory Approvals"	6.01(b)
"Requisite Tri-Valley Vote"	3.03(a)
"Retiree Welfare Benefits"	3.12(e)
"SEC"	3.03(c)
"Securities Act"	3.03(c)
"SERP"	5.11(a)
"Shareholder Agreement"	Recitals
"Stock Option Holder Agreement"	2.05(c)
"Subsidiary" (or "Subsidiaries")	8.14
"Superior Proposal"	8.14
"Surviving Corporation"	1.01
"Tail Insurance Policy"	5.12(c)
"Takeover Provisions"	3.30
"Target Equity"	8.14
"Tax Returns"	8.14
"Taxes"	8.14
"Termination Fee"	7.03(b)
"Trade Secrets"	8.14
"Transaction Costs"	8.14
"Treasury Department"	8.14
"Treasury Regulations"	8.14
"Tri-Valley Balance Sheet"	3.04(a)
"Tri-Valley Board Recommendation"	5.06(b)
"Tri-Valley Board"	3.03(a)
"Tri-Valley Collective Bargaining Agreement"	3.13(b)
"Tri-Valley Common Stock"	3.02(a)
"Tri-Valley Disclosure Schedule"	8.14
"Tri-Valley Employee Plan(s)"	3.12(a)
"Tri-Valley Employee"	3.12(a)
"Tri-Valley Equity Plans"	8.14
"Tri-Valley ERISA Affiliate"	8.14
"Tri-Valley Financial Statements"	3.04(a)
"Tri-Valley Insurance Policies"	3.22
"Tri-Valley IP"	8.14
"Tri-Valley Licensed IP"	8.14
"Tri-Valley Material Adverse Effect"	8.14
"Tri-Valley Meeting"	3.03(c)
"Tri-Valley Owned IP"	8.14
"Tri-Valley Preferred Stock"	3.02(a)
"Tri-Valley Reports"	3.04(b)
"Tri-Valley Stock Option"	2.05(a)
"Tri-Valley Stock-Based Right"	3.02(c)
"Tri-Valley"	Preamble
"WARN Act"	8.14
"Warrant"	8.14

A-vi

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        This Agreement and Plan of Merger and Reorganization (this "Agreement"), is entered into as of December 20, 2017, by and among TRI-VALLEY, a California banking corporation ("Tri-Valley"), HERITAGE COMMERCE CORP, a California corporation ("HCC"), and HERITAGE BANK OF COMMERCE, a California banking corporation ("HBC") (each a "party" and collectively the "parties").

RECITALS

        A.    Tri-Valley is a California chartered bank having its principal place of business in San Ramon, California.

        B.    HCC is a bank holding company organized under the laws of California and registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, having its principal place of business in San Jose, California.

        C.    HBC is a California chartered bank having its principal place of business in San Jose, California.

        D.    The respective Boards of Directors of Tri-Valley, HCC and HBC have approved, and declared it to be advisable and in the best interests of their respective shareholders to consummate the business combination transaction provided for in this Agreement in which Tri-Valley would merge with and into HBC.

        E.    It is the intention of the parties that the merger of Tri-Valley and HBC shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

        F.     In connection with the execution and delivery of this Agreement and as a material inducement for HCC and HBC to enter into this Agreement, each of the directors and Key Employees of Tri-Valley is concurrently executing and delivering to HCC a shareholder agreement in the form of Annex A (each a "Shareholder Agreement"), and a non-solicitation and confidentiality agreement in the form of Annex B (each a "Director Non-Solicitation and Confidentiality Agreement"), and each of the Key Employees are executing and delivering to HCC a non-solicitation and confidentiality agreement in the form of Annex C (each an "Executive Non-Solicitation and Confidentiality Agreement").

AGREEMENT

        The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I
THE MERGER

        Section 1.01    The Merger.     On the terms and subject to the conditions set forth in this Agreement, and pursuant to the provisions of the California General Corporation Law ("CGCL") and, to the extent applicable, the California Financial Code ("CFC") and the rules and regulations promulgated by the California Department of Business Oversight ("DBO"), at the Effective Time, Tri-Valley shall merge with and into HBC (the "Merger") and the separate corporate existence of Tri-Valley shall cease. HBC shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation").

        Section 1.02    Effective Time.     On the terms and conditions set forth in this Agreement, the Closing of the Merger (the "Closing") shall take place as soon as practicable, but in no event later than the fifth (5th) business day after which each of the conditions set forth in Article VI of this Agreement has been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at Closing) or such other time as the parties may agree, at the offices of Buchalter, a Professional Corporation, at 10:00 a.m. Pacific time (the "Closing Date"). On or before the Closing Date, Tri-Valley and HBC will file, or cause to be filed, with the DBO and the California Secretary of State an agreement of merger in substantially the form of Annex D to this Agreement. The Merger shall become effective at the time that such agreement of merger has been filed with the DBO as provided in Section 4887(c) of the CFC (the "Effective Time").

        Section 1.03    Effect of the Merger.     Upon the consummation of the Merger, the separate corporate existence of Tri-Valley shall cease and HBC shall continue as the surviving entity under the laws of the State of California. The name of Heritage Bank of Commerce as the surviving entity of the Merger shall remain "Heritage Bank of Commerce." From and after the Effective Time, HBC, as the surviving entity of the Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Tri-Valley.

        Section 1.04    Articles of Incorporation; By-laws.     The Articles of Incorporation and Bylaws of HBC as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

        Section 1.05    Directors and Executive Officers.     All the directors and officers of HCC and HBC immediately prior to the Effective Time shall be the directors of HCC and HBC after the Merger, in each case until their respective successors are duly elected or appointed and qualified.

        Section 1.06    Possible Alternative Structures.     Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, HCC shall be entitled, after consultation with Tri-Valley, to revise the structure of effecting the acquisition of Tri-Valley, provided, however, that (a) there are no adverse federal or state income tax consequences to Tri-Valley's shareholders as a result of the modification (including no impact upon the opinions of counsel related to tax matters to be delivered pursuant to this Agreement), (b) the consideration to be paid to the holders of Tri-Valley Common Stock and Tri-Valley Stock Options under this Agreement is not thereby changed in kind, value or reduced in amount and the delivery of such consideration will not be delayed, (c) the benefits to be received by Tri-Valley's directors, officers and employees under this Agreement are not diminished, and (d) such modification will not delay materially or jeopardize the receipt of any regulatory approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article VI not to be capable of being fulfilled. The parties agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

        Section 1.07    Additional Actions.     If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in or to or under any of the rights, privileges, powers, franchises, properties or assets of Tri-Valley, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of Tri-Valley all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of Tri-Valley, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in or to or under any of the rights, privileges, powers, franchises, properties or assets of Tri-Valley and otherwise to carry out the purposes of this Agreement.

 ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK

        Section 2.01    Effect of the Merger on Capital Stock.     At the Effective Time, as a result of the Merger and without any action on the part of HCC, HBC or Tri-Valley or the holder of any capital stock of HCC, HBC or Tri-Valley:

        (a)    Cancellation of Certain Tri-Valley Common Stock.     Each share of Tri-Valley Common Stock that is owned by HCC or Tri-Valley (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

        (b)    HCC Capital Stock.     Each share of HCC Common Stock issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall not be affected by the Merger.

        (c)    HBC Capital Stock.     Each share of HBC common stock, no par value, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

        (d)    Conversion of Tri-Valley Common Stock.     Each share of Tri-Valley Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled and retired in accordance with Section 2.01(a), and (ii) Dissenting Shares) shall, by virtue of the Merger, be converted into the right to receive the number of shares of HCC Common Stock equal to 0.0489 (the "Per Share Exchange Ratio"), together with any cash in lieu of fractional shares as specified in Section 2.01(g) (the "Merger Consideration").

        (e)    Dilution.     If HCC changes (or the HCC Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of HCC Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Per Share Exchange Ratio (and any other items dependent thereon, such as the amounts payable to holders of Tri-Valley Stock Options) will be adjusted proportionately to account for such change to provide to the holders of HCC Common Stock (and holders of Tri-Valley Stock Options) the same economic effect contemplated by this Agreement prior to such change.

        (f)    Cancellation of Shares and Closing of Tri-Valley's Transfer Books.     At the Effective Time (i) none of the shares of Tri-Valley Common Stock shall be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a valid certificate (each a "Certificate") previously representing any such shares of Tri-Valley Common Stock or owner designated by a book entry previously representing a non-certificated share of Tri-Valley Common Stock (a "Book-Entry Share") shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 2.03(e), and (iii) any cash to be paid in lieu of any fractional share of HCC Common Stock in accordance with Section 2.01(g). The stock transfer books of Tri-Valley shall be closed with respect to all shares of Tri-Valley Common Stock outstanding immediately prior to the Effective Time, and no further transfer of any such shares of Tri-Valley Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, Tri-Valley Certificates or Book-Entry Shares representing such shares of Tri-Valley Common Stock are presented for transfer to the Exchange Agent or to the Surviving Corporation or HCC, they shall be cancelled and shall be exchanged as provided in Section 2.03.

        (g)    No Fractional Shares.     No fractional shares of HCC Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares. Any holder of Tri-Valley Common Stock who would otherwise be entitled to receive a fraction of a share of HCC Common

Stock (after aggregating all fractional shares of HCC Common Stock issuable to such holder), in lieu of such fraction of a share and, upon surrender of such holder's Certificates or Book-Entry Shares to the Exchange Agent, shall be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction of a share of HCC Common Stock multiplied by the HCC Average Closing Price.

        Section 2.02    Exchange Agent; Deposit of Merger Consideration.     Prior to the Closing Date, HCC shall select a bank or trust company to act as exchange agent (which, if different than HCC's then-serving registrar and stock transfer agent shall be reasonably acceptable to Tri-Valley) in the Merger (the "Exchange Agent") and provide the Exchange Agent with appropriate instructions regarding the matters described in this Article II in form and substance reasonably acceptable to HCC and Tri-Valley, all in accordance with the provisions of an agreement executed between HCC and the Exchange Agent. HCC shall deposit, or cause to be deposited, with the Exchange Agent (by instruction to HCC's transfer agent) prior to the Effective Time (a) certificates representing the shares of HCC Common Stock issuable pursuant to Section 2.01(d) (or make appropriate alternative arrangements if uncertificated shares of HCC Common Stock represented by a book entry will be issued), and (b) cash sufficient in lieu of fractional shares to be paid in accordance with Section 2.01(g). The shares of HCC Common Stock and cash amounts so deposited with the Exchange Agent are referred to collectively as the "Exchange Fund."

        Section 2.03    Exchange of Certificates and Book-Entry Shares.

        (a)   HCC shall take all steps necessary to cause the Exchange Agent, not later than five (5) business days after the Effective Time, to mail to holders of Tri-Valley Common Stock of record immediately prior to the Effective Time (i) a letter of transmittal ("Letter of Transmittal") in a customary form that is reasonably acceptable to Tri-Valley, and (ii) instructions for use in effecting the surrender of such holder's Certificates and Book-Entry Shares in exchange for the Merger Consideration in exchange therefore.

        (b)   Upon surrender of a Certificate or Book-Entry Share to the Exchange Agent for exchange, together with a properly completed Letter of Transmittal and such other documents as may be reasonably required by the Exchange Agent or HCC, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (i) a certificate representing the number of whole shares of HCC Common Stock (or uncertificated shares of HCC Common Stock represented by a book entry) to which such holders of Tri-Valley Common Stock shall have become entitled in accordance with Section 2.01(d), and (ii) a check representing the amount of cash in lieu of any fractional share of HCC Common Stock, if any, which such holder has the right to receive in respect of the Certificate or Book-Entry Share surrendered pursuant to Section 2.01(g). No interest will be paid or accrued on the cash in lieu of fractional shares. The Certificates or Book-Entry Shares so surrendered shall be canceled.

        (c)   If any Certificate shall have been lost, stolen, or destroyed, HCC or the Exchange Agent may in its sole discretion require the owner of such lost, stolen, or destroyed Certificate to make and deliver to HCC or the Exchange Agent an affidavit of that fact and an agreement in customary form that is reasonably satisfactory to HCC indemnifying HCC and the Surviving Corporation against any claim that may be made against HCC or the Surviving Corporation and to deliver a bond (in such sum as HCC or the Exchange Agent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, HCC, or the Surviving Corporation with respect to such Certificate.

        (d)   If any portion of the HCC Common Stock that a person has the right to receive pursuant to the provisions of Section 2.01(d) is to be issued in a name other than that in which the Certificate or Book-Entry Share surrendered is registered, it shall be a condition to such issuance thereof that the Certificate or Book-Entry Shares surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Tax required by reason of a certificate or uncertificated book entry share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

        (e)   No dividends or other distributions declared after the Effective Time with respect to HCC Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share until the holder thereof shall surrender such Certificate or Book-Entry Share in accordance with this Article II. After the surrender of a Certificate or Book-Entry Share in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of HCC Common Stock represented by such Certificate or Book-Entry Share.

        (f)    Any portion of the Exchange Fund that remains undistributed to holders of Certificates or Book-Entry Shares as of the date twelve (12) months after the Effective Time shall be delivered to HCC upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore surrendered their Certificates or Book-Entry Shares in accordance with this Section 2.03 shall thereafter look only to HCC for satisfaction of their claims for the Merger Consideration, cash in lieu of fractional shares of HCC Common Stock, and any dividends or distributions with respect to HCC Common Stock, in each case without interest thereon. Notwithstanding the foregoing, none of HCC, the Surviving Corporation, Tri-Valley or the Exchange Agent or any other person shall be liable to any former holder of shares of Tri-Valley Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Law. HCC and HBC shall be entitled to rely upon the stock transfer books of Tri-Valley to establish the identity of those persons entitled to receive merger consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, HCC and HBC shall be entitled to deposit the Merger Consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

        (g)   Each of the Exchange Agent, HCC, and HBC shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Tri-Valley Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local, or foreign Tax law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

        (h)   Any portion of the HCC Common Stock made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to HCC upon demand.

        Section 2.04    Dissenting Shares.     Notwithstanding any provision of this Agreement to the contrary, shares of Tri-Valley Common Stock that are outstanding immediately prior to the Effective Time and that are held by a shareholder who is entitled to demand, and who properly demands, the fair market value of such shares pursuant to, and who complies in all respects with, Chapter 13 of the CGCL (a "Dissenting Shareholder") shall not be converted into the right to receive the Merger Consideration. For purposes of this Agreement, "Dissenting Shares" means any shares of Tri-Valley Common Stock as to which a Dissenting Shareholder has properly exercised a demand for fair market value pursuant to Chapter 13 of the CGCL. At the Effective Time all Dissenting Shares shall be cancelled and retired and shall cease to exist. No Dissenting Shareholder shall be entitled to any Merger Consideration in respect of any Dissenting Shares unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to demand fair market value of its Dissenting Shares under the CGCL, and any Dissenting Shareholder shall be entitled to receive only the payment provided by Chapter 13 of the CGCL with respect to the Dissenting Shares owned by such Dissenting

Shareholder and not any Merger Consideration. Tri-Valley shall give HCC (a) prompt notice of any written demands for fair market value, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law relating to shareholders' demands for fair market value, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for fair market value under the CGCL. Tri-Valley shall not, except with the prior written consent of HCC, voluntarily make any payment with respect to any demands for fair market value of Dissenting Shares, offer to settle or settle any such demands.

        Section 2.05    Treatment of Stock Options, Restricted Stock and Warrant.

        (a)   Prior to and effective as of the Effective Time, Tri-Valley shall have taken all such action as is necessary to terminate, subject to compliance with this Section 2.05, the Tri-Valley Equity Plans and shall have provided written notice to each holder of an option to acquire shares of Tri-Valley Common Stock (each, a "Tri-Valley Stock Option") that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, that such Tri-Valley Stock Option shall terminate at the Effective Time and that, if such Tri-Valley Stock Option is not exercised or otherwise terminated on or before the Effective Time, such holder shall be entitled to receive in cancellation of each Tri-Valley Stock Option a cash payment in an amount, without interest, equal to the product of (i) the total number of shares of Tri-Valley Common Stock subject to the Tri-Valley Stock Option times (ii) the excess, if any, of the product of the Per Share Exchange Ratio multiplied by the HCC Average Closing Price over the exercise price per share under such Tri-Valley Stock Option ("Option Consideration"), payment will be payable in accordance with Tri-Valley payroll procedures including deduction and withhold from the consideration paid in accordance with this Section 2.05(a) on account of Tri-Valley Stock Options such amounts as required under the Code or any similar Law. At the Effective Time the Tri-Valley Equity Plans and all Tri-Valley Stock Options issued thereunder that have not previously been exercised, whether or not then vested and whether or not then exercisable, shall terminate and be of no further effect. Any payments pursuant to this Section 2.05(a) shall be made only after the satisfaction or waiver of the conditions set forth in Article VI.

        (b)   At least ten (10) business days prior to the Closing Date and prior to any such payment, Tri-Valley shall use its reasonable best efforts to obtain a written acknowledgement and waiver (in form and substance reasonably satisfactory to HCC) from each holder of a Tri-Valley Stock Option (i) confirming the number of Tri-Valley Stock Options held, (ii) confirming that the treatment of such Tri-Valley Stock Options pursuant to this Agreement and the amounts to be paid pursuant to this Agreement have been correctly calculated, (iii) acknowledging that in consideration for the cancellation of such Tri-Valley Stock Option, the holder agrees to accept the Option Consideration, and (iv) containing waivers for such other matters as reasonably determined by HCC. Tri-Valley shall provide a copy of each such acknowledgement and waiver to HCC at least five (5) business days prior to the Closing Date.

        (c)   Each executive officer and director shall have entered into a Stock Option Agreement in the form of Annex E attached to this Agreement (the "Stock Option Holder Agreement") dated the date of this Agreement providing for the termination of such holder's Tri-Valley Stock Options and restricting the exercise of the Tri-Valley Stock Options . Each holder of such terminated Tri-Valley Stock Options shall be entitled to receive the Stock Option Consideration in lieu of each share of Tri-Valley Common Stock that would otherwise have been issuable upon exercise.

        (d)   Tri-Valley shall take all actions necessary to ensure that from and after the Effective Time neither HCC nor the Surviving Corporation will be required to deliver shares of HCC Common Stock or Tri-Valley Common Stock or other capital stock to any person pursuant to or in settlement of Tri-Valley Stock Options after the Effective Time.

        (e)   The transactions contemplated by this Section 2.05 shall in all cases be completed in a manner designed to comply with Section 409A of the Code and, to the extent applicable, Section 424 of the Code.

        (f)    At or prior to the Closing Date, Tri-Valley and the Tri-Valley Board and its compensation committee, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.05(a).

        (g)   Immediately prior to the Effective Time, any vesting conditions applicable to each award of restricted shares of Tri-Valley Common Stock granted under a Tri-Valley Equity Plan shall, automatically and without any action on the part of the holder thereof and consistent with the terms of the Tri-Valley Equity Plan, accelerate in full and such restricted stock shall become free of any restrictions and any repurchase right shall lapse, and the holder thereof shall be entitled to receive shares of HCC Common Stock in accordance with the Per Share Exchange Ratio (provided that any fractional shares of HCC Common Stock shall be treated as set forth in Section 2.01(g), less any applicable Taxes required to be withheld with respect to such vesting.

        (h)   The holder of the Warrant shall be entitled to receive in cancellation of the Warrant a cash payment in an amount, without interest, equal to the product of (i) the total number of shares of Tri-Valley Common Stock subject to the Warrant times (ii) the excess, if any, of $0.77 over the exercise price per share, subject to any such amounts as required under the Code. Payment pursuant to this Section 2.05(h) shall be made on after the satisfaction or waiver of the conditions set forth in Article VI.

        Section 2.06    Intended Tax Treatment.     It is intended that the Merger shall constitute a "reorganization" as that term is used in Section 368(a) of the Code ("Reorganization"), and that this Agreement shall constitute a "plan of reorganization" as that term is used in Sections 354 and 361 of the Internal Revenue Code of 1986, as amended (the "Code"). Until the Closing, each party hereto shall use all commercially reasonable efforts to cause the Merger to so qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a Reorganization.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TRI-VALLEY

        Except as set forth in the Tri-Valley Disclosure Schedule, Tri-Valley hereby represents and warrants to HCC and HBC that the following is true and correct:

        Section 3.01    Organization; Qualification and Subsidiaries.

        (a)    Corporate Organization.

            (i)  Tri-Valley is a corporation and a California chartered bank duly organized, validly existing in good standing in California. Tri-Valley is authorized by the DBO in accordance with the CFC to conduct a commercial banking business. The deposits of Tri-Valley are insured up to the applicable limits through the Deposit Insurance Fund ("DIF") as administered by Federal Deposit Insurance Corporation ("FDIC") to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid have been paid when due. No Legal Action for the termination or revocation of such insurance is pending, or to the knowledge of Tri-Valley, has any such termination or revocation been threatened.

           (ii)  Tri-Valley has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as is now being conducted.

          (iii)  Tri-Valley is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Tri-Valley Material Adverse Effect.

        (b)    Charter Documents.     Tri-Valley has delivered or made available to HCC a correct and complete copy of the Charter Documents of Tri-Valley, as amended and currently in effect. Tri-Valley is not in violation of any of the provisions of its Charter Documents.

        (c)    Minute Books.     The minute books of Tri-Valley, in all material respects, contain accurate records of all meetings and accurately reflect all other material actions taken by the shareholders, the Tri-Valley Board and all standing committees of the Tri-Valley Board.

        (d)    Subsidiaries.     Except shares of Federal Home Loan Bank stock, Texas Independent Bancshares stock and Pacific Coast Bankers Bank stock reflected in the Tri-Valley Financial Statements, Tri-Valley does not own, beneficially, directly or indirectly, any Subsidiary or any Equity Investment of any person.

        Section 3.02    Capital Structure.

        (a)    Capital Stock.     The authorized shares of stock of Tri-Valley consist of 150,000,000 shares of Common Stock, no par value ("Tri-Valley Common Stock") and 50,000,000 shares of preferred stock, no par value ("Tri-Valley Preferred Stock"). As of the date of this Agreement (i) 39,062,712 shares of Tri-Valley Common Stock are issued and outstanding (and no shares of Tri-Valley Common Stock are held by Tri-Valley in its treasury), of which 1,060,000 shares are restricted shares subject to risk of forfeiture during certain periods of vesting, (ii) 1,485,715 shares of Tri-Valley Common Stock have been reserved for issuance pursuant to the Tri-Valley Equity Plans in respect of Tri-Valley Stock Options outstanding as of the date of this Agreement, subject to adjustment on the terms set forth in Tri-Valley Equity Plans, (iii) 2,168,974 shares of Tri-Valley Common Stock have been reserved for future issuance pursuant to awards under Tri-Valley Equity Plans not granted on the date of this Agreement, and (iv) 2,020,202 shares of Tri-Valley Common Stock in respect of the Warrant, which shares will be issued upon exercise of the Warrant in accordance with terms of this Agreement. Except as set forth in this Section 3.02(a), as of the date of this Agreement, Tri-Valley had no Tri-Valley Common Stock, Tri-Valley Preferred Stock or any other securities reserved for issuance or required to be reserved for issuance. All such issued and outstanding shares of Tri-Valley Common Stock are duly authorized, validly issued, fully paid, nonassessable and were not issued in violation of or subject to any preemptive rights, Lien, voting restriction, purchase option, call option, right of first refusal, subscription agreement, or any other similar right, and were issued in accordance with applicable Law.

        (b)    Voting Securities.     Tri-Valley does not have any authorized, issued or outstanding bonds, debentures, notes, or other indebtedness which the holders thereof have the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Tri-Valley may vote.

        (c)    Tri-Valley Stock-Based Rights.     Section 3.02(c) of the Tri-Valley Disclosure Schedule sets forth, as of the date of this Agreement, a complete and correct list of each Tri-Valley Stock Option, award of restricted shares of Tri-Valley Common Stock, Contract relating to the issued or unissued capital stock of Tri-Valley, or obligating Tri-Valley to issue, grant, or sell any shares of capital stock of or other equity interests in or securities convertible into equity interests in Tri-Valley (each, a "Tri-Valley Stock-Based Right"), setting forth with respect to each such Tri-Valley Stock-Based Right (i) the name, (ii) the holder thereof, (iii) the plan under which such Tri-Valley Stock-Based Right was granted, if any, (iv) the number of shares of Tri-Valley Common Stock subject to such Tri-Valley Stock-Based Right, (v) the per-share price at which such Tri-Valley Stock-Based Right may be exercised or the shares of Tri-Valley

Common Stock subject to such Tri-Valley Stock-Based Right were sold or issued, (vi) the grant and expiration dates, and (vii) the terms of vesting, including whether (and to what extent) the vesting will be accelerated in any way by this Agreement or by termination of employment or change in position following consummation of the Merger (whether alone or upon the occurrence of any additional or subsequent events). With respect to each grant of a Tri-Valley Stock-Based Right, (i) each such grant was made in accordance with the terms of the applicable Tri-Valley Equity Plan and applicable Law, and (ii) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Tri-Valley. All Tri-Valley Stock Options have been granted with a per share exercise at least equal to the fair market value of the underlying stock on the date the option was granted within the meaning of Section 409A of the Code and associated Treasury Department guidance. Each Tri-Valley Stock Option intended to qualify as an "incentive stock option" under Section 422 of the Code has been structured to so qualify. Each grant of a Tri-Valley Stock Option was duly authorized no later than the date on which the grant of such Tri-Valley Stock Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Tri-Valley Board (or a duly constituted and authorized committee thereof), and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto. Tri-Valley has not granted, and there is no and has been no Tri-Valley policy or practice to grant, any Tri-Valley Stock Options prior to, or otherwise coordinated the grant of Tri-Valley Stock Options with, the release or other public announcement of material information regarding Tri-Valley or its financial results or prospects. The treatment of the Tri-Valley Stock Options provided for under this Agreement, including but not limited to Section 2.05, is consistent in all material respects with and not in violation of any document or agreement pertaining to a Tri-Valley Stock Option or a Tri-Valley Equity Plan or applicable Law. From January 1, 2017 through the date of this Agreement, Tri-Valley has not accelerated the vesting or lapsing of restrictions with respect to any Tri-Valley Stock-Based Right, or adopted or amended any Tri-Valley Equity Plan. All shares of Tri-Valley Common Stock subject to issuance pursuant to a Tri-Valley Stock-Based Right will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid, and nonassessable. Except for Tri-Valley Stock-Based Rights set forth on Section 3.02(c) of the Tri-Valley Disclosure Schedule, there are no outstanding options, warrants, calls, subscription rights, exercisable, convertible or exchangeable securities, stock appreciation rights, phantom stock rights, any other rights, awards or Contracts (contingent or otherwise) that obligate Tri-Valley to issue, transfer or sell any Tri-Valley Common Stock or any investment that is convertible into or exercisable or exchangeable for any such shares.

        (d)    Contracts.     Except as listed in Section 3.02(c) of the Tri-Valley Disclosure Schedule, there are no Contracts of Tri-Valley (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Tri-Valley or any equity security of Tri-Valley or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Tri-Valley, or (ii) pursuant to which Tri-Valley is or could be required to register shares of Tri-Valley capital stock or other securities under the Securities Act. Except for the Shareholder Agreements, there are no voting trusts, proxy, rights agreement, "poison pill" antitakeover plan or other Contract to which Tri-Valley, or, to the knowledge of Tri-Valley, any of its respective officers or directors, is a party with respect to any equity security of any class of Tri-Valley.

        (e)    Debt.     Tri-Valley has no authorized, issued or outstanding any bonds, debentures, notes, trust preferred securities or other similar obligations.

        Section 3.03    Authority; Non-contravention; Governmental Consents.

        (a)    Authority.     Tri-Valley has full corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to which it is or will be a party, and, subject to the receipt of regulatory and shareholder approvals, to perform its obligations and consummate the transactions contemplated under this Agreement. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated under this Agreement (collectively, the "Contemplated Transactions") have been duly and validly approved by the Board of Directors of Tri-Valley (the "Tri-Valley Board"). The Tri-Valley Board, at a meeting duly called and held, has unanimously determined that this Agreement and the Contemplated Transactions are fair to and in the best interests of the Tri-Valley shareholders and resolved to recommend that the holders of the Tri-Valley Common Stock vote in favor of approval and adoption of this Agreement and the Contemplated Transactions, including the Merger. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Tri-Valley Common Stock (the "Requisite Tri-Valley Vote"), no further corporate proceedings on the part of the Tri-Valley Board or the Tri-Valley shareholders (except for matters related to setting the date, time, place and record date for said meeting) are necessary in order to authorize or approve this Agreement or to consummate the Contemplated Transactions including the Merger. This Agreement has been duly and validly executed and delivered by Tri-Valley and (assuming due authorization, execution and delivery by HCC and HBC of this Agreement) this Agreement constitutes a valid and binding obligation of Tri-Valley, enforceable against Tri-Valley in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or other similar Law affecting the enforcement of creditors' rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law). All corporate proceedings on the part of Tri-Valley necessary to consummate the Contemplated Transactions will have been taken prior to the Effective Time.

        (b)    Non-Contravention.     Subject to the receipt of the Requisite Tri-Valley Vote, the execution, delivery and performance under this Agreement and the consummation of the Contemplated Transactions by Tri-Valley, do not and will not (i) violate any provision of the Charter Documents of Tri-Valley or (ii) assuming that the consents and approvals referred to in Section 3.03(c) are duly obtained or made, (A) violate in any material respect any Law applicable to Tri-Valley, or any of its respective properties or assets, or (B) violate or conflict with, or result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Tri-Valley under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, Tri-Valley Material Contract or other instrument or obligation to which Tri-Valley is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected.

        (c)    Regulatory Filings and Approvals.     Except for (i) the filings of applications or notices with, and approvals or waivers by, the Board of Governors of the Federal Reserve System (the "FRB"), the FDIC and the DBO, (ii) the filing with the Securities and Exchange Commission ("SEC") and declaration of effectiveness of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") including the proxy statement/prospectus (the "Proxy Statement/Prospectus") relating to the meeting, including any adjournments or postponements thereof, of Tri-Valley shareholders to be held in connection with this Agreement and the Merger (the "Tri-Valley Meeting"), (iii) approval of the listing on the NASDAQ Global Select Market ("NASDAQ") of the HCC Common Stock to be issued in connection with the Merger, (iv) the Requisite Tri-Valley Vote, (v) the filing of the Agreement of Merger pursuant to the CGCL and the CFC, (vi) such filings and approvals as are required to be made or obtained under applicable state securities laws in connection with the issuance of the shares of HCC Common Stock pursuant to this Agreement (if required), no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party are necessary in connection with (A) the execution and delivery by Tri-Valley of this Agreement, (B) the consummation by Tri-Valley of the Merger and the other Contemplated Transactions, or (C) the execution and delivery by Tri-Valley of the Agreement of Merger.

        Section 3.04    Financial Statements; Internal Controls.

        (a)    Financial Statements.     Tri-Valley has furnished to HCC correct and complete copies of (i) the audited balance sheets of Tri-Valley as of December 31, 2014, 2015 and 2016, and the related audited statements of income, shareholders' equity and cash flows for the years ended December 31, 2014, 2015 and 2016, (ii) an unaudited balance sheet of Tri-Valley as of September 30, 2017, and the related unaudited statement of income for the period ended September 30, 2017 (such balance sheets and the related statements of income and shareholders' equity and cash flows are collectively referred to herein as the "Tri-Valley Financial Statements"). The balance sheet as of September 30, 2017 is referred to herein as the "Tri-Valley Balance Sheet". The Tri-Valley Financial Statements (i) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved, subject in the case of the unaudited interim financial statements, to normal year-end adjustments and the fact that they do not contain all of the footnote disclosures required by GAAP (the effect of which will not, individually or in the aggregate, be material) and complied in all material respects with applicable accounting requirements, (ii) fairly presented in all material respects the financial position of Tri-Valley at the respective dates thereof and the results of Tri-Valley's operations and, to the extent applicable, cash flows for the periods indicated therein, subject in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP, and (iii) are consistent with the books and records of Tri-Valley in all material respects. Tri-Valley maintains accurate books and records and in all material respects they have been, and are being maintained in the ordinary course of business and in accordance with GAAP and any other applicable Law and accounting requirement.

        (b)    Reports and Assessments.     Since December 31, 2013, Tri-Valley has filed (or furnished, as applicable) all Reports of Condition and Income or "call" reports ("Tri-Valley Reports"), and all other material reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto that they were required to file (or furnish, as applicable) with any Governmental Entity having jurisdiction over Tri-Valley. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each Tri-Valley Report (including the financial statements, exhibits, and schedules thereto), complied in all material respects with applicable Law, and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. There are no material violations or exceptions in any Tri-Valley Report that are unresolved as of the date of this Agreement.

        (c)    Internal Controls.

            (i)  Tri-Valley has implemented and maintains internal controls over financial reporting that are effective in providing reasonable assurance regarding the reliability of its financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and includes policies and procedures for its own purposes that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of Tri-Valley, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Tri-Valley are being made only in accordance with authorizations of management and directors of Tri-Valley where required by Tri-Valley's written policies or applicable Law, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Tri-Valley's assets that could have a material effect on its financial statements. Since December 31, 2011, Tri-Valley has not experienced or effected any material change in internal control over financial reporting.

           (ii)  Since December 31, 2014, neither Tri-Valley, nor any of its representatives has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of Tri-Valley or its internal control over financial reporting, including any complaint, allegation, assertion, or claim that Tri-Valley has engaged in questionable accounting or auditing practices.

          (iii)  To the knowledge of Tri-Valley, (A) there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to materially adversely affect Tri-Valley's ability to record, process, summarize and report financial information and has identified for Tri-Valley's auditors and audit committee of the Tri-Valley Board any material weakness in internal controls over financial reporting, and (B) since December 31, 2014, there is no fraud whether or not material that involves management or other employees who have a significant role in Tri-Valley's internal control over financial reporting. Tri-Valley has made available to HCC (A) a summary of any such disclosure made by management to Tri-Valley's auditors and audit committee since December 31, 2014 and (B) any material communication since December 31, 2014 made by management or Tri-Valley's auditors to the audit committee required or contemplated by the audit committee's charter or professional standards of the Public Company Accounting Oversight Board.

        (d)    Allowance for Loan Losses.     All allowances for loan and lease losses ("ALLL") of Tri-Valley, including any reserves for unfunded commitments, are, and as of the Effective Time will be made in compliance with all applicable Law in all material respects, Tri-Valley's methodology for determining the adequacy of its allowance for losses and the standards established by the Financial Accounting Standards Board in all material respects. Tri-Valley has not been notified by any Governmental Entity or by Tri-Valley's independent auditor, in writing or otherwise, that (i) such allowances are inadequate, (ii) the practices and policies of Tri-Valley in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements, or (iii) such allowances are inadequate or inconsistent with the historical loss experience of Tri-Valley.

        (e)    Off-balance Sheet Arrangements.     Tri-Valley is not a party to, nor has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any "off balance sheet arrangements" (for reference, as defined in Item 303(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving or material liabilities of Tri-Valley in the Tri-Valley Financial Statements, the Tri-Valley Balance Sheet, the Closing Financial Statements, or the Tri-Valley Reports.

        (f)    Undisclosed Liabilities.     Except for (i) those liabilities that are set forth on Tri-Valley Balance Sheet, (ii) those liabilities and expenses incurred in connection with the Contemplated Transactions, (iii) liabilities described on Section 3.04(f) of Tri-Valley's Disclosure Schedule and (iv) liabilities incurred since the date of the Tri-Valley Balance Sheet in the ordinary course of business and that are not and would not be, individually or in the aggregate, material to the financial condition of Tri-Valley, and Tri-Valley does not have any liabilities, which were required to be reflected on the Tri-Valley Balance Sheet under GAAP if it had existed on the date of the Tri-Valley Balance Sheet.

        Section 3.05    Absence of Certain Changes or Events.

        (a)    Ordinary Course of Business.     Since December 31, 2016, Tri-Valley has conducted its business in the ordinary course of business, and no event has occurred or circumstances exists, that individually or in the aggregate, has had or would reasonably be expected to result in a Tri-Valley Material Adverse Effect.

        (b)    No Changes or Events.     Since December 31, 2016, Tri-Valley has not engaged in any of the following:

            (i)  incurred any obligation or liability, except deposits taken, Federal funds purchased and Federal Home Loan Bank, Federal Reserve Bank and correspondent bank borrowings and current liabilities for trade or business obligations, none of which, individually or in the aggregate, were material to the financial condition of Tri-Valley;

           (ii)  declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

          (iii)  issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereof (except for the issuance of stock options and restricted stock under the Tri-Valley Equity Plans in the ordinary course of business);

          (iv)  acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (A) through settlement of indebtedness, foreclosure, or the exercise of creditors' remedies or (B) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

           (v)  mortgaged, pledged or subjected to a Lien or restriction any of its property, business or assets, tangible or intangible, other than assets pledged to the San Francisco Federal Home Loan Bank in the ordinary course of business;

          (vi)  sold, transferred, leased to others or otherwise disposed of any of its assets or canceled or compromised any debt or claim, or waived or released any right or claim outside the ordinary course of business;

         (vii)  terminated, canceled or surrendered, or received any notice or threat of termination or cancellation of any Tri-Valley Material Contract;

        (viii)  made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of their directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any plan, arrangement, program or agreement that would constitute a Tri-Valley Employer Plan, except periodic increases consistent with past practices, or as disclosed in the Tri-Valley Disclosure Schedule or specifically permitted by this Agreement;

          (ix)  made any capital expenditures in excess of an aggregate of $100,000;

           (x)  instituted, had instituted against them, settled or agreed to settle any Legal Action relating to their property other than routine collection suits instituted to collect amounts owed or suits in which the amount in controversy is less than $100,000;

          (xi)  experienced any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Tri-Valley, whether or not covered by insurance;

         (xii)  experienced any material adverse change in relations with its employees (exclusive of the termination of any employees in accordance with their existing policies and procedures), depositors, loan customers, or correspondent banks;

        (xiii)  except for the Contemplated Transactions or as otherwise permitted under this Agreement, entered into any transaction, or entered into, modified or amended any Tri-Valley Material Contract;

        (xiv)  made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP; or

         (xv)  entered into a Contract to do any of the foregoing.

        Section 3.06    Taxes.

        (a)    Tax Returns.     Tri-Valley has duly and timely filed or caused to be filed (taking into account any valid extensions) all Tax Returns required to be filed by or with respect to Tri-Valley on or prior to the Closing Date. The Tax Returns accurately reflected and shall accurately reflect all liability for Taxes of Tri-Valley in all material respects. Tri-Valley is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. None of such Tax Returns has been amended.

        (b)    Liability for Taxes.     All Taxes of Tri-Valley (whether or not shown on any tax return) have been timely paid except for Taxes that are both being contested in good faith and adequately reserved against and included as an identifiable tax liability (in accordance with GAAP) on the Financial Statements and Tri-Valley Balance Sheet. Tri-Valley does not have any liability for taxes in excess of the amount reserved or provided for in the Financial Statements or Tri-Valley Balance Sheet (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

        (c)    Availability of Tax Returns.     Tri-Valley has made available to HCC (i) complete and accurate copies of all federal, state, local and foreign income, franchise and other income Tax Returns filed by or on behalf of Tri-Valley filed after December 31, 2012, (ii) any audit report issued relating to any Taxes due from or with respect to Tri-Valley with respect to its income, assets or operations arising after December 31, 2012, and (iii) all books and records of Tri-Valley pursuant to which its Taxes have been determined.

        (d)    Withholding.     All Taxes required to be withheld, collected or deposited by or with respect to Tri-Valley have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity. Tri-Valley has complied with all information reporting and backup withholding provisions of applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to deposits) and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code.

        (e)    Tax Reporting.     Tri-Valley has disclosed on its federal income tax returns and state income tax returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code or any similar provision under applicable state tax law.

        (f)    Liens.     There are no Liens for Taxes with respect to any of the assets of Tri-Valley other than for statutory Liens for Taxes not yet due and payable.

        (g)    Tax Deficiencies and Audits.     No deficiency for any Taxes which has been proposed, asserted or assessed in writing against Tri-Valley has not been resolved. There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to Tri-Valley, which waiver or extension is in effect. Tri-Valley is not contesting any Tax liability. No Tax Return of Tri-Valley is under audit or examination by any Governmental Entity. No written or, to the knowledge of Tri-Valley, unwritten notice of such an audit or examination by any Governmental Entity has been received by Tri-Valley. Any assessments for Taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid. Since December 31, 2014, Tri-Valley has not entered into any settlement or compromise of any Tax. No Legal Action is pending, ongoing or being conducted or, to the knowledge of Tri-Valley, threatened, with respect to any Taxes of Tri-Valley.

        (h)    Tax Jurisdictions.     No claim has been made by any Governmental Entity authority in a jurisdiction where Tri-Valley does not file Tax Returns that Tri-Valley is or may be subject to Tax in that jurisdiction.

        (i)    Tax Rulings.     Tri-Valley has neither requested nor is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any Governmental Entity with respect to any Taxes, and no such request is pending. No position has been taken on any Tax Return with respect to the business or operations of Tri-Valley that is contrary to any publicly announced position of a Governmental Entity, or that is substantially similar to any position that a Governmental Entity has successfully challenged in the course of an audit, investigation or examination of a Tax Return of Tri-Valley, or to the knowledge of Tri-Valley, an audit, investigation or examination of any other person.

        (j)    Consolidated Groups, Transferee Liability and Tax Agreements.     Tri-Valley (i) has not been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis, (ii) has no liability for Taxes of any person (other than Tri-Valley) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law) as a transferee or successor by Contract or otherwise, or (iii) is not a party to or bound by or has any liability under any Tax sharing, allocation or indemnification Contract with respect to Taxes (including any advance pricing agreement, closing agreement or other Contract).

        (k)    Change in Accounting Method.     Tri-Valley has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code or any comparable Tax Law by reason of a change in accounting method and the IRS has not initiated or proposed any such adjustment or change in accounting method, nor is there any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or operations of Tri-Valley.

        (l)    Post-Closing Tax Items.     Tri-Valley will not be required to include any material item of income in or exclude any material item of deduction from taxable income for any taxable period (or portion thereof) as a result of any (i) "closing agreement" as described in Section 7121 of the Code (or any comparable or provision of Tax Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) any item having been reported on the complete contract method of accounting or the percentage of completion method of accounting, (v) election under Section 108(i) of the Code, or (vi) any other action taken prior to the Closing Date. Tri-Valley is not currently receiving any material Tax benefit, credit, or other favorable material tax treatment that will not be extended and available to the Surviving Corporation after the Closing Date.

        (m)    Ownership Changes.     Without regard to this Agreement, Tri-Valley has not undergone an "ownership change" within the meaning of Section 382(g) of the Code.

        (n)    Section 355.     Tri-Valley has not constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code.

        (o)    Reportable Transactions.     Tri-Valley has not been a party to or a promoter of a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

        (p)    Listed Transactions.     Tri-Valley has not engaged in any "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

        (q)    Real Estate Holding Company.     Tri-Valley has not been a United States real property holding corporation within the meaning of the Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        (r)    Loss Carryforwards.     Section 3.06(r) of the Tri-Valley Disclosure Schedule sets forth a complete and correct list, description and amount of any United States federal and state net operating and capital loss carryforwards for Tri-Valley (including any limitations of such net operating or capital loss carryforwards under Sections 382, 383 or 384 of the Code and related the Treasury Regulations), if any, as of December 31, 2016, and the expiration dates thereof. Without limiting the generality of the foregoing, the audited consolidated statement of financial condition of Tri-Valley at December 31, 2016 and at September 30, 2017 included in the Financial Statements reflects a net deferred tax asset with a balance of $3,648,980, and $6,359,133, respectively, and such entries are true, accurate and correct as of such date and have been prepared by Tri-Valley in accordance with GAAP.

        (s)    Power of Attorney.     Tri-Valley has not granted any power of attorney which will remain in force after the Effective Time with respect to any Tax or Tax Return.

        (t)    Qualifying Reorganization.     Tri-Valley has not taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        Section 3.07    Government Authorizations.     Tri-Valley holds all material Government Authorizations required for the lawful conduct of its respective business as presently conducted or the ownership or use of any of its respective properties, rights, assets, and deposits under and pursuant to applicable Law (and has paid all fees and assessments due and payable in connection therewith). Tri-Valley is in compliance in all material respects with the terms of all Government Authorizations. Tri-Valley has not received any notice or other communication (whether oral or written) from any Governmental Entity regarding any failure to comply with any Governmental Authorization. No such Governmental Authorization is subject to a suspension or cancellation, and to the knowledge of Tri-Valley, no suspension or cancellation of any such Governmental Authorization is threatened.

        Section 3.08    Compliance with Law.

        (a)    Compliance.     Except as set forth in Section 3.08(a) of the Tri-Valley Disclosure Schedules, Tri-Valley is, and all times since December 31, 2014, has conducted its business and has been in compliance (after giving effect to any non-compliance and cure) in all material respects with each Law that is or was applicable to it or to the conduct or operation of its business as presently conduced, or the ownership or use of any of its properties, rights, assets and deposits, including (i) the Bank Secrecy Act, Title III of the U.S. Patriot Act and all other applicable state or federal bank secrecy and anti-money-laundering Laws, (ii) consumer lending, deposit and savings and related operations Laws, including the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Truth in Lending Act, applicable regulations promulgated by the Consumer Financial Protection Bureau, the Fair Debt Collection Practices Act and all other applicable fair lending Laws and other Laws restricting discriminatory business practices, and (iii) extensions of credit to and transactions with officers, directors and affiliates. Since December 31, 2014, Tri-Valley has not received any notice from any Governmental Entity, any notification asserting that Tri-Valley is not in compliance with any Law which such Governmental Entity enforces (excluding comments resulting from routine regulatory examinations that have subsequently been or are reasonably capable of being resolved to the satisfaction of the applicable Governmental Entity), and to the knowledge of Tri-Valley, no grounds for the foregoing exist. Without limiting the generality of the foregoing, Tri-Valley has not been advised of any material regulatory concerns regarding its compliance with the Bank Secrecy Act or related state or federal anti-money-laundering laws, regulations and guidelines, including those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers. Tri-Valley has adopted such procedures and policies as are necessary or appropriate, to comply with Title III of the U.S. Patriot Act. No matter described in Section 3.08(a) of the Tri-Valley Disclosure Schedule, individually or in the aggregate, had or would reasonably be expected to have a Tri-Valley Material Adverse Effect.

        (b)    Community Reinvestment Act.     Tri-Valley is in compliance with the applicable provisions of the Community Reinvestment Act of 1977 ("CRA") and the regulations promulgated thereunder and has received a CRA rating of "satisfactory" or higher in its most recently completed exam, and Tri-Valley has no knowledge that Tri-Valley's compliance under the CRA should constitute grounds for either the denial by any Governmental Entity of any application to consummate the Contemplated Transactions or the imposition of a materially burdensome condition in connection with the approval of any such application, or the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in Tri-Valley having its current rating lowered. Tri-Valley has not received a written notice from any third-party group representing community interests raising concerns or objections with respect to its policies or practices in its relations or practices with customers, vendors or clients.

        (c)    Bank Secrecy Act.     Since December 31, 2013, Tri-Valley has not been advised of any supervisory concerns regarding its compliance with the Bank Secrecy Act (31 U.S.C. §5322, et seq.) or related state or federal anti-money laundering Laws, including (i) those provisions of the United States Code providing penalties for the laundering of monetary instruments (18 U.S.C. §1956) or engaging in monetary transactions in property derived from specified unlawful activity (18 U.S.C. §1957) and (ii) any "Know Your Customer" regulations, guidelines or supervisory policies and examination requirements.

        (d)    Fiduciary Accounts.     Since December 31, 2013, Tri-Valley has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law. Neither Tri-Valley nor any director, officer or employee of Tri-Valley, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are correct and complete and accurately reflect the assets of such fiduciary account.

        Section 3.09    Regulatory Matters.     Except as set forth on Section 3.09 of the Tri-Valley Disclosure Schedules, neither Tri-Valley nor any of its respective properties is directly or indirectly a party or subject to any Order which restricts the conduct of its business, imposes any requirements or procedures, or in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business. Tri-Valley has not received at any time since December 31, 2013, any notice or other communication from any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Order. To the knowledge of Tri-Valley, there are no formal or informal investigations relating to any regulatory matter pending before any Governmental Entity with respect to Tri-Valley, that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Order. Except for normal examinations conducted by a Governmental Entity in the ordinary course of the business of Tri-Valley, no Governmental Entity has initiated since December 31, 2013, or has pending any Legal Action before, or, to the knowledge of Tri-Valley, any inquiry, examination or investigation by, any Governmental Entity into the business or operations, policies, practices or disclosures of Tri-Valley, or to the knowledge of Tri-Valley, threatened any of the foregoing. There is no unresolved violation, criticism, matter requiring attention, or exception by any Governmental Entity with respect to any report or statement relating to any examination of Tri-Valley. No matter described in Section 3.09 the Tri-Valley Disclosure Schedule, individually or in the aggregate, had or would reasonably be expected to have a Tri-Valley Material Adverse Effect.

        Section 3.10    Legal Proceedings.     No Legal Action is pending, or to the knowledge of Tri-Valley, threatened against Tri-Valley or any of its respective properties or assets (or for which Tri-Valley is obligated to indemnify a third party) or, to the knowledge of Tri-Valley, against any executive officer or director of Tri-Valley in its capacities as such. To the knowledge of Tri-Valley, there is no reasonable basis for and no event has occurred or circumstance exists that (with or without notice or lapse of time or both) would reasonably be expected to give rise to or serve as a basis for, constitute or result in, any material Legal Action against Tri-Valley. No matter described in Section 3.10 of the Tri-Valley Disclosure Schedule, individually or in the aggregate, had or would reasonably be expected to have a Tri-Valley Material Adverse Effect.

        Section 3.11    Trust Administration.     Tri-Valley does not presently exercise trust powers, including, but not limited to, trust administration, and has not exercised such trust powers prior to the date of this Agreement. The term "trusts" includes (a) any and all common law or other trusts between an individual, corporation or other entities and Tri-Valley, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, charitable trust indentures, (b) any and all decedents' estates where Tri-Valley is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity, (c) any and all guardianships, conservatorships or similar positions where Tri-Valley is serving or has served as a co-grantor or a sole grantor or a conservator or a co-conservator of the estate, or any similar fiduciary capacity, and (d) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which Tri-Valley is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

        Section 3.12    Employee Benefit Plans.

        (a)    Schedule.     Section 3.12(a) of the Tri-Valley Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, supplemental executive retirement, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, retention, change of control, split dollar insurance or supplemental life insurance benefits, death, disability or medical benefits or other employee benefits or remuneration of any kind, in each case whether written or unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by Tri-Valley or any trade or business (whether incorporated or not) that together with Tri-Valley would be treated as a single employer within the meaning of ERISA section 4001(b)(1) or Code section 414(b), (c) or (m) (an "ERISA Affiliate") for the benefit of any current or former employee, independent contractor, consultant or director of Tri-Valley or ERISA Affiliate (each, a "Tri-Valley Employee"), or with respect to which Tri-Valley has or may have any liability (each a "Tri-Valley Employee Plan" and collectively, the "Tri-Valley Employee Plans"). Neither Tri-Valley nor its ERISA Affiliates have any commitment to create any additional Tri-Valley Employee Plan or to materially modify, change or renew any existing Tri-Valley Employee Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof.

        (b)    Documents.     Tri-Valley has made available to HCC correct and complete copies (or, if a plan is not written, a written description) of all Tri-Valley Employee Plans and amendments thereto, and, to the extent applicable (i) all related trust agreements, funding arrangements and insurance contracts; (ii) the three most recent annual reports (Form 5500), together with all schedules, as required, filed with the IRS or Department of Labor (the "DOL"), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Tri-Valley Employee Plan; (iii) for each Tri-Valley Employee Plan which is a "top-hat" plan, a copy of filings with the DOL; (iv) the most recent determination letter or sponsor opinion letter issued by the IRS for each Tri-Valley Employee Plan that is intended to be "qualified" under Section 401(a) of the Code; (v) the most recent summary plan description and any summary of material modifications, as required, for each Tri-Valley Employee Plan; (vi) the most recent actuarial report, if any, relating to each Tri-Valley Employee Plan; (vii) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (viii) the most recent summary annual report for each Tri-Valley Employee Plan required to provide summary annual reports by Section 104 of ERISA.

        (c)    Tri-Valley Employee Plan Compliance.     Each Tri-Valley Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and the provisions of all documents, contracts or agreements pursuant to which such Tri-Valley Employee Plan is maintained and is in material compliance with applicable Law, including ERISA and the Code. Each Tri-Valley Employee Plans that is intended to be qualified under Section 401(a) of the Code have received favorable determination letters or is the subject of a favorable opinion letter from the IRS and, as of the date of this Agreement, no such determination or opinion letter has been revoked nor, to the knowledge of Tri-Valley, has any such revocation been threatened, and to the knowledge of Tri-Valley, as of the date of this Agreement, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code. Tri-Valley, where applicable, has timely made all material contributions and other material payments required by and due under the terms of each Tri-Valley Employee Plan and applicable Law, and all benefits accrued under any unfunded Tri-Valley Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by and in accordance with GAAP. Except to the extent limited by applicable Law, each Tri-Valley Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms without material liability to HCC, the Surviving Corporation or Tri-Valley (other than ordinary administration expenses and in respect of accrued benefits thereunder). There are no Legal Actions pending or, to the knowledge of Tri-Valley, threatened against Tri-Valley with respect to any Tri-Valley Employee Plan (in each case, other than routine claims for benefits). There are no matters pending before the IRS, DOL or other Governmental Entity with respect to any Tri-Valley Employee Plan. No Tri-Valley Employee Plan or related trust is the subject of an audit, investigation or examination by a Governmental Entity. To the knowledge of Tri-Valley, Tri-Valley has not engaged in a transaction that is reasonably likely to subject Tri-Valley to a Tax or penalty imposed by either Section 4975 or 4976 of the Code or Section 502(i) or 502(l) of ERISA. Tri-Valley has not incurred or reasonably expects to incur either directly or indirectly any material liability under Title I or Title IV of ERISA, or related provisions of the Code or any other applicable Law relating to employee benefit plans.

        (d)    Certain Tri-Valley Employee Plans.     With respect to each Tri-Valley Employee Plan (i) no such plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of Section 413(c) of the Code, and neither Tri-Valley nor any Tri-Valley ERISA Affiliate has at any time contributed to or had any liability or obligation in respect of any such multiemployer plan or multiple employer plan, (ii) no Legal Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan, (iii) no "reportable event" as defined in Section 4043 of ERISA has occurred with respect to any such plan. No liability under Title IV of ERISA has been or is expected to be incurred by Tri-Valley with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Tri-Valley or any ERISA Affiliate.

All contributions required to be made and premiums required to be paid under the terms of any Tri-Valley Employee Plan have been timely made. No single-employer plan of Tri-Valley or any ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and neither Tri-Valley nor any ERISA Affiliate has an outstanding funding waiver. Each single-employer plan of Tri-Valley or any of its ERISA Affiliates has satisfied the requirements of Section 436 and Section 401(a)(29) of the Code and no lien has been imposed on Tri-Valley under Section 430(k) of the Code. No Tri-Valley Employee Plan is or has been funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code, a "welfare benefit fund" within the meaning of Section 419 of the Code, a "qualified asset account" within the meaning of Section 419A of the Code or a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

        (e)    Post-Employment Obligations.     No Tri-Valley Employee Plan provides post-termination or retiree welfare benefits to any Tri-Valley Employee or other person (including health insurance, disability insurance or death benefits) ("Retiree Welfare Benefits") for any reason, except as may be required by COBRA or other applicable Law, and neither Tri-Valley nor any ERISA Affiliate has any liability (or made any representations to any Tri-Valley Employee) to provide post-termination or Retiree Welfare Benefits to any Tri-Valley Employee or other person, except to the extent required by COBRA or other applicable Law.

        (f)    Audits.     No Tri-Valley Employee Plan has within the three (3) years prior to the date of this Agreement, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

        (g)    Section 409A Compliance.     Each Tri-Valley Employee Plan that is subject to Section 409A of the Code has been operated in compliance in all material respects with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

        (h)    Health Care Compliance.     Tri-Valley complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Tri-Valley Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute. No event or condition exists with respect to a Tri-Valley Employee Plan that could subject Tri-Valley to a material tax under Sections 4980B, 4980D, 4980H or 5000 of the Code.

        (i)    Effect of Transaction.     Except as set forth in Section 3.12(i) of the Tri-Valley Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the Contemplated Transactions, will (either alone or upon the occurrence of any additional or subsequent events) (i) entitle any current or former director, employee, contractor or consultant of Tri-Valley to severance pay or any other payment, (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of Tri-Valley to merge, amend or terminate any Tri-Valley Employee Plan, (iv) increase the amount payable or result in any other material obligation pursuant to any Tri-Valley Employee Plan, or (v) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code.

        Section 3.13    Labor and Employment Matters.

        (a)    Employees.     Section 3.13(a) of the Tri-Valley Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of the name of each employee, job description, job location, title, current annual base salary, other compensation and wage and hour exemption status of Tri-Valley and a summary of all Contracts or commitments by Tri-Valley to increase the compensation or to modify the conditions or terms of employment. All persons who have been treated as independent contractors by Tri-Valley for tax purposes have met the criteria to be so treated under applicable Law. No executive or group of employees has informed Tri-Valley of his, her or their intent to terminate employment with Tri-Valley.

        (b)    Labor Organizations.     There is no collective bargaining or other labor union contract applicable to any person employed by Tri-Valley to which Tri-Valley is a party (each a "Tri-Valley Collective Bargaining Agreement") and, to the knowledge of Tri-Valley, no labor union, or other collective bargaining representative represents any person employed by Tri-Valley in connection with such employment. No Tri-Valley Collective Bargaining Agreement is being negotiated by Tri-Valley. There is no pending, or to the knowledge of Tri-Valley, threatened strike, work stoppage, or other material labor dispute against Tri-Valley and no such disputes have occurred within the past three (3) years. To the knowledge of Tri-Valley, no labor union or labor organization is organizing or seeking to organize any employees of Tri-Valley and no such organizing activities have occurred within the past three (3) years.

        (c)    Compliance.     Tri-Valley has complied and is in material compliance with all applicable Laws relating to labor, employment, termination of employment or similar matters, including Laws relating to discrimination, disability, classification of workers, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not engaged in any unfair labor practices or similar prohibited practices. There are no complaints of Legal Actions pending or, to the knowledge of Tri-Valley, threatened against Tri-Valley brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Tri-Valley is not a party to or otherwise bound by any consent decree with or citation by any Governmental Entity relating to employees or employment practices.

        (d)    Agreements and Trade Secrets.     To the knowledge of Tri-Valley, no employee of Tri-Valley is a party to or is otherwise bound by any Contact, including any confidentiality, non-competition, or proprietary rights agreement, between such person and any other person that could reasonably be expected to prohibit the performance by such person of his or her duties for or on behalf of Tri-Valley; or adversely affect the ability of Tri-Valley to conduct its primary business. No person has claimed, or to the knowledge of Tri-Valley, no employee or former employee of Tri-Valley (i) is in violation of any material term of any employment agreement, confidentiality agreement, non-competition agreement or any restrictive covenant with such person, (ii) has disclosed or utilized any trade secret, confidential or proprietary information or documentation belonging to such person in connection with employment with Tri-Valley, or (iii) has interfered in the employment relationship with such person and any of its present or former employees in violation of any Law or Contract between such person and the applicable employee.

        (e)    Facility Closings.     Tri-Valley is in compliance with all notice and other requirements under the WARN Act, California Labor Code section 1400 et seq., and any other similar applicable Laws to facility closings and layoffs.

        (f)    Policies.     Tri-Valley has made available to HCC prior to the date of this Agreement a copy of all material written policies and procedures related to the employees of Tri-Valley and a written description of all material unwritten policies and procedures related to the employees of Tri-Valley.

        Section 3.14    Environmental Matters.

        (a)    Compliance.     Tri-Valley and any property which Tri-Valley owns or leases, and to the knowledge of Tri-Valley, any Loan Property, is in compliance with all Environmental Laws in all material respects.

        (b)    Authorizations.     Tri-Valley possesses and has obtained and is in compliance with all material Governmental Authorizations required under Environmental Laws for the operation of their respective businesses or the occupation of their facilities as currently conducted and occupied.

        (c)    Notifications.     Tri-Valley has not received any written notice or report alleging any violation of or liability under any Environmental Law other than those that have been fully and finally resolved with no future or continuing obligations.

        (d)    Legal Actions; Orders.     There is no Legal Action pending or, to the knowledge of Tri-Valley, threatened against Tri-Valley or any Loan Property under applicable Environmental Laws or seeking to impose any material financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance (whether or not occurring at or on a site owned, leased or operated by Tri-Valley) under applicable Environmental Laws. Neither Tri-Valley nor any Loan Property is subject to any Order or Contract by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing. To the knowledge of Tri-Valley, there is no reasonable basis for and no event has occurred or circumstances exist that would reasonably be expected to give rise to or serve as the basis for, constitute or result in, any such material Legal Action or result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Tri-Valley Loan Property or property of Tri-Valley.

        (e)    Contamination.     To the knowledge of Tri-Valley, during the period of Tri-Valley's ownership or operation of any of its respective properties or Tri-Valley's participation in the management of any Loan Property, there has been no contamination by or release of Hazardous Materials affecting such properties (including soil, ground water or surface water on, or under the properties, and buildings thereon) other than in amounts permitted under applicable Environmental Laws. To the knowledge of Tri-Valley, prior to the period of Tri-Valley's ownership or operation of any of its respective current properties, or Tri-Valley's participation in the management of any Loan Property, there was no contamination by or release of Hazardous Materials affecting such properties (including soil, ground water or surface water on, or under the properties, and buildings thereon) other than in amounts permitted under applicable Environmental Laws. To the knowledge of Tri-Valley, Tri-Valley has no liability for any Hazardous Substance disposal or contamination on any third party property.

        (f)    Reports.     Tri-Valley has provided or made available to HCC all material reports, assessments, audits, citations, notices, surveys, studies and investigations in the possession, custody or control of Tri-Valley concerning compliance with or liability or obligation under Environmental Laws or the release or threatened release of Hazardous Materials, including those concerning any property which Tri-Valley owns or leases, or any Loan Property. There has been no written environmental site assessment assessing the presence, potential presence, release or threatened release of Hazardous Materials located on, under or affecting any property owned or leased or, to Tri-Valley's knowledge, any Loan Property that is within the possession or control of Tri-Valley as of the date of this Agreement, which has not been delivered to HCC prior to the date of this Agreement.

        (g)    Foreclosed Properties.     Tri-Valley has not foreclosed upon or taken a deed or title to any real estate (other than single-family residential properties) without complying in all material respects with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon or taken a deed or title to any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset's value.

        Section 3.15    Loan Portfolio.

        (a)   Section 3.15(a) of the Tri-Valley Disclosure Schedule sets forth a complete and correct list of (i) each Loan of Tri-Valley that as of September 30, 2017 (A) contractually past due 90 days or more in the payment of principal or interest, (B) on non-accrual status, (C) classified as "substandard,"

"doubtful," "loss," "classified," "criticized," "credit risk assets," "concerned loans," "watch list," "impaired" or "special mention" (or words of similar import) by Tri-Valley, or any Governmental Entity, (D) as to which a reasonable doubt exists as to the timely future collectability of principal or interest, whether or not interest is still accruing or the Loans are less than 90 days past due, (E) where the interest rate terms have been reduced or the maturity dates have been extended subsequent to the Loan Documentation under which the Loan was originally advanced due to concerns regarding the borrower's ability to pay in accordance with such initial terms, (F) where a specific reserve allocation exists in connection therewith, or (G) which is required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40, and (ii) each asset of Tri-Valley that as of September 30, 2017 was classified as "other real estate owned," "other repossessed assets" or as an asset to satisfy Loans, and the book value thereof as of such date. For each loan identified in accordance with the immediately preceding sentence, Section 3.15 of the Tri-Valley Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of September 30, 2017.

        (b)   Each Loan of Tri-Valley (i) arose out of bona-fide arm's-length transaction in the ordinary course of business, (ii) is evidenced by Loan Documentation that is correct and complete in all material respects, and (iii) represents the legal, valid and binding obligation of the maker, co-maker, guarantor, endorser or debtor (such persons referred to as an "Obligor") thereunder and is enforceable against the Obligor named therein, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Law affecting the enforcement of creditors' rights generally, and subject to general principals of equity (whether considered in a proceeding whether in equity or at law). The Loan Documentation with respect to each outstanding Loan was in material compliance with applicable Law or governmental programs at the time of origination or purchase by Tri-Valley. For the purposes of this Agreement, "Loan Documentation" means all Loan files and all documents included in Tri-Valley's file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, inter-creditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

        (c)   Each outstanding Loan (including Loans held for resale to investors) of Tri-Valley was solicited and originated or purchased and is and has been administered and serviced (to the extent administered and serviced by Tri-Valley), and during the period of time in which such Loan was originated, held or serviced by Tri-Valley, the relevant Loan Documentation was maintained, in accordance with Tri-Valley's underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and customary industry practices and with applicable Law or governmental programs in all material respects. All such Loans are and at the Effective Time will be free and clear of any Lien (except Loans pledged in the ordinary course of business to secure obligations of Tri-Valley) and contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for practical realization against any collateral therefor. There are no oral modifications or amendments or additional Loan Documentation related to the Loans that are not reflected in the Tri-Valley records. To the knowledge of Tri-Valley, no claim of defense as to the enforcement of any Loan has been asserted, and there are no acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.

        (d)   With respect to each Loan of Tri-Valley that is secured, Tri-Valley has a valid and enforceable Lien (which have been perfected) on the collateral described in the documents relating to such Loan, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by applicable bankruptcy, insolvency, moratorium or similar Law affecting the enforcement of creditors' rights generally, and subject to general principals of equity (whether considered in a proceeding whether in equity or at law)).

        (e)   None of the Contracts pursuant to which Tri-Valley has sold or is servicing Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, or entitle the buyer of such Loans or pool of Loans or participation in Loans or pools of Loans or any other person to pursue any other form of recourse against Tri-Valley. There has not been any claim made by any such buyer or other person for repurchase or other similar form of recourse against Tri-Valley.

        (f)    Section 3.15(f) of the Tri-Valley Disclosure Schedule sets forth a complete and correct list of all Loans as of the date of this Agreement by Tri-Valley to any directors, officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Tri-Valley. There are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and all such Loans are and were originated in compliance in all material respects with applicable Law.

        (g)   Section 3.25(g) of the Tri-Valley Disclosure Schedule sets forth a list of all Loans (i) providing for a below-market rate of interest at the time such loan was made or below-market fees or other "teaser" rates or fees or their equivalents, (ii) as to which Tri-Valley has waived its right to collect interest or (iii) providing for an interest rate that is not consistent with Tri-Valley's written policies with respect to Loan pricing in effect as of the date of this Agreement.

        (h)   Neither Tri-Valley is now, nor has it ever been since December 31, 2013 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans or Loans guaranteed by any Governmental Entity.

        (i)    Since December 31, 2014, Tri-Valley has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated by Tri-Valley satisfied in all material respects, (i) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such mortgage loans, including, to the extent applicable, all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval, (ii) the responsibilities and obligations relating to such mortgage loans set forth in any agreement or understanding between Tri-Valley and any Governmental Entity, loan investor or insurer, (iii) the applicable Laws, guidelines, procedures, handbooks and other requirements of any Governmental Entity, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval, and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each such mortgage loan; in each case applicable as of the time of such origination, processing, underwriting or credit approval.

        (j)    Since December 31, 2016, no customer of Tri-Valley has indicated in writing to Tri-Valley that it has terminated or intends to terminate its relationship with Tri-Valley for poor performance, poor loan service or concern with respect to Tri-Valley's compliance with Laws.

        (k)   Since December 31, 2014, Tri-Valley has not engaged in, and, to the knowledge of Tri-Valley, no third-party vendors (including outside law firms and other third-party foreclosure services providers) used by Tri-Valley has engaged in, directly or indirectly, (i) any foreclosures in violation of any applicable Law, including but not limited to the Servicemembers Civil Relief Act, or in breach of any binding regulatory agreement, or (ii) the conduct referred to as "robo-signing" or any other similar conduct of approving or notarizing documents relating to mortgage loans that do not comply with any applicable Law.

        (l)    Since December 31, 2014, Tri-Valley has not foreclosed upon, managed or taken a deed or title to, any real estate (other than single-family residential properties) without complying with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, managed or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset's value.

        (m)  All guarantees of indebtedness owed to Tri-Valley, including but not limited to those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are valid and enforceable in accordance with its terms.

        (n)   The information with respect to each Loan set forth in the data storage disk produced by Tri-Valley from its management information systems regarding the Loans and delivered to HCC prior to the date of this Agreement (the "Loan Data"), and, to the knowledge of Tri-Valley, any third-party information set forth in the Loan Data is complete and correct in all material respects as of the dates specified therein, or, if no such date is indicated therein, as of June 30, 2017.

        Section 3.16    Investment Portfolio.     Tri-Valley has good and marketable title to all securities held by it free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business to secure obligations of Tri-Valley. Such securities are valued on Tri-Valley Balance Sheet and classified as "held to maturity" and "available for sale" in accordance with GAAP.

        Section 3.17    Risk Management Instruments.     Tri-Valley is not a party to nor has it agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on Tri-Valley Balance Sheet and is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (a) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives," or (b) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

        Section 3.18    Properties.

        (a)    Schedule.     Section 3.18(a) of the Tri-Valley Disclosure Schedule lists as of the date of this Agreement, all real property leased by Tri-Valley. Tri-Valley has delivered to HCC correct and complete copies, together with all amendments thereto of all Real Property Leases. As of the date of this Agreement, Tri-Valley does not own any real property except real property that is "other real estate owned" ("OREO") set forth on the Tri-Valley Balance Sheet.

        (b)    Title and Use.     Tri-Valley has a good and marketable leasehold estate in and to the Leased Real Estate, free and clear of all Liens, except for Permitted Liens. Tri-Valley has the right to occupy, use, and possess the Leased Real Estate, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases. None of the Leased Real Estate, in whole or in part, has been condemned or otherwise taken by eminent domain, or to Tri-Valley's knowledge is the subject of a pending, threatened or contemplated condemnation or taking which has not been consummated. The Leased Real Estate is not subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by Tri-Valley, as applicable. Tri-Valley does not have the benefit of a non-disturbance agreement from the holder or beneficiary of any mortgage, deed of trust or other security instrument that provides that Tri-Valley's use and enjoyment of the real property subject to such lease will not be disturbed as a result of the landlord's default under any such mortgage, deed of trust or other security instrument. No person other than Tri-Valley has (or will have, at Closing) any right to use or occupy any portion of the Leased Real Estate. Tri-Valley has not received any notice that the owner of the Leased Real Estate has made any assignment, mortgage, pledge or hypothecation of such Leased Real Estate or the rents due thereunder.

        (c)    Condition.     The Leased Real Estate, including all buildings, structures, fixtures and appurtenances comprising part of the Leased Real Estate and all systems located thereon (including, without limitation, the mechanical, electrical and HVAC systems) are, to the knowledge of Tri-Valley, in good operating condition and have been well maintained, reasonable wear and tear excepted, and are in all material respects adequate and sufficient for the purposes to which they are used in the conduct of the business of Tri-Valley, as applicable. Tri-Valley does not use in its business any real property other than the Leased Real Estate.

        (d)    Deposits.     All rents, deposits and additional rents due pursuant to the Real Property Leases have been paid in full and no security deposit or portion thereof has been applied in respect of a breach or default under the Real Property Leases that has not been re-deposited in full.

        (e)    Operation.     Tri-Valley has operated the Leased Real Estate, and the continued operation of the Leased Premises in the manner it is used in Tri-Valley's business will be, in accordance in all material respects with all applicable Law. None of the Leased Real Estate, or the leasing, occupancy or use of the Leased Premises, is in material violation of any Law, including, without limitation, any building, zoning, Environmental Law or other Law. Tri-Valley, as applicable, has obtained all Governmental Authorizations necessary its operation and use of the Leased Real Estate.

        (f)    Personal Property.     Tri-Valley has good, valid and marketable title to, or a valid leasehold interest in, (i) all of the material tangible personal property or assets of Tri-Valley used in the conduct of its business (including, without limitation, trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies), excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the business of Tri-Valley, free and clear of all Liens, and (ii) each of the leases under which Tri-Valley leases such personal property is valid, and in full force and effect, without default thereunder by the lessee or, to the knowledge of Tri-Valley, the lessor. All material items of equipment and other tangible assets owned by or leased to Tri-Valley is sufficient for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted), and are sufficient for the conduct of the business of Tri-Valley in the manner in which such business is currently being conducted.

        Section 3.19    Intellectual Property.

        (a)    Tri-Valley Owned IP.     Section 3.19(a) of the Tri-Valley Disclosure Schedule contains a complete and correct list as of the date of this Agreement of all Tri-Valley Owned IP, and for each of the foregoing, the official registration number, the legal owner, the jurisdiction in which such Intellectual Property subsists, has been issued or registered or in which any application for such issuance and registration has been filed, and any actions, annuities, maintenance fees, or proceedings that must be paid or undertaken within the first ninety (90) days after the Closing Date in order to preserve, perfect, or maintain such Intellectual Property.

        (b)    Right to Use; Title.     Tri-Valley owns all right, title, and interest in or have the valid right to use all of the Tri-Valley IP, free and clear of all Liens, and there are no obligations or covenants to, or restrictions from any other persons affecting the use, enforcement, transfer, or licensing of the Tri-Valley Owned IP by Tri-Valley. Tri-Valley is the sole and exclusive beneficial owner, and, with respect to applications and registrations, record owners, of all the Tri-Valley Owned IP. Tri-Valley IP constitutes all the Intellectual Property necessary to conduct the businesses of Tri-Valley. The Tri-Valley Owned IP and, to the knowledge of Tri-Valley, the Tri-Valley Licensed IP, is valid, subsisting, and enforceable. None of Tri-Valley IP is being licensed, enforced, or otherwise used in a manner that would result in the abandonment, cancellation, or unenforceability of such Intellectual Property.

        (c)    Non-Infringement.     Use by Tri-Valley of any Tri-Valley IP and the conduct of its business does not infringe, misappropriate, or otherwise violate any rights of any person, and no proceeding is pending or, to the knowledge of Tri-Valley, has been threatened or asserted against Tri-Valley with regard to the ownership, use, infringement, misappropriation, violation, validity, or enforceability of any Tri-Valley IP. To the knowledge of Tri-Valley, Tri-Valley has not infringed, misappropriated, or otherwise violated any Intellectual Property of any third party. To the knowledge of Tri-Valley, no person is infringing, misappropriating, or otherwise violating any rights of Tri-Valley in or to any Tri-Valley IP. No Legal Action is pending or, has been threatened or asserted by Tri-Valley against any person with regard to the ownership, use, infringement, misappropriation, violation, validity, or enforceability of any Tri-Valley IP.

        (d)    Protection of Trade Secrets.     Tri-Valley has taken all reasonable actions to protect the confidentiality of their Tri-Valley IP and Trade Secrets and other confidential information including by maintaining appropriate confidentiality policies and agreements. All material use, disclosure or appropriation of Tri-Valley IP and Trade Secrets owned by Tri-Valley by or to a third party has been pursuant to the terms of an agreement or other legal obligation between Tri-Valley and such third party pursuant to which the third party undertakes to protect and not disclose such Trade Secrets. Neither Tri-Valley nor, to the knowledge of Tri-Valley, any person under the control of Tri-Valley has materially breached any confidentiality policy or agreement that such person is subject to, and, to the knowledge of Tri-Valley, no other party to any such confidentiality agreement is in material breach thereof.

        (e)    No Adverse Effect.     The consummation of the Contemplated Transactions, and compliance by Tri-Valley with the provisions of this Agreement, will not result in the termination, cancellation, loss, or impairment of, nor require the payment of additional amounts or the consent of any person in respect of, or result in the creation of any Lien in or upon, any Tri-Valley IP.

        Section 3.20    Information Technology; Security and Privacy.

        (a)    IT Systems.     To the knowledge of Tri-Valley, all IT Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use. Tri-Valley has reasonable disaster recovery plans, procedures and facilities for its business and has taken reasonable steps to safeguard the IT Systems. The IT Systems are in good working condition to effectively perform all information technology operations necessary to the business of Tri-Valley and, to the knowledge of Tri-Valley, in accordance with their documentation and functional specifications in all material respects and otherwise as required by Tri-Valley to conduct its business. Tri-Valley has not experienced within the past three (3) years any material disruption to or material interruption in its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the IT Systems. Tri-Valley has taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to or material interruption in the conduct of its business. Tri-Valley is not in material breach of any Contract related to any IT Systems. To the knowledge of Tri-Valley, no person has gained unauthorized access to the IT Systems.

        (b)    Security and Privacy.     Tri-Valley has at all times complied in all material respects with applicable Law relating to privacy, data protection and the collection and use of personal information gathered or accessed in the course of its operations. Tri-Valley has at all times complied in all material respects with all rules, policies and procedures it has established with respect to the foregoing. No claims are pending and, to the knowledge of Tri-Valley, no claims have been asserted or threatened against Tri-Valley and no basis exists for the assertion against Tri-Valley by any person alleging a violation of such person's privacy, personal or confidentiality rights under any such Laws, policies or procedures. The consummation of the Contemplated Transactions will not breach or otherwise cause any violation of any such Laws, policies or procedures. With respect to all personal information described in this Section 3.20(b), Tri-Valley has taken steps consistent with industry standards (including implementing and monitoring compliance with measures with respect to technical and physical security) to protect the information in a manner consistent with such Laws, rules, policies or procedures. To the knowledge of Tri-Valley, there has been no unauthorized access to or other misuse of that information.

        Section 3.21    Material Contracts.

        (a)    Material Contracts.     For purposes of this Agreement, "Tri-Valley Material Contract" shall mean the following to which Tri-Valley is a party or any of the respective assets are bound:

            (i)  any employment or consulting Contract;

           (ii)  any Contract pursuant to which Tri-Valley is or may become obligated to make any retirement, severance, termination, bonus or similar payment to any current or former officer, director or employee;

          (iii)  any Contract, arrangement or understanding pursuant to which any payment (whether severance pay or otherwise) became or may become due upon a change of control to any director, officer or employee of Tri-Valley upon execution of this Agreement or upon or following consummation of the Contemplated Transactions (either alone or in connection with the occurrence of any additional acts or events);

          (iv)  any Contract that would restrict HCC, HBC or any of their respective Subsidiaries after the Effective Time from engaging or competing in any line of business or competing with any person or prohibiting Tri-Valley from soliciting customers, clients or employees or using or employing the services of any person;

           (v)  any lease of personal property providing for annual lease payments in excess of $25,000 per annum or aggregate payments over the term of the lease in excess of $25,000;

          (vi)  any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar Contract with respect to any interest of Tri-Valley (other than as mortgagor or pledgor in the ordinary course of its banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of business) in personal property having a value of $50,000 or more;

         (vii)  any Contract to acquire equipment or any commitment to make capital expenditures of $50,000 or more;

        (viii)  any Contract for the sale of any property or assets in which Tri-Valley has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

          (ix)  any Contract (including any trust indenture, mortgage, promissory note, loan agreement) for the borrowing of any money, any currency exchange, hedging arrangement, or any leasing arrangement of the type required to be capitalized in accordance with GAAP (other than deposits, repurchase agreements, the Federal Reserve Bank advances, bankers' acceptances, and transactions in "Federal funds" in each case established in the ordinary course of business);

           (x)  any Contract of guarantee, support or indemnification by Tri-Valley, assumption or endorsement by Tri-Valley of, or any similar commitment by Tri-Valley with respect to, the obligations, liabilities or indebtedness of any other person other than letters of credit issued in the ordinary course of business;

          (xi)  any Real Property Lease;

         (xii)  any Contract of participation with any other person in any loan entered into by Tri-Valley subsequent to December 31, 2011, or any sales of assets of Tri-Valley with recourse of any kind to

  Tri-Valley, or any Contract providing for the sale or servicing of any loan or other asset which constitutes a "recourse arrangement" under applicable regulation or policy promulgated by a Governmental Entity (except for agreements for the sale of guaranteed portions of loans guaranteed in part by the U.S. Small Business Administration and related servicing agreements);

        (xiii)  any Contract for data processing, software programming and similar services, which involves future payments or receipts or performances of services or delivery of items requiring aggregate payments of $50,000 or more by Tri-Valley;

        (xiv)  any License Agreement under which Tri-Valley is obligated to make payment or incur costs in excess of $25,000 in the aggregate;

         (xv)  any supply, maintenance or landscape Contract not terminable by Tri-Valley without penalty on thirty (30) days or less notice and which provides for payments in excess of $25,000 in the aggregate;

        (xvi)  any partnership, joint venture, limited liability company or similar Contract;

       (xvii)  any advertising, brokerage, licensing, dealership representative or agency relationship Contract under which Tri-Valley is obligated to make payment or incur costs in excess of $25,000 in the aggregate;

      (xviii)  any Contract providing for the indemnification of any officer or director;

        (xix)  any Contract with any Affiliate of Tri-Valley;

         (xx)  any other Contract under which Tri-Valley is obligated to make payment or incur costs in excess of $25,000 in the aggregate and which is not otherwise described in clauses (i)-(xix) above; or

        (xxi)  any Contract which is not otherwise described in clauses (i)-(xx) above that is material to Tri-Valley, and listed on Section 3.21(b) of the Tri-Valley Disclosure Schedule.

        (b)    Schedule of Material Contracts; Documents.     Section 3.21(b) of the Tri-Valley Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of all Tri-Valley Material Contracts. Tri-Valley has made available to HCC correct and complete copies of all Tri-Valley Material Contracts, including any amendments, modifications, supplements, waivers and side letters thereof.

        (c)    Enforceability; No Breach.     Each Tri-Valley Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or other similar Law affecting the enforcement of creditors' rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law). To the knowledge of Tri-Valley, it has not violated or breached in any material respect or committed any material default under any Tri-Valley Material Contract. To the knowledge of Tri-Valley, no other person has violated or breached in any material respect, or committed any material default under, any Tri-Valley Material Contract. To the knowledge of Tri-Valley, no event has occurred and no circumstance exists, that (with or without notice or lapse of time) has or would reasonably be expected to (i) result in a violation or breach, in any material respect, of any of the provisions of any Tri-Valley Material Contract, (ii) give any person the right to declare a default or exercise any remedy under any Tri-Valley Material Contract, (iii) give any person the right to receive or require a material rebate, chargeback, penalty, or change in delivery schedule under any Tri-Valley Material Contract, (iv) give any person the right to accelerate the maturity or performance of any Tri-Valley Material Contract, or (v) give any person the right to cancel, terminate, or modify in any material respect any Tri-Valley Material Contract. Tri-Valley has not received any notice or other communication regarding any actual or possible material violation or breach of, or default under, any

Tri-Valley Material Contract. No party to any Tri-Valley Material Contract will have the right to terminate any or all of the provisions of any such Tri-Valley Material Contract as a result of this Agreement or the Contemplated Transactions.

        Section 3.22    Insurance.     Tri-Valley has in effect policies of insurance underwritten by insurers of recognized financial responsibility with respect to their assets and business against such casualties and contingencies and in such types and in the amounts (with deductibles as are customary for companies in the same or similar businesses) that Tri-Valley reasonably believes are adequate for its respective business, operations, properties and assets, and is sufficient for compliance with all material requirements of any Governmental Entity or Contracts to which Tri-Valley is a party (with deductibles as are customary for companies in the same or similar businesses). Tri-Valley has made available to HCC copies of all policies of insurance and bonds carried and owned by Tri-Valley as of the date of this Agreement, which copies are complete and accurate (collectively, "Tri-Valley Insurance Policies") and all written correspondence relating to any material claims made since December 31, 2014). All of Tri-Valley Insurance Policies are in full force and effect, and the premiums due and payable thereon have been or will be timely paid through the Closing Date. There is no material breach or default (and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute such a material breach or default) by Tri-Valley under any of Tri-Valley Insurance Policies or, to the knowledge of Tri-Valley, by any other party to Tri-Valley Insurance Policies. Tri-Valley has not received any written notice of cancellation or non-renewal of any Tri-Valley Insurance Policy nor, to the knowledge of Tri-Valley, has the termination of any such policies been threatened.

        Section 3.23    Governmental Approvals and Other Conditions.     Tri-Valley has not taken nor intends to take any action, and does not have knowledge of any fact or circumstance that would materially impede or delay the consummation of the Contemplated Transactions, or the ability of the parties to obtain any approval of any Governmental Entity required for the Contemplated Transactions or to perform its covenants and agreements under this Agreement. To the knowledge of Tri-Valley, no event has occurred and no circumstances exists related to Tri-Valley that is or are reasonably likely to (a) cause the approvals that are required to be obtained from any Governmental Entity having approval authority in connection with the Contemplated Transactions not to be granted, (b) cause such Governmental Entity approvals would to be subject to a condition which would differ from conditions customarily imposed by a Governmental Entity in orders approving acquisitions of the type contemplated by this Agreement, or (c) make any of the conditions precedent to the obligations of Tri-Valley to consummate the Contemplated Transactions are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.

        Section 3.24    Opinion of Financial Advisor.     The Tri-Valley Board has received the verbal opinion of FIG Partners, to be confirmed in writing as of such date, to the effect that, as of such date, and based on the assumptions, qualifications, and limitations contained therein, the Per Share Exchange Ratio to be received by the holders of Tri-Valley Common Stock pursuant to the Merger is fair to such shareholders from a financial point of view. As of the date of this Agreement such opinion has not been withdrawn, revoked or modified.

        Section 3.25    Brokers.     Except for FIG Partners, no broker, finder, investment banker, or other person is or may be entitled to any brokerage, finder's, or other fee or commission in connection with the Contemplated Transactions based upon arrangements or authorizations made by or on behalf of Tri-Valley. Tri-Valley has heretofore furnished or made available to HCC copies of all Contracts between Tri-Valley and FIG Partners pursuant to which such firm would or may be entitled to any payment relating to the Contemplated Transactions.

        Section 3.26    Tri-Valley Information.     The information provided by Tri-Valley relating to Tri-Valley that is to be contained in the Registration Statement, the Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the

Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection with the matters set forth in this Section 3.26, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The representations and warranties contained in this Article III, and no statement by Tri-Valley in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the Contemplated Transactions, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading.

        Section 3.27    Regulatory Reports and Filings.     Tri-Valley agrees that through the Effective Time, the Tri-Valley Reports and other filings and the reports and filings required to be filed with any Governmental Entity will comply in all material respects with all of the applicable Law of such Governmental Entity with which it will be filed and none of the Tri-Valley Reports or other filings will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such report, or other filing that is intended to present the financial position of Tri-Valley will fairly present in all material respects the financial position of Tri-Valley, and will be prepared in accordance with GAAP. Notwithstanding anything to the contrary set forth in this Section 3.27, Tri-Valley makes no representation or warranty with respect to any information supplied by HCC or HBC for inclusion in such reports.

        Section 3.28    Related Party Transactions.     Section 3.28 of the Tri-Valley Disclosure Schedule lists relationship, each existing as of the date of this Agreement or at any time since December 31, 2016, whether direct or indirect, between or among Tri-Valley, its respective Affiliates, on the one hand, and any director, officer or Affiliate of Tri-Valley on the other hand. No Affiliate of Tri-Valley has any interest in any property or asset used in the conduct of the business of Tri-Valley.

        Section 3.29    Operating Losses.     Section 3.29 of the Tri-Valley Disclosure Schedule sets forth any Operating Loss that has occurred at Tri-Valley during the period after December 31, 2015, to the date of this Agreement. Except as set forth on Section 3.30 of the Tri-Valley Disclosure Schedule, to its knowledge, no event has occurred, and no action has been taken or omitted to be taken by any employee of Tri-Valley that has resulted in the incurrence by Tri-Valley of an Operating Loss or that might reasonably be expected to result in the incurrence by Tri-Valley of an Operating Loss after the date of this Agreement, which, net of any insurance proceeds payable in respect thereof, exceeds, or would exceed $25,000 individually or when aggregated with all other Operating Losses, $50,000 during such period. For purposes of this Agreement, "Operating Loss" means any individual loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or electronic teller machines, civil money penalties, fines, litigation, claims, arbitration awards or other similar acts or occurrences.

        Section 3.30    Takeover Laws.     The Tri-Valley Board has approved this Agreement and the Contemplated Transactions as required to render inapplicable to such agreements and transactions any "moratorium," "control share," "fair price," "takeover" or "interested shareholder" Law (such laws, collectively "Takeover Provisions").

        Section 3.31    Transaction Expenses.     Section 3.30 of the Tri-Valley Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement and which shall be updated pursuant to Section 5.16, of the reasonably anticipated Transaction Expenses.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HCC AND HBC

        Subject to the disclosures set forth on the HCC Disclosure Schedule, HCC and HBC hereby represents and warrants to Tri-Valley that the following are true and correct:

        Section 4.01    Organization; Qualification; Subsidiaries.

        (a)    HCC.     HCC is a corporation duly incorporated, validly existing and in good standing under the laws of California, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. HCC has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as is now being conducted. HCC is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a HCC Material Adverse Effect.

        (b)    HBC.     HBC is a corporation and a California chartered bank duly organized, validly existing in good standing in California. HBC is authorized by the DBO in accordance with the CFC to conduct a commercial banking business. The deposits of HBC are insured up to the applicable limits (or fully insured if there is no limit) through the DIF as administered by FDIC to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid have been paid when due. No Legal Action for the termination or revocation of such insurance is pending, or to the knowledge of HCC, has any such termination or revocation been threatened. HBC is a member bank in good standing of the Federal Home Loan Bank of San Francisco and the Federal Reserve Bank of San Francisco and, in each case, owns the requisite amount of stock therein.

        (c)    Subsidiaries.     HCC has no Subsidiaries except for HBC, which is a wholly-owned subsidiary of HCC. HBC has no Subsidiaries except for CSNK Working Capital Finance Corp, a California corporation, and Almaden Boulevard Investments, LLC, a California limited liability company, both of which are wholly-owned Subsidiaries of HBC.

        (d)    Charter Documents.     HCC has delivered or made available to Tri-Valley a correct and complete copy of the Charter Documents, as amended and currently in effect, of HCC and HBC. Neither HCC nor HBC is in violation of any of the provisions of its Charter Documents.

        Section 4.02    Capitalization.     As of the date of this Agreement, the authorized capital stock of HCC consists of 60,000,000 shares of HCC common stock, no par value ("HCC Common Stock") and 10,000,000 shares of preferred stock, no par value ("HCC Preferred Stock"). As of the date of this Agreement (a) 38,200,883 shares of HCC Common Stock are issued and outstanding (and no shares of HCC Common Stock are held in treasury), of which 181,185 are restricted shares, subject to risk of forfeiture during certain periods of vesting, (b) no shares of HCC Preferred Stock are issued and outstanding, (c) 1,602,732 shares of HCC Common Stock are reserved for issuance upon the exercise of outstanding stock options ("HCC Stock Options") granted pursuant to the HCC Equity Plans, and (d) 1,528,099 shares of HCC Common Stock are reserved for issuance pursuant to equity awards authorized under the HCC Equity Plans, but not currently granted. As of the date of this Agreement, except for the HCC Stock Options, there are no options, stock appreciation rights, warrants or other rights, or Contracts, relating to the issued or unissued capital stock of HCC, or obligating HCC to issue, grant, or sell any shares of capital stock of or other equity interests in or securities convertible into equity interests in HCC. All of the issued and outstanding shares of HCC Common Stock are duly authorized, validly issued, fully paid and nonassessable, and have been issued in in compliance with applicable Law.

        Section 4.03    Authority; Non-contravention; Governmental Consents.

        (a)    Authority.

            (i)  HCC has full corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to which it is or will be a party, and, subject to the receipt of regulatory and shareholder approvals, to perform its obligations and consummate Contemplated Transactions. The execution and delivery of this Agreement and the consummation of the Merger and the other Contemplated Transactions have been duly and validly approved by the Board of Directors of HCC (the "HCC Board"). The HCC Board, at a meeting duly called and held, has unanimously determined that this Agreement and the Contemplated Transactions are fair to and in the best interests of the HCC shareholders. No further corporate proceedings are necessary in order to authorize or approve this Agreement or to consummate the Contemplated Transactions, including the Merger. This Agreement has been duly and validly executed and delivered by HCC and (assuming due authorization, execution and delivery by Tri-Valley) this Agreement constitutes a valid and binding obligation of HCC, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or other similar Law affecting the enforcement of creditors' rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law). All corporate proceedings on the part of HCC necessary to consummate the Contemplated Transactions will have been taken prior to the Effective Time.

           (ii)  HBC has full corporate or other power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to which it is or will be a party, and, subject to the receipt of regulatory and shareholder approvals, to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions has been duly and validly approved by the Board of Directors of HBC and by HCC as the sole shareholder of HBC. All corporate proceedings on the part of HBC and by HCC as sole shareholder of HBC necessary to consummate the Contemplated Transactions will have been taken prior to the Effective Time. This Agreement has been duly and validly executed and delivered by HBC (assuming due authorization, execution and delivery by Tri-Valley) constitutes a valid and binding obligation of HBC, enforceable against HBC in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or other similar Law affecting the enforcement of creditors' rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law).

        (b)    Non-Contravention.     The execution, delivery and performance under this Agreement and the consummation of the Contemplated Transactions by HCC and HBC, do not and will not (i) violate any provision of the Charter Documents of HCC, HBC or any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.03(c) are duly obtained or made, (A) violate any Law applicable to HCC, HBC or any of their Subsidiaries or any of their respective properties or assets, or (B) violate or conflict with, result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of HCC, HBC or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, material contract or other instrument or obligation to which the HCC or HBC or its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected.

        (c)    Regulatory Filings and Approvals.     Except for (i) the filings of applications or notices with, and approvals or waivers by, the FRB, the FDIC and the DBO, (ii) the filing with the SEC and declaration of effectiveness of the Registration Statement under the Securities Act, including the Proxy Statement/

Prospectus related to the Tri-Valley Meeting, (iii) approval of the listing on the NASDAQ of the HCC Common Stock to be issued in connection with the Merger, (iv) the Requisite Tri-Valley Vote, (v) the filing of the Agreement of Merger pursuant to the CGCL and the CFC, and (vi) such filings and approvals as are required to be made or obtained under applicable state securities laws in connection with the issuance of the shares of HCC Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party are necessary in connection with (A) the execution and delivery by HCC of this Agreement, (B) the consummation by HCC of the Merger and the other Contemplated Transactions, (C) the execution and delivery by HCC and HBC of the Agreement of Merger.

        Section 4.04    HCC SEC Reports; NASDAQ.

        (a)    SEC Reports.     HCC has filed all forms, reports, schedules and documents required to be filed by it with the SEC since December 31, 2013. Except to the extent available in full without redaction on the SEC's website through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") two (2) business days prior to the date of this Agreement, HCC has delivered to Tri-Valley copies in the form filed with the SEC (including the full text of any document filed subject to a request for confidential treatment) of all forms, reports, registration statements, and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Tri-Valley pursuant to this Section 4.04) filed by HCC with the SEC since December 31, 2013 (such forms, reports, schedules, registration statements, and other documents, whether or not available through EDGAR, are collectively referred to herein as the "HCC SEC Reports").

        (b)    Compliance.     Each of the HCC SEC Reports (i) as of the date of the filing of such report complied in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, and the rules and regulations thereunder, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        (c)    NASDAQ.     HCC is in compliance in all material respects with the applicable listing rules and corporate governance rules and regulations of NASDAQ.

        Section 4.05    Financial Statement Reports.

        (a)    Financial Statements.     Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the HCC SEC Reports complied with the rules and regulations of the SEC in all material respects as of the date of the filing of such reports, was prepared in accordance with GAAP and fairly presents in all material respects the financial condition and the results of operations, changes in shareholders' equity, and cash flow of HCC and its Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (a) the omission of notes to the extent permitted by Regulation S-X (that, in the case of interim financial statements included in the HCC SEC Reports since HCC's most recent annual report on Form 10-K, would not differ materially from the notes to the financial statements included in such annual report), and (b) normal, recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material). The financial statements referred to in this Section 4.05(a) are consistent with the books and records of HCC in all material respects. HCC maintains accurate books and records and in all material respects they have been, and are being maintained in the ordinary course of business and in accordance with GAAP and any other applicable Law and accounting requirement.

        (b)    Reports and Assessments.     Since December 31, 2011, HCC and each of its Subsidiaries have filed (or furnished, as applicable) all material reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto ("HCC Reports"), that they were required to file (or furnish, as applicable) with any Governmental Entity having jurisdiction over HCC or any of its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each HCC Report (including the financial statements, exhibits, and schedules thereto), complied in all material respects with applicable Law, and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. There are no material violations or exceptions in any HCC Report that are unresolved as of the date of this Agreement.

        Section 4.06    Taxes.     HCC and each of its Subsidiaries have (a) filed all material Tax Returns that they are required to have filed, and all such Tax Returns are accurate, correct and complete in all material respects, and (b) paid all material Taxes that they are required to have paid, other than Taxes (i) currently payable without penalty or interest, or (ii) are being contested in good faith by appropriate proceedings.

        Section 4.07    Material Changes.     Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in subsequent SEC Reports filed prior to the date of this Agreement, there have been no events, occurrences or developments that have had or would reasonably be expected to have or result in, either individually or in the aggregate, a HCC Material Adverse Effect.

        Section 4.08    Regulatory Matters.     Neither HCC, HBC nor any of their respective Subsidiaries nor any of their respective properties (i) is a party to or is subject to any Order from any Governmental Entity or (ii) neither HCC nor HBC has received any written notice that there is any formal or informal investigation relating to any regulatory matter pending before any Governmental Entity with respect to HCC or HBC, or that such Governmental Entity is contemplating issuing or requesting any Order.

        Section 4.09    Community Reinvestment Act.     HBC had a rating of "satisfactory" or better as of its most recent CRA compliance examination and it has no knowledge of any facts that may result in not receiving a rating of "satisfactory" or better at its next CRA compliance examination or have any basis to believe that any Governmental Entity may seek to restrain, delay or prohibit the Contemplated Transactions as a result of any act or omission of HBC under the CRA.

        Section 4.10    Litigation.     There is no Legal Action pending, or to the knowledge of the HCC, threatened against HCC or HBC or any of their respective properties or assets or, to the knowledge of HCC, against any executive officer or director of HCC or any of its Subsidiaries in their capacities as such. To the knowledge of HCC, there is no reasonable basis for and no event has occurred or circumstance exists that (with or without notice or lapse of time or both) would reasonably be expected to give rise to or serve as a basis for, constitute or result in, any material Legal Action against HCC or HBC any. No matter described in Section 4.10 of the HCC Disclosure Schedule, individually or in the aggregate, had or would reasonably be expected to have a HCC Material Adverse Effect.

        Section 4.11    No Brokers.     Other than HCC's engagement of MJC Partners, LLC, whose fees and costs will be borne by HCC, no action has been taken by HCC, or HBC that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated hereby.

        Section 4.12    HCC Information.     The information provided by HCC relating to HCC, HBC and their Subsidiaries that is to be contained in the Registration Statement, the Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection with the matters set forth in this Section 4.12, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other Laws, as applicable. The representations and warranties contained in this Article IV, and no statement by HCC or HBC in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the Contemplated Transactions, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading.

        Section 4.13    Regulatory Reports and Filings.     HCC agrees that through the Effective Time, each of its reports and other filings and the reports and filing of HBC and its Subsidiaries required to be filed with any Governmental Entity will comply in all material respects with all of the applicable Law of such Governmental Entity with which it will be filed and none of the reports or other filings will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such report, or other filing that is intended to present the financial position of HCC or HBC and its Subsidiaries (or as on a consolidated basis) will fairly present in all material respects the financial position of HCC and HBC and their Subsidiaries (or as on a consolidated basis) and will be prepared in accordance with GAAP. Notwithstanding anything to the contrary set forth in this Section 4.13. HCC makes no representation or warranty with respect to any information supplied by Tri-Valley for inclusion in any such reports.

        Section 4.14    Governmental Approvals And Other Conditions.     Neither HCC nor any of its Subsidiaries has taken or intend to take any action, nor does HCC have knowledge of any fact or circumstance that would materially impede or delay the consummation of the Contemplated Transactions, or the ability of the parties to obtain any approval of any Governmental Entity required for the Contemplated Transactions or to perform its covenants and agreements under this Agreement. To the knowledge of HCC, no event has occurred and no circumstances exists that are reasonably likely to (a) cause the approvals that are required to be obtained from any Governmental Entity having approval authority in connection with the Contemplated Transactions not be granted, (b) cause such Governmental Entity approvals to be subject to a condition which would differ from conditions customarily imposed by a Governmental Entity in orders approving acquisitions of the type contemplated by this Agreement, or (c) make any of the conditions precedent to the obligations of HCC and its Subsidiaries to consummate the Contemplated Transactions unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.

        Section 4.15    Labor.     To the knowledge of HCC and HBC, each have complied and are in compliance in all material respects with applicable Law with respect to employment, termination of employment, and terms, practices, conditions and classification of employment (including applicable Law regarding family and medical leave, disability, labor relations, workers compensation, wage and hour requirements, immigration, discrimination, employee health and safety, employee scheduling, occupational safety and health and the WARN Act), and have not engaged in any unfair labor practices or similar prohibited practices that would reasonably be expected to have a HCC Material Adverse Effect.

 ARTICLE V
COVENANTS

        Section 5.01    Operation of Tri-Valley's Business.

        (a)   During the period from the date of this Agreement through the Effective Time or the earlier termination of this Agreement in accordance with Article VII (the "Pre-Closing Period") (except with the prior written consent of HCC) Tri-Valley shall (i) conduct its business in the ordinary course of business, (ii) comply in all material respects with all applicable Law, (iii) perform its obligations under all Tri-Valley Material Contracts, (iv) use reasonable best efforts to preserve its business organization intact, keep available the services of their current officers and employees, and maintain their relations and goodwill with all suppliers, customers, depositors, borrowers, landlords, creditors, licensors, licensees, employees, and other persons having business relationships with Tri-Valley, (v) maintain and keep its properties in as good repair and condition as presently maintained, except for obsolete properties and for deterioration due to ordinary wear and tear, (vi) maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it, (vii) maintain the ALLL in accordance with past practices and methodologies and GAAP (providing however, that any changes in practices or methodology shall be attributable solely to changes in GAAP or as directed by a Governmental Entity), (viii) charge off all Loans and other assets, or portions thereof, deemed uncollectible or classified as "loss" in accordance with GAAP and applicable Law or as directed by a Governmental Entity, and (ix) maintain loan classification policies and procedures in accordance with industry best practices consistent with past practice.

        (b)   During the Pre-Closing Period (except with the prior written consent of HCC at its sole and absolute discretion, as contemplated by this Agreement or as required by applicable Law), Tri-Valley shall not:

            (i)  (A) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, or property) in respect of any capital stock or other equity or voting interests, (B) split, combine, or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock or other equity or voting interests, (C) purchase, redeem, or otherwise acquire (except upon the forfeiture of outstanding restricted stock or the exercise of Tri-Valley Stock Options) any shares of capital stock or any other securities of Tri-Valley or any options, warrants, calls, or rights to acquire any such shares or other securities, or (D) take any action that would result in any change of any term (including any conversion price thereof) of any debt security of Tri-Valley;

           (ii)  (A) issue, deliver, sell, pledge, or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into or exchangeable for or exercisable into or any options, warrants, calls, or rights to acquire or receive, any such shares, interests, or securities or any stock appreciation rights, phantom stock awards, or other rights that are linked in any way to the price of the Tri-Valley Common Stock or the value of Tri-Valley or any part thereof other than the issuance of shares of Tri-Valley Common Stock upon the exercise of a Tri-Valley Stock Option and the Warrant that is outstanding as of the date of this Agreement, or (B) enter into any Contract with respect to the voting of its capital stock;

          (iii)  amend or propose to amend its Charter Documents;

          (iv)  (A) permit the commencement of any construction of new structures or facilities upon, or purchase or lease or sublease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of Tri-Valley, or (B) terminate any lease or sublease of real property (whether as lessor, sub lessor, lessee, or sublessee) or fail to exercise any right to renew any lease or sublease of real property;

           (v)  (A) acquire direct or indirect control over any other person, whether by stock purchase, merger, consolidation or otherwise, or (B) make any other investment either by purchase of securities, contributions to capital, property transfers or purchase of any property or assets of any other person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business and with respect to Loans made to third parties who are not Affiliates of Tri-Valley;

          (vi)  make or commit to make any capital expenditures, or incur any obligations or liabilities in connection therewith, except pursuant to Contracts existing of the date of this Agreement and which are not in excess of $50,000 individually or $100,000 in the aggregate;

         (vii)  sell, lease, sublease, transfer, mortgage, encumber or otherwise dispose of any of its properties, leasehold interests (whether as lessor or lessee) or other assets, except (A) sales of Loans, Loan participations and sales of investment securities in the ordinary course of business to third parties who are not Affiliates of Tri-Valley), (B) the disposition of assets which are inoperable or that are replaced in the ordinary course of business, or (C) sales of OREO at a price that is no less than its carrying value;

        (viii)  introduce any marketing campaigns or any new sales compensation or incentive programs or arrangements, other than in the ordinary course of business;

          (ix)  (A) create or incur any indebtedness for borrowed money (other than acceptance of deposits, Federal Home Loan Bank advances for a term less than ninety (90) days, purchases of Federal funds, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, each in the ordinary course of business, including with respect to prices, terms and conditions), or (B) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, except in the case of this clause (B), in connection with presentation of items for collection in the ordinary course of business;

           (x)  enter into any Derivatives Contract or any structured finance transaction;

          (xi)  (A) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Tri-Valley is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Tri-Valley of an amount which exceeds $50,000 in excess of amounts contributed by insurance and/or would impose any material restriction on the business of Tri-Valley, (B) waive, release, grant, or transfer any right of material value, or (C) commence any Legal Action, except in the ordinary course of business;

         (xii)  (A) enter into a new material line of business or introduce any new material products or services, (B) implement or adopt any change in its interest rate and other risk management policies, procedures or practices, (C) fail to comply in any material respect with its existing policies or practices with respect to managing its exposure to interest rate and other risks, (D) fail to use reasonable efforts to avoid any material increase in its aggregate exposure to interest rate risk, or (E) change its investment, underwriting, or asset liability management, hedging or other banking or operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, except in each cause (B) through (E) as required by any applicable Law or a Governmental Entity;

        (xiii)  materially change its investment securities portfolio other than in the ordinary course of business;

        (xiv)  acquire or otherwise invest in or dispose of (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) any debt security, mortgage-backed or mortgage-related security or equity investment other than federal funds or United States Government securities, United States Government agency securities and U.S. Government sponsored agencies, except in the ordinary course of business consistent with past practice;

         (xv)  materially increase the rate of interest paid on interest-bearing deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices and otherwise consistent with general economic and competitive conditions in Tri-Valley's market area;

        (xvi)  (A) make, renew or otherwise modify any Loan, in a manner that is inconsistent with Tri-Valley's ordinary course of business or inconsistent with Tri-Valley's lending policies and procedures in effect as of the date of this Agreement, (B) take any action that would result in any discretionary release of collateral or guarantees, or otherwise restructure the respective amounts set forth in clause (A) above, (C) make or commit to make any Loan to, or enter into any loan transaction with, any director, officer, employee or any Affiliate of Tri-Valley, or (D) enter into any Loan securitization or create any special purpose funding entity, provided, however, that for any new credit originated or to be originated by Tri-Valley in an amount in excess of $1,000,000 and for any renewal, modification, extension or amendment of any classified loan in excess of $500,000, prior to committing to transaction, Tri-Valley shall provide HBC with a copy of the loan underwriting analysis and credit memo of Tri-Valley and shall consult with HBC respecting such credit and the basis of Tri-Valley's credit decision, and shall consider any comments raised by HBC within two (2) business days of receipt of such information;

       (xvii)  make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business);

      (xviii)  enter into any transaction with, a director, officer, employee or any Affiliate of Tri-Valley other than banking deposits in the ordinary course of Tri-Valley's business at publicly posted rates.

        (xix)  (A) enter into, modify, amend, sell or acquire any Contract for participation with any person in any Loan, or (B) purchase or sell any Loan;

         (xx)  other than as required by GAAP, reduce any material accrual or reserve, including ALLL, any contingency reserve, litigation reserve, or tax reserve, or change the methodology by which such accounts generally have been maintained in accordance with past practices;

        (xxi)  enter into, cancel, fail to renew or terminate any Material Contract, amend or modify in any material respect any of its existing Material Contracts or waive, release, relinquish or assign any Material Contract (or any rights thereunder), other than (A) as otherwise permitted under this Agreement, or (B) to replace any existing contractual arrangement on substantially the same terms as the original agreement, including with respect to pricing and termination;

       (xxii)  adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of Tri-Valley;

      (xxiii)  (A) hire any new employee at the level of having title of vice president or more senior, (B) hire any new employee at an annual rate of compensation in excess of $70,000, (C) promote any employee except in order to fill a position vacated after the date of this Agreement, or (D) engage any independent contractor whose engagement may not be terminated by Tri-Valley without penalty on thirty (30) days' notice or less, provided, however, that Tri-Valley may hire at-will, employees to fill vacancies that may from time to time arise in the ordinary course of business;

      (xxiv)  except as set forth in Section 5.01(b)(xxiv) of the Tri-Valley Disclosure Schedule or as required under applicable Law or any Contract or Tri-Valley Employee Plan in effect on the date of this Agreement (and disclosed in Section 3.12 or Section 3.21 of the Tri-Valley Disclosure Schedule), (A) enter into or amend or renew (other than pursuant to any contractual term providing for an automatic renewal) any employment, consulting, severance, change in control, bonus, salary continuation or other similar agreements or arrangements with any current or former director, officer or employee of Tri-Valley or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit (including incentive or bonus payments), (B) pay to any employee, officer, director, or independent contractor of Tri-Valley any compensation bonus or benefit not provided for under any Contract or Tri-Valley Employee Plan in effect on the date of this Agreement, (C) grant any awards under any Tri-Valley Employee Plan (including the grant of any Tri-Valley Stock-Based Right or the removal of existing restrictions in any Contract or Tri-Valley Employee Plan or awards made thereunder), (D) take any action to fund any future payment of or in any other way secure the payment of compensation or benefits under any Contract or Tri-Valley Employee Plan, or (E) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract, Tri-Valley Stock-Based Right, or Tri-Valley Employee Plan (except as permitted under the terms this Agreement);

        (xxv)  enter into, establish, adopt, amend or terminate (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations or plan provisions existing as of the date of this Agreement set forth in Section 5.01(b)(xxv)) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Tri-Valley;

      (xxvi)  (A) fail to accrue a reserve in its books and records and financial statements in accordance with past practice for Taxes payable by Tri-Valley, (B) settle or compromise any Legal Action relating to any material Tax, (C) make, change, or revoke any material Tax election, (D) file or amend any material Tax Return, or (E) prepare any material Tax Return in a manner materially inconsistent with the past practices of Tri-Valley with respect to treatment of items on such Tax Returns;

     (xxvii)  change its fiscal year, revalue any of its assets, or make or adopt any changes in financial or accounting methods, principles, or practices or systems of internal controls, except as required by GAAP or this Agreement;

    (xxviii)  take any action that would cause this Agreement or the Contemplated Transactions to be subject to the provisions of any state antitakeover law or state or territorial law that purports to limit or restrict business combinations or the ability to acquire or vote shares or to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than HCC or HBC) or any action taken thereby, which person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

       (xxix)  take or fail to take any action that (A) is intended or may reasonably be expected to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Contemplated Transactions set forth in this Agreement not being satisfied, (B) that would reasonably be expected to materially and adversely impair or delay consummation of the Contemplated Transactions beyond the time period contemplated by this Agreement, or (C) that would or is reasonably likely to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

        (xxx)  enter into any contract with respect to, or otherwise agree, authorize or commit to take, or publicly recommend, propose or announce an intention to take, any of the foregoing actions.

        HCC and Tri-Valley intend that prior to the Effective Time, Tri-Valley shall exercise, consistent with the terms and conditions this Agreement, complete control and supervision over its business, assets and operations, and nothing contained in this Agreement shall give HCC or HBC directly or indirectly the right to control or direct the operation of Tri-Valley operations prior to the Effective Time.

        Section 5.02    Forbearances of HCC and HBC.     Except as expressly contemplated or permitted by this Agreement or as required by applicable Law, neither HCC nor HBC shall (a) take any action or fail to take any action which would reasonably be expected to materially and adversely impair or delay consummation of the Contemplated Transactions, (b) take or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (c) take any action that would prevent or impede or could reasonably be expected to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, (d) take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VI not being satisfied or unduly delayed, (e) conduct its business other than in the ordinary and usual course consistent with past practice, (f) fail to use commercially reasonable efforts to preserve its business organization and preserve for itself and Tri-Valley the goodwill of the customers of HCC and HBC and others with whom business relations exist or (g) authorize, commit, resolve, or agree to take any of the foregoing actions

        Section 5.03    Access to Information; Confidentiality.

          (a)   During the Pre-Closing Period, Tri-Valley shall authorize and permit HCC, its Representatives, to have access during normal business hours, to all properties, books, records, branch operating reports, branch audit reports, operating instructions and procedures, Tax Returns, contracts and documents, and all other information with respect to its business affairs, financial condition, assets and liabilities as HCC may from time to time reasonably request. Tri-Valley further agrees to continue to respond to and cooperate with HCC and its advisers with respect to the due diligence requests of HCC. Tri-Valley shall permit HCC, its Representatives to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of Tri-Valley with such third persons, including its directors, officers, employees, accountants, counsel and creditors, as is necessary or reasonably appropriate for the purposes of familiarizing itself with the businesses and operations of Tri-Valley, obtaining any necessary Orders, consents or approvals of the Contemplated Transactions by any Governmental Entity and conducting an evaluation of the assets and liabilities of Tri-Valley. Upon reasonable request by HCC, Tri-Valley shall make its chief financial officer, chief credit officer and controller available to discuss with HCC and its Representatives HCC's ongoing due diligence of Tri-Valley's operations. Tri-Valley will cause its independent outside auditors to make available to HCC and its accountants, counsel and other agents, such personnel, work papers and other documentation of such firm relating to its work papers and its audits of the books and records of Tri-Valley as may be reasonably requested by HCC in connection with its review of the foregoing matters. Tri-Valley shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any applicable Law, agreement or fiduciary duty or violate the rights, interests or confidence of any customer (it being agreed that the parties shall use their reasonable commercial efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect Tri-Valley's representations and warranties contained herein, or limit or otherwise affect the remedies available to HCC pursuant to this Agreement.

          (b)   HCC and Tri-Valley shall, and cause their respective Representatives to, comply with all of their respective obligations under the Confidentiality Agreements, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

        Section 5.04    No Solicitation.

          (a)   Subject to Section 5.04(b) and Section 5.04(f), Tri-Valley shall not and cause its Representatives not to, directly or indirectly (i) solicit, initiate, encourage, induce, or facilitate any inquiries, offers or the making or announcement of any proposal or other action designed to facilitate any inquires or proposals that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding Tri-Valley or provide any access to the properties, books and records of Tri-Valley to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that may reasonably be expected to lead to an Acquisition Proposal, (iii) initiate, engage or participate in discussions (except for the limited purposes of notifying such person of the existence of the provisions of this Section 5.04(a)) or negotiations with any person with respect to any Acquisition Proposal or that may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse, or recommend, or enter into any agreement, arrangement or understanding (including any letter of intent, letter of interest, term sheet, agreement in principle, memorandum of understanding, merger agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement (whether binding or not)) constituting or related to or intended to, or that may reasonably be expected to lead to, an Acquisition Proposal (other than a confidentiality agreement referred to in or permitted by Section 5.04(b)), or that is intended or that may reasonably be expected to result in the abandonment, termination or failure to consummate the Merger. Without limiting the generality of the foregoing, Tri-Valley acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Representative of Tri-Valley, whether or not such Representative is purporting to act on behalf of Tri-Valley, shall be deemed to constitute a breach of this Section 5.04 by Tri-Valley.

          (b)   Prior to the adoption of this Agreement by the Requisite Tri-Valley Vote, Section 5.04(a) shall not prohibit Tri-Valley from furnishing nonpublic information regarding Tri-Valley to or entering into negotiations or discussions with any person in response to a bona fide, unsolicited written Acquisition Proposal that the Tri-Valley Board concludes in good faith (after consultation with its financial advisor and its outside legal counsel) constitutes a Superior Proposal that is submitted to Tri-Valley by such person (and not withdrawn prior to the furnishing of such information or such discussions) if (i) neither Tri-Valley nor any Representative of Tri-Valley shall have violated any of the restrictions set forth in Section 5.04(b), (ii) the Tri-Valley Board concludes in good faith, after having obtained and taken into account the advice of its outside legal counsel, that such action is required or is reasonably likely required in order for the Tri-Valley Board to comply with its fiduciary obligations to Tri-Valley's shareholders under applicable Law, (iii) prior to furnishing any such nonpublic information to or entering into discussions with such person Tri-Valley gives HCC written notice of Tri-Valley's intention to furnish nonpublic information to or enter into discussions with such person, and Tri-Valley receives from such person an executed Acceptable Confidentiality Agreement, and (iv) upon to furnishing any such nonpublic information to such person Tri-Valley furnishes such nonpublic information to HCC (to the extent such nonpublic information has not been previously furnished by Tri-Valley to HCC).

          (c)   Tri-Valley shall notify HCC promptly (but in no event later than twenty-four hours) after receipt of (i) any inquiry or indication of interest that may lead to an Acquisition Proposal, (ii) an Acquisition Proposal (including or any modification of or an amendment to any Acquisition Proposal), or (iii) any request for nonpublic information relating to Tri-Valley (including access to the properties, books or records of Tri-Valley) by any person that has made, or to the knowledge of Tri-Valley, may be considering making, an Acquisition Proposal. Such notice to HCC shall be made orally and in writing, and shall indicate the identity of the person submitting any of the foregoing, and the terms of any such Acquisition Proposal (or modification or amendment), inquiry, indication or request. Tri-Valley shall keep HCC fully informed on a current basis of any additional information requested or provided by Tri-Valley and any changes in the status and any changes or modifications in the terms of any such Acquisition Proposal, inquiry, indication or request.

          (d)   Tri-Valley shall instruct and cause its Representatives to, immediately cease and terminate any existing activities, discussions or negotiations with any persons (other than HCC) conducted prior to the date of this Agreement with respect to the possibility or consideration of any Acquisition Proposal. Tri-Valley shall request all persons (other than HCC and its Representatives and Tri-Valley's Representatives) who have been furnished confidential information regarding Tri-Valley in connection with the solicitation of or discussions regarding an Acquisition Proposal within the twelve (12) months prior to the date of this Agreement to promptly return or destroy such information (and provide certification thereof). Tri-Valley has cancelled access to any third party which has been granted access to any virtual or other data room maintained by or on behalf of Tri-Valley other than HCC, HBC and its Representatives.

          (e)   Tri-Valley shall not (i) release any person from and agrees to enforce the confidentiality, standstill non-solicitation or similar provisions of any agreement to which Tri-Valley is a party with respect to an Acquisition Proposal that remains in effect as of the date of this Agreement, and (ii) shall immediately take all steps necessary to terminate any approval that may have been given prior to the date of this Agreement under any such provisions authorizing any person to make an Acquisition Proposal.

          (f)    Tri-Valley acknowledges that this Section 5.04 is a significant inducement for HCC and HBC to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to shareholders of Tri-Valley in the Merger, or (ii) a failure to induce HCC and HBC to enter into this Agreement.

        Section 5.05    Registration Statement; Proxy Statement/Prospectus; NASDAQ Listing.

          (a)   As promptly as practicable, by in any event no later than forty-five (45) days from the date of this Agreement, Tri-Valley and HCC shall jointly cause the Registration Statement to be prepared, and HCC shall cause the Registration Statement (in which the Proxy Statement/Prospectus will be included with respect to the issuance of HCC Common Stock in the Merger) to be filed with the SEC. Tri-Valley and HCC shall each timely furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with the preparation of the Registration Statement (including the Proxy Statement/Prospectus) and any amendment or supplement thereto. HCC and Tri-Valley shall each use their respective reasonable commercial efforts to cause the Registration Statement and Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to respond timely to any comments of the SEC or its staff, and to have the Registration Statement declared effective under the Securities Act as timely as practicable after it is filed with the SEC. HCC and Tri-Valley shall notify each other reasonably of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to Registration Statement or for additional information and shall supply each other with copies of all correspondence between such party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to Registration Statement or the Merger. HCC shall also file and use reasonable commercial efforts to cause to become effective as promptly as possible any amendment to the Registration Statement, including the Proxy Statement/Prospectus and, if required, Tri-Valley shall mail to its shareholders any such amendment that becomes necessary after the date the Registration Statement is declared effective. If at any time prior to the Effective Time either Tri-Valley or HCC becomes aware of any event or circumstance which is required to be set forth in an amendment or supplement to the Registration Statement or Proxy Statement/Prospectus, it shall promptly inform the other party. Each of HCC and Tri-Valley will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, or any request by the staff of the SEC for amendment of the Registration Statement or Proxy Statement/Prospectus or comments thereon or responses thereto.

          (b)   Each of HCC and Tri-Valley shall use reasonable commercial efforts to cause all documents that it is responsible for filing with the SEC in connection with the Contemplated Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable.

          (c)   Prior to the Effective Time, HCC shall use reasonable commercial efforts to qualify the HCC Common Stock under the securities or the "blue sky" laws of such jurisdictions as may be required; provided, however, that HCC shall not be required to (i) qualify to do business as a foreign corporation in any jurisdiction in which it is not now so qualified, (ii) file a general consent to service of process in any jurisdiction, or (iii) subject itself to taxation in any jurisdiction in which it is not so subject.

          (d)   HCC shall use reasonable commercial efforts to have the shares of HCC Common Stock to be issued in the Merger listed on the NASDAQ Global Select Market as of the Closing Date upon notice of issuance.

        Section 5.06    Tri-Valley Shareholder Meeting.

          (a)   Tri-Valley shall take all action necessary and appropriate and in accordance with applicable Law and its Charter Documents to duly call, give notice of, convene and, as soon as practicable but not later than forty-five (45) days after the Registration Statement is declared effective, hold the Tri-Valley Meeting and, take such other actions necessary to obtain the relevant shareholder approvals for the purpose of obtaining the Requisite Tri-Valley Vote. Tri-Valley (in consultation with HCC) shall set a single date for persons entitled to notice of and to vote at the Tri-Valley Meeting.

          (b)   Subject to Section 6.06(d) and (e), the Tri-Valley Board shall at all times prior to and during the Tri-Valley Meeting recommend approval of this Agreement and the Merger and shall use its reasonable best efforts to solicit such approval by its shareholders (the "Tri-Valley Board Recommendation"). Without limiting the generality of the foregoing, unless this Agreement has terminated in accordance with Section 7.01, this Agreement and the Merger shall be submitted to the shareholders of Tri-Valley at the Tri-Valley Meeting whether or not (i) the Tri-Valley Board shall have effected an Change of Recommendation or (ii) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to Tri-Valley or any of its advisors. In addition to the foregoing, Tri-Valley shall not submit to the vote of its shareholders at or prior to the Tri-Valley Meeting any proposal (including an Acquisition Proposal) other than the Merger without the approval of HCC.

          (c)   Tri-Valley shall cooperate and keep HCC informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement/Prospectus to the shareholders of Tri-Valley. HCC may require Tri-Valley to adjourn, delay or postpone the Tri-Valley Meeting once for a period not to exceed thirty (30) days (but prior to the date that is two (2) business days prior to the End Date) to solicit additional proxies necessary to obtain the Requisite Tri-Valley Vote. Tri-Valley shall not, without the prior written consent of HCC, adjourn or postpone the Tri-Valley Meeting; provided, however, that Tri-Valley may, without the prior written consent of HCC, adjourn or postpone the Tri-Valley Meeting (i) if on the date initially scheduled for the Tri-Valley, Tri-Valley notifies HCC that it has not received proxies representing a sufficient number of shares of Tri-Valley Common Stock to obtain the Requisite Tri-Valley Vote, Tri-Valley shall adjourn the Tri-Valley Meeting until such date as shall be mutually agreed upon by Tri-Valley and HCC, which date shall not be less than five (5) business days nor more than ten (10) business days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use all reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from shareholders relating to the Requisite Tri-Valley Vote, or (ii) after consultation with HCC, if the failure to adjourn or postpone the Tri-Valley Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required supplement or amendment to the Proxy Statement. Once Tri-Valley has established the record date for determining shareholders of Tri-Valley entitled to vote at the Tri-Valley Meeting, Tri-Valley shall not change such record date or establish a different record date for the Tri-Valley Meeting without the prior written consent of HCC, unless required to do so by applicable Law or the Tri-Valley Charter Documents. During any such period of adjournment, delay or postponement, Tri-Valley shall continue in all respects to comply with its obligations under this Section 5.06 and, shall in good faith use reasonable best efforts (including engaging a proxy solicitor) to obtain the Requisite Tri-Valley Vote.

          (d)   Subject to Section 5.06(e), neither the Tri-Valley Board nor any committee thereof shall (i) withdraw, modify, amend or qualify the Tri-Valley Board Recommendation in a manner adverse to HCC (it being understood that the failure of the Tri-Valley Board Recommendation to be unanimous shall constitute a withdrawal, modification, amendment or qualification that is adverse to HCC), (ii) adopt a resolution to withdraw, amend or qualify the Tri-Valley Board Recommendation in a manner adverse to HCC, (iii) take any other action that is or becomes disclosed publicly and which can reasonably be interpreted to indicate that the Tri-Valley Board or any committee thereof does not support the Merger and this Agreement or does not believe that the Merger and this Agreement are in the best interests of Tri-Valley's shareholders (it being understood that taking a neutral position or no position with respect to any Acquisition Proposal shall constitute an adverse modification), (iv) publicly announce its intention to withdraw, modify, amend or qualify the Tri-Valley Board Recommendation in a manner adverse to HCC, (v) fail to reaffirm without qualification the Tri-Valley Board Recommendation, or fail to state publicly without qualification that the Merger and this Agreement are in the best interests of Tri-Valley's shareholders, within five (5) business days after HCC requests in writing that such action be taken, (vi) fail to announce publicly, within ten (10) business days after a tender offer or exchange offer relating to securities of Tri-Valley shall have been commenced, that the Tri-Valley Board recommends rejection of such tender or exchange offer, (vii) fail to issue, within ten (10) business days after an Acquisition Proposal is publicly announced, a press release announcing its opposition to such Acquisition Proposal, (viii) approve, endorse, or recommend any Acquisition Proposal, or (ix) resolve or propose to take any action described in clauses (i) through (viii) of this sentence (each of the foregoing actions described in clauses (i) through (viii) of this sentence being referred to as a "Change in Recommendation").

          (e)   Notwithstanding anything to the contrary in Section 5.06(d), at any time prior to, but not after obtaining the Requisite Tri-Valley Vote, the Tri-Valley Board may effect a Change of Recommendation or terminate this Agreement pursuant to Section 7.01(h), if (i) Tri-Valley has not breached its obligations under Section 5.04 and 5.06(a), (b) and (c), and not otherwise in material breach of this Agreement, (ii) Tri-Valley receives an unsolicited bona fide, written Acquisition Proposal from any person that is not withdrawn, and (iii) (A) a majority of the entire Tri-Valley Board determines in good faith, (after consultation with its independent financial advisors and outside legal counsel), that such Acquisition Proposal constitutes a Superior Proposal and after consultation with its outside legal counsel, that the failure of the Tri-Valley Board to take such action on the Acquisition Proposal would or would more likely than not result in a violation of its fiduciary duties to the shareholders of Tri-Valley under applicable Law, and (B) (1) Tri-Valley provides HCC prior written notice at least three (3) business days (or such longer period as it may be extended upon the modification or amendment of the Acquisition Proposal as contemplated below) ("Notice of Superior Proposal") prior to taking such action, which notice shall state that the Tri-Valley Board has received a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Tri-Valley Board has resolved to effect a Change of Recommendation or to terminate this Agreement pursuant to Section 7.01(h), as applicable, which notice shall specify the basis for such Change of Recommendation or termination, and which includes a copy of the proposed agreement to effect the Superior Proposal) and the identity of the person making the Superior Proposal (it being understood that the Notice of Superior Proposal shall not in and of itself be deemed a Change of Recommendation or termination); (2) during such three (3) business day period (as it may be extended upon the modification or amendment of the Acquisition Proposal as contemplated below), Tri-Valley negotiates in good faith (including by making its officers, directors and its financial and legal advisors reasonably available to negotiate) with HCC (to the extent that HCC wishes to negotiate) to enable HCC to make an improved offer that is favorable to the shareholders of Tri-Valley so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (3) at the end of such three (3) business day period (as it may be extended upon the modification or amendment of the Acquisition Proposal as contemplated below, or such earlier time that HCC advises Tri-Valley in writing that it no longer wishes to negotiate to amend this Agreement), a majority of the entire Tri-Valley Board, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by HCC after receipt of the Notice of Superior Proposal, continues to believe (after consultation with its independent financial advisors and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with its outside legal counsel, that the failure to accept the Acquisition Proposal would or would more likely than not result in a violation of its fiduciary duties to the shareholders of Tri-Valley under applicable Law. In the event of any revisions to the terms of an Acquisition Proposal that are material to such Acquisition Proposal and made after the start of the three (3) business day period of clause (iii)(B)(1), such revisions shall be deemed a new Acquisition Proposal and Tri-Valley shall be required to deliver a new written notice as required by clause (iii)(B)(1) to HCC and to comply with the requirements of this Section 5.06(e) with respect to such new Acquisition Proposal.

          (f)    Nothing in Section 5.06(e) shall be interpreted to excuse Tri-Valley and the Tri-Valley Board from complying with its unqualified obligation to submit this Agreement to its shareholders at the Tri-Valley Meeting and Tri-Valley shall not submit to the vote of its shareholders at or prior to the Tri-Valley Meeting any Acquisition Proposal other than the Merger. Without limiting the foregoing, if the Tri-Valley Board has withdrawn or modified the Tri-Valley Board Recommendation as permitted by Section 5.06(e), then, unless this Agreement has been terminated in accordance with Section 7.01, the Tri-Valley Board shall submit this Agreement to Tri-Valley's shareholders without recommendation (although the resolutions adopting this Agreement as of the date of this Agreement may not be rescinded or amended), in which event the Tri-Valley Board may communicate the basis for its lack of a recommendation to Tri-Valley's shareholders in Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by applicable Law.

        Section 5.07    Approvals.

          (a)   Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.07), each of HCC, HBC and Tri-Valley shall use its reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to the Contemplated Transactions, including (i) obtaining all necessary Governmental Authorizations, and the making all necessary registrations and filings (including filings with Governmental Entities, which shall be made within forty-five (45) days of the date of this Agreement) and the taking of all steps as may be necessary or advisable to obtain an approval or waiver from or to avoid an action or proceeding by any Governmental Entity, (ii) obtaining all necessary consents or waivers from or providing notice to third parties (including actions required in order to continue any Tri-Valley Material Contract (including any Contract entered into following the date of this Agreement that would have been a Tri-Valley Material Contract at the time this Agreement was entered into) following the Closing or to avoid any penalty or other fee under such Tri-Valley Material Contract, in each case arising in connection with the Contemplated Transactions, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Subject to applicable Law, Tri-Valley and HCC shall promptly cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii)  immediately above and supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party of any communication from any Governmental Entity regarding any of the Contemplated Transactions, except to the extent prohibited by applicable Laws related to the exchange of information. If Tri-Valley or HCC receives a request for additional information or documentary material from any Governmental Entity with respect to Contemplated Transactions, then it shall use reasonable commercial efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Neither HCC, HBC nor Tri-Valley shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under any applicable Law without the prior written consent of the other. In the event that any party shall fail to obtain any such third party consent as required in clause (ii), that party shall use reasonable commercial efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect on the consummation of the Merger on the Surviving Corporation businesses and financial condition resulting, or that would be reasonably likely to result after the Effective Time, from the failure to obtain such consent.

          (b)   Subject to applicable Law relating to the exchange of information, HCC and Tri-Valley shall upon request furnish each other with all information concerning HCC, HBC, Tri-Valley and their respective directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of HCC, HBC, or Tri-Valley to any Governmental Entity in connection with the Contemplated Transactions. HCC and Tri-Valley shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable Law relating to the exchange of information, any filing made or proposed to be made with, or written materials submitted or proposed to be submitted to, any third party or any Governmental Entity in connection with the Contemplated Transactions.

          (c)   Notwithstanding anything set forth in this Agreement, under no circumstances shall HCC, HBC or Tri-Valley be required, and any other party be permitted (without the other parties' written consent in its sole discretion), to take any action or commit to take any action, or agree to any condition, restriction or requirement, involving any of them pursuant to this Section 5.07 or otherwise in connection with obtaining the foregoing Government Authorizations, that would, or would be reasonably likely to, individually or in the aggregate, materially reduce the financial benefits of the Merger to such a degree that HCC, HBC or Tri-Valley, as applicable would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date of this Agreement (a "Burdensome Condition"); provided, however, that if requested by HCC, then Tri-Valley will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on Tri-Valley only in the event the Closing occurs.

          (d)   Subject to applicable Law (including applicable Law relating to the exchange of information), Tri-Valley and HCC shall keep each other apprised of the status of matters relating to the completion of the Contemplated Transactions. Without limiting the generality of the foregoing (i) each of HCC, HBC and Tri-Valley shall timely furnish the other with copies of notices or other communications received by it (or written summaries of communications received orally), from any third party or Governmental Entity with respect to the Contemplated Transactions, (ii) each of HCC, HBC and Tri-Valley shall provide the other a reasonable opportunity to review in advance, and to the extent practicable accept the reasonable comments of the other in connection with, any proposed non-confidential written communication to, including any filings with, any Governmental Entity, and (iii) Tri-Valley and HCC shall consider in good faith the other party's views with respect to and confer in good faith with each other to resolve any disagreement as to strategy with respect to any communication by Tri-Valley, HCC or HBC with any Governmental Entity or third party relating to the Contemplated Transactions.

          (e)   In the event that any Legal Action is instituted (or threatened to be instituted) by a Governmental Entity challenging the Contemplated Transactions, Tri-Valley and HCC shall cooperate in all respects with each other and shall use their reasonable commercial efforts to contest and resist any such Legal Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions.

        Section 5.08    Current Information and Reports.     During the Pre-Closing Period:

          (a)   Tri-Valley shall, upon the request of HCC, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of HCC regarding its financial condition, operations and business and matters relating to the completion of the Contemplated Transactions, and will provide such access and support as is reasonably necessary for HCC to perform audits of the financial condition, operations and business of HCC and its Subsidiaries.

          (b)   Tri-Valley and HCC shall promptly notify the other party, and in any event not later than three (3) business days of (i) any Legal Action commenced, or to such party's knowledge threatened against it, (ii) any event which may materially and adversely affect the ordinary course of business, and (iii) any event, change or effect during the Pre-Closing Period which causes or is reasonably likely to cause the failure of the conditions set forth in Article VI.

          (c)   During the Pre-Closing Period, (i) Tri-Valley shall furnish HCC, as soon as practicable, and in any event within five (5) business days after it is prepared, or concurrent with distribution to the Tri-Valley Board or any committees thereof if prepared for such purpose, a copy of any report, package, materials, or agenda submitted to the Tri-Valley Board or any of its committees and access to the working papers and materials related thereto prepared for and distributed to the Tri-Valley Board, whether prior to, at or subsequent to a meeting, provided, however, that Tri-Valley need not furnish any materials relating to deliberations of the Tri-Valley Board, with respect to (A) this Agreement, or the Contemplated Transaction, or the exercise of any rights thereunder, by Tri-Valley, (B) communications of legal counsel of Tri-Valley with the Tri-Valley Board or officers of Tri-Valley regarding Tri-Valley's rights against or obligations to HCC or HBC under this Agreement, or (C) books, records and documents covered by the attorney-client privilege or which are attorneys' work product, (ii) as soon as reasonably practicable after they become available, and in no event later than fifteen (15) days after the end of each calendar month ending after the date of this Agreement, (A) financial statements (including balance sheets, statements of operations and stockholders' equity) of Tri-Valley prepared in accordance with current accounting practices, (B) internal management reports showing actual financial performance against plan, and (C) to the extent permitted by applicable Law, any reports provided to the Tri-Valley Board or any committee thereof relating to the financial performance and risk management, (iii) as reasonably practical after they become available, and in no event ninety (90) days after the year ended December 31, 2017, ending after the audited balance sheet of Tri-Valley for the year ended as of December 31, 2017 and the related audited statements of income, shareholders' equity and cash flows for the year ended December 31, 2017 prepared in accordance with the standards set forth in the third sentence of Section 3.02(a) (as if restated herein), (iv) as soon as available, all letters and communications sent by Tri-Valley to its shareholders and all reports filed by Tri-Valley with the DBO and FDIC and any other Governmental Entity, and (v) such other reports, financial data, and loan reports as HCC may reasonably request relating to Tri-Valley, provided however, that Tri-Valley shall not be required to provide access to or disclose information where such access or disclosure would violate the attorney-client privilege or contravene any applicable Law, or fiduciary duty, or violate the rights, interests or confidence of any customer (it being agreed that the parties shall use their reasonable commercial efforts to cause such information to be provided in a manner that would not result in such violation or contravention).

        Section 5.09    Certain Loans and Other Extensions of Credit by Tri-Valley.     During the Pre Closing Period:

          (a)   Tri-Valley will furnish HCC a list of all Loans, which when aggregated with all other Loans outstanding or committed to each customer and its Affiliates would exceed $250,000 for such customer and its Affiliates, scheduled to be considered by the Tri-Valley Loan Committee and, within five (5) business days following such meetings, a copy of the related credit authorization documentation.

          (b)   Tri-Valley will furnish to HCC, as soon as reasonably practicable, and in any event not later than fifteen (15) days after the end of each month schedules including a listing of (i) Loans charged off during the previous month showing with respect to each such Loan, the credit type and office, (ii) Loans subject to write down or change to risk rating during the previous month, including, with respect to each Loan, the original amount, the write-off amount, credit type and office, Loans that have been classified by any Governmental Entity or by any internal review by Tri-Valley as "Substandard," "Doubtful," "Loss" or any comparable classification, (providing with respect to each such credit the aggregate dollar amount, the classification category, credit type and office), (iii) other real estate or assets owned, (iv) a reconciliation of the ALLL, identifying specifically the amount and sources of all additions and reductions to the ALLL, (v) all new Loans, and (vi) any standby letters of credit issued by Tri-Valley. Tri-Valley will promptly provide to HCC (and not later than five (5) business days after delivery) reports and other documents provided to the Loan Committee and the ALCO Committee (or similar committee) of the Tri-Valley Board.

        Section 5.10    Supplemental Disclosure Schedules and Notification.     During the Pre-Closing Period:

          (a)   Tri-Valley and HCC will promptly supplement or amend its disclosure schedule the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 6.02(a) or Section 6.02(b) (in the case of HCC) or Section 6.03(a) or Section 6.03(b) (in the case of Tri-Valley) or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (b)   Each party shall give prompt notice to the other parties of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Tri-Valley Material Adverse Effect or HCC Material Adverse Effect, as applicable with respect to such party, (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, or (iii) could reasonably be expected to lead to litigation or regulatory action that would delay or prevent the consummation of the Contemplated Transactions.

        Section 5.11    Employees; Benefit Plans.

          (a)   HCC and HBC shall have the right but not the obligation to offer employment immediately following the Effective Time to any and all persons who are Tri-Valley employees immediately before the Effective Time (employees of Tri-Valley who will be employed by HCC or HBC are referred to as "Continuing Employees"). Tri-Valley will provide HCC with information regarding such persons' current employment arrangements with Tri-Valley and will otherwise assist HCC and HBC in making such offers. Continuing Employees shall be offered salary or wage levels at least equal to the salary or wage levels to which such employees were entitled to immediately prior to the Closing Date. Subject to the provisions of this Section 5.11, as soon as administratively practicable after the Effective Time, HCC shall take all reasonable action so that Continuing Employees shall be entitled to participate in each employee benefit plan, program or arrangement of HCC and HBC of general applicability (the "HCC Benefit Plans") to the same extent as similarly-situated employees of HCC and HBC (it being understood that inclusion of Continuing Employees in HCC Benefit Plans may occur at different times with respect to different plans), provided, however, that coverage shall be continued under corresponding benefit plans of Tri-Valley (to the extent such Tri-Valley plans have not been terminated) until such employees are permitted to participate in the HCC Benefit Plans and, provided further, that Continuing Employees shall not have the opportunity to participate in the HBC 2005 Amended and Restated Supplemental Executive Retirement Plan ("SERP"). Accordingly, HCC and HBC shall use reasonable efforts to ensure that from the Closing Date through the next open enrollment date for a HCC or HBC group health, dental, and vision, Continuing Employees shall continue to be covered by Tri-Valley's group health, dental, and vision.

          (b)   To the extent that a Continuing Employee becomes eligible to participate in an employee benefit plan maintained by HCC or HBC, HCC or HBC, as applicable, shall cause such employee benefit plan to recognize the service of such Continuing Employee with Tri-Valley for purposes of eligibility, participation, vesting and benefit accrual under such employee benefit plan of HCC or HBC, to the same extent that such service was recognized immediately prior to the Effective Time under a corresponding Tri-Valley Benefit Plan in which such Continuing Employee was eligible to participate immediately prior to the Effective Time; provided, however, that such recognition of service shall not (i) operate to duplicate any benefits of a Continuing Employee with respect to the same period of service, (ii) apply for purposes of any retiree medical plans, (iii) apply for purposes of the HCC Employee Stock Ownership Plan, (iv) apply for any benefit accrual under the SERP or (vi) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of HCC and HBC do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation.

          (c)   If any Continuing Employee becomes eligible to participate in any HCC Benefit Plan that provides medical, hospitalization or dental benefits, HCC or HBC, as applicable, shall request from the appropriate sponsor or provider that (i) any pre-existing condition limitations or eligibility waiting periods under such HCC Benefit Plan be waived with respect to such Continuing Employee and his or her covered dependents to the extent such limitation would have been waived or satisfied under a Tri-Valley employee benefit plan in which such Continuing Employee participated immediately prior to the Effective Time, and (ii) recognize any health expenses incurred by such Continuing Employee and his or her covered dependents in the year that includes the Closing Date (or, if later, the year in which such Continuing Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such HCC Benefit Plan.

          (d)   HCC in its sole discretion, may elect to terminate the Tri-Valley 401(k) Plan or to discontinue contributions to the Tri-Valley 401(k) Plan anytime following the Effective Time, to cause Tri-Valley to terminate the 401(k) Plan to be effective at the Effective Time, or to merge the Tri-Valley 401(k) Plan with and into the HBC 401(k) Plan after the Effective Time. In no event shall the Tri-Valley 401(k) Plan be merged with and into the HBC 401(k) Plan, unless HCC determines in its reasonable judgment that (i) the Tri-Valley 401(k) Plan is a qualified plan under Section 401(a) of the Code, both as to the form of the Tri-Valley 401(k) Plan and as to its operation, and (ii) there are no facts in existence that would be reasonably likely to adversely affect the qualified status of the Tri-Valley 401(k) Plan. If HCC determines in its sole discretion not to merge the Tri-Valley 401(k) Plan into the HBC 401(k) Plan and that the Tri-Valley 401(k) Plan should be terminated prior to the Effective Time, Tri-Valley agrees to take all action necessary to have the Tri-Valley 401(k) Plan terminated prior to the Effective Time.

          (e)   After the Effective Time, HCC and HBC, will provide a severance benefit to each employee of Tri-Valley immediately before the Effective Time (except for any employee who is a party to any written agreement relating to severance which agreement has been provided to HCC) and whose employment is terminated involuntarily, other than for "Cause" (as defined below), by HCC or HBC as of the Effective Time or with regard to a Continuing Employee within six (6) months after the Effective Time. The severance benefit shall consist of a lump sum payment equal to such employee's regularly scheduled base salary or base wages at the time of termination of employment for a period equal to (i) thirty (30) days multiplied by (ii) the number of full years of continuous service completed by such employee with Tri-Valley, but not less than sixty (60) days or more than 365 days, subject to applicable tax withholding. For purposes of this Section 5.11(e), "Cause" shall mean the employee's personal dishonesty or misconduct, breach of fiduciary duty involving personal profit, failure to comply with any legal directive of HCC or HBC, as applicable, failure to perform required duties, the violation of any Law (other than traffic violations or similar minor offenses that do not harm the reputation of HCC or HBC) or any Order. After the Effective Time, HCC and HBC will honor and perform the obligations of Tri-Valley under any written agreement (previously provided to HCC) relating to employment or severance with Tri-Valley.

          (f)    Without limiting the generality of Section 8.09, the provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Tri-Valley Benefit Plan or any "employee benefit plan" as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by HCC, HBC, or Tri-Valley, (ii) alter or limit the ability of HCC or HBC to amend, modify or terminate any Tri-Valley Benefit Plan or HCC Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, or (iii) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with HCC or HBC, or constitute or create an employment agreement with any employee.

          (g)   Tri-Valley will not send any written notices or other written communication materials to its employees without the prior written consent of HCC with respect to matters described in this Section 5.11.

        Section 5.12    Directors' and Officers' Indemnification and Insurance.

        (a)   From and after the Effective Time, HCC shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, an officer, director or employee of Tri-Valley (each an "Indemnified Party" and collectively, "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of HCC) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or witness, arising out of, in whole or in part, the fact that such person is or was a director, officer, employee, agent or fiduciary of Tri-Valley if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other Contemplated Transactions), regardless of whether such Claim is asserted or claimed before or after the Effective Time, to the fullest extent permitted under Tri-Valley's Charter Documents and applicable Law. HCC shall advance and pay all reasonable expenses (including reasonable attorneys' fees) in advance of the final disposition of any such proceeding to each Indemnified Party to the extent permissible under applicable Law upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated or determined to be not entitled to indemnification under this Section 5.12.

        (b)   Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any Claim, shall promptly notify HCC thereof; provided, however, that failure to so notify will not affect the obligations of HCC under Section 5.12(a) unless and to the extent that HCC is actually prejudiced as a consequence. In the event of any such Legal Action (whether arising before or after the Effective Time), (i) HCC shall have the right to assume the defense thereof and HCC shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if HCC elects not to assume such defense, or if counsel for any of the Indemnified Parties advises HCC that there are issues which raise conflicts of interest between the Indemnifying Party and any of the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel satisfactory to the Indemnified Parties, and HCC shall pay all reasonable fees and expenses of such counsel for Indemnified Parties promptly as statements therefor are received; provided, however, that HCC shall be obligated pursuant to this Section 5.12(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) Indemnified Parties will cooperate in the defense of any such Claim, and (iii) HCC shall not be liable for any settlement effected without its prior written consent; and provided, further, that HCC shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated under Section 5.12(a) is prohibited by applicable Law.

        (c)   Prior to the Effective Time, HCC and Tri-Valley shall cause the persons serving as officers and directors of Tri-Valley immediately prior to the Effective Time to be covered by a directors' and officers' liability insurance tail policy obtained from Tri-Valley's carrier (the "Tail Insurance Policy") of substantially the same coverage and amounts containing terms and conditions which are generally not less advantageous than Tri-Valley's current policy with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such for a period of six (6) years; provided, however, that in no event shall the cost of the Tail Insurance Policy be more than two hundred seventy-five percent (275%) of the current amount expended on an annual basis by Tri-Valley for its current policy; provided, further, that if the Tail Insurance Policy cannot be obtained as provided by this Section 5.12(c), HCC shall use its commercially reasonable efforts to obtain as much comparable insurance as is available for a premium amount up to such limit; provided, further, that officers and directors of Tri-Valley may be required to make application and provide customary representations and warranties to an insurance carrier for the purpose of obtaining the Tail Insurance Policy.

        (d)   This Section 5.12 shall survive the Effective Time and is intended to benefit each Indemnified Person and his or her heirs and representatives (each of whom shall be entitled to enforce this Section 5.12 against HCC) and shall be binding on all successors and assigns of HCC.

        Section 5.13    Human Resources Issues.

        (a)    Communication with Employees.     Prior to making any initial written or oral communications to the employees of Tri-Valley, Tri-Valley concerning the Merger, Tri-Valley will consult in good faith with HCC regarding the nature and content of any formal presentation of the Merger to employees of Tri-Valley and will, if requested by HCC, include an HCC representative in any group presentation or any formal group meeting at which the transaction is explained or discussed, under an arrangement that is mutually satisfactory to the parties. Tri-Valley and HCC agree to work in good faith with each other to facilitate the timely and accurate dissemination of information to Tri-Valley employees regarding matters related to the Merger in such a manner as to cause minimal disruption of the business of Tri-Valley with its employees and to facilitate the transition of such relationships to HCC and HBC. In addition, Tri-Valley shall advise HCC of any material informal communications to Tri-Valley, its officers or employees, pertaining to compensation or benefit matters that are affected by the Contemplated Transactions; provided, however, that such communications must be consistent with pre-agreed to talking points prepared by Tri-Valley and HCC. Tri-Valley shall provide HCC with a copy of any intended communication, and will consult respecting the contents of any oral communications, in order to maintain a message consistent with the pre-agreed to talking points. HCC and Tri-Valley shall cooperate in providing any such mutually agreeable communication.

        (b)    Training.     HCC and HBC shall have the right, but not the obligation, within thirty (30)  business days prior to the Closing Date, to provide training to employees of Tri-Valley who will become employees of HCC or HBC. Such training shall be at the expense of HCC and HBC and shall be conducted during normal business hours. At the request of Tri-Valley, HCC shall compensate employees, in accordance with Tri-Valley's customary policies and practices, for the employee's time being trained by HCC and HBC. Tri-Valley shall cooperate with HCC to make such employees available for such training prior to Closing.

        (c)   Nothing in this Section 5.13 is intended, nor shall it be construed, to confer any rights or benefits upon any persons other than HCC, HBC or Tri-Valley.

        Section 5.14    Transition.

        (a)   Commencing following the date of this Agreement, and in all cases subject to applicable Law, Tri-Valley shall cooperate with HCC and HBC to facilitate the integration of the parties and their respective businesses. Without limiting the generality of the foregoing, during the Pre-Closing Period and consistent with the performance of their day-to-day operations and the continuous operation of Tri-Valley in the ordinary course of business, Tri-Valley shall cause the employees and officers of Tri-Valley to cooperate with HCC and HBC in performing tasks reasonably required in connection with such integration, including requesting reasonable support from its outside contractors and vendors. Tri-Valley shall cooperate with HCC and HBC in minimizing the extent to which any contracts will continue in effect following the Effective Time.

        (b)   Without limiting the generality of Section 5.14(a), Tri-Valley shall use all reasonable efforts to provide data processing, item processing and other processing support or outside contractors to assist HCC and HBC performing all tasks reasonably required to result in a successful conversion of the data and other files and records of Tri-Valley to the production environment of HCC and HBC, when requested by HCC and in such a manner sufficient to ensure that a successful conversion will occur at the time (on or after the Effective Time) designated by HCC; provided, however, that if requested by

HCC, Tri-Valley shall take all steps reasonably necessary to allow HCC and HBC to convert to Tri-Valley's existing production environment. Among other things, Tri-Valley shall (i) cooperate with HCC and HBC to establish a mutually agreeable project plan to effectuate the conversion, (ii) use its commercially reasonable efforts to have Tri-Valley's outside contractors continue to support both the conversion effort and its on-going needs until the conversion can be established, (iii) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by HCC or HBC for use in planning the conversion, as soon as reasonably practicable, (iv) provide reasonable access to the personnel and facilities of Tri-Valley and, with the consent of its outside contractors, its outside contractors' personnel and facilities, to enable the conversion effort to be completed on schedule, and (v) give notice of termination, conditioned upon the completion of the Merger and the other transactions contemplated by this Section 5.14, of the Contracts of outside data, item and other processing contractors or other third-party vendors when directed to do so by HCC. HCC agrees that all actions taken pursuant to this Section 5.14 shall be taken in a manner intended to minimize disruption to the customary business activities of Tri-Valley. HCC further agrees that Tri-Valley shall not be obligated to take any action pursuant to this Section 5.14 that would obligate Tri-Valley to pay, or become committed to pay or accrue any amounts prior to the Effective Time unless conditioned upon the completion of the Merger.

        Section 5.15    Pre-Closing Policies and Actions.     At or before the Closing Date, provided, however, that all of the conditions in Article VI are satisfied or waived (other than those conditions that, by their natures, would be satisfied or waived at or as of the Closing):

        (a)   Tri-Valley shall, consistent with GAAP and applicable banking laws and regulations, to the extent requested by HCC, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of HCC and HBC.

        (b)   Tri-Valley shall (i) make such accounting entries or adjustments as HCC shall direct as a result of its on-going review of Tri-Valley that are consistent with GAAP in order to implement its plans following the Closing or to reflect expenses and costs related to the Merger, and (ii) shall, consistent with GAAP, the rules and regulations of the SEC and the rules and regulations of any bank regulatory agency and applicable Law, modify or change its loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of HCC.

        (c)   Unless the recording adjustments pursuant to Section 5.15(a) or (b) or modification or changes pursuant to this Section 5.15 would otherwise be necessary to be consistent with applicable Law or with regulatory accounting principles or GAAP, no such adjustment or modification or change shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred, or as an admission or acknowledgement by Tri-Valley that any such adjustment or modification or change is appropriate or required or that any financial statement or information previously provided by Tri-Valley was incorrect in any respect.

        (d)   Tri-Valley shall fully correct, remedy and otherwise resolve any fact or circumstance to the knowledge of Tri-Valley, that has resulted, or could reasonably be expected to result, in any Loan that (i) is not evidenced by Loan Documentation that is correct and complete, (ii) does not represent the valid and legally binding obligation of the Obligor thereunder, or (iii) is not enforceable against the Obligor in accordance with its terms thereunder (except as may be limited by applicable bankruptcy, insolvency, moratorium, or other similar Law affecting the enforcement of creditors' rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law)), such that the applicable Loan or Loan Documentation fully complies with Section 3.15.

        Section 5.16    Expense Report; Transaction Costs.     Tri-Valley shall have caused its attorneys, accountants, auditors and investment bankers which rendered services to Tri-Valley in connection with the Contemplated Transactions (collectively, the "Advisors") to have submitted to Tri-Valley estimates of their fees and expenses for all services rendered in any respect in connection with the Contemplated Transactions and their reasonable estimates of the amounts of the fees and expenses they expect to incur up to and including the Closing Date at least five (5) business days prior to the Closing Date. Tri-Valley shall have prepared and submitted to HCC no later than five (5) business days prior to the Closing Date a final calculation of all Transaction Costs, certified by Tri-Valley's Chief Financial Officer with support for all items therein in a form and substance reasonable to HCC. Based on such summary, Tri-Valley shall have prepared and submitted a final calculation of such fees and expenses, and Tri-Valley, shall have accrued and paid the amount of such fees and expenses as calculated above. Tri-Valley shall have caused the Advisors to submit their final bills for such fees and expenses to Tri-Valley for services rendered prior to the Closing Date and such Advisors shall have released Tri-Valley, HCC and the Surviving Corporation from liability, or shall have advised them in writing that, upon payment in full of such amounts, they shall have no liability for any fees or expenses to such Advisors.

        Section 5.17    Closing Financial Statements.     At least five (5) business days prior to the Closing Date, Tri-Valley shall deliver the unaudited balance sheet of Tri-Valley in form and substance satisfactory to HCC, as of the close of business on the last business day of the calendar month ended immediately preceding the Closing Date or, if the Closing Date occurs during the first five business days of the month, as of the close of business on the last business day of the second month immediately preceding the Closing Date (the "Closing Balance Sheet Date") and Tri-Valley's unaudited consolidated statement of income for the period January 1, 2017 through the close of business on the Closing Balance Sheet Date (together with the Closing Balance Sheet, the "Closing Financial Statements"). The Closing Financial Statements shall (a) fairly present in all material respects the assets, liabilities and tangible common equity of Tri-Valley as of the date of the Closing Financial Statements, (b) be prepared in a manner consistent with the balance sheets included in Tri-Valley Financial Statements, in accordance with either GAAP or regulatory accepted accounting procedures, as applicable, consistently applied, and (c) be prepared from, and be in accordance with, the books and records of Tri-Valley, provided, however, that for purposes of the Closing Financial Statements, any OREO shall be written down to $800,000. The Closing Financial Statements shall be accompanied by a certificate of Tri-Valley's Chief Financial Officer, dated as of the Effective Time, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of Tri-Valley in all material respects.

        Section 5.18    Shareholder Litigation.     Tri-Valley shall promptly advise HCC orally and in writing of any shareholder litigation against Tri-Valley or its directors relating to this Agreement, the Merger or the other Contemplated Transactions to which Tri-Valley has knowledge and shall keep HCC fully informed regarding any such shareholder litigation, including providing all relevant documentation. Tri-Valley shall consult with HCC and give good faith consideration of its comments and advice and give HCC the opportunity to participate in the defense or settlement of any such litigation at HCC's expense. No settlement shall be agreed to without HCC's prior written consent.

        Section 5.19    Tri-Valley Auditor Cooperation.     Tri-Valley shall cooperate, and use its commercially reasonable efforts to cause its independent auditor to cooperate, at Tri-Valley's expense, with HCC and its independent auditor in order to enable HCC and HBC to prepare financial statements, including, without limitation, pro forma financial information, for Tri-Valley that may be required by HCC or HBC in connection with the filing of regulatory applications with Governmental Entities or otherwise required in connection with the Contemplated Transactions. Without limiting the generality of the foregoing, Tri-Valley agrees that it will (a) consent to the use or incorporation of such audited and/or reviewed financial statements in any registration statement, periodic report or other document that it is required to be delivered to shareholders of HCC or filed by HCC or HBC and (b) execute and deliver, and cause its officers to execute and deliver (including former officers of Tri-Valley after the Closing), such "representation" letters as are customarily delivered in connection with audits and as the independent auditors or Tri-Valley or HCC may respectively reasonably request under the circumstances.

        Section 5.20    Third Party Consents; Estoppel.     Tri-Valley shall use its reasonable best efforts to obtain and deliver to HCC prior to the Effective Time:

        (a)   The consents, approvals or waivers required to be obtained from any third-parties in connection with the Merger and the other Contemplated Transactions (in such form and content as is approved in writing by HCC) promptly after the date of this Agreement, including, without limitation, the waiver, approval or consents to assignment for all the Real Estate Leases and any Tri-Valley Material Contracts. Tri-Valley shall cooperate with HCC in minimizing the extent to which any Contracts will continue in effect following the Effective Time, in addition to complying with Section 5.01(a)(iii) and (b)(xxi); and

        (b)   Lessor estoppel certificates in a form reasonably satisfactory to HCC relative to the Leased Real Estate dated not earlier than twenty (20) days prior to the Closing Date.

        (c)   Any fees and charges or other consideration, however designated, that are payable in connection with any approval, consent or estoppel letter required by this Section 5.20 shall be promptly paid by, and shall be the sole responsibility of Tri-Valley.

        Section 5.21    Assignment of Insurance Policies.

        (a)   Prior to the Effective Time, Tri-Valley shall use its reasonable best efforts to obtain consents to the partial or complete assignments of any of its respective insurance policies if requested to do so by HCC, to the extent necessary to maintain the benefits to HCC and the Surviving Corporation of such policies as they apply to Tri-Valley. Tri-Valley shall also inform HCC no later than five (5) business days prior to the Closing Date of any material unfiled insurance claims to the knowledge of Tri-Valley, and for which it believes coverage exists.

        (b)   Prior to the Effective Time, Tri-Valley and HCC shall cooperate to determine the most appropriate methodology to obtain "tail" insurance coverage at such limits, mutually agreeable to the parties, for Errors and Omissions, Bankers and Blanket Bond coverage and any other insurance policies of Tri-Valley as mutually agreed.

        Section 5.22    Takeover Provisions.     No party shall take any action that would cause the Contemplated Transactions to be subject to requirements imposed by any Takeover Provisions, and each party shall, if any Takeover Provision becomes applicable to this Agreement and the Contemplated Transactions, take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from or if necessary challenge the validity or applicability of any applicable Takeover Provision as now or hereafter in effect.

        Section 5.23    Customer Notices and Communications.     On and after the later of the date of receipt of all Requisite Regulatory Approvals (disregarding any statutory waiting periods) and the date the Requisite Tri-Valley Vote has been obtained, Tri-Valley shall permit HBC to provide one or more written notices (which may be joint notices from Tri-Valley) to customers of Tri-Valley describing the proposed Merger, the effect on customers, planned transition procedures and similar information. Tri-Valley shall have the right to review and approve the substance any such communications, provided however, that Tri-Valley shall not unreasonably withhold, delay or condition its approval. HBC shall consult with Tri-Valley, and Tri-Valley upon request shall assist HBC, with respect to sending necessary or appropriate customer notifications and communications as prepared by HBC, to advise such customers of the impending transaction and of HBC's plans following the Effective Time.

        Section 5.24    Tax Matters.     HCC and Tri-Valley shall not take any action prior to Effective Time that could reasonably be expected to cause the Merger not to qualify as a reorganization under Section 368(a) of the Code. HCC and Tri-Valley shall use their respective reasonable commercial efforts to cause counsel to HCC and counsel to Tri-Valley to render opinions that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, provided, however, that such counsel shall have received representation letters executed and delivered by the appropriate executive officers of Tri-Valley and HCC acceptable to such counsel.

        Section 5.25    Resignation of Directors.     Tri-Valley shall obtain and deliver to HCC prior to the Closing Date (to be effective as of the Effective Time) the resignation of each director of Tri-Valley (in their capacities as directors, and not as employees).

        Section 5.26    Public Announcement.     The initial press release with respect to this Agreement and the Contemplated Transactions shall be a release mutually agreed to by Tri-Valley and HCC. Thereafter, each of Tri-Valley and HCC agree that no public release or announcement concerning the Contemplated Transactions shall be issued by any party without the prior written consent of the other party, except as required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

        Section 5.27    Further Assurances.     Each party covenants that it will use its reasonable efforts to consummate the Contemplated Transactions as soon as practicable. Each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable Law to consummate and make effective the Contemplated Transactions at the earliest practicable time.

        Section 5.28    Confidentiality.     All information disclosed by one party to any other party to this Agreement, whether prior or subsequent to the date of this Agreement including, without limitation, any information obtained pursuant to this Agreement or the negotiations relating to this Agreement, shall be kept confidential by such other party and shall not be used by such other party otherwise as herein contemplated. In the event that this Agreement is terminated, each party shall return all documents furnished hereunder, shall destroy all documents or portions thereof prepared by such other party that contain information furnished by another party pursuant hereto and, in any event, shall hold all information confidential unless or until such information is or becomes a matter of public knowledge. The Confidentiality Agreements shall remain in full force and effect following the Effective Time or termination of this Agreement.

ARTICLE VI
CONDITIONS

        Section 6.01    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

        (a)    Shareholder Approval.     The Requisite Tri-Valley Vote shall have been obtained.

        (b)    Regulatory Approvals.     All regulatory Governmental Authorizations that are necessary or advisable to consummate the Contemplated Transactions (including the Merger), shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated ("Requisite Regulatory Approvals"), and no such Governmental Authorizations shall contain or shall have resulted in, or would likely be expected to result in the imposition of, any Burdensome Condition.

        (c)    No Injunctions or Restraints; Illegality.     No Order issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger or the other Contemplated Transactions shall be in effect. No Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

        (d)    Registration Statement.     The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        (e)    NASDAQ.     The shares of HCC Common Stock to be issued in the Merger upon consummation of the Merger shall be approved for listing on the NASDAQ Global Select Market.

        Section 6.02    Conditions to Obligations of HCC and HBC.     The obligations of HCC and HBC to effect the Merger are also subject to the satisfaction or waiver by HCC and HBC on or prior to the Closing Date of the following conditions:

        (a)    Representations and Warranties.     The representations and warranties of Tri-Valley set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation and warranty by its terms speak specifically as of the date of this Agreement or another date than true and correct as of such date) provided, however, that no representation or warranty of Tri-Valley (other than the representations and warranties (i) set forth in Sections 3.01(d), 3.04(a) and (f), Sections 3.04(a), 3.06, 3.09, 3.10 and 3.15 which shall be true and correct in all material respects, and (ii) Sections 3.01(a)(i), (ii) and (d) and 3.02 (other than di minimis changes), 3.03(a), (b)(i) and (ii)(A), Sections 3.24 and 3.25, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Tri-Valley has had or would reasonably be expected to result in a Tri-Valley Material Adverse Effect; provided further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 6.02(a) any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects," "Material Adverse Effect" or similar terms or phrases) in any such representation or warranty shall be disregarded.

        (b)    Performance of Obligations of Tri-Valley.     Tri-Valley shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

        (c)    Tri-Valley Material Adverse Effect.     Since the date of this Agreement, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or would reasonably be expected to have a Tri-Valley Material Adverse Effect.

        (d)    Officers Certificate.     HCC shall have received a certificate, signed on behalf of Tri-Valley by its Chief Executive Officer and Chief Financial Officer, stating that the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) have been satisfied.

        (e)    Opinion of Tax Counsel.     HCC shall have received an opinion from Buchalter Nemer, A Professional Corporation, legal counsel to HCC, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, Buchalter, A Professional Corporation, may require and rely upon representations contained in letters from each of HCC and Tri-Valley. Tri-Valley shall have delivered to HCC a certificate acceptable to Buchalter, A Professional Corporation, dated as of the Closing Date, signed on behalf of HCC and Tri-Valley by their respective Chief Financial Officer and one other appropriate executive officer.

        (f)    Closing Date Financial Statements.     Tri-Valley shall have delivered to HCC the Closing Financial Statements in accordance with the terms and conditions of Section 5.17.

        (g)    Target Equity.     The tangible shareholders 'equity as of the date of the Closing Financial Statements shall equal or exceed the Target Equity.

        (h)    Nonperforming Assets.     As of date of the Closing Financial Statements, nonperforming assets, shall not exceed $1,500,000 as reflected on the Closing Financial Statements, as determined in accordance with GAAP and regulatory requirements and after taking into account the adjustment to OREO described in Section 5.17 of this Agreement.

        (i)    Total Deposits.     As of the date of the Closing Financial Statement, the balance of Tri-Valley's interest-bearing deposits shall be at least $102,884,000 and the balance of Tri-Valley's noninterest-bearing deposits shall be at least $23,746,000.

        (j)    Directors' Resignations.     HCC shall have received the written resignation of each director of Tri-Valley (in such director's capacity as a director) effective as of the Effective Time.

        (k)    Dissenting Shareholders.     Holders of not in excess of 10% of the outstanding shares of Tri-Valley Common Stock shall have duly exercised their dissenters' rights under Chapter 13 of the CGCL.

        (l)    Shareholder Agreements, and Non-Solicitation and Confidentiality Agreements, Stock Option Holder Agreements, Release Agreements.     Each of the directors of Tri-Valley and the Key Employees shall have executed and delivered to HCC their respective Shareholder Agreements, Non-Solicitation and Confidentiality Agreements and Stock Option Holder Agreements, as applicable, and such agreements shall be in full force and effect and no breach of any of their respective terms shall have occurred. Each Key Employee receiving a severance or a Change In Control Payment shall execute and deliver to HCC a release agreement in the form reasonably satisfactory to HCC and such agreement shall be in full force and effect and no breach of their terms shall have occurred.

        (m)    FIRPTA Certificate.     Tri-Valley shall have delivered to HCC a properly executed statement from Tri-Valley that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date in a form and substance.

        (n)    Nondisturbance Agreements.     HBC shall have received fully-executed nondisturbance agreements for all properties leased by Tri-Valley in form and substance acceptable to HBC (except where the failure to deliver any such nondisturbance agreements would not likely have a Material Adverse Effect on HBC following the Merger).

        (o)    Regulatory Actions.     Neither HCC nor HBC shall be, as a result of the Merger (as a successor or otherwise), subject to any memorandum of understanding, cease and desist order regulatory resolution or other agreement with any Governmental Entity ("Regulatory Actions"). In the event that Tri-Valley is subject to any Regulatory Action that is not terminated before or in connection with the Merger, the condition contemplated by this provision shall be deemed to have not been satisfied.

        (p)    Termination of IT Agreements.     HBC shall have received documentation acceptable to HBC evidencing that (i) the Information Technology Services Agreement effective October 31, 2014 by and between Tri-Valley and Fidelity Information Services, Inc., and (ii) the Master Agreement dated July 11, 2016, by and between D&H USA Corporation, shall be terminated.

        (q)    Estoppel Letters and Consents.     Tri-Valley Bank shall have delivered to HCC fully executed consents and estoppel letters as provided in Section 5.20.

        (r)    Closing Proceedings and Documents.     All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to HCC and to HCC's counsel, and they shall each have received all such counterpart originals and certified or other copies of such documents as they may reasonably request. Such documents shall include (but not be limited to) a copy of the resolutions of the Tri-Valley Boards and the shareholders of Tri-Valley evidencing the requisite approval of this Agreement, the Merger, and the other Contemplated Transactions and certified by the Secretary of Tri-Valley as true and correct copies thereof as of the Closing, which resolutions shall be in full effect.

        Section 6.03    Conditions to Obligation of Tri-Valley.     The obligation of Tri-Valley to effect the Merger is also subject to the satisfaction or waiver by Tri-Valley on or prior to the Closing Date of the following conditions:

        (a)    Representations and Warranties.     The representations and warranties of HCC and HBC set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation and warranty by its terms speak specifically as of a date of this Agreement or another date then true and correct as of such date) provided, however, that no representation or warranty of HCC or HBC (other than the representations and warranties set forth in (i) Sections 4.05 and 4.06 which shall be true and correct in all material respects, and (ii) Section 4.01(a), (b), 4.02 (other than di minimis changes), 4.03(a) and (b)(i) and (ii)(A), and 4.11, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of HCC or HBC has had or would reasonably be expected to result in a HCC Material Adverse Effect; provided further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 6.03(a) any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects," "Material Adverse Effect" or similar terms or phrases) in any such representation or warranty shall be disregarded.

        (b)    Performance of Obligations of HCC.     HCC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

        (c)    HCC Material Adverse Effect.     Since the date of this Agreement, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or would reasonably be expected to have an HCC Material Adverse Effect.

        (d)    Officer's Certificate.     Tri-Valley shall have received a certificate signed on behalf of HCC by its Chief Executive Officer and Chief Financial Officer stating that the conditions specified in Section 6.03(a), Section 6.03(b) and Section 6.03(c) have been satisfied.

        (e)    Opinion of Tax Counsel.     Tri-Valley shall have received an opinion from Sheppard Mullin Richter & Hampton LLP, legal counsel to Tri-Valley, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, Sheppard, Mullin, Richter & Hampton, LLP may require and rely upon representations contained in letters from each of HCC and Tri-Valley. Each of HCC and Tri-Valley shall have delivered to such counsel a certificate acceptable to Sheppard, Mullin, Richter & Hampton, LLP, dated the date as of the Closing Date, signed on behalf of HCC and Tri-Valley by its respective Chief Financial Officer and one other appropriate executive officer.

        (f)    Closing Proceedings and Documents.     All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Tri-Valley and to Tri-Valley's counsel, and they shall each have received all such counterpart originals and certified or other copies of such documents as they may reasonably request. Such documents shall include (but not be limited to) the following a copy of the resolutions of the Boards of Directors of HCC and HBC evidencing the requisite approval of this Agreement, the Merger, and the other Contemplated Transactions, certified by the Secretary of HCC as true and correct copies thereof as of the Closing.

ARTICLE VII
TERMINATION

        Section 7.01    Termination.     This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by Tri-Valley's shareholders):

          (a)   by mutual written consent of HCC and Tri-Valley;

          (b)   by HCC or Tri-Valley if the Merger shall not have been consummated by 11:59 p.m. Pacific Time on or before October 1, 2018 (the "End Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to a party whose failure to perform any obligation required to be performed by such party was the primary cause of, or resulted in the failure of the Merger to be consummated on or before the End Date;

          (c)   (i) by either HCC or Tri-Valley if any Governmental Entity which must grant a Requisite Regulatory Approval has denied such approval and such denial has become final and nonappealable, (ii) by either HCC or Tri-Valley if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable Order enjoining or otherwise prohibiting the consummation of the Contemplated Transactions, unless such denial or Order shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement, or (iii) by HCC if any Regulatory Approval includes, or will not be issued without, the imposition of a Burdensome Condition;

          (d)   by either HCC or Tri-Valley if the Tri-Valley Meeting (including any postponements or adjournments thereof) shall have been held and the Requisite Tri-Valley Vote shall have not been obtained; provided, however, that the party seeking to terminate this Agreement under this Section 7.01(d) shall have complied with its obligations under Section 5.06 (including by complying with an adjournment or postponement request under Section 5.06(c)); provided further, however, that the right to terminate this Agreement under this Section 7.01(d) will not be available to a party where the failure to obtain the approval of its shareholders has been caused by (i) its material breach of this Agreement, or (ii) in the case of Tri-Valley a breach of one or more of the Shareholder Agreements entered into by a director of Tri-Valley;

          (e)   by HCC if (i) the Tri-Valley Board effects a Change in Recommendation, (ii) Tri-Valley, or any Representative of Tri-Valley, shall have violated, breached, or taken any action inconsistent with any of the provisions set forth in Section 5.04 or Section 5.06;

          (f)    by HCC (if HCC is not otherwise in material breach of this Agreement) (i) if (A) Tri-Valley breaches any of its representations and warranties made on the date of this Agreement, or any such representations and warranties shall become untrue after the date of this Agreement, in each case such that the conditions set forth in Section 6.02(a) would not be satisfied, and (B) such inaccuracy, if capable by its nature or timing, of cure has not been cured by Tri-Valley within thirty (30) days after its receipt of written notice of such breach, or (ii) if Tri-Valley breaches any of its covenants contained in this Agreement such that the condition set forth in Section 6.02(b) would not be satisfied and such breach is curable by its nature or timing shall not have been cured within thirty (30) days following Tri-Valley's receipt of written notice from HCC of such breach;

          (g)   by Tri-Valley (if Tri-Valley is not otherwise in material breach of this Agreement) (i) if (A) HCC or HBC breaches any of its representations and warranties made on the date of this

  Agreement, or any such representations and warranties shall become untrue after the date of this Agreement, in each case such that the condition set forth in Section 6.03(a) would not be satisfied, and (B) such inaccuracy, if capable of cure by its nature or timing, has not been cured by HCC or HBC, as the case may be, within thirty (30) days after its receipt of written notice of such breach, or (ii) if HCC or HBC breaches any of its covenants contained in this Agreement such that the condition set forth in Section 6.03(b) would not be satisfied and such breach if curable by its nature or timing shall not have been cured within thirty (30) days following HCC's receipt of written notice from Tri-Valley of such breach; or

          (h)   by Tri-Valley, if prior to the receipt of the Requisite Tri-Valley Vote, Tri-Valley (i) has not breached Sections 5.04 and 5.06 and is not otherwise in material breach of this Agreement, (ii) receives an unsolicited bona fide written Superior Proposal from any person that is not withdrawn, (iii) pays HCC the Termination Fee in immediately available funds and (iv) simultaneously or substantially simultaneously with such termination Tri-Valley enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal.

        Any termination pursuant to this Section 7.01 (other than pursuant to Section 7.01(a)) shall be effected by written notice from the terminating party to the other party.

        Section 7.02    Effect of Termination.     In the event of the termination of this Agreement as provided in Section 7.01, this Agreement shall be of no further force or effect; provided, however, that (a) Section 5.03(b), this Section 7.02, Section 7.03, and Article VIII shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability for fraud, or any willful material inaccuracy in or willful material breach of any representation, or any willful material breach of any warranty, covenant, or other provision contained in this Agreement.

        Section 7.03    Expenses; Termination Fees.

          (a)   Except as set forth in this Section 7.03, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

          (b)   Tri-Valley agrees to pay HCC an amount equal to $1.5 million (the "Termination Fee") if this Agreement is terminated:

              (i)  by HCC pursuant to Section 7.01(e);

             (ii)  by Tri-Valley pursuant to Section 7.01(h); or

            (iii)  (A) by HCC or Tri-Valley pursuant to Section 7.01(b), (B) by HCC or Tri-Valley pursuant to Section 7.01(d) or (C) by HCC pursuant to Section 7.01(f) and, in any case of clause (A), (B) or (C) , (x) on or before the date of any such termination an Acquisition Proposal shall have been announced, disclosed, or otherwise made known to the Tri-Valley shareholders, the senior management of Tri-Valley or the Tri-Valley Board and not withdrawn, and (y) Tri-Valley enters into a definitive agreement with respect to such Acquisition Proposal, or such Acquisition Proposal is consummated or Tri-Valley enters into any letter of intent, agreement in principle, acquisition agreement or similar contract with respect to an Acquisition Proposal within twelve (12) months following termination of this Agreement. The term "Acquisition Proposal" for purposes of this Section 7.03(b)(iii) shall have the meaning set forth in Section 8.14, except that all references to 10% shall be deemed references to 50%.

        The parties acknowledge that the agreements contained in this Section 7.03 are an integral part of the Contemplated Transactions and that, without these agreements, the parties would not enter into this Agreement. The parties further acknowledge and agree that the remedies set forth in this Section 7.03(b) shall be the sole and exclusive remedies for any losses or damages incurred by HCC or

HBC arising from the termination of this Agreement pursuant to any Section giving rise to Tri-Valley's or HCC's obligation to pay such amount, except that payment of the fees described in this Section 7.03(b) shall not be in lieu of liability pursuant to Section 7.02(b).

          (c)   A Termination Fee required to be paid pursuant to Section 7.03(b)(i) shall be paid within two (2) business days after termination of this Agreement. A Termination Fee required to be paid pursuant to Section 7.03(b)(ii) shall be paid on or prior to the date of termination. Any Termination Fee payable pursuant to Section 7.03(b)(iii) shall be paid within two (2) business days after the event giving rise to such payment.

          (d)   If Tri-Valley fails to pay when due any amount payable under this Section 7.03, then Tri-Valley, shall reimburse the other for all reasonable, documented costs and expenses (including the reasonable fees of outside counsel) incurred in connection with the enforcement of its right to payment under this Section 7.03, along with (ii) interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to 3.0% over the "prime rate" (as published in The Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

        Section 8.01    Amendment.     This Agreement may be amended at any time prior to the Effective Time by the parties (by action taken or authorized by their respective boards of directors), whether before or after the Requisite Tri-Valley Vote is obtained; provided, however, that after the Requisite Tri-Valley Vote is obtained, no amendment shall be made to this Agreement that applicable Law requires further approval or authorization by the shareholders of Tri-Valley without such further approval or authorization. This Agreement may not be amended, except by a written instrument signed by or on behalf of each of the parties.

        Section 8.02    Remedies Cumulative; Waiver.

          (a)   The rights and remedies of the parties are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

          (b)   At any time prior to the Effective Time, HCC (with respect to Tri-Valley) and Tri-Valley (with respect to HCC), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or any document delivered pursuant to this Agreement, and (iii) waive compliance with any covenants, obligations, or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

        Section 8.03    No Survival.     The representations, warranties and covenants in this Agreement shall terminate at the Effective Time, provided, however, that those covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or part, after the Effective Time, shall survive the consummation of the Merger until fully performed.

        Section 8.04    Entire Agreement.     This Agreement, together with the Confidentiality Agreements, the Tri-Valley Disclosure Statement, the HCC Disclosure Statement, and the Annexes constitute the entire agreement among the parties and supersede all other prior or contemporaneous agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter this Agreement and thereof.

        Section 8.05    Execution of Agreement; Counterparts.

          (a)   The Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

          (b)   The exchange of signed copies of this Agreement or of any other document contemplated by this Agreement (including any amendment or any other change thereto) by any electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement or other document for all purposes. Signatures of the parties transmitted by any electronic means referenced in the preceding sentence shall be deemed to be original signatures for all purposes.

        Section 8.06    Governing Law.     This Agreement and the agreements, instruments, and documents contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of California, without regard to any applicable principles of conflicts of law that might require the application of the laws of any other jurisdiction.

        Section 8.07    Exclusive Jurisdiction; Venue.     In any action or proceeding between any of the parties arising out of or relating to this Agreement, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the State Court of the State of California or the United States District Court for the Northern District of California, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 8.07, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (e) agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 8.10 of this Agreement.

        Section 8.08    Assignments and Successors.     No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties. Any attempted assignment of this Agreement or of any such rights or delegation of obligations without such consent shall be void and of no effect. This Agreement will be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties and their respective successors and permitted assigns.

        Section 8.09    No Third-Party Rights.     Nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the parties) any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement other than the provisions of Section 5.12(a) (which are intended to be for the benefit of those persons covered thereby, but whose consent shall not be required to amend any provision of this Agreement).

        Section 8.10    Notices.     All notices and other communications hereunder shall be in writing and shall be delivered by hand, by facsimile, or by overnight courier service (except for notices specifically required to be delivered orally). Such communications shall be deemed given to a party (a) at the time and on the date of delivery, if delivered by hand or by facsimile (with, in the case of delivery by facsimile, confirmation of date and time of transmission by the transmitting equipment, and such delivery by facsimile subsequently confirmed with a copy delivered as provided in clause (b) on the next business day); and (b) at the end of the first business day following the date on which sent by overnight service by a nationally recognized courier service (costs prepaid).

        Such communication in each case shall be delivered to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or person as a party may designate by notice to the other parties):

Tri-Valley:	Tri-Valley Bank
3160 Crow Canyon Rd., Suite 160
San Ramon, CA 94583
	Attention:	Arnold T. Grisham
President and Chief Executive Officer
	Fax no.:	(925) 837-7412
with a copy to (which shall not constitute notice hereunder):
Sheppard Mullin Richter & Hampton LLP
Four Embarcadero Center, 17th Floor
San Francisco, CA 94111
	Attention:	David J. Gershon
	Fax no.:	(415) 434-3947
HCC and HBC:	Heritage Commerce Corp
150 Almaden Blvd.
San Jose, CA
	Attention:	Walter T. Kaczmarek
Chief Executive Officer
	Fax no.:	(408) 792-4004
with a copy to (which shall not constitute notice hereunder):
Buchalter, a professional corporation
1000 Wilshire Boulevard
Suite 1500
Los Angeles, California 90017-2457
	Attention:	Mark A. Bonenfant, Esq.
	Fax no.:	(213) 896-0400

        Section 8.11    Construction; Usage.

        (a)   In this Agreement, unless a clear contrary intention appears:

            (i)  the singular number includes the plural number and vice versa;

           (ii)  reference to any person includes such person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually;

          (iii)  reference to any gender includes each other gender;

          (iv)  reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

           (v)  reference to any Law means such Law as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision;

          (vi)  "hereunder," "hereto," "herein," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision;

         (vii)  "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

        (viii)  all exhibits or schedules annexed hereto or referred to herein are hereby incorporated herein and made a part of this Agreement as if set forth in full herein;

          (ix)  "or" is used in the inclusive sense of "and/or;"

           (x)  with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding;"

          (xi)  references to documents, instruments, or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto (but only to the extent, in the case of documents, instruments, or agreements that are the subject of representations and warranties set forth herein, copies of all addenda, exhibits, schedules, or amendments have been provided on or prior to the date of this Agreement to the party to whom such representations and warranties are being made);

         (xii)  any reference to the consent of a party means a consent not unreasonably withheld or delayed unless otherwise specified.

        (b)   This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation this Agreement.

        (c)   The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

        Section 8.12    Enforcement of Agreement.     The parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including failing to take such actions as are required of them hereunder to consummate this Agreement). Accordingly, in addition to any other remedies a party may have, each of the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any California Court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

        Section 8.13    Severability.     If any provision of this Agreement is held invalid, illegal, or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any party.

        Section 8.14    Definitions.     For purposes of this Agreement, the following terms will have the following meanings:

        "Acceptable Confidentiality Agreement" means an agreement that is either (a) in effect as of the execution and delivery of this Agreement, or (b) executed, delivered and effective after the execution of this Agreement, in either case containing provisions that require any counterparty(ies) thereto (and any of its (their) Representatives named therein) that receive material non-public information of or with respect to Tri-Valley to keep such information confidential; provided, however, that in the case of clause (b) that such agreement shall (i) not prohibit Tri-Valley from providing information to HCC or require Tri-Valley to negotiate on an exclusive basis with such counterparty(ies) thereto (and any of its (their) Representatives named therein) and (ii) contains such terms and conditions that are at least as protective of Tri-Valley's confidential information as those contained in the Confidentiality Agreement.

        "Acquisition Proposal" means any proposal, offer, indication of interest or inquiry from any person or group for, whether in one transaction or a series of related transactions, or relating to any (a) merger, consolidation, share exchange or business combination involving more than 10% of the total voting power of any class of the capital stock of Tri-Valley, (b) sale, lease, exchange, mortgage, transfer or other disposition, directly or indirectly, by merger, consolidation, combination, reorganization, share exchange or any similar transaction, of any assets of Tri-Valley representing 10% or more of the consolidated assets of Tri-Valley, measured either by book value or fair market value, (c) issuance, sale or other disposition by Tri-Valley of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the votes associated with the outstanding voting of any class of equity securities of Tri-Valley, (d) tender offer or exchange offer in which any person or "group" (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 10% or more of the outstanding Tri-Valley Common Stock or any class of equity securities of Tri-Valley, (e) recapitalization, liquidation, dissolution or other similar type of transaction with respect to Tri-Valley which would result in any person or group acquiring 10% or more of the fair market value of the assets of Tri-Valley taken as a whole, or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include the Merger or any of the other Contemplated Transactions. For the avoidance of doubt, if any material change is made to any Acquisition Proposal, such altered Acquisition Proposal shall be considered a separate and distinct Acquisition Proposal.

        "Affiliate" means, with respect to any person, any other person that directly or indirectly controls, is controlled by or is under common control with such first person. For the purposes of this definition, "control" (including, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities by Contract or otherwise. Neither Tri-Valley nor any of its Affiliates shall be deemed an Affiliate of HCC, HBC or any of their respective Subsidiaries for purposes of this Agreement prior to the Effective Time and neither HCC, HBC nor any of their respective Affiliates shall be deemed an Affiliate of Tri-Valley for purposes of this Agreement prior to the Effective Time.

        "business day" means any day, other than Saturday, Sunday or any day on which banking institutions located in San Jose, California are authorized or required by applicable Law or other governmental action to close.

        "Change In Control Payments" means pursuant to a Contract any amount paid, payable or reasonably expected to become payable by Tri-Valley as of the Effective Date resulting from a change of control as defined in such Contract pursuant to the terms of any Contract existing prior to or concurrently with the execution of this Agreement.

        "Charter Documents" means certificate or articles of incorporation (including certificates of designation), by-laws, and other organizational documents, as amended, and as currently in effect.

        "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

        "Confidentiality Agreements" means the confidentiality agreement entered into by the and between Tri-Valley Bank and HCC dated August 24, 2017, and the confidentiality agreement entered into by HCC and Tri-Valley Bank dated October 27, 2017.

        "Contract" means any legally binding and enforceable written or oral agreement, contract, understanding, instrument, arrangement, commitment or undertaking of any nature.

        "DTA Shortfall" means a reduction in the computation of Tri-Valley's deferred tax assets associated with federal and state net operating and capital loss carryforwards solely due to changes in the Code, Treasury Regulations or California state tax laws.

        "Effect" means any effect, event, fact, development, condition, change, occurrence or circumstance.

        "Environmental Laws" means any applicable Law, and any Order or binding agreement with any Governmental Entity as in effect on or prior to the date of this Agreement relating to (a) the protection, preservation or restoration of the environment (including air, noise, odor, wetlands, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, threatened release or disposal of Hazardous Substances, and (c) the contamination or any injury to persons or property from exposure to any Hazardous Substances. The term Environmental Law includes (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq, the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq, the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq, the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq, the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq, the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq, the Occupational Safety and Health Act, as amended, 29 USC 651 et seq and all comparable state and local laws, and (ii) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance as in effect on or prior to the date of this Agreement.

        "Equity Investment" means (a) an Equity Security, (b) an ownership interest in any company or other entity or a membership interest that includes a voting right in any company or other entity, and (c) any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

        "Equity Security" means any capital stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible or exercisable into such a security; any security or Contract including any option, warrant or right to acquire a Tri-Valley security or to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "GAAP" means United States generally accepted accounting principles applied period to period applicable to banks or banking holding companies for the period in question.

        "Governmental Authorization" means any (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to applicable Law (including any filing, application or registration required to obtain or maintain any of the foregoing), or (b) right under any Contract with any Governmental Entity.

        "Governmental Entity" means any (a) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, board, commission, instrumentality, official, organization, unit or body and any court or other tribunal) or (d) any Regulatory Agency.

        "Hazardous Substance" means any (a) substance, chemical, waste, product, pollutants, contaminants, derivative, compound, material, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import, (b) petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls, and (c) any other materials regulated under Environmental Laws.

        "HCC Average Closing Price" means the aggregate volume weighted average per share price of the closing prices of HCC Common Stock on the NASDAQ Global Select Market for the twenty (20) consecutive trading days ending on the fifth (5th) business day immediately before the Closing Date (rounded to two decimal places) whether or not trades occurred on those days (subject to adjustment as provided below, provided, however, that if no trades of HCC Common Stock occur on a given trading day than the closing price on the next preceding day when a trade shall have occurred shall be deemed to be the closing price on such day for the purposes this Agreement). In the event HCC pays, declares or otherwise effects a stock split, reverse stock split, reclassification or stock dividend or stock distribution with respect to HCC Common Stock between the date of this Agreement and the Closing Date, appropriate adjustments will be made to the HCC Average Closing Price.

        "HCC Disclosure Schedule" means the confidential disclosure schedule delivered by HCC to Tri-Valley concurrently with the execution of this Agreement, which disclosure schedule is arranged in paragraphs corresponding to the numbered and lettered sections contained in Article IV of this Agreement to which it relates (unless and to the extent relevance to other representations and warranties is readily apparent from the actual text of the disclosure), and each of which disclosures shall also be deemed to be representations and warranties made by HCC to Tri-Valley under Article IV.

        "HCC Equity Plans" means the Amended and Restated 2004 Equity Plan and the 2013 Equity Incentive Plan.

        "HCC Material Adverse Effect" means any Effect that, individually or in the aggregate, (a) is, or is reasonably expected to be, materially adverse to the business, condition, capitalization, assets, liabilities, operations, or financial performance, of HCC and its Subsidiaries, taken as a whole, or (b) prevents or materially delays, or is reasonably likely to prevent or materially delay the ability of the HCC and its Subsidiaries to perform their respective obligations under this Agreement or to consummate the Merger or the other Contemplated Transactions on a timely basis; provided, however, that a HCC Material Adverse Effect shall not be deemed to include an Effect arising out of relating to or resulting from, (i) changes generally affecting the economy, financial or securities markets, (ii) the announcement of the Merger and the other Contemplated Transactions, (iii) any outbreak or escalation of war or hostilities or any act of terrorism, (iv) changes in the trading price or trading volume of the HCC Common Stock in and of itself, but not including the underlying causes thereof, or (v) general conditions in the financial industry, including changes in laws, regulations rules, GAAP or regulatory accounting requirements; provided further, however, that any Effect referred to in clauses (i), (iii) or (v) immediately above shall be taken into account in determining whether a HCC Material Adverse

Effect has occurred or is reasonably be expected to occur to the extent that Effect has a disproportionate effect on the HCC and its Subsidiaries, taken as a whole, compared to other participants in the financial industries in which the HCC and its Subsidiaries conduct their businesses.

        "Intellectual Property" means collectively, all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, whether owned, used, or held for use under license, whether registered or unregistered, including such rights in and to (a) trademarks, and the goodwill associated therewith, (b) patents and inventions, invention disclosures, discoveries, and improvements, whether or not patentable (c) trade secrets, and confidential information and rights to limit the use or disclosure thereof by any person, (d) all works of authorship (whether copyrightable or not), copyrights, and databases (or other collections of information, data works, or other materials), (e) software, including data files, source code, object code, firmware, mask works, application programming interfaces, computerized databases, and other software-related specifications and documentation, (f) designs and industrial designs, (g) Internet domain names, and (h) rights of publicity and other rights to use the names and likeness of individuals, and (i) claims, causes of action, and defenses relating to the past, present, and future enforcement of any of the foregoing; in each case of (a) to (h) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction.

        "IRS" means the United States Internal Revenue Service.

        "IT Systems" means, with respect to any person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other related or similar information technology equipment, and all associated documentation owned by such person or such person's Subsidiaries.

        "Key Employee(s)" means Marshall H. Griffen, Arnold T. Grisham and Glen Lezama.

        "knowledge" means facts and other information which as of the date of this Agreement the president, chief executive officer, the chief financial officer, the chief operating officer or the chief credit officer of a party knows as a result of the performance of his or her duties, or that any such officer of a bank or bank holding company reasonably should know in the normal course of his or her duties, and includes such diligent inquiry as is reasonable under the circumstances.

        "Law" or "Laws" means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, publicly available written regulatory guidelines and policies, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

        "Leased Real Estate" means all real property that Tri-Valley leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Real Property Lease.

        "Legal Action" means any complaint, action, suit, litigation, grievance, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), hearing, inquiry, audit, examination, or investigation commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator or arbitration panel.

        "liability" (or "liabilities") means any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

        "License Agreement" means any Contract, whether written or oral, and any amendments thereto (including license agreements, sub-license agreements, consulting agreements, research agreements, development agreements, distribution agreements, consent to use agreements, customer or client contracts, coexistence, nonassertion or settlement agreements), pursuant to which any interest in, or any right to use or exploit, any Intellectual Property has been granted.

        "Lien" means any lien, pledge, hypothecation, charge, mortgage, security interest, lien, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest, or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, and any restriction on the possession, exercise, or transfer of any other attribute of ownership of any asset).

        "Loan" means any loan, loan agreement, note, extension of credit, advance, borrowing arrangement including leases, letter of credit, credit enhancements, commitments, and guarantees, and any modification, renewal or extension thereof.

        "Loan Property" means any property in which Tri-Valley presently holds a direct or indirect security interest securing a Loan or other extension of credit made by them.

        "Order" means any order, decision, writ, assessment, citation, injunction ruling, decree, cease-and-desist, order, regulatory directive, judgment, consent, agreement, mandatory board resolution, memorandum of understanding, regulatory agreement, extraordinary supervising letter or similar arrangement with or similar submission to, or from any Governmental Entity, whether temporary, preliminary or permanent.

        "ordinary course of business" means any action taken by Tri-Valley that is consistent in nature, scope and magnitude with the past practices of Tri-Valley and is taken in the ordinary course of the normal, day-to-day operations, policies and methodologies of Tri-Valley.

        "Permitted Liens" with respect to any person, shall mean (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable, and (c) easements, rights of way, imperfections or irregularities of title and other similar encumbrances that do not adversely affect the value or affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties as bank facilities.

        "person" means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).

        "Professional Expenses" means the fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for services rendered in connection with or in contemplation of this Agreement and the Contemplated Transactions.

        "Real Property Lease" means all leases, subleases and other agreements under which Tri-Valley leases, uses or occupies, or has the right to use or occupy, any real property.

        "Representatives" means officers, directors, employees, managers, agents, attorneys, accountants, advisors, and representatives.

        "Subsidiary" (or "Subsidiaries") means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

        "Superior Proposal" means bona fide, unsolicited written Acquisition Proposal that (a) is obtained not in breach of this Agreement, on terms that the Tri-Valley Board determines in its good faith judgment (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation and after taking into account all the terms and conditions of the Acquisition Proposal and this Agreement (including any then-existing proposal by HCC to adjust the terms and conditions of this Agreement)), including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the person making such proposal to obtain required financing for such Acquisition Proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal, including the identity of the person making such proposal, and this Agreement are more favorable from a financial point of view to its shareholders than the Merger, (b) is reasonably likely to receive all necessary regulatory approvals and be consummated, and (c) does not contain any condition to closing or similar contingency related to the ability of the person making such proposal to obtain financing unless any financing required to consummate the transaction contemplated by such offer is committed or is reasonably capable of being obtained by such person. For purposes of this definition, the term "Acquisition Proposal" shall have the meaning set forth in the above definition of Acquisition Proposal, except that all references to 10% shall be deemed references to 100%.

        "Target Equity" means $21,000,000 excluding (a) any unrealized gains or unrealized losses in the Tri-Valley securities portfolio due to mark to market adjustments, (b) any preclosing adjustments pursuant to Section 5.15 and Section 5.17 (unless such adjustments are required to be consistent with applicable Law, regulatory accounting principles or GAAP), the amounts indicated on Schedule 3.04(f) if and to the extent paid or accrued, (d) Transaction Expenses paid or accrued on the Closing Financial Statements not to exceed $1,985,000 and (e) a DTA Shortfall.

        "Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, use, value added withholding, payroll, employment, unemployment, social security (or similar) estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not.

        "Tax Returns" means any return, declaration, report, form claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes, including any elections, declarations, disclosures, schedules, estimates and information returns, and including any amendment thereof.

        "Trade Secrets" means all secrets and other confidential information, ideas, knowledge, concepts know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, customers, lists of customers and prospective customers, broker lists, potential brokers, rate sheets, market studies, marketing plans, business plans, concepts, strategies or products, computer software and data base technologies, systems, structures as well as all documents, reports, drawings, designs, plans, and proposals otherwise pertaining to same), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection Law.

        "Transaction Expenses" means the following expenses, costs and fees paid or to be paid in connection with consummation of the Contemplated Transactions described herein (a) any contract termination fees payable to vendors as to which Tri-Valley has provided its agreement to terminate as of the Effective Time or such other time as may be appropriate including the costs and expenses of terminating data processing licenses and contracts indicated in Section 3.30 of the Tri-Valley Disclosure Schedule, (b) Change in Control Payments, (c) Tri-Valley legal, advisory and other professional fees and professional expenses rendered solely in connection with the Contemplated Transactions, (d) Tri-Valley's accounting and valuation fees and expenses rendered solely in connection with the Contemplated Transactions, (e) D&O Insurance premiums and costs, and (f) Tri-Valley's costs of printing and mailing the Proxy Statement/Prospectus and soliciting the Tri-Valley Requisite Vote.

        "Treasury Department" means the United States Department of Treasury.

        "Treasury Regulations" means all temporary and final regulations promulgated under the Code by the U.S. Department of the Treasury.

        "Tri-Valley Disclosure Schedule" means the confidential disclosure schedule delivered by Tri-Valley to HCC concurrently with the execution of this Agreement, which disclosure schedule is arranged in paragraphs corresponding to the numbered and lettered sections contained in Article III of this Agreement to which it relates (unless and to the extent relevance to other representations and warranties is readily apparent from the actual text of the disclosure), and each of which disclosures shall also be deemed to be representations and warranties made by Tri-Valley to HCC and HBC under Article III.

        "Tri-Valley Equity Plan(s)" means the Tri-Valley Bank Amended and Restated 2005 Equity Incentive Plan.

        "Tri-Valley ERISA Affiliate" means, with respect to any person, any other person that, together with such first person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

        "Tri-Valley IP" means all Intellectual Property owned, used, held for use, or exploited by Tri-Valley, including all Tri-Valley Owned IP and Tri-Valley Licensed IP.

        "Tri-Valley Licensed IP" means the Intellectual Property owned by a third party that Tri-Valley has a right to use or exploit by virtue of a License Agreement.

        "Tri-Valley Material Adverse Effect" means an Effect that, individually or in the aggregate, (a) is, or is reasonably expected to be, materially adverse to the business, condition, capitalization, assets, liabilities, operations, or financial performance, of Tri-Valley, taken as a whole, or (b) prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of Tri-Valley to perform its obligations under this Agreement or to consummate the Merger or the other Contemplated Transactions on a timely basis; provided, however, that a Tri-Valley Material Adverse Effect shall not be deemed to include an Effect arising out of relating to or resulting from, (i) changes generally affecting the economy, financial or securities markets, (ii) the announcement of the Merger and the other Contemplated Transactions, (iii) any outbreak or escalation of war or hostilities or any act of terrorism, (iv) changes in the trading price or trading volume of the Tri-Valley Common Stock in and of itself, but not including the underlying changes thereof, (v) general conditions in the financial industry, including changes in laws, regulations rules, GAAP or regulatory accounting requirements or (vi) any changes made or actions taken or not taken by Tri-Valley at the request or with the consent of HCC; provided further, however, that any Effect referred to in clauses (i), (iii) or (v) immediately above shall be taken into account in determining whether a Tri-Valley Material Adverse Effect has occurred or is reasonably expected to occur to the extent that such Effect has a disproportionate effect on Tri-Valley, taken as a whole, compared to other participants in the financial industry in which Tri-Valley conducts its business.

        "Tri-Valley Owned IP" means the Intellectual Property that is owned by Tri-Valley.

        "WARN Act" means the Worker Adjustment Retraining and Notification Act of 1989, as amended, 29 U.S.C. §§ 2101-2109.

        "Warrant" means the warrant issued by Tri-Valley with an original issuance date of April 23, 2015 for 2,020,202 shares of Tri-Valley Common Stock with an exercise price of $0.33 per share.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger and Reorganization to be executed as of the date first written above by their respective officers thereunto duly authorized.

TRI-VALLEY BANK
By:	/s/ ARNOLD T. GRISHAM Arnold T. Grisham President and Chief Executive Officer
HERITAGE COMMERCE CORP
By:	/s/ WALTER T. KACZMAREK Walter T. Kaczmarek President and Chief Executive Officer
HERITAGE BANK OF COMMERCE
By:	/s/ WALTER T. KACZMAREK Walter T. Kaczmarek Chief Executive Officer

S-1

ANNEX A

FORM OF SHAREHOLDER AGREEMENT

        This SHAREHOLDER AGREEMENT ("Agreement") is made and entered into as of December 20, 2017 by and among Heritage Commerce Corp, a California corporation ("HCC"), Tri-Valley Bank, a California banking corporation ("TVB"), and the undersigned shareholder of TVB ("Shareholder").

Recitals

        A.    HCC, Heritage Bank of Commerce, a California banking corporation ("HBC"), and TVB are entering into an Agreement and Plan of Merger and Reorganization (and as it may be amended, the "Merger Agreement"), dated as of the date of this Agreement, pursuant to which TVB will merge with and into HBC (the "Merger") on the terms and conditions set forth therein and, in connection therewith, each share of TVB common stock ("TVB Common Stock") will be converted into the right to receive the consideration set forth in the Merger Agreement. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

        B.    As a condition to its willingness to enter into the Merger Agreement, HCC has required that each executive officer and director of the TVB, solely in his or her capacity as a shareholder and beneficial owner or record holder of TVB Common Stock, enter into, and Shareholder has agreed to enter into, this Agreement.

        NOW, THEREFORE, in consideration of the foregoing, for good and valuable consideration, the parties hereby agree as follows:

        1.    Representations and Warranties of Shareholder.     Shareholder hereby represents and warrants to HCC as follows:

          (a)    Authority; No Violation.     Shareholder has all necessary power and authority to enter into and perform all of Shareholder's obligations hereunder. The execution, delivery and performance of this Agreement by Shareholder will not violate any other agreement to which Shareholder is a party, including any voting agreement, shareholders' agreement, trust agreement or voting trust, any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject. This Agreement has been duly and validly executed and delivered by Shareholder (and Shareholder's spouse, if the Shares (as defined below) constitute community property) and constitutes a valid and binding agreement of Shareholder and such spouse, enforceable against Shareholder and Shareholder's spouse in accordance with its terms.

          (b)    Ownership of Shares.     Shareholder is the beneficial owner or record holder of the number of shares of TVB Common Stock indicated under Shareholder's name on the signature page hereto (the "Existing Shares", and together with any shares of TVB Common Stock acquired by Shareholder after the date of this Agreement, the "Shares") and, as of the date of this Agreement, the Existing Shares constitute all the shares of TVB Common Stock owned of record or beneficially by Shareholder. With respect to the Existing Shares, subject to applicable community property laws, Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 of this Agreement, sole power of disposition, sole power to demand appraisal rights and sole power to engage in actions set forth in Section 2 of this Agreement, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Agreement. For purposes of this Agreement, the term "beneficial ownership" shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

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          (c)    Consents and Approvals.     Shareholder has taken all actions necessary to approve the actions contemplated by this Agreement. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity.

          (d)    Absence of Litigation.     There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affectings Shareholder or any of his or her Affiliates before or by any Governmental Entity that could reasonably be expected to materially impair the ability of Shareholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

        2.    Voting Agreement; Agreement Not to Transfer[; Non-Exercise of Warrant](1).

          (a)   Shareholder agrees that at any meeting of the shareholders of TVB which relates to or may impact, either directly or indirectly, the Merger or the Merger Agreement, or in connection with any written consent of the shareholders of TVB, Shareholder will (i) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum; and (ii) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering all the Shares that are owned of record or beneficially by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting: (A) in favor of adoption and approval of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement; (B) against any action or agreement that could be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of TVB or Shareholder under this Agreement or the Merger Agreement, and (C) except with the prior written consent of HCC, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (1) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving TVB; (2) any sale, lease or transfer of a material amount of the assets of TVB; (3) any change in the majority of the board of TVB; (4) any material change in the present capitalization of TVB; (5) any amendment of TVB's Charter Documents; (6) any other material change in TVB's corporate structure or business; or (7) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger. Shareholder shall not enter into any agreement or understanding with any Person prior to the date of termination of this Agreement in accordance with Section 8 to vote or give instructions after the date of termination of this Agreement in accordance with Section 8 in any manner inconsistent with clauses (i) or (ii) of the preceding sentence.

          (b)   Until the earlier of the termination of this Agreement or the Effective Time, Shareholder will not, directly or indirectly (i) sell, transfer, exchange, pledge, assign, hypothecate, encumber, tender or otherwise dispose of (collectively, a "Transfer"), or enforce or permit execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with TVB or any other Person or enter into any contract, option or other agreement, arrangement or understanding with respect to the Transfer of, directly or indirectly, any of the Shares or any securities convertible into or exercisable for Shares, any other capital stock of TVB or any interest in any of the foregoing with any Person, (ii) enter into swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Shares, (iii) take any action that would make any of Shareholder's representations or warranties contained in this Agreement untrue or incorrect in any material respect or have the effect of preventing or disabling Shareholder from performing Shareholder's

(1)
To be included in Shareholder Agreement signed by Stephen S. Taylor.

A-A-2

  obligations under this Agreement, or (iv) deposit any Shares in a voting trust or grant any proxy (other than to the proxyholder(s) named in the Proxy Statement/Prospectus mailed to shareholders of TVB in connection with the Tri-Valley Meeting) or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares; provided, however, that this Agreement shall not prohibit Shareholder from transferring and delivering Shares to TVB to effect the exercise of an option to purchase TVB Common Stock.

          (c)   [Prior to the termination of this Agreement, Shareholder will not exercise, or cause to be exercised, that certain Warrant for the Purchase of Shares of Common Stock (the "Warrant"), certificate number W-1, with an original issue date of April 23, 2015, representing the right to acquire 2,020,202 shares of TVB Common Stock, at a price of $0.33 per share. At the Effective Time, in consideration for the cancellation of the Warrant, Shareholder will be entitled to receive a cash payment in an amount, without interest, equal to the product of (i) the total number of shares of TVB Common Stock subject to the Warrant times (ii) the excess, if any, of $0.77 over the exercise price per share, subject to any such amounts as required under the Code. Payment shall be made pursuant to Section 2.05(h) of the Merger Agreement.](2)

        3.    Cooperation.     Shareholder agrees that he or she will not directly or indirectly (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which may constitute, or could reasonably be expected to lead to, an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any Person (other than HCC) to any information or data with respect to TVB or otherwise relating to an Acquisition Proposal.

        4.    No Solicitation.     Shareholder hereby agrees that during the term of this Agreement he or she shall not, and shall not permit any Representative retained by him or her to, directly or indirectly, (a) take any of the actions specified in clauses (i)-(iv) of Section 5.04(a) of the Merger Agreement as if he or she were TVB, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to TVB, or (c) participate in, directly or indirectly, a "solicitation" of "proxies" (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of TVB Common Stock in connection with any vote or other action on any matter of a type described in Section 2(a) of this Agreement, other than to recommend that shareholders of TVB vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than HCC with respect to any possible Acquisition Proposal and will take all necessary steps to inform any Representative retained by him or her of the obligations undertaken by Shareholder pursuant to this Section 4.

        5.    Notice of Acquisitions; Proposals Regarding Prohibited Transactions.     Shareholder hereby agrees to notify HCC promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of TVB Common Stock or other securities of TVB of which Shareholder acquires beneficial or record ownership on or after the date of this Agreement. Shareholder will comply with the provisions of Section 5.04(c) of the Merger Agreement as if he or she were TVB.

        6.    Shareholder Capacity.     Shareholder is entering this Agreement in his or her capacity as the record or beneficial owner of Shareholder's Shares, and not in his or her capacity as an executive officer or director of TVB or as a trustee of any TVB benefit plan, as applicable. Nothing in this Agreement shall be deemed in any manner to limit the discretion of Shareholder to take any action, or fail to take any action, in his or her capacity as an executive officer or director of TVB or as a trustee

(2)
To be included in Shareholder Agreement signed by Stephen S. Taylor.

A-A-3

of any TVB benefit plan, as applicable, that may be required of Shareholder in the exercise of his or her fiduciary duties and responsibilities as a director of TVB or as a trustee of any TVB benefit plan.

        7.    Stop Transfer Order.     In furtherance of this Agreement, Shareholder hereby authorizes and instructs TVB to enter a stop transfer order with respect to all of Shareholder's Shares for the period from the date of this Agreement through the date this Agreement is terminated in accordance with Section 8. TVB agrees that it shall comply with such stop transfer instructions.

        8.    Term of Agreement; Termination.     The term of this Agreement shall commence on the date hereof and terminate at the Effective Time. If the Merger is not consummated and the Merger Agreement is terminated in accordance with its terms (other than as a result of a breach of this Agreement), this Agreement shall be null and void.

        9.    Specific Performance.     Shareholder acknowledges that it is a condition to the willingness of HCC to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to HCC if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, HCC will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief by a court of competent jurisdiction on the basis that HCC has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with TVB's seeking or obtaining such equitable relief. Such injunctive and other equitable remedies are cumulative and shall be HCC's sole remedy under this Agreement, unless HCC shall have sought and been denied by a court of competent jurisdiction injunctive or other equitable remedies and such denial is other than by reason of violation of this Agreement by HCC.

        10.    Confidentiality.     Shareholder agrees (a) to hold any and all information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and (b) not to divulge any information regarding this Agreement, the Merger or the Merger Agreement to any third party, until such time as the Merger has been publicly announced by HCC and TVB, at which time Shareholder may only divulge such information as has been publicly disclosed by HCC and TVB.

        11.    Miscellaneous.

          (a)    Entire Agreement.     This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

          (b)    Attorney's Fees.     If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to attorneys' fees, costs and disbursements, in addition to any other relief to which the prevailing party is entitled.

          (c)    Severability.     If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provision of this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

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          (d)    Notices.     All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) four (4) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with an internationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below, or to such facsimile number or address as subsequently modified by written notice given in accordance with this Section 11(d).

If to HCC:
Heritage Commerce Corp 150 Almaden Boulevard San Jose, California 95133
Attn.:	Walter T. Kaczmarek Chief Executive Officer
Fax Number:	(408) 792-4004
with a copy to (which shall not constitute notice hereunder):
Buchalter A Professional Corporation 1000 Wilshire Boulevard, Suite 1500 Los Angeles, California 90017-2457
Attn.:	Mark A. Bonenfant, Esq.
Fax Number:	(213) 630-5664
If to TVB:
Tri-Valley Bank 3160 Crow Canyon Road San Ramon, CA 94583
Attention:	Arnold T. Grisham Chairman and President
Fax Number:
with a copy to (which shall not constitute notice hereunder):
Sheppard Mullin Richter & Hampton LLP Four Embarcadero Center, 17th Floor San Francisco, CA 94111
Attention:	David Gershon, Esq.
Fax Number:	(415) 403-6091
If to Shareholder, to the address noted on the signature page hereto.

          (e)    Binding Effect; Assignment.     This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Shareholder and TVB shall each not be entitled to assign his, her or its obligations hereunder without the prior written consent of HCC, and any purported assignment without such consent shall be null and void. HCC may assign its rights under this Agreement to any Person or its Affiliates.

A-A-5

          (f)    Governing Law.     This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of California, without regard to the conflict of laws rules thereof. The state or federal courts located within the state of California shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party's property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11(d), or in other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

          (g)    Independent Review and Advice.     Shareholder represents and warrants that he or she has carefully read this Agreement; that Shareholder executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Shareholder has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters. Shareholder expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

          (h)    Headings.     The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          (i)    Execution and Counterparts.     Signatures sent by facsimile or electronically shall have the same force an effect as manual signed originals. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

          (j)    Certain Events.     Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares owned by Shareholder and shall be binding upon any Person to which legal ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, Shareholder's heirs, executors, guardians, administrators, trustees or successors. Notwithstanding any Transfer of such Shares by Shareholder, Shareholder or, as applicable, Shareholder's heirs, executors, guardians, administrators, trustees or successors, shall remain liable for the performance of all obligations under this Agreement.

[Signature page follows]

A-A-6

        IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Agreement as of the date first above written.

HERITAGE COMMERCE CORP
By:	Walter T. Kaczmarek Chief Executive Officer and President
TRI-VALLEY BANK
By:	Arnold T. Grisham Chairman and President

SHAREHOLDER:

Name:
Number of Shares:
Address for Notices:
Fax Number:

[Signature Page to Shareholder Agreement]

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ANNEX B

FORM OF NON-SOLICITATION, NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

        This NON-SOLICITATION, NON-COMPETITION AND CONFIDENTIALITY AGREEMENT (this "Agreement"), dated as of December 20, 2017, is made by and among Heritage Commerce Corp, a California corporation ("HCC"), Heritage Bank of Commerce, a California state-chartered bank and wholly-owned subsidiary of HCC ("HBC"), and the undersigned director ("Representative") of Tri-Valley Bank, a California banking corporation ("TVB"). The Agreement shall become effective at the Effective Time as defined in the Merger Agreement (described below).

Recitals

        A.    HCC, HBC and TVB are entering into an Agreement and Plan of Merger and Reorganization (and as it may be amended, the "Merger Agreement"), dated the date of this Agreement, pursuant to which TVB shall merge with and into HBC (the "Merger") on the terms and conditions set forth therein and, in connection therewith, each share of TVB common stock ("TVB Common Stock") will be converted into the right to receive the consideration set forth in the Merger Agreement. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

        B.    Representative owns shares of TVB Common Stock and/or options to purchase TVB Common Stock, and, as a result Representative has a material economic interest in the consummation of the Merger.

        C.    Following the Merger, the business and operations of HCC, HBC and TVB could be irreparably injured if Representative were to undertake certain activities competitive with HCC, HBC or TVB.

        D.    In order to induce HCC and HBC to enter into the Merger Agreement and consummate the Merger, Representative has agreed to enter into and perform this Agreement.

        NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the benefits to be derived, directly or indirectly, by Representative under the Merger Agreement, and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

        1.    Acknowledgments by Representative; Support.

          (a)   Representative acknowledges that by virtue of his or her positions with TVB, he or she has developed considerable expertise in the business operations of TVB and has access to extensive confidential information with respect to TVB and has access to Confidential Information (as defined below). Representative recognizes that HCC and HBC would be irreparably damaged, and HCC's and HBC's substantial investment as a result of the acquisition of TVB in the Merger would be materially impaired, if Representative were to (i) disclose or make unauthorized use of any Confidential Information, (ii) take certain actions relative to employees of TVB, or (iii) solicit current or prospective clients, customers, suppliers, agents or certain other Persons. Accordingly, Representative expressly acknowledges that he or she is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Representative in all respects.

          (b)   Representative agrees during the Applicable Period (as defined below) to support and refrain from (i) disparaging the goodwill and reputation of HCC, HBC and TVB, and (ii) harming the customer and client relationships of TVB as of the Effective Time of the Merger. For purposes of this Agreement, "Applicable Period" shall mean the period commencing on the Effective Time and ending

A-B-1

  on the later of: (i) two (2) years from and after the Effective Time, or (ii) one (1) year from and after the date on which Representative is no longer a director or employee of HCC or HBC.

        2.    Non Solicitation.

          (a)   In order that HCC and HBC may have and enjoy the full benefit of ownership of TVB and the business it conducts, including its goodwill, following the Effective Time of the Merger, Representative agrees that during the Applicable Period, (i) Representative will not take any affirmative action directly or indirectly to attempt to hire, contact or solicit (other than general solicitations through newspapers or other media of general circulation not specifically targeted at such employees) with respect to hiring, any Person who was an employee of TVB at the Effective Time of the Merger and who becomes an employee of HCC, HBC or any of their respective Subsidiaries in connection with the Merger, or induce or otherwise counsel, advise or knowingly encourage any such Person to leave the employ of HCC, HBC or any of their respective Subsidiaries, and (ii) Representative will not directly or indirectly (A) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any Person who had a business relationship with TVB as of the Effective Time of the Merger and who continues to have a business relationship with HBC, HCC or any of its respective Subsidiaries on or after the Effective Time of the Merger, to discontinue, reduce or restrict such relationship or (B) solicit or target the deposits, loans or other products and services from or to Persons who were depositors, borrowers or customers of TVB as of the Effective Time of the Merger, whether by personal contact, by telephone, by facsimile, by mail or other form of solicitation or communication, or in any other way except for general solicitations that are directed to the general public and not directed specifically to Persons who were depositors, borrowers or customers of TVB as of the Effective Time of the Merger.

          (b)   Representative acknowledges and agrees that the business conducted by TVB is highly competitive, a significant portion of TVB's competitiveness and its value as a going enterprise is derived from its workforce and business relationships, and that the covenants made by Representative in this Section 2 are made in consideration of the Merger Consideration Representative will receive in exchange for Representative's TVB Common Stock and, if applicable, the payments of cash Representative will receive on account of certain options to purchase TVB Common Stock outstanding immediately prior to the Merger, and as a necessary inducement for HCC and HBC to enter into the Merger Agreement and consummate the transactions contemplated thereby. It is the desire and intent of the parties to this Agreement that the provisions of this Section 2 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that, although Representative, HCC and HBC each consider the restrictions contained in this Section 2 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that any restriction contained in this Section 2 is unenforceable against any party, the provisions of this Section 2 shall be deemed amended to apply to the maximum extent as such court may judicially determine or indicate to be enforceable. Representative acknowledges that breach of this Section 2 may cause HCC and HBC irreparable harm and that they may be entitled to the entry of an injunction without bond in the event Representative breaches or threatens to breach this Section 2.

        3.    Non-Competition.     Without the prior written consent of HCC, which may be withheld in HCC's sole and absolute discretion, during the Applicable Period, [with the exception of a director position with each of United American Bank, First Banks, Inc., and Medley Management, Inc.,](1) [with the exception of Representative's management, ownership and control of, and director position with, Neighborhood Bancorp Inc. and Neighborhood National Bank,](2) Representative shall not,

(1)
Bracketed language to be included in agreement for Rounsaville.

(2)
Bracketed language to be included in agreement for Taylor.

A-B-2

directly or indirectly, own, manage, operate, control, engage in or have any interest in any Person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, or consultant, provided that Representative shall not be prohibited from holding or making a passive investment [in any such company](3) [not to exceed 10% of the outstanding shares in any class of security or the total outstanding equity of any such company](4)) that engages, in any manner, in the provision of Commercial Banking Services (as defined below) in the Counties of Alameda, Contra Costa, San Benito and Santa Clara in the State of California. For purposes of this Agreement, "Commercial Banking Services" shall mean services that include both (i) the origination of secured or unsecured commercial, real estate, residential, construction and SBA loans, together with (ii) the solicitation and provision of deposits.

        4.    Confidential Information; Trade Names and Styles.

          (a)   Without limiting the generality of Section 2 above, other than for the benefit of TVB, HCC, HBC or their respective Subsidiaries, Representative (i) shall make no use of Confidential Information, or any part thereof, and (ii) shall not disclose Confidential Information , or any part thereof, to any other Person, and (iii) shall, upon the request of HCC or HBC, deliver all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Confidential Information now possessed or hereafter acquired by Representative to HCC and HBC. For purposes of this Agreement, "Confidential Information" shall mean (a) all secrets and other confidential information, trade secrets, ideas, concepts, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales information, financial information, lists of customers and prospective customers, broker lists, potential brokers, rate sheets, market studies, marketing plans, business plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans, and proposals otherwise pertaining to same, with respect to TVB, (b) any non-public personal information on any present or past customer or client of TVB, and (c) any other information, however documented, that is a trade secret within the meaning of applicable trade secret protection Law. Notwithstanding the foregoing, "Confidential Information" shall not include any (i) information which is or has become available from an independent third party who learned the information independently and is or was not bound by a confidentiality agreement with TVB, HCC or HBC with respect to such information, (ii) information which Representative independently develops or has developed without reference to such information, or (iii) information readily ascertainable from public, trade or other non-confidential sources (other than as a result, directly or indirectly, of disclosure or other dissemination in violation of an obligation or duty of confidentiality owed to TVB, HCC or HBC).

          (b)   Notwithstanding any provision of this Agreement to the contrary, Representative may disclose or reveal any information, whether including in whole or part any Confidential Information, that:

              (i)  Representative is required to disclose or reveal under applicable Law; provided, however, that Representative makes a good faith request that the confidentiality of the Confidential Information be preserved and, to the extent not prohibited by applicable Law and gives, HCC and HBC prompt advance notice of such requirement.

             (ii)  Representative is otherwise required to disclose or reveal by any Governmental Entity; provided, however, that Representative makes a good faith request that the confidentiality of the Confidential Information be preserved and, to the extent not prohibited by applicable Law, gives HCC and HBC prompt advance notice of such requirement.

(3)
Bracketed language to be included in agreements for Lefanowicz and Taylor.

(4)
Bracketed language to be excluded from agreements for Lefanowicz and Taylor.

A-B-3

            (iii)  In the written opinion of Representative's legal counsel, Representative is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any Governmental Entity; provided, however, that Representative makes a good faith request that the confidentiality of the Confidential Information be preserved and, to the extent not prohibited by applicable Law, gives HCC and HBC prompt advance notice of such requirement.

          (c)   Pursuant to 18 U.S.C. 1833(b), an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (X) files any document containing the trade secret under seal; and (Y) does not disclose the trade secret, except pursuant to court order.

          (d)   Representative acknowledges and agrees that any and all trade names and styles used by TVB, including, but not limited to, the terms "Tri-Valley Bank" and all trademarks, visual designs and logos under which TVB did business (collectively, the "Marks"), are valuable trade names and service marks, the ownership of which will remain with TVB upon the Merger. The undersigned agrees that use by any entity, other than HCC or HBC or one of their respective Subsidiaries, of the Marks in the Counties of Alameda, Contra Costa, Marin, San Benito, San Francisco, San Mateo, and Santa Clara in the State of California would both cause public and customer confusion, and dilute the value of HCC's and HBC's investment. Therefore, Representative unconditionally agrees that after the date hereof, he or she will not enter into any business arrangement or agreement, whether formal or informal, directly or indirectly, where the term "Tri-Valley Bank" or any other Mark, is used.

        5.    Confidentiality.     Representative agrees (a) to hold any and all information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and (b) not to divulge any information regarding this Agreement, the Merger or the Merger Agreement to any third person, until such time as the Merger has been publicly announced by HCC and TVB, at which time Representative may only divulge such information as has been publicly disclosed by HCC and TVB.

        6.    Independence of Obligations.     The covenants of Representative set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Representative, on the one hand, and HCC and HBC, or their respective Subsidiaries on the other; and the existence of any claim or cause of action by Representative against HCC, HBC, or their respective Subsidiaries shall not constitute a defense to the enforcement of such covenants against Representative.

        7.    Termination.     This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time in accordance with its terms. Unless sooner terminated under the immediately preceding sentence, the obligations of Representative under Section 4(a) of this Agreement shall survive the termination of this Agreement, and the obligations of Representative under Sections 1(b), 2, and 3 of this Agreement shall terminate at the end of the Applicable Period.

        8.    Specific Performance.     Representative acknowledges and agrees that irreparable injury will result to HCC and HBC in the event of a breach of any of the provisions of this Agreement and that HCC and HBC will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy HCC or HBC may have, HCC and HBC shall be entitled to seek the entry of a preliminary injunction and a

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permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Representative or any affiliates, agents or any other Persons acting for or with Representative in any capacity whatsoever, and Representative submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Representative, HCC and HBC shall have the right to inform any third party that HCC and HBC reasonably believes to be, or to be contemplating, participating with Representative or receiving from Representative assistance in violation of this Agreement, of the terms of this Agreement and of the rights of HCC and HBC hereunder, and that participation by any such Persons with Representative in activities in violation of Representative's agreement with HCC and HBC set forth in this Agreement may give rise to claims by HCC and HBC against such third party.

        9.    Entire Agreement.     This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        10.    Attorneys' Fees.     If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which the prevailing party is entitled.

        11.    Severability.     If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provision of this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

        12.    Notices.     All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) four (4) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with an internationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their

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address as set forth below, or to such facsimile number or address as subsequently modified by written notice given in accordance with this Section 12.

If to HCC or HBC:
Heritage Commerce Corp
150 Almaden Boulevard
San Jose, California 95133
Attn.:	Walter T. Kaczmarek
Chief Executive Officer
Fax Number:	(408) 792-4004
With a copy to (which does not constitute notice):
Buchalter
1000 Wilshire Boulevard, Suite 1500
Los Angeles, California 90017-2457
Attn:	Mark A. Bonenfant, Esq.
Fax Number:	(213) 630-5664

    If to Representative, at the address of Representative appearing on the signature page of this Agreement.

        13.    Binding Effect; Assignment.     This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Representative shall not be entitled to assign his or her obligations hereunder without the prior written consent of HCC and HBC, and any purported assignment without such consent shall be null and void. HCC and HBC may each assign its rights under this Agreement to any Person or its/their Affiliates.

        14.    Governing Law.     This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction. The state or federal courts located within the counties of Alameda and Contra Costa in the state of California shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party's property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12, or in other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

        15.    Independent Review and Advice.     Representative represents and warrants that he or she has carefully read this Agreement; that Representative executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Representative has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters. Representative expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry

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shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

        16.    Headings.     The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        17.    Execution and Counterparts.     Signatures sent by facsimile or electronically shall have the same force an effect as manual signed originals. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

[Signature page follows]

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        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

HERITAGE COMMERCE CORP
By:	Walter T. Kaczmarek President and Chief Executive Officer
HERITAGE BANK OF COMMERCE
By:	Walter T. Kaczmarek Chief Executive Officer

REPRESENTATIVE
Name:
Address:

[Signature Page to Non-Solicitation, Non-Competition and Confidentiality Agreement]

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ANNEX C

FORM OF NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

        This NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT (this "Agreement"), dated as of December 20, 2017, is made by and among Heritage Commerce Corp, a California corporation ("HCC"), Heritage Bank of Commerce, a California state-chartered bank and wholly-owned subsidiary of HCC ("HBC"), and the undersigned executive ("Representative") of Tri-Valley Bank, a California banking corporation ("TVB"). The Agreement shall become effective at the Effective Time as defined in the Merger Agreement (described below).

Recitals

        A.    HCC, HBC and TVB are entering into an Agreement and Plan of Merger and Reorganization (and as it may be amended, the "Merger Agreement"), dated the date of this Agreement, pursuant to which TVB shall merge with and into HBC (the "Merger") on the terms and conditions set forth therein and, in connection therewith, each share of TVB common stock ("TVB Common Stock") will be converted into the right to receive the consideration set forth in the Merger Agreement. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

        B.    Representative owns shares of TVB Common Stock and/or options to purchase TVB Common Stock, and, as a result Representative has a material economic interest in the consummation of the Merger.

        C.    Following the Merger, the business and operations of HCC, HBC and TVB could be irreparably injured if Representative were to undertake certain activities competitive with HCC, HBC or TVB.

        D.    In order to induce HCC and HBC to enter into the Merger Agreement and consummate the Merger, Representative has agreed to enter into and perform this Agreement.

        NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the benefits to be derived, directly or indirectly, by Representative under the Merger Agreement, and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

        1.    Acknowledgments by Representative; Support.

          (a)   Representative acknowledges that by virtue of his or her positions with TVB, he or she has developed considerable expertise in the business operations of TVB and has access to extensive confidential information with respect to TVB and has access to Confidential Information (as defined below). Representative recognizes that HCC and HBC would be irreparably damaged, and HCC's and HBC's substantial investment as a result of the acquisition of TVB in the Merger would be materially impaired, if Representative were to (i) disclose or make unauthorized use of any Confidential Information, (ii) take certain actions relative to employees of TVB, or (iii) solicit current or prospective clients, customers, suppliers, agents or certain other Persons. Accordingly, Representative expressly acknowledges that he or she is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Representative in all respects.

          (b)   Representative agrees during the Applicable Period (as defined below) to support and refrain from (i) disparaging the goodwill and reputation of HCC, HBC or TVB, and (ii) harming the customer and client relationships of TVB as of the Effective Time of the Merger. For purposes of this Agreement, "Applicable Period" shall mean the period commencing on the Effective Time

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  and ending on the later of: (i) two (2) years from and after the Effective Time, or (ii) one (1) year from and after the date on which Representative is no longer a director or employee of HCC or HBC.

        2.    Non Solicitation.

          (a)   In order that HCC and HBC may have and enjoy the full benefit of ownership of TVB and the business it conducts, including its goodwill, following the Effective Time of the Merger, Representative agrees that during the Applicable Period, (i) Representative will not take any affirmative action directly or indirectly to attempt to hire, contact or solicit (other than general solicitations through newspapers or other media of general circulation not specifically targeted at such employees) with respect to hiring, any Person who was an employee of TVB at the Effective Time of the Merger and who becomes an employee of HCC, HBC or any of their respective Subsidiaries in connection with the Merger, or induce or otherwise counsel, advise or knowingly encourage any such Person to leave the employ of HCC, HBC or any of their respective Subsidiaries, and (ii) Representative will not directly or indirectly (A) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any Person who had a business relationship with TVB as of the Effective Time of the Merger and who continues to have a business relationship with HBC, HCC or any of its respective Subsidiaries on or after the Effective Time of the Merger, to discontinue, reduce or restrict such relationship or (B) solicit or target the deposits, loans or other products and services from or to Persons who were depositors, borrowers or customers of TVB as of the Effective Time of the Merger, whether by personal contact, by telephone, by facsimile, by mail or other form of solicitation or communication, or in any other way except for general solicitations that are directed to the general public and not directed specifically to Persons who were depositors, borrowers or customers of TVB as of the Effective Time of the Merger.

          (b)   Representative acknowledges and agrees that the business conducted by TVB is highly competitive, a significant portion of TVB's competitiveness and its value as a going enterprise is derived from its workforce and business relationships, and that the covenants made by Representative in this Section 2 are made in consideration of the Merger Consideration Representative will receive in exchange for Representative's TVB Common Stock and, if applicable, the payments of cash Representative will receive on account of certain options to purchase TVB Common Stock outstanding immediately prior to the Merger, and as a necessary inducement for HCC and HBC to enter into the Merger Agreement and consummate the transactions contemplated thereby. It is the desire and intent of the parties to this Agreement that the provisions of this Section 2 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that, although Representative, HCC and HBC each consider the restrictions contained in this Section 2 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that any restriction contained in this Section 2 is unenforceable against any party, the provisions of this Section 2 shall be deemed amended to apply to the maximum extent as such court may judicially determine or indicate to be enforceable. Representative acknowledges that breach of this Section 2 may cause HCC and HBC irreparable harm and that they may be entitled to the entry of an injunction without bond in the event Representative breaches or threatens to breach this Section 2.

        3.    Confidential Information; Trade Names and Styles.

          (a)   Without limiting the generality of Section 2 above, other than for the benefit of TVB, HCC, HBC or their respective Subsidiaries, Representative (i) shall make no use of Confidential Information, or any part thereof, and (ii) shall not disclose Confidential Information, or any part thereof, to any other Person, and (iii) shall, upon the request of HCC or HBC, deliver all

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  documents, reports, drawings, designs, plans, proposals and other tangible evidence of Confidential Information now possessed or hereafter acquired by Representative to HCC and HBC. For purposes of this Agreement, "Confidential Information" shall mean (a) all secrets and other confidential information, trade secrets, ideas, concepts, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales information, financial information, lists of customers and prospective customers, broker lists, potential brokers, rate sheets, market studies, marketing plans, business plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans, and proposals otherwise pertaining to same, with respect to TVB, (b) any non-public personal information on any present or past customer or client of TVB, and (c) any other information, however documented, that is a trade secret within the meaning of applicable trade secret protection Law. Notwithstanding the foregoing, "Confidential Information" shall not include any (i) information which is or has become available from an independent third party who learned the information independently and is or was not bound by a confidentiality agreement with TVB, HCC or HBC with respect to such information, (ii) information which Representative independently develops or has developed without reference to such information, or (iii) information readily ascertainable from public, trade or other non-confidential sources (other than as a result, directly or indirectly, of disclosure or other dissemination in violation of an obligation or duty of confidentiality owed to TVB, HCC or HBC).

          (b)   Notwithstanding any provision of this Agreement to the contrary, Representative may disclose or reveal any information, whether including in whole or part any Confidential Information, that:

              (i)  Representative is required to disclose or reveal under applicable Law; provided, however, that Representative makes a good faith request that the confidentiality of the Confidential Information be preserved and, to the extent not prohibited by applicable Law and gives, HCC and HBC prompt advance notice of such requirement.

             (ii)  Representative is otherwise required to disclose or reveal by any Governmental Entity; provided, however, that Representative makes a good faith request that the confidentiality of the Confidential Information be preserved and, to the extent not prohibited by applicable Law, gives HCC and HBC prompt advance notice of such requirement.

            (iii)  In the written opinion of Representative's legal counsel, Representative is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any Governmental Entity; provided, however, that Representative makes a good faith request that the confidentiality of the Confidential Information be preserved and, to the extent not prohibited by applicable Law, gives HCC and HBC prompt advance notice of such requirement.

          (c)   Pursuant to 18 U.S.C. 1833(b), an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (X) files any document containing the trade secret under seal; and (Y) does not disclose the trade secret, except pursuant to court order.

          (d)   Representative acknowledges and agrees that any and all trade names and styles used by TVB, including, but not limited to, the terms "Tri-Valley Bank" and all trademarks, visual designs and logos under which TVB did business (collectively, the "Marks"), are valuable trade names and

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  service marks, the ownership of which will remain with TVB upon the Merger. The undersigned agrees that use by any entity, other than HCC or HBC or one of their respective Subsidiaries, of the Marks in the Counties of Alameda, Contra Costa, Marin, San Benito, San Francisco, San Mateo, and Santa Clara in the State of California would both cause public and customer confusion, and dilute the value of HCC's and HBC's investment. Therefore, Representative unconditionally agrees that after the date hereof, he or she will not enter into any business arrangement or agreement, whether formal or informal, directly or indirectly, where the term "Tri-Valley Bank" or any other Mark, is used.

        4.    Confidentiality.     Representative agrees (a) to hold any and all information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and (b) not to divulge any information regarding this Agreement, the Merger or the Merger Agreement to any third person, until such time as the Merger has been publicly announced by HCC and TVB, at which time Representative may only divulge such information as has been publicly disclosed by HCC and TVB.

        5.    Independence of Obligations.     The covenants of Representative set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Representative, on the one hand, and HCC and HBC, or their respective Subsidiaries on the other; and the existence of any claim or cause of action by Representative against HCC, HBC, or their respective Subsidiaries shall not constitute a defense to the enforcement of such covenants against Representative.

        6.    Termination.     This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time in accordance with its terms. Unless sooner terminated under the immediately preceding sentence, the obligations of Representative under Section 3(a) of this Agreement shall survive the termination of this Agreement, and the obligations of Representative under Sections 1(b) and 2 of this Agreement shall terminate at the end of the Applicable Period.

        7.    Specific Performance.     Representative acknowledges and agrees that irreparable injury will result to HCC and HBC in the event of a breach of any of the provisions of this Agreement and that HCC and HBC will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy HCC or HBC may have, HCC and HBC shall be entitled to seek the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Representative or any affiliates, agents or any other Persons acting for or with Representative in any capacity whatsoever, and Representative submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Representative, HCC and HBC shall have the right to inform any third party that HCC and HBC reasonably believes to be, or to be contemplating, participating with Representative or receiving from Representative assistance in violation of this Agreement, of the terms of this Agreement and of the rights of HCC and HBC hereunder, and that participation by any such Persons with Representative in activities in violation of Representative's agreement with HCC and HBC set forth in this Agreement may give rise to claims by HCC and HBC against such third party.

        8.    Entire Agreement.     This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

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        9.    Attorneys' Fees.     If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which the prevailing party is entitled.

        10.    Severability.     If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provision of this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

        11.    Notices.     All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) four (4) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with an internationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below, or to such facsimile number or address as subsequently modified by written notice given in accordance with this Section 11.

If to HCC or HBC:
Heritage Commerce Corp
150 Almaden Boulevard
San Jose, California 95133
Attn.:	Walter T. Kaczmarek
Chief Executive Officer
Fax Number:	(408) 792-4004
With a copy to (which does not constitute notice):
Buchalter
1000 Wilshire Boulevard, Suite 1500
Los Angeles, California 90017-2457
Attn:	Mark A. Bonenfant, Esq.
Fax Number:	(213) 630-5664

    If to Representative, at the address of Representative appearing on the signature page of this Agreement.

        12.    Binding Effect; Assignment.     This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Representative shall not be entitled to assign his or her obligations hereunder without the prior written consent of HCC and HBC, and any purported assignment without such consent shall be null and void. HCC and HBC may each assign its rights under this Agreement to any Person or its/their Affiliates.

        13.    Governing Law.     This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction. The state or federal courts located within the counties

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of Alameda and Contra Costa in the state of California shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party's property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11, or in other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

        14.    Independent Review and Advice.     Representative represents and warrants that he or she has carefully read this Agreement; that Representative executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Representative has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters. Representative expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

        15.    Headings.     The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        16.    Execution and Counterparts.     Signatures sent by facsimile or electronically shall have the same force an effect as manual signed originals. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

[Signature page follows]

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        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

HERITAGE COMMERCE CORP
By:	Walter T. Kaczmarek President and Chief Executive Officer
HERITAGE BANK OF COMMERCE
By:	Walter T. Kaczmarek Chief Executive Officer

REPRESENTATIVE
Name:
Address:

[Signature Page to Non-Solicitation and Confidentiality Agreement]

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ANNEX D

FORM OF AGREEMENT OF MERGER

        THIS AGREEMENT OF MERGER, dated as of December [    •    ], 2017 (this "Agreement"), is made and entered into by and between Heritage Bank of Commerce, a California banking corporation ("HBC"), and Tri-Valley Bank, a California banking corporation ("TVB").

        WHEREAS, HBC is a wholly-owned subsidiary of Heritage Commerce Corp, a California Corporation ("HCC"); and

        WHEREAS, the Boards of Directors of HBC and TVB have approved, and deem it advisable and in the best interests of HBC, TVB and their respective shareholders, that HBC and TVB consummate the business transaction provided for in this Agreement in which TVB would merge with and into HBC (the "Merger") as contemplated in that certain Agreement and Plan of Merger and Reorganization dated as of December 20, 2017 by and among HCC, HBC and TVB (the "Plan of Merger"), providing, among other things, for the execution and filing of this Agreement and the consummation of the Merger.

        NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Agreement, the parties to this Agreement hereby agree that TVB shall be merged with and into HBC in accordance with the provisions of the laws of the State of California upon the terms and subject to the conditions set forth as follows:

        Section 1.    The Merger.

        (a)    Effective Time.    The Merger shall become effective on the date and at the time that this Agreement of Merger, as certified by the California Secretary of State, is filed with the California Department of Business Oversight—Division of Financial Institutions, or as set forth in such filing as provided under Section 4887(b) of the California Commercial Code (the "Effective Time").

        (b)    Effect of the Merger.    At the Effective Time, TVB shall be merged with and into HBC and the separate corporate existence of TVB shall cease. HBC shall be the surviving corporation (the "Surviving Corporation") in the Merger. The Surviving Corporation shall thereupon succeed, without other transfer, to all rights and properties of, and shall be subject to all the debts and liabilities of, TVB and the separate existence of Surviving Corporation as a California corporation, with all its purposes, objects, rights, powers, privileges and franchises, shall continue unaffected and unimpaired by the Merger.

        (c)    Name of Surviving Corporation.    The name of the Surviving Corporation shall be "Heritage Bank of Commerce".

        (d)    Offices.    All branch offices of HBC and TVB which were in lawful operation immediately prior to the Effective Time shall continue to be the branch offices of the Surviving Corporation upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by HBC or TVB and applicable regulatory authorities after the date of this Agreement.

        (e)    Further Actions.    TVB shall execute and deliver any documents and instruments and take all action, as requested by the Surviving Corporation, necessary or desirable to evidence or carry out the Merger.

        Section 2.    Corporate Governance Matters.

        (a)    Articles of Incorporation and Bylaws.    From and after the Effective Time and until thereafter amended as provided by law, the Articles of Incorporation and Bylaws of HBC as in effect immediately prior to the Effective Time shall be and continue to be the Articles of Incorporation and Bylaws of the Surviving Corporation.

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        (b)    Board of Directors and officers.    The directors and officers of HBC at the Effective Time will be the directors and officers of the Surviving Corporation until they are removed or their successors are elected and qualified.

        Section 3.    Treatment of Shares.

        (a)    Cancellation of Certain TVB Common Stock.    Each share of TVB common stock, no par value ("TVB Common Stock"), that is owned by HCC or TVB (as treasury stock or otherwise) or any of their respective Subsidiaries, other than those shares held in a fiduciary capacity, will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

        (b)    Shares of TVB.    At the Effective Time, by virtue of the Merger, and without any action on the part of the holders of TVB Common Stock, each share of TVB Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of TVB Common Stock to be cancelled and retired in accordance with Section 3(a) and shares that are "dissenting shares" within the meaning of Chapter 13 of the GCL) shall converted into the right to receive the number of shares of HCC common stock, no par value ("HCC Common Stock"), equal to 0.0489 shares of HCC Common Stock, together with any cash in lieu of fractional shares.

        (c)    Shares of HBC.    All shares of HBC Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding.

        Section 4.    Conditions Precedent.     The obligations of the parties under this Agreement of Merger shall be subject to the satisfaction or waiver at or prior to the closing of the Merger of all of the conditions to the Merger set forth herein and in the Plan of Merger.

        Section 5.    Procurement of Approvals.     HBC and TVB shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement of Merger, subject to and in accordance with the applicable provisions of the Plan of Agreement, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the governmental authorities as may be required by applicable laws and regulations.

        Section 6.    Termination and Amendment.

        (a)    Termination.    Notwithstanding the approval of this Agreement by the shareholders of TVB or HBC, this Agreement shall terminate prior to the Effective Time in the event that the Plan of Merger shall be terminated as therein provided.

        (b)    Amendment.    This Agreement may be amended by HBC and TVB at any time prior to the Effective Time without the approval of the shareholders of HBC or TVB with respect to any of its terms except any change in its principal terms, the terms relating to the form or amount of consideration to be delivered to TVB shareholders in the Merger or as may otherwise be required by the Plan of Merger or by law. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

        (c)    Counterparts.    This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, and all of which shall be deemed but one and the same instrument.

[Continued and to be signed on following page]

A-D-2

        IN WITNESS WHEREOF, the parties have duly executed this Merger Agreement as of the date first written above.

HERITAGE BANK OF COMMERCE
By:	Walter T. Kaczmarek Chief Executive Officer

By:	Debbie Reuter Corporate Secretary

TRI-VALLEY BANK
By:	Arnold T. Grisham Chairman and President

By:	Daljit Hundal Corporate Secretary

[Signature Page to Merger Agreement]

A-D-3

ANNEX E

FORM OF STOCK OPTION HOLDER AGREEMENT

December 20, 2017

Tri-Valley Bank
3160 Crow Canyon Rd., Suite 160
San Ramon, CA 94583

Re: Options to Purchase Stock

Gentlemen:

        Reference is hereby made to that certain Agreement and Plan of Merger and Reorganization ("Merger Agreement") dated the date hereof by and among Heritage Commerce Corp ("HCC"), Heritage Bank of Commerce ("HBC") and Tri-Valley Bank ("Tri-Valley") pursuant to which Tri-Valley will be merged with and into HBC ("Merger") and the separate corporate existence of Tri-Valley shall cease.

        I previously have been granted options to acquire shares of Tri-Valley Common Stock, pursuant to one or more stock option agreements (the "Option Agreements") between Tri-Valley and me, each of every one of which are listed on the attachment to this letter. With respect to the number of shares of Tri-Valley Common Stock for which I have unexercised options under the Option Agreements to purchase such shares, which number of shares is set forth below my signature (the "Covered Options"), I acknowledge and agree that immediately prior to consummation of the Merger described above (the "Effective Time"), my Covered Options shall be terminated with no further action necessary on my part. In consideration therefor, I shall receive, in lieu of the Covered Options and any and all shares of Tri-Valley Common Stock that otherwise would have been issuable upon exercise of the Covered Options, an amount in cash without interest equal to (i) the Per Share Exchange Ratio times the HCC Average Closing Price (as these terms are defined in the Merger Agreement) minus (ii) the exercise price per share with respect to the Covered Option in question (such amount, the "Option Consideration").

        I acknowledge that the Option Consideration to be received by me pursuant to this letter agreement is adequate consideration for my agreement to the terms and conditions of this letter agreement, including, without limitation, the cancelation of the Option Agreements and the Covered Options and the release set forth below.

        I hereby agree (a) not to exercise any of my Covered Options before the Effective Time, (b) to accept the Option Consideration for all of my Covered Options in full satisfaction of all my rights under the Covered Options, and (c) that, without limitation, subject to receipt of the Option Consideration for the Covered Options, such Covered Options and the Option Agreements will be cancelled and will terminate at the Effective Time; provided, however, that if my employment with Tri-Valley or position on the Tri-Valley Board, as applicable, is terminated for any reason (including retirement or resignation) before the Effective Time, then I may exercise the Covered Options at my sole discretion in accordance with the terms of the Option Agreements.

        I acknowledge that receipt of the Option Consideration is subject to the satisfaction or fulfillment or waiver of the conditions of Closing contained in the Merger Agreement, and that the Tri-Valley may collect in cash (and timely pay) all applicable withholding and payroll taxes with respect to such options and shall comply with all payroll reporting requirements with respect thereto.

        I further agree to take such additional actions and deliver such additional documents and certificates as may be reasonably requested by Tri-Valley or HCC to effect the transactions described in this Agreement.

A-E-1

        In the event the Merger Agreement is terminated by Tri-Valley or HCC in accordance with its terms, this letter agreement shall automatically terminate and none of the parties hereto shall have any further liability or obligation to the other(s) with respect to the subject matter hereof in connection with the Covered Options.

        I understand and agree that the Option Consideration to be received by me pursuant to this letter agreement will be subject to applicable federal withholding obligations and reporting.

Very truly yours,
Signature
Name of Option Holder
Shares subject to Covered Options

Agreed and Acknowledged:
TRI-VALLEY BANK
By:	Arnold T. Grisham, President and Chief Executive Officer

A-E-2

 List of Option Agreements

A-E-3

Appendix B

December 20, 2017

Board of Directors
Tri-Valley Bank
3160 Crow Canyon Road
Suite 160
San Ramon, California 94583

Dear Members of the Board:

        You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders (the "Shareholders") of Tri-Valley Bank, San Ramon, California (the "Company") of the proposed consideration to be received by the Company's Shareholders in the proposed merger of the Company with and into Heritage Commerce Corp ("HTBK"), a California corporation and sole shareholder of Heritage Bank of Commerce, San Jose, California (the "Transaction"). In the Transaction, the Company's Shareholders will receive, per share, fixed consideration of 0.0489 shares of HTBK common stock (the "Per Share Consideration"), subject to the terms and conditions of the Agreement and Plan of Reorganization by and among HTBK, Heritage Commerce Bank, and the Company. In aggregate, based upon 39,062,712 shares outstanding of the Company, the Shareholders will receive approximately 1,910,166 shares of HTBK, representing consideration of $0.76 per share based on the closing price of HTBK (NASDAQ: HTBK) as of December 19, 2017 of $15.51 or $31.1 million in total aggregate consideration, including payments to holders of options and warrants (collectively the "Merger Consideration").

        Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement. The terms of the Transaction are set forth more fully in the Agreement and descriptions of any such terms herein are qualified in their entirety by reference to the Agreement.

        FIG Partners, LLC ("FIG"), as part of its investment banking business, is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of financial institutions, we have experience and knowledge of the valuation of banking institutions. As you are aware, in the course of its daily trading activities, investment funds controlled by an affiliate (as such term is defined in Regulation 12G-2 promulgated under the Securities Exchange Act of 1934, as amended) of FIG and its affiliates may from time to time effect transactions and hold securities of the Company or HTBK; to the extent that we have any such position as of the date of this opinion it has been disclosed to the Company and HTBK. This opinion has been reviewed and approved by FIG's Fairness Committee. In addition FIG has not had a material relationship with the Company for which we have received compensation during the prior two years.

        We were retained by the Company to act as its exclusive financial advisor in connection with the proposed Transaction and in rendering this fairness opinion. We will receive compensation from the Company in connection with our services, including a fee for rendering this opinion and a fee that is contingent upon the successful completion of the Transaction. The Company has agreed to indemnify us for certain liabilities arising out of our engagement.

        During the course of our engagement and for the purposes of the opinion set forth herein, we have:

  (i)
  reviewed the final draft of the Agreement dated December 19, 2017;

  (ii)
  reviewed certain historical publicly available business and financial information concerning the Company including, among other things, quarterly and annual reports filed by the Company with the Federal Deposit Insurance Corporation;

  (iii)
  reviewed certain historical publicly available business and financial information concerning the HTBK including, among other things, quarterly and annual reports filed with the SEC, the Federal Reserve and the Federal Deposit Insurance Corporation;

  (iv)
  reviewed certain internal financial statements and other financial and operating data concerning the Company and HTBK as well as analyzed pro forma Regulatory capital levels;

  (v)
  utilized earnings per share estimates for the Company as provided by the senior management of the Company;

  (vi)
  utilized publicly available median analyst earnings per share estimates for HTBK for the years ending December 31, 2017 and 2018, and an estimated long-term annual earnings per share growth rate for the years thereafter;

  (vii)
  used in its analyses certain assumptions related to transaction expenses, purchase accounting adjustment as well as certain cost savings. With respect to these estimates, the senior management of the Company and HTBK confirmed to us that they reflected the best currently available estimates of the senior management of the Company and HTBK;

  (viii)
  reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered and deemed relevant;

  (ix)
  reviewed trading activity in Company's and HTBK's common stock over the last twelve months relative to price and volume;

  (x)
  reviewed Company's and HTBK's financial performance and current valuation metrics relative to other publicly traded banks which were deemed similar to Company; and

  (xi)
  performed such other analyses and considered such other factors as we have deemed relevant and appropriate.

        We have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in the valuation of financial institutions and their securities.

        In rendering our opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by the Company and HTBK and in the discussions with the Company and HTBK's management teams. We have not independently verified the accuracy or completeness of any such information. In that regard, we have assumed that the financial estimates, and estimates and allowances regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information, judgments and estimates of the Company and HTBK and that such estimates will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management's estimates and projections. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of the Company or HTBK or their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Company or HTBK nor any of their respective subsidiaries and we were not furnished with any such evaluations or appraisals.

        We have assumed that the proposed Transaction will be consummated substantially in accordance with the terms set forth in the Agreement. We have assumed that the proposed Transaction is, and will be, in compliance with all laws and regulations that are applicable to the Company and HTBK. In rendering this opinion, we have been advised by both the Company and HTBK that there are no known factors that could impede or cause any material delay in obtaining the necessary regulatory and governmental approvals of the proposed Transaction.

        Our opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

        Our opinion does not address the merits of the underlying decision by the Company to engage in the proposed Transaction and does not constitute a recommendation to any Shareholder of the Company as to how such Shareholder should vote on the proposed Transaction or any other matter related thereto. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the proposed Transaction by any officer, director, or employee, or class of such persons.

        This letter is solely for the information of the Board of Directors of the Company in its evaluation of the proposed Transaction and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any proxy statement, information statement or tender offer document to be delivered to the Company's Shareholders in connection with the proposed Transaction if and only if this letter is quoted in full or attached as an exhibit to such document.

        Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and all other factors we have considered and deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be received by the Shareholders of the Company under the Agreement is fair from a financial perspective.

Sincerely,

FIG PARTNERS, LLC

Appendix C

Excerpt from Chapter 13 of the California Corporations Code

CALIFORNIA CORPORATIONS CODE
TITLE 1. CORPORATIONS
DIVISION 1. GENERAL CORPORATION LAW
CHAPTER 13. Dissenters' Rights

1300.
(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

          (b)   As used in this chapter, "dissenting shares" means shares to which all of the following apply:

            (1)   That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

            (2)   That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

            (3)   That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

            (4)   That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

          (c)   As used in this chapter, "dissenting shareholder" means the record holder of dissenting shares and includes a transferee of record.

1301.
(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section1300, unless they lose their status as dissenting shares under Section 1309.

          (b)   Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h)of Section 1110 was mailed to the shareholder.

          (c)   The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302.
Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.
(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

          (b)   Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304.
(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

          (b)   Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

          (c)   On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305.
(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

          (b)   If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

          (c)   Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

          (d)   Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

          (e)   The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306.
To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307.
Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308.
Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309.
Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a)   The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b)   The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c)   The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

          (d)   The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

1310.
If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311.
This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312.
(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

          (b)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

          (c)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313.
A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        The following summary is qualified in its entirety by reference to the complete text of Heritage Commerce Corp articles of incorporation, as amended, and its bylaws, as amended.

        Heritage Commerce Corp is subject to the California General Corporation Law (the "CGCL"), which provides a detailed statutory framework covering indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

        With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful "on the merits" in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

        The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation's articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

        The bylaws of Heritage Commerce Corp provide that it shall, to the maximum extent permitted by the CGCL, have power to indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of the corporation, and shall have power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law.

  Directors' and Officers' Liability Insurance

        Heritage Commerce Corp presently maintains a policy of directors' and officers' liability insurance that provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

  Indemnification Agreements

        Heritage Commerce Corp has entered into indemnification agreements with each of its directors and certain of its senior executive officers, including Heritage's named executive officers (each, an "Indemnitee") to provide them with, among other things, indemnification against liabilities relating to their services as directors and officers of Heritage and the advancement of expenses under certain circumstances. The indemnification agreements also require Heritage to use its reasonable best efforts to purchase and maintain one or more policies of directors' and officers' liability insurance to cover liabilities asserted against, or incurred by, the Indemnitees.

Item 21.    Exhibits and Financial Statements Schedules

        (a)   The following is a list of exhibits to this registration statement:

Exhibit No.	Description
2.1	Agreement and Plan of Merger and Reorganization, dated December 20, 2017, by and among Heritage Commerce Corp, Heritage Bank of Commerce and Tri-Valley Bank (included as Appendix A to the proxy statement/prospectus contained in Part I of this Registration Statement).
3.1	Heritage Commerce Corp Restated Articles of Incorporation (incorporated by reference to the Registrant's Annual Report on Form 10-K filed on March 16, 2009).
3.2
Certificate of Amendment of Articles of Incorporation of Heritage Commerce Corp as filed with the California Secretary of State on June 1, 2010 (incorporated by reference to the Registrant's Registration Statement on Form S-1 filed July 23, 2010).
3.3	Heritage Commerce Corp Bylaws, as amended (incorporated by reference to the Registrant's Current Report on Form 8-K filed on June 28, 2013).
5.1	Opinion of Buchalter, A Professional Corporation, as to the validity of the securities being registered.
8.1	Opinion of Sheppard, Mullin, Richter & Hampton, LLP regarding certain tax matters.
8.2	Opinion of Buchalter, A Professional Corporation, regarding certain tax matters.
23.1	Consent of Crowe Horwath LLP (Heritage Commerce Corp).
23.2	Consent of Buchalter, A Professional Corporation (included in Exhibit 5.1 and Exhibit 8.2 hereto).
23.3	Consent of Sheppard, Mullin, Richter & Hampton, LLP (included in Exhibit 8.1 hereto).
24.1	Power of Attorney (included on the signature page to the Registration Statement).
99.1	Consent of FIG Partners, LLC.
99.2	Form of Proxy Card to be used by Tri-Valley Bank.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

        (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (1)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          (2)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (3)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (b)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        (d)   For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (f)    That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (g)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (h)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (i)    To supply by means of a post-effective amendment all information concerning a transaction, and Heritage being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger and Reorganization, dated December 20, 2017, by and among Heritage Commerce Corp, Heritage Bank of Commerce and Tri-Valley Bank (included as Appendix A to the proxy statement/prospectus contained in Part I of this Registration Statement).
3.1	Heritage Commerce Corp Restated Articles of Incorporation (incorporated by reference to the Registrant's Annual Report on Form 10-K filed on March 16, 2009).
3.2
Certificate of Amendment of Articles of Incorporation of Heritage Commerce Corp as filed with the California Secretary of State on June 1, 2010 (incorporated by reference to the Registrant's Registration Statement on Form S-1 filed July 23, 2010).
3.3	Heritage Commerce Corp Bylaws, as amended (incorporated by reference to the Registrant's Current Report on Form 8-K filed on June 28, 2013).
5.1	Opinion of Buchalter, A Professional Corporation, as to the validity of the securities being registered.
8.1	Opinion of Sheppard, Mullin, Richter & Hampton, LLP regarding certain tax matters.
8.2	Opinion of Buchalter, A Professional Corporation, regarding certain tax matters.
23.1	Consent of Crowe Horwath LLP (Heritage Commerce Corp).
23.2	Consent of Buchalter, A Professional Corporation (included in Exhibit 5.1 and Exhibit 8.2 hereto).
23.3	Consent of Sheppard, Mullin, Richter & Hampton, LLP (included in Exhibit 8.1 hereto).
24.1	Power of Attorney (included on the signature page to the Registration Statement).
99.1	Consent of FIG Partners, LLC.
99.2	Form of Proxy Card to be used by Tri-Valley Bank.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on February 5, 2018.

HERITAGE COMMERCE CORP
By:	/s/ WALTER T. KACZMAREK Walter T. Kaczmarek President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below has made, constituted and appointed, and does hereby make, constitute and appoint, Walter T. Kaczmarek and Lawrence D. McGovern, or any of them, as his or her true and lawful attorney-in-fact, for him or her and in his or her name, place and stead to affix his or her signature as director or officer or both, as the case may be, of the registrant, to any and all amendments and post-amendments to this registration statement, and generally to do all things in their names and in their capacities as officers and directors of the registrant to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ JULIANNE BIAGINI-KOMAS Julianne Biagini-Komas	Director	February 5, 2018
/s/ FRANK G. BISCEGLIA Frank G. Bisceglia	Director	February 5, 2018
/s/ JACK W. CONNER Jack W. Conner	Director and Chairman of the Board	February 5, 2018
/s/ J. PHILLIP DINAPOLI J. Phillip Dinapoli	Director	February 5, 2018
Steven L. Hallgrimson	Director
/s/ WALTER T. KACZMAREK Walter T. Kaczmarek	Director and Chief Executive Officer and President (Principal Executive Officer)	February 5, 2018

/s/ LAWRENCE D. MCGOVERN Lawrence D. McGovern	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 5, 2018
/s/ ROBERT T. MOLES Robert T. Moles	Director	February 5, 2018
/s/ LAURA RODEN Laura Roden	Director	February 5, 2018
Ranson W. Webster	Director